Exhibit D

Please note that this translation of the German-language Joint Report is for convenience purposes only. Only the German original of the Joint Report is legally valid and binding. No responsibility is assumed for misunderstandings or misinterpretations that may arise from this translation or any mistakes or inaccuracies contained herein. In doubt, only the German original shall form the basis for interpretation.

JOINT REPORT

of the Management Board of WCM Beteiligungs- und Grundbesitz-Aktiengesellschaft

and

of the Management Board of TLG IMMOBILIEN AG

on the

Domination Agreement

between

WCM Beteiligungs- und Grundbesitz-Aktiengesellschaft and TLG IMMOBILIEN AG

pursuant to Section 293a of the German Stock Corporation Act (Aktiengesetz)

October 6, 2017

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3.3	Calculation and Determination of the Adequate Exit Compensation pursuant to Section 305 AktG	106
3.4	Contract Audit	108

Annex 1:	List of holdings of WCM Beteiligungs- und Grundbesitz-Aktiengesellschaft as of September 30, 2017

Annex 2:	List of holdings of TLG IMMOBILIEN AG as of September 30, 2017

Annex 3:	Domination Agreement between TLG IMMOBILIEN AG and WCM Beteiligungs- und Grundbesitz-Aktiengesellschaft dated October 6, 2017

Annex 4:	Order of the Regional Court (Landgericht) of Frankfurt am Main, Germany, of August 17, 2017 and September 20, 2017 on the appointment of BBWP GmbH as expert auditor (contract auditor) within the meaning of Section 293b para. 1 of the German Stock Corporation Act (Aktiengesetz)

Annex 5:

Expert opinion of ValueTrust Financial Advisors SE on the adequacy of the exit compensation and the compensation payment for the domination agreement between TLG IMMOBILIEN AG and WCM Beteiligungs- und Grundbesitz-Aktiengesellschaft

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DEFINED TERMS

Page
AktG	1
Audit Report	2
Authorized Capital 2014/II	33
Authorized Capital 2017	34
BGB	6
Business Combination Agreement	1
Combined Group	1
Compensation Shares	1
Contract Auditor	2
Domination Agreement	1
DUHO	28
EPRA Vacancy Rate	21
EUR	3
Exchange Trustee	19
Exit Offer	75
FFO I	22
Gross Compensation Amount	71
Guaranteed Dividend	1
HGB	4
IFRS	4
Minority WCM Shareholders	1

Page
Net Compensation Amount	71
NET LTV	22
Parties	1
Report	1
Settlement Agent	82
Share Fractions	75
SpruchG	74
Statutory Tender Period	77
Stock Option Program 2015	12
Stock Option Program 2016	13
Takeover Offer	1
TLG	1
TLG Articles of Association	31
TLG IMMOBILIEN AG	1
Valuation Expert	2
Valuation Report	2
WCM	1
WCM AG	1
WCM Articles of Association	5
WCM Share	1
WpÜG	56

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Today, TLG IMMOBILIEN AG (“TLG IMMOBILIEN AG” and, together with its consolidated subsidiaries, “TLG”) and WCM Beteiligungs- und Grundbesitz-Aktiengesellschaft (“WCM AG” and, together with its consolidated subsidiaries, “WCM”; TLG IMMOBILIEN AG and WCM AG together the “Parties”) entered into the domination agreement (Beherrschungsvertrag (the “Domination Agreement”)), on which forms this joint report is based and which is attached to this joint report as Annex 3, and based on the provisions of such contract WCM AG shall subjugate the management of its business to TLG IMMOBILIEN AG. As adequate compensation, the Domination Agreement provides for a fixed annual compensation payment to all minority shareholders of WCM AG (“Minority WCM Shareholders”) in the form of a guaranteed dividend (the “Guaranteed Dividend”) pursuant to Sections 304 para. 1 sentence 2, para. 2 sentence 1 of the German Stock Corporation Act (Aktiengesetz (“AktG”)) in an amount of EUR 0.11 (corresponding to an amount of EUR 0.13 before deduction of current corporate income tax (Körperschaftsteuer) and solidarity surcharge (Solidaritätszuschlag)) for each bearer share of WCM AG with a notional value of WCM AG’s share capital of EUR 1.00 per share (each a “WCM Share”). Furthermore, the Domination Agreement requires TLG IMMOBILIEN AG as the other party within the meaning of Section 305 paras. 1, 2 no. 1, para. 3 sentence 1 AktG to acquire the WCM Shares of any Minority WCM Shareholder at such shareholder’s request by exchanging 4 bearer shares with a notional value of TLG IMMOBILIEN AG’s share capital of EUR 1.00 per share (the “Compensation Shares”) for every 23 WCM Shares as adequate exit compensation.

The management board of WCM AG and the management board of TLG IMMOBILIEN AG are jointly issuing the following report on the Domination Agreement pursuant to Section 293a AktG (the “Report”).

I.	PRELIMINARY NOTES

On June 27, 2017, TLG IMMOBILIEN AG made a voluntary public takeover offer by way of an exchange offer which it had announced on May 10, 2017, to all shareholders of WCM AG to acquire all WCM Shares (the “Takeover Offer”). On

May 10, 2017, the Parties entered into an agreement on the business combination of TLG and WCM (the “Business Combination Agreement”) which, inter alia, contains provisions regarding the integration of the businesses of TLG and WCM as well as the future business strategy of the combined group of TLG and WCM (the “Combined Group”) and the future composition of the boards of WCM AG (see Section III.3.2). The Takeover Offer was accepted for approximately 85.89% of the WCM Shares and the corresponding capital increase for the creation of shares of TLG IMMOBILIEN AG required to implement the Takeover Offer was registered in the commercial register (Handelsregister) on October 6, 2017. As of the signing of this Report, TLG IMMOBILIEN AG holds WCM Shares corresponding to 85.89% of the share capital and voting rights in WCM AG.

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On September 29, 2017, the management board of TLG IMMOBILIEN AG announced its intention to enter into a domination agreement between WCM AG as the controlled company and TLG IMMOBILIEN AG as the controlling company.

Upon joint application by WCM AG and TLG IMMOBILIEN AG dated August 9, 2017, the Regional Court (Landgericht) of Frankfurt am Main, Germany, by order dated August 17, 2017 and September 20, 2017 elected and appointed BBWP GmbH Wirtschaftsprüfungsgesellschaft, Cecilienallee 7, 40474 Dusseldorf, Germany, as contract auditor (Vertragsprüfer (the “Contract Auditor”)).

On October 6, 2017, the Parties entered into the Domination Agreement. The supervisory board of WCM AG and the supervisory board of TLG IMMOBILIEN AG approved the signing of the Domination Agreement during their respective meetings held on October 4, 2017. When passing their resolutions, the supervisory boards of TLG IMMOBILIEN AG and WCM AG were provided with the final draft of the Domination Agreement, the final draft of this Report and the signed version of the expert opinion (the “Valuation Report”) issued by ValueTrust Financial Advisors SE, Munich, Germany (the “Valuation Expert”) dated October 4, 2017 (attached as Annex 5 to this Report) as well as final draft of the report by the Contract Auditor on the review of the Domination Agreement dated October 6, 2017 (the “Audit Report”).

Pursuant to Section 293 para. 1 AktG, the Domination Agreement requires the approval of the    shareholders’    meeting of WCM AG    and, pursuant to Section 293 para. 2 AktG, the    approval of the    shareholders’ meeting of TLG IMMOBILIEN AG. The Domination Agreement will become effective upon registration in the commercial register (Handelsregister) at the registered office of WCM AG.

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II.	GENERAL INFORMATION

Most of the figures contained in this Report have been rounded, even where this is not expressly stated. As a result, the aggregate amounts (sum totals or sub-totals or differences or if numbers are put in relation) contained in tables may not always correspond to the aggregated amounts appearing elsewhere in this Report. Furthermore, in those tables, these rounded figures may not add up exactly to the sum totals or sub-totals contained in those tables. Unless stated otherwise or where the context suggests otherwise, figures in this Report relate to the date on which this Report was signed (i.e., October 6, 2017).

Financial information presented in parentheses denotes the negative of such number presented. In respect of financial information set out in this Report, a dash (“–”) signifies that the relevant figure is not available, while a zero (“0.0”) signifies that the relevant figure is available but has been rounded to zero. Where financial information is labelled “audited”, this means that it has been taken from audited financial statements. The label “unaudited” is used to indicate financial information that has not been taken from audited financial statements.

References to “EUR” in this Report refer to the legal currency of Germany and other member states of the European Union, which was introduced on January 1, 1999.

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III.	THE PARTIES

1.	WCM-Beteiligungs- und Grundbesitz-Aktiengesellschaft

1.1	Overview

WCM AG is a publicly listed stock corporation with its registered office in Frankfurt am Main, Germany, and is the parent company of WCM. WCM is specialized in long-term letting of high-end office and retail properties in selected locations in Germany. Its focus lies on the acquisition and efficient management of properties which it considers to have low vacancy rates and which it qualifies as “core” and “core-plus” properties.

As of September 30, 2017, WCM employed a total of 27 persons in addition to the two members of the management board.

Pursuant to the audited consolidated financial statements of WCM AG as of and for the fiscal year ended December 31, 2016 prepared in accordance with International Financial Reporting Standards, as adopted by the European Union (“IFRS”), and the additional requirements of German commercial law pursuant to Section 315a para. 1 of the German Commercial Code (Handelsgesetzbuch (“HGB”)), the total assets of WCM amounted to EUR 710.3 million, as of December 31, 2016. The consolidated net profits for the fiscal year ended December 31, 2016 amounted to a gain of EUR 18.6 million (according to the consolidated financial statements of WCM AG as of and for the fiscal year ended December 31, 2016).

The website of WCM AG can be accessed at http://www.wcm.de/.

1.2	Company History and Development

WCM AG, which had been in existence in a different legal form since the 18th century (foundation in 1766), was transformed into a stock corporation with the legal name “Württembergische Cattunmanufactur” and with its registered office in Heidenheim an der Brenz on November 16, 1856.

Following an eventful history, WCM AG developed into a prominent listed holding company and was included in the MDAX for the first time in 1998. Apart from industrial investments, its holdings included considerable commercial and residential real estate investments (approximately 75,000 apartments).

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When several investments caused losses and the planned takeover of a renowned bank failed, insolvency proceedings over the assets of WCM AG were initiated by order of the local court (Amtsgericht) of Frankfurt am Main, Germany, dated November 21, 2006, and WCM AG discontinued its business for the time being. On October 20, 2010 the insolvency plan was confirmed and the insolvency proceedings were suspended with effect from October 25, 2010. The insolvency court also ordered a monitoring of the insolvency plan by the former insolvency administrator (Insolvenzverwalter). On January 29, 2013, the shareholders’ meeting of WCM AG resolved to continue WCM AG’s business operations. The resolution was registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Frankfurt am Main, Germany, on March 12, 2013. The monitoring was lifted on December 22, 2014 by order of the insolvency court.

Following the realignment of its business and the end of the insolvency proceedings, WCM AG has resumed its business under new management from the end of 2014.

At the annual meeting of WCM AG on December 18, 2014, the corporate purpose of WCM AG was amended to position WCM AG as a holder of real estate investments on a long-term basis.

1.3	Legal Form, Registered Office, Fiscal Year and Corporate Purpose

WCM AG is a stock corporation under German law, with its registered office in Frankfurt am Main, Germany, and registered in the commercial register of the local court (Amtsgericht) of Frankfurt am Main, Germany, under docket number HRB 55695, and with the domestic business address Bleichstraße 64-66, 60313 Frankfurt am Main, Germany.

The fiscal year of WCM AG is the calendar year.

Pursuant to Section 2 of the articles of association of WCM AG (the “WCM Articles of Association”), the corporate purpose of WCM AG is the acquisition and management of domestic and foreign interests in properties and property holding companies, including the development, management, letting and leasing of properties, in its own name and on its own account. WCM AG may realize its corporate purpose through subsidiaries.

Furthermore, WCM AG is authorized to conduct all dealings that appear to suitable to directly or indirectly promote the corporate purpose. In particular, it may establish companies with the same or a different corporate purpose and branch offices in Germany or other countries.

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1.4	Governing Bodies

The governing bodies of WCM AG are the management board and the supervisory board.

1.4.1	Management Board

Pursuant to Section 5 para. 1 of the WCM Articles of Association, the management board of WCM AG is composed of one or more members. The supervisory board appoints the members of the management board and determines their number. As of the signing of this Report, the management board of WCM AG consists of the following members:

•	Stavros Efremidis, Chairman of the Management Board; and

•	Ralf Struckmeyer, Chief Financial Officer (CFO).

Pursuant to Section 5 para. 2 of the WCM Articles of Association, WCM AG is legally represented by two members of the management board or by one member of the management board acting jointly with an authorized signatory (Prokurist). If the management board of WCM AG only has one member, such member individually represents WCM AG. The supervisory board may release all or certain members of the management board from the restrictions pursuant to Section 181 of the German Civil Code (“BGB”)) when they are entering into agreements with themselves as a representatives of a third party.

1.4.2	Supervisory Board

Pursuant to Section 6 para. 1 of the WCM Articles of Association, the supervisory board of WCM AG is comprised of six members. Supervisory board members are appointed by the shareholders’ meeting in accordance with Section 6 paras. 2 through 4 of the WCM Articles of Association. As of the signing of this Report, the supervisory board of WCM AG consists of the following members:

•	Rainer Laufs, chairman of the supervisory board;

•	Bernd Günther, vice-chairman of the supervisory board;

•	Karl Ehlerding, member of the supervisory board;

•	Dr. Christian Schede, member of the supervisory board;

•	Nicola Sievers, member of the supervisory board; and

•	Arthur Ronny Wiener, member of the supervisory board.

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Upon request of TLG IMMOBILIEN AG, in today’s invitation to the shareholders’ meeting the management board and the supervisory board of WCM AG propose to the extraordinary shareholders’ meeting to be held on November 17, 2017 to reduce the number of members of WCM AG’s supervisory board from six to three.

In addition, the management board and the supervisory board of WCM AG upon request of TLG IMMOBILIEN AG are proposing in today’s invitation to the shareholders’ meeting in a separate agenda item that Mr. Michael Zahn (head of the supervisory board of TLG IMMOBILIEN AG) and Mr. Helmut Ullrich (member of the supervisory board of TLG IMMOBILIEN AG) be elected to the supervisory board of WCM AG. In return, the following members of the supervisory board of WCM AG have resigned with effect from the end of the extraordinary shareholders’ meeting of November 17, 2017:

•	Rainer Laufs, chairman of the supervisory board;

•	Bernd Günther, vice-chairman of the supervisory board;

•	Dr. Christian Schede, member of the supervisory board;

•	Nicola Sievers, member of the supervisory board; and

•	Arthur Ronny Wiener, member of the supervisory board.

1.5	Capital Structure

1.5.1	Share Capital

As of the signing of this Report, WCM AG’s share capital amounts to EUR 136,802,552.00 and is divided into 136,802,552 WCM Shares with a notional value of WCM AG’s share capital of EUR 1.00 per share. WCM AG currently does not hold any treasury shares.

1.5.2	Authorized Capital 2013

Pursuant to Section 4 para. 5 of the WCM Articles of Association, the management board of WCM AG is authorized, with the consent of the supervisory board, to increase the share capital of WCM AG until January 29, 2018 once or several times by up to EUR 27,668,769.00 through the issuance of up to 27,668,769 shares with no par-value (Stückaktien) against contributions in cash or in kind (Authorized Capital 2013). The management board of WCM AG is authorized, with the consent of the supervisory board, to determine the further content of the share rights and the terms and conditions of the issuance of the shares as well as the implementation of the capital increase.

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Shareholders of WCM AG have statutory subscription rights. The new shares may also be acquired by one or more financial institutions with the obligation to offer such shares to shareholders of WCM AG for subscription (indirect subscription right (mittelbares Bezugsrecht)).

However, the management board of WCM AG is authorized, with the consent of the supervisory board, to exclude subscription rights of shareholders of WCM AG in the following instances:

(1)	for fractional amounts;

(2)

for capital increases against contributions in cash up to an amount which does not exceed 10% of the share capital at the time the authorization becomes effective or, if the share capital is below that amount at such time, at the time the authorization is exercised, if the issue price of the new shares is not materially below the stock exchange price of the already listed shares carrying the same rights within the meaning of Section 203 paras. 1 and 2 AktG in conjunction with Section 186 para. 3 sentence 4 AktG. Shares which are acquired pursuant to a resolution by the shareholders’ meeting and sold pursuant to Section 71 para. 1 no. 8 sentence 5 AktG in conjunction with Section 186 para. 3 sentence 4 AktG during the duration of this authorization shall count towards the aforementioned 10% limitation. Furthermore, shares that were issued to satisfy subscription rights from options and/or convertible bonds shall count towards the limitation, if the options and/or convertible bonds were issued in analogous application of Section 186 para. 3 sentence 4 AktG under exclusion of subscription rights; and

(3)

for capital increases against contributions in kind for the issuance of new shares in order to directly or indirectly acquire companies, parts of companies or interests in companies as well as other assets, including loans and other liabilities.

1.5.3	Authorized Capital 2015

Pursuant to Section 4 para. 8 of the WCM Articles of Association, the management board of WCM AG is authorized, with the consent of the supervisory board, to increase the share capital of WCM AG until October 11, 2020, once or several times, by up to EUR 6,200,000.00 through the issuance of up to 6,200,000 shares with no par-value (Stückaktien) against contributions in cash or in kind (Authorized Capital 2015). The management board of WCM AG is authorized, with the consent of the supervisory board, to determine the further content of the share rights and the terms and conditions of the issuance of the shares as well as the implementation of the capital increase.

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Shareholders of WCM AG have statutory subscription rights. The new shares may also be acquired by one or more financial institutions with the obligation to offer such shares to shareholders of WCM AG for subscription (indirect subscription right (mittelbares Bezugsrecht)).

However, the management board of WCM AG is authorized, with the consent of the supervisory board, to exclude the subscription right of shareholders of WCM AG in the following instances:

(1)	for fractional amounts;

(2)

for capital increases against contributions in cash up to an amount which does not exceed 10% of the share capital at the time the authorization becomes effective or, if the share capital is below that amount by then, at the time the authorization is exercised, if the issue price of the new shares is not materially below the stock exchange price of the already listed shares carrying the same rights within the meaning of Section 203 paras. 1 and 2 AktG in conjunction with Section 186 para. 3 sentence 4 AktG. Shares which are issued or sold pursuant to a resolution of the shareholders’ meeting regarding the use of treasury shares pursuant to Section 71 para. 1 no. 8 sentence 5 AktG in conjunction with Section 186 para. 3 sentence 4 AktG or under a different authorized capital pursuant to Section 203 para. 2 sentence 2 AktG in conjunction with Section 186 para. 3 sentence 4 AktG during the duration of this authorization, shall count towards the aforementioned 10% limitation. Furthermore, shares that were issued to satisfy subscription rights from options and/or convertible bonds shall count towards the limitation, if the options and/or convertible bonds were issued in analogous application of Section 186 para. 3 sentence 4 AktG under exclusion of subscription rights; and

(3)

to the extent necessary as dilution protection to grant holders of option or conversion rights or bearers of option or conversion obligations from conversion bonds which were or are issued by WCM AG and/or companies, in which WCM AG directly or indirectly holds a majority of the shares, a subscription right to the extent they would be entitled to after the exercise of their option or conversion right or after the fulfilment of the option or conversion obligation;

(4)

for capital increases against contributions in kind for the issuance of new shares in order to directly or indirectly acquire companies, parts of companies or interests in companies as well as other assets, including loans and other liabilities; and

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(5)

to the extent necessary in order to be able to grant the holders or bearers of convertible bonds, which were or are issued by WCM AG and/or companies, in which WCM AG directly or indirectly holds the majority of shares, new shares of WCM AG at the time they exercise their option or conversion right or to fulfill the option or conversion obligation.

1.5.4	Authorized Capital 2016

Pursuant to Section 4 para. 11 of the WCM Articles of Association, the management board of WCM AG is authorized, with the consent of the supervisory board, to increase the share capital of WCM AG until August 23, 2021, once or several times, by up to EUR 31,500,000.00 through the issuance of up to 31,500,000 shares with no par-value (Stückaktien) against contributions in cash (Authorized Capital 2016). The management board of WCM AG is authorized, with the consent of the supervisory board, to determine the further content of the share rights and the terms and conditions of the issuance of the shares as well as the implementation of the capital increases.

Shareholders of WCM AG have statutory subscription rights. The new shares may also be acquired by one or more financial institutions with the obligation to offer such shares to shareholders of WCM AG for subscription (indirect subscription right (mittelbares Bezugsrecht)).

However, the management board of WCM AG is authorized, with the consent of the supervisory board, to exclude the subscription right of shareholders of WCM AG for fractional amounts.

1.5.5	Proposal for the Creation of an Authorized Capital 2017

In accordance with today’s invitation to the shareholders’ meeting, the management board and the supervisory board of WCM AG propose that the extraordinary shareholders’ meeting will on November 17, 2017 resolve in a separate agenda item to create of a new authorized capital (Authorized Capital 2017) und to cancel the existing authorized capitals of WCM AG.

The management board and the supervisory board of WCM AG essentially propose the following resolution to the shareholders’ meeting of November 17, 2017:

The management board of WCM AG is authorized, with the consent of the supervisory board, to increase the share capital of WCM AG, once or several times in the period up until November 16, 2022, by up to EUR 68,400,000.00 through the issuance of up to 68,400,000 new, no-par value bearer shares against contributions in cash and/or in kind (Authorized Capital 2017).

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Shareholders of WCM AG generally have subscription rights. Pursuant to Section 186 para. 5 AktG, the shares of WCM AG may also be assumed by one or several credit institutions with the obligation to offer such shares to the shareholders of WCM AG for subscription (indirect subscription right).

The management board of WCM AG is, however, authorized, with the consent of the supervisory board, to exclude the subscription rights of shareholders of WCM AG for one or more capital increases from the Authorized Capital 2017,

(1)	to exclude fractional amounts from subscription rights;

(2)

insofar as this is necessary to grant holders or creditors of convertible bonds, bonds with warrant, participation rights and/or participating bonds (or combinations of these instruments), which are carrying conversion or option rights or conversion or option obligations and have been or will be issued by WCM AG, an entity dependent on the company or an entity in which it holds a direct or indirect majority interest, subscription rights to new, no-par value bearer shares of WCM AG to the extent such holders or creditors would be entitled to as shareholder after exercising their option or conversion rights or fulfilling their conversion or option obligation;

(3)

to issue shares of WCM AG against contributions in cash, provided that the issue price of the new shares of WCM AG is not significantly lower than the market price of the shares of WCM AG that are already listed within the meaning of Sections 203 paras. 1 and 2, 186 para. 3, sentence 4 AktG and the pro rata amount of the share capital attributable to the new shares of WCM AG issued while excluding subscription rights pursuant to Section 186 para. 3, sentence 4 AktG does not exceed 10% of WCM AG‘s share capital, neither as of the date when the authorization becomes effective nor as of the date on which such authorization is exercised. This 10%-restriction of the share capital of WCM AG shall also include shares of WCM AG that were issued to service bonds carrying conversion or option rights, or conversion or option obligations, or are to be issued based on the conversion price prevailing at the time of the resolution of the management board of WCM AG on the utilization of the Authorized Capital 2017, insofar as these bonds were issued during the period of this authorization with the exclusion of subscription rights in accordance with by Section 186 para. 3 sentence 4 AktG. Furthermore, this 10%-restriction of the share capital of WCM AG shall also include treasury shares of WCM AG sold during the duration of this authorization with the exclusion of subscription rights of shareholders of WCM AG pursuant to Section 71 para. 1 no. 8 sentence 5 clause 2 AktG in conjunction with Section 186 para. 3 sentence 4 AktG, and

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(4)

to issue shares of WCM AG in exchange for contributions in kind, especially for the purpose of the (also indirect) acquisition of companies, parts of companies, participations in companies or other assets (in particular real estate portfolios and shares in real estate companies, respectively) or to service bonds issued in exchange for contributions in kind.

Furthermore, the management board of WCM AG is authorized, subject to the consent of the supervisory board, to determine additional details of share rights (including a form of profit participation of the new shares of WCM AG that deviates from Section 60 para. 2 sentence 3 AktG) and the terms of the share issuance.

In addition, the management board and the supervisory board of WCM AG propose as part of the resolution on the new Authorized Capital 2017 that the shareholders‘ meeting on November 17, 2017 completely cancels the authorization to increase the share capital in accordance with Section 4 para. 5 of the WCM Articles of Association valid until January 29, 2018 (Authorized Capital 2013 see Section III.1.5.2), the authorization to increase the share capital in accordance with Section 4 para. 8 of the WCM Articles of Association valid until October 11, 2020 (Authorized Capital 2015, see Section III.2.5.3), and the authorization to increase the share capital in accordance with Section 4 para. 11 of the WCM Articles of Association valid until August 23, 2021 (Authorized Capital 2016 see Section III.1.5.4) with entry into force of the new Authorized Capital 2017.

1.5.6	Stock Option Program 2015; Conditional Capital 2015

On June 10, 2015, the shareholders’ meeting of WCM AG authorized the management board, with the consent of the supervisory board, to issue up to 3,300,000 stock option rights for up to 3,300,000 WCM Shares under a stock option program (the “Stock Option Program 2015”). Each stock option right from the Stock Option Program 2015 grants the right to acquire a WCM Share against payment of the relevant exercise price pursuant to additional terms and conditions.

2,400,000 stock option rights from the Stock Option Program 2015 were granted to current members of the management board of WCM AG, 400,000 stock option to a former member of the management board of WCM AG and 500,000 stock option rights to selected employees of WCM AG.

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The current management board of WCM AG has already exercised its 2,400,000 stock options against issuance of a corresponding number of WCM Shares. The 400,000 stock options that were granted to a former member of the management board of WCM AG may be exercised on May 6, 2020 at the earliest. All employees of WCM AG who received stock options under the Stock Option Program 2015 have decided to exercise the option granted in connection with the Takeover Offer to receive the fair value of their stock options in cash following the completion of the Takeover Offer.

Pursuant to Section 4 para. 7 of the WCM Articles of Association, the share capital of WCM AG is conditionally increased by up to EUR 900,000.00 through the issuance of up to 900,000 new bearer shares with no par-value (Stückaktien) (Conditional Capital 2015). The conditional capital increase will only be carried out, if and to the extent the holders of stock option rights under the Stock Option Program 2015 exercise their subscription rights for WCM Shares. The new WCM Shares participate in dividends from the beginning of the fiscal year for which no resolution of the shareholders’ meeting of WCM AG regarding the use of the net profit has been passed at the time the WCM Shares were issued. The management board of WCM AG is authorized, with the consent of the supervisory board, to determine the additional details of the implementation of the conditional capital increase, unless stock option rights and shares are to be issued to members of the management board of WCM AG; in which case, the supervisory board shall determine the additional details of the implementation of the conditional capital increase.

1.5.7	Stock Option Program 2016; Conditional Capital 2016

On August 24, 2016, the shareholders’ meeting of WCM AG authorized the management board, with the consent of the supervisory board, to issue up to 3,000,000 stock option rights for up to 3,000,000 new WCM Shares under a stock option program (the “Stock Option Program 2016”). The stock option rights under the Stock Option Program 2016 are equivalent to the rights granted under the Stock Option Program 2015 (see Section III.1.5.6).

A total of 380,000 stock option rights from the Stock Option Program 2016 were granted to selected employees of WCM AG and 375,000 stock option rights to the current members of the management board of WCM AG. Upon exercise of stock option rights under the Stock Option Program 2016 in the course of the Takeover Offer, a total of 375,000 new WCM Shares have been issued to the current members of the management board of WCM AG. All employees of WCM AG who received stock options under the Stock Option Program 2015 have decided to exercise the option granted in connection with the Takeover Offer to receive the fair value of their stock options in cash following the completion of the Takeover Offer.

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Pursuant to Section 4 para. 10 of the WCM Articles of Association, the share capital of WCM AG is conditionally increased by up to EUR 2,625,000.00 through the issuance of up to 2,625,000 new bearer shares with no par-value (Stückaktien) (Conditional Capital 2016). The conditional capital increase will only be carried out, if and insofar the holders of stock option rights under the Stock Option Program 2016 make use of their subscription rights for WCM Shares and WCM AG does not fulfill the stock option rights by delivering treasury shares or by payment in cash. The new WCM Shares participate in dividends from the beginning of the fiscal year, for which no resolution of the shareholders’ meeting of WCM AG regarding the use of the net profits has been passed at the time the WCM Shares were issued. The management board of WCM AG is authorized, with the consent of the supervisory board, to determine the additional details of the implementation of the conditional capital increase, unless stock option rights and shares are to be issued to members of the management board of WCM AG; in which case, the supervisory board shall determine the additional details of the implementation of the conditional capital increase.

1.5.8	Conditional Capital 2014

Pursuant to Section 4 para. 6 of the WCM Articles of Association, the share capital of WCM AG is conditionally increased by up to EUR 3,744,948.00 through the issuance of up to 3,744,948 new bearer shares with no par-value (Stückaktien) (Conditional Capital 2014). The conditional capital increase will only be carried out insofar, as the holders or bearers of option rights and/or convertible bonds, participating bonds and/or participating rights with option rights or obligations and/or convertible rights or obligations, which were issued until December 17, 2019 by WCM AG or its group companies under the authorizing resolution of the shareholders’ meeting of WCM AG of December 18, 2014, exercise their option rights or conversion rights from those bonds or fulfill their option or conversion obligation, and in each case insofar as the Conditional Capital 2014 is needed under the terms and conditions of the bonds. The new shares are issued for the respective option or conversion price to be determined in accordance with the aforementioned authorizing resolution. The new shares participate in dividends from the beginning of the fiscal year, in which they are issued due to the exercise of option or conversion rights or to fulfill option or conversion obligations. The management board of WCM AG is authorized, with the consent of the supervisory board, to determine the additional details of the implementation of the conditional capital increase.

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– Convenience Translation –

Following the issuance of 1,192,052 shares in 2016 and 2,063,000 Shares in 2017, the Conditional Capital 2014 now amounts to EUR 3,744,948.00. WCM AG currently has not issued any instruments based on the authorizing resolution by the shareholders’ meeting of December 18, 2014.

1.5.9	Conditional Capital II 2015

Pursuant to Section 4 para. 9 of the WCM Articles of Association, the share capital of WCM AG is conditionally increased by up to EUR 40,000,000.00 through the issuance of up to 40,000,000 new bearer shares with no par-value (Stückaktien) (Conditional Capital II 2015). The conditional capital increase will only be carried out insofar, as the holders or bearers of option rights and/or convertible bonds, participating bonds and/or participating rights with option rights or obligations and/or convertible rights or obligations, which were issued until October 11, 2020 by WCM AG or its group companies on the basis of the authorizing resolution of the shareholders’ meeting of WCM AG of October 12, 2015, exercise their option rights or conversion rights from those bonds or fulfill their option or conversion obligation, and in each case insofar as the Conditional Capital II 2015 is needed under the terms and conditions of the bonds. The new shares are issued for the respective option or conversion price to be determined in accordance with the aforementioned authorizing resolution. The new shares participate in dividends from the beginning of the fiscal year, in which they are issued due to the exercise of the option or conversion rights or to fulfill the option or conversion obligations. The management board of WCM AG is authorized, with the consent of the supervisory board, to determine the additional details of the implementation of the conditional capital increase.

WCM AG currently has not issued any instruments based on the authorizing resolution of the shareholders’ meeting of October 12, 2015.

1.5.10	Conditional Capital II 2016

Pursuant to Section 4 para. 12 of the WCM Articles of Association, the share capital of WCM AG is conditionally increased by up to EUR 5,700,000.00 through the issuance of up to 5,700,000 new bearer shares with no par-value (Stückaktien) (Conditional Capital II 2016). The conditional capital increase will only be carried out insofar, as the holders or bearers of option rights and/or convertible bonds, participating bonds and/or participating rights with option rights or obligations and/or convertible rights or obligations, which were issued until August 23, 2021 by WCM AG or its group companies on the basis of the authorizing resolution of the shareholders’ meeting of WCM AG of August 24, 2016, exercise their option rights or conversion rights from those bonds or fulfill their option or conversion obligation, and in each case insofar as the Conditional Capital II 2016 is needed under the terms and conditions of the

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bonds. The new shares are issued for the respective option or conversion price to be determined in accordance with the aforementioned authorizing resolution. The new shares participate in dividends from the beginning of the fiscal year, in which they are issued due to the exercise of the option or conversion rights or to fulfill the option or conversion obligations. The management board of WCM AG is authorized, with the consent of the supervisory board, to determine the additional details of the implementation of the conditional capital increase.

WCM AG currently has not issued any instruments based on the authorizing resolution of the shareholders’ meeting of August 24, 2016.

1.5.11	Proposal for an Authorization to issue Bonds and the Creation of a Conditional Capital 2017

In today’s invitation to the shareholders’ meeting, the management board and supervisory board of WCM AG propose in a separate agenda item that the extraordinary shareholders’ meeting on November 17, 2017 resolve on the authorization to issue convertible bonds, bonds with warrants, participation rights and/or participating bonds (or combination of these instruments) and the creation of a conditional capital (Conditional Capital 2017) as well as the cancellation of the existing authorization to issue bonds and the cancellation of the existing conditional capitals of WCM AG.

The management board and the supervisory board of WCM AG essentially propose the following resolution to the shareholders’ meeting of November 17, 2017:

The management board of WCM AG is authorized, with the consent of the supervisory board of WCM AG, to issue on one or several occasions up until November 16, 2022, convertible bearer or registered bonds, bonds with warrants, participation rights and/or participating bonds (or combinations of these instruments) with a nominal amount of up to EUR 250,000,000.00 with or without maturity and to grant the creditors or holders of the bonds conversion or option rights to shares of WCM AG with a pro rata share of up to EUR 68,000,000.00 in the share capital of WCM AG, as set forth in the terms and conditions of such bonds with warrants, convertible bonds and participation rights, respectively.

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The share capital of WCM AG is conditionally increased by up to EUR 68,000,000.00 through the issuance of up to 68,000,000 new no-par value bearer shares with participation rights (Conditional Capital 2017). The conditional capital increase serves to grant shares of WCM AG to holders or creditors of convertible bonds, bonds with warrants, participation rights and/or participating bonds (or combinations of these instruments) upon exercise of conversion or option rights or upon fulfillment of conversion or option obligations, issued on the basis of the authorization of the shareholders’ meeting of WCM AG of November 17, 2017.

The new shares of WCM AG will be issued at the conversion or option price to be determined in accordance with the authorization resolution of the shareholders’ meeting of WCM AG of November 17, 2017. The conditional capital increase shall only be executed to the extent to which holders of bonds issued or guaranteed by WCM AG, a company dependent on WCM AG or a company in which WCM AG owns the majority on the basis of the aforementioned authorization resolution make use of their conversion or option rights or fulfill conversion obligations, or to the extent to which WCM AG exercises its right to grant shares in WCM AG in lieu of payment of cash payments due.

The new shares of WCM AG will participate in the profits from the start of the fiscal year during which they are created; deviating from that, the management board of WCM AG may, with the consent of the supervisory board of WCM AG, stipulate with respect to convertible bonds, bonds with warrants, participation rights and/or participating bonds (or combination of these instruments) issued or guaranteed based on the authorization resolution by the shareholders’ meeting of November 17, 2017, as far as legally permissible, that the new shares of WCM AG participate in the profits from the start of the fiscal year, for which, as of the date of the exercise of conversion or option rights or the fulfillment of conversion obligations or of the exercise of WCM AG’s option, no resolution on the use of profits has been passed by the shareholders’ meeting of WCM AG. The management board of WCM AG is authorized to determine the additional details of the execution of the conditional capital increase.

Furthermore, the management board and the supervisory board of WCM AG propose to the shareholders’ meeting of November 17, 2017 as part of the resolution on the authorization to issue convertible bonds, bonds with warrants, participating rights and/or participation bonds (or combinations of these instruments) and on the creation of Conditional Capital 2017,

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•

to completely cancel the authorization to issue convertible bonds, bonds with warrants, participating rights and/or participation bonds (or combinations of these instruments) of December 18, 2014, of October 12, 2015 and of August 24, 2016, as well as the respective conditional capitals pursuant to Section 4 para. 6 of the WCM Articles of Association (Conditional Capital 2014, see Section III.1.5.8), Section 4 para. 9 of the WCM Articles of Association (Conditional Capital II 2015, see Section III.1.5.9) and Section 4 para. 12 of the WCM Articles of Association (Conditional Capital II 2016, see Section III.1.5.10),

•

to cancel the authorization of the management board of WCM AG of June 10, 2015 to issue subscription rights for no-par value bearer shares of WCM AG as well as the conditional capital pursuant to Section 4 para. 7 of the WCM Articles of Association (Conditional Capital 2015, see Section III.1.5.6) except for an amount of EUR 400,000.00 and

•

to completely cancel the authorization of the management board of WCM AG of August 24, 2016 to issue subscription rights for no-par value bearer shares of WCM AG as well as the conditional capital pursuant to Section 4 para. 10 of the WCM Articles of Association (Conditional Capital 2016, see Section III.1.5.7)

with entry into force of the new Conditional Capital 2017/I.

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1.6	Shareholders

The Takeover Offer has been accepted for a total of 117,505,327 WCM Shares. The WCM Shareholders who have accepted the Takeover Offer initially assigned these WCM Shares to UBS Europe SE, Opernturm, Bockenheimer Landstraße 2-4, 60306 Frankfurt am Main, Germany, as exchange trustee for the Takeover Offer (the “Exchange Trustee”) for the settlement of the Takeover Offer. The assignment was conditionally upon fulfillment of the closing conditions for the Takeover Offer, including the registration of the capital increase to create the shares of TLG IMMOBILIEN AG required for the closing of the Takeover Offer.

In the course of the capital increase for the creation of the new shares of TLG IMMOBILIEN AG required for the closing of the Takeover Offer, the Exchange Trustee transferred all 117,505,327 WCM Shares to TLG IMMOBILIEN AG as contribution in kind and issued 20,435,708 new shares of TLG IMMOBILIEN AG. The last closing condition for the Takeover Offer was fulfilled with the entry of this capital increase in the commercial register on October 6, 2017. As of the signing of this Report, TLG IMMOBILIEN AG holds 117,505,327 WCM Shares. This corresponds to approximately 85.89% of the share capital and the voting rights of WCM AG.

Almost all shareholders of WCM AG who based on the voting rights notifications received by WCM AG as of the signing of this Report directly or indirectly held 3.0% or more of the WCM Shares and voting rights of WCM AG prior to the completion of the Takeover Offer have undertaken vis-á-vis TLG IMMOBILIEN AG to tender their WCM Shares into the Takeover Offer. TLG IMMOBILIEN AG has received corresponding confirmations from each of these shareholders.

Furthermore, BlackRock, Inc., United States of America, has notified an indirect holding of approximately 3.0 of the WCM Shares for September 8, 2017 which it holds through various subsidiaries. BlackRock, Inc. has not undertaken vis-á-vis TLG IMMOBILIEN AG to accept the Takeover Offer for these WCM Shares and the Parties have no information on whether BlackRock, Inc. has accepted the Takeover Offer. Other than that the Parties expect that as of the signing of this Report, no other person except for TLG IMMOBILIEN AG holds 3.0% or more of the WCM Shares or voting rights of WCM AG.

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1.7	Stock Exchange Trading

The WCM Shares (ISIN DE000A1X3X33/WKN A1X3X3) are currently admitted to trading on the regulated market (Regulierter Markt) of the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) and the sub-segment of the regulated market with additional post-admission obligations (Prime Standard) of the Frankfurt Stock Exchange as well as the stock exchanges in Hamburg, Germany, and Stuttgart, Germany. The WCM Shares are currently part of the CDAX, DIMAX and the FTSE EPRA/NAREIT Developed Europe.

1.8	Structure of WCM

1.8.1	Operating and Legal Structure

WCM AG is the parent company of WCM. As the group’s parent company, it performs the functions of a management holding. The properties of WCM are held by subsidiaries, which were acquired as property companies or which were founded in the course of real estate transactions. There are also additional subsidiaries for administrative and management purposes.

The core business of WCM is the management of its real estate portfolio. This business is divided into asset management as the management of the entire portfolio and property management as the management of individual properties.

1.8.2	Main subsidiaries; Scope of Consolidation

As of September 30, 2017 the group of consolidated subsidiaries comprised 43 entities.

A list of shareholdings of WCM AG as of September 30, 2017 (including information pursuant to Section 285 no. 11 HGB) is attached to this Report as Annex 1.

1.9	Summary of Business Operations

For office properties, WCM focuses on the seven major locations: Munich, Hamburg/Bremen, Berlin, Frankfurt/Rhine-Main, Cologne/Dusseldorf, greater Stuttgart area and Dresden/Leipzig. WCM aims to acquire high-end properties with solvent tenants, long-term lease contracts and a vacancy rate of 5% to 15%. With respect to retail properties, WCM focuses on metropolitan regions in Germany with a high population density and good infrastructure. It seeks to enter into lease agreements with renowned retail companies with terms of more than ten years and focuses on properties with a low vacancy rate.

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As of June 30, 2017, WCM’s portfolio comprised of 57 properties with a total lettable area of 426,198 square meters. As of that same date, the annual rents amounted to EUR 47.5 million and the vacancy rate calculated in accordance with the definition of the European Public Real Estate Association (“EPRA Vacancy Rate”) amounted to 4.5% (according to WCM AG’s half-year financial statements as of June 30, 2017).

As of June 30, 2017 the value of the WCM’s portfolio amounted to EUR 801.0 million (according to WCM AG’s half-year financial statements as of June 30, 2017).

WCM’s portfolio consists of the office properties and retail properties asset classes. The office property asset class accounts for 44.6% of the total portfolio (based on total portfolio value as of June 30, 2017). 81.0% of WCM’s office portfolio is located in Frankfurt am Main, including the Rhine-Main region, while 11.6% is located in Berlin and 7.4% in Dusseldorf/Bonn (based on total portfolio value as of June 30, 2017).

WCM‘s retail property asset class accounts for 55.4% of the total portfolio (based on total portfolio value as of June 30, 2017). The retail properties consists of shopping centers, which account for 75.2% of WCM’s retail portfolio, supermarkets, which account for 16.7% of the retail portfolio and DIY stores, which account for the remaining 8.1% (based on total portfolio value as of June 30, 2017).

1.10	Business Development, Results and Financial Situation, Key Financial Data

The following selected financial information for the fiscal years ended December 31, 2014, 2015 and 2016 have been taken or derived from the audited financial statements of WCM AG for the relevant fiscal years. These financial statements have been prepared in accordance with IFRS and additional applicable provisions pursuant to Section 315a para. 1 HGB. The selected financial information as of June 30, 2017 and for the period between January 1, 2017 and June 30, 2017, respectively, have been taken or derived from the unaudited interim financial statements of WCM AG prepared in accordance with IFRS and additional applicable provisions pursuant to Section 315a para. 1 HGB.

1.10.1	Financial Information for the Fiscal Years 2014, 2015 and 2016

According to the consolidated financial statement of WCM AG for the fiscal year ended December 31, 2016, the balance sheet total of WCM AG as of December 31, 2016 amounted to EUR 710.3 million. For the fiscal year ended December 31, 2016, the consolidated annual result amounted to a positive result of EUR 18.6 million.

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– Convenience Translation –

WCM has achieved or exceeded its defined goals for 2016. Funds from operations, calculated as profit or loss for the period adjusted for results from disposals, amortization and depreciation, results from property measurements, measurement effects of financial instruments, non-cash income and expenses, non-recurring and extraordinary effects, financing and transaction costs, income taxes, including deferred taxes (“FFO I”), amounted to EUR 18.0 million. The main contribution to this development came from rental income. This was also the main reason why FFO I increased by approximately EUR 10 million.

In 2016, earnings before taxes and net gain/loss from fair value adjustments of EUR 6.4 million (previous year EUR 1.9 million) and a period result of EUR 18.6 million (previous year EUR 57.7 million), respectively, were achieved.

The value of investment properties increased from EUR 501.5 million to EUR 662.1 million. Select acquisitions and contributions in kind of EUR 148.1 million as well as fair value adjustments of EUR 29.2 million contributed to this increase. At the same time, there were disposals due to portfolio optimizations.

As of December 31, 2016, WCM AG as the group’s parent company had equity calculated in accordance with the provisions of the HGB of EUR 252.4 million compared to EUR 202.9 million in the previous year. The increase is mainly due to contributions in kind in the form of 94.4% of the shares of WCM Handelsmärkte IV GmbH (retail center Straubing) (EUR 28.0 million) and net income for the year (EUR 19.7 million) caused by the realization of hidden reserves. The equity ratio amounted to 44.4% as of December 31, 2016.

As of December 31, 2016, WCM’s loan to value (“NET LTV”) ratio amounted to 53.1%. WCM AG and WCM were able to meet their financial obligations at all times. Liquidity was ensured at all times during the fiscal year 2016.

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1.10.1.1	Data from the Consolidated Statement of Comprehensive Income

	For the fiscal year ended December 31,
	2014	2015	2016
		(audited) (in EUR million)
Rental income	—	10.4	32.6
Operating and ancillary costs	—	(0.9)	(2.8)

Net rental income	—	9.6	29.8

Proceeds from disposal of properties held for sale	—	—	7.9
Expenses of the sale from property held for sale	—	—	(7.1)

Net gain/loss from sale of property held for sale	—	—	0.8

Unrealized net gain/loss from fair value measurement of investment property	—	54.9	29.2

Net gain/loss from fair value adjustments	—	54.9	29.2

Other operating income	1.0	3.0	1.5

Operating income	1.0	3.0	1.5

Staff costs	(0.2)	(1.5)	(4.6)
Depreciation	—	(0.4)	(1.1)
Other operating expenses	(1.5)	(6.7)	(12.9)

Operating expenses	(1.7)	(8.6)	(18.5)

Operating profit/loss	(0.7)	58.9	42.7

Financial income	0.0	0.1	0.4
Finance expenses	(0.2)	(2.2)	(7.5)

Net finance costs	(0.2)	(2.1)	(7.1)

Total comprehensive income or loss before taxes	(0.9)	56.8	35.6

Income taxes	2.0	0.9	(17.0)
Other taxes	0.1	0.0	0.0

Consolidated net profit for the period/total comprehensive income	1.2	57.7	18.6

1.10.1.2	Data from the Consolidated Balance Sheet

	As of December 31,
	2014	2015	2016
		(audited) (in EUR million)
ASSETS
Current assets
Cash and cash equivalents	19.4	11.1	10.0
Trade receivables	0.0	0.3	0.1
Property held for sale	—	4.2	0.0
Other financial assets	0.3	0.2	0.2
Advance payments	3.1	—	—
Other current assets	0.6	14.6	21.4

Total current assets	23.3	30.4	31.7

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	As of December 31,
	2014	2015	2016
		(audited) (in EUR million)
Non-current assets
Investment property	17.3	501.5	662.1
Intangible assets	—	0.1	0.2
Technical equipment and machinery	0.4	1.0	0.1
Other equipment, operating and office equipment	0.0	3.7	3.0
Advance payments for property, plant and equipment	—	0.1	0.4
Deferred tax assets	2.4	10.9	5.5
Other financial assets	0.4	3.2	6.8
Other non-current assets	—	—	0.4

Total non-current assets	20.6	520.5	678.5

Total assets	43.9	550.9	710.3

EQUITY AND LIABILITIES
Current liabilities
Trade payables	3.5	6.1	5.9
Other liabilities	0.1	4.7	9.2
Other financial liabilities	2.0	76.3	22.2
Other provisions	0.3	1.8	2.8

Total current liabilities	5.9	88.9	40.0

Non-current liabilities
Other financial liabilities	6.2	187.8	339.7
Deferred tax liabilities	—	4.7	14.6

Total non-current liabilities	6.2	192.5	354.3

Equity
Share capital	33.8	120.8	132.0
Capital reserves	13.8	76.4	93.6
Mandatory convertible bond	—	1.8	0.0
Retained earnings (2015 und 2016) /Accumulated loss (2014)	(16.8)	62.4	78.4

Equity attributable to owners of the parent	30.8	261.4	304.0

Non-controlling interests	1.1	8.2	12.0

Total equity	31.8	269.6	315.9

Total equity and liabilities	43.9	550.9	710.3

1.10.1.3	Selected Data from the Consolidated Cash Flow Statement

	For the fiscal year ended December 31,
	2014	2015	2016
		(audited) (in EUR million)
Net cash flow from operating activities	1.7	(2.6)	21.3
Cashflow from investing activities	(2.8)	(352.3)	(75.8)
Cashflow from financing activities	20.5	346.7	53.3

Increase/decrease in cash and cash equivalents	19.4	(8.2)	(1.1)

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1.10.2	Financial Information as of June 30, 2017 and for the Period from January 1, 2017 to June 30, 2017, respectively

According to the quarterly financial statements of WCM AG as of and for the six-month period ended June 30, 2017, the total assets of WCM amounted to EUR 869.5 million as of June 30, 2017. The consolidated operating result for the six-month period ended June 30, 2017 amounted to a positive result of EUR 17.0 million.

1.10.2.1	Data from the Consolidated Statement of Comprehensive Income

	For the six-month period ended on June 30
	2016	2017
	(unaudited) (in EUR million)
Rental income	15.4	22.7
Operating and ancillary costs	(1.1)	(1.9)

Net rental income	14.3	20.8

Proceeds from disposal of properties held for sale	7.9	—
Expenses of the sale from property held for sale	(7.1)	—

Net gain/loss from sale of property held for sale	0.8	—

Unrealized net gain/loss from fair value measurement of investment property	14.2	16.2

Net gain/loss from fair value adjustments	14.2	16.2

Other operating income	0.8	0.3

Operating income	0.8	0.3

Staff costs	(2.5)	(3.5)
Depreciation	(0.7)	(0.1)
Other operating expenses	(7.3)	(7.6)

Operating expenses	(10.5)	(11.2)

Operating profit/loss	19.6	26.2

Financial income	0.1	0.2
Finance expenses	(3.8)	(4.8)

Net finance costs	(3.7)	(4.6)

Total comprehensive income or loss before taxes	15.9	21.6

Income taxes	(2.5)	(4.6)
Other taxes	—	—

Consolidated net profit for the period/total comprehensive income	13.4	17.0

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1.10.2.2	Data from the Consolidated Balance Sheet

As of June 30, 2017
(unaudited) (in EUR million)
ASSETS
Current assets
Cash and cash equivalents	29.7
Trade receivables	1.3
Property held for sale	2.1
Other financial assets	0.2
Other current assets	20.2

Total current assets	53.4

Non-current assets
Investment property	798.9
Intangible assets	0.2
Technical equipment and machinery	0.1
Other equipment, operating and office equipment	0.7
Advance payments for property, plant and equipment	0.4
Deferred tax assets	6.0
Other financial assets	8.3
Other non-current assets	1.5

Total non-current assets	816.1

Total assets	869.5

EQUITY AND LIABILITIES
Current liabilities
Trade payables	4.0
Other liabilities	20.3
Other financial liabilities	61.9
Other provisions	3.6

Total current liabilities	89.9

Non-current liabilities
Other financial liabilities	417.6
Deferred tax liabilities	20.0

Total non-current liabilities	437.5

Equity
Share capital	134.0
Capital reserves	97.5
Retained earnings	93.2

Equity attributable to owners of the parent	324.7

Non-controlling interests	17.5

Total equity	342.2

Total Equity an liabilities	869.5

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1.10.2.3	Selected Data from the Consolidated Cash Flow Statement

	For the six-month period ended June 30, 2017
	2016	2017
	(unaudited) (in EUR million)
Net cash flow from operating activities	6.7	15.8
Cashflow from investing activities	(42.0)	(56.5)
Cashflow from financing activities	61.5	60.4

Increase/decrease in cash and cash equivalents	26.2	19.7

1.10.3	Business Development and Result for the Period from January 1, 2017 to June 30, 2017

Consolidated profit for the period increased compared to the same period last year, primarily as a result of the expansion of the portfolio. In addition, measurement gains contributed to the significant increase in profits. On the other hand, non-recurring and extraordinary items had a negative impact on consolidated net income. The non-recurring expenses primarily consist of transaction and market research costs connected with the acquisition and financing of properties and companies, respectively, as well as costs associated with the Takeover Offer.

The investment properties constitute the main item of the balance sheet. They increased as a result of acquisitions (EUR 122.7 million) and appreciation (EUR 16.2 million). This was partially offset by the reclassification of a property held for sale (EUR 2.1 million). Equity increased primarily as a result of the mandatory convertible bond issued on February 16, 2017 and converted on May 31, 2017, as well as the profit for the first half of the year. The equity ratio amounted to 39% as of June 30, 2017.

NET LTV remained stable at 56.2%. WCM was able to meet its financial obligations at all times.

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2.	TLG IMMOBILIEN AG

2.1	Overview

TLG IMMOBILIEN AG is a publicly listed stock corporation with its registered office in Berlin and it is the parent company of TLG. TLG considers itself a leading real estate specialist in Berlin and the regional growth centers Dresden, Leipzig and Rostock and since the beginning of 2017 also Frankfurt am Main, which as a supra-regional active portfolio manager manages office and retail properties as well as seven hotels. TLG’s portfolio strategy focuses on well-maintained properties in very good locations which generate sustainable rental income.

As of September 30, 2017 TLG IMMOBILIEN AG employed a total of 106 permanent and three temporary personnel.

According to the audited consolidated financial statements of TLG IMMOBILIEN AG as of and for the fiscal year ended December 31, 2016 prepared in accordance with IFRS and the additional requirements of German commercial law pursuant to Section 315a para. 1 HGB, the total assets of TLG amounted to EUR 2,344.8 million as of December 31, 2016. The total operating result for the fiscal year ended December 31, 2016 (according to TLG IMMOBILIEN AG’s consolidated financial statements as of and for the fiscal year ended December 31, 2016) amounted to a positive result of EUR 92.1 million.

The website of TLG IMMOBILIEN AG can be accessed at http://www.tlg.de/.

2.2	Corporate History and Development

TLG IMMOBILIEN AG traces its roots back to two former subsidiaries of Treuhandanstalt, a state agency tasked with administrating businesses owned by the former German Democratic Republic.

2.2.1	DUHO Verwaltungs-Gesellschaft mbH

Duho Verwaltungs-Gesellschaft mbH (“DUHO”) with its registered office in Berlin, was founded by memorandum of association dated June 18, 1991 trough measures based on the Demerger Act (Spaltungsgesetz). Its formation was registered in the commercial register of the local court of Charlottenburg on June 24, 1991 under the number HRB 38419.

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DUHO was tasked with the privatization of certain commercial properties owned by trade organizations of the former German Democratic Republic. On September 29, 1994, the shareholders’ meeting resolved to dissolve DUHO. The resolution was registered in the commercial register on November 11, 1994. On June 31, 1996, the share capital of DUHO was transferred to the Federal Republic of Germany. On July 18, 1996, the shareholders’ meeting resolved to continue DUHO’s business. The resolution was registered in the commercial register on July 26, 1996.

2.2.2	Liegenschaftsdienst für die Treuhandanstalt GmbH

Liegenschaftsdienst für die Treuhandanstalt GmbH was founded by memorandum of association dated November 12, 1990 and registered in the commercial register of the local court of Charlottenburg under docket number HRB 36064 on December 10, 1990. It was renamed Liegenschaftsgesellschaft der Treuhandanstalt mbH on March 18, 1991 and tasked with the privatization of the real estate holdings of the former German Democratic Republic. Until the end of 1994, Liegenschaftsgesellschaft der Treuhandanstalt mbH sold approximately 37,000 properties from the holdings of THA for a total consideration of approximately EUR 8.9 billion.

Approximately 11,000 other properties were restituted or municipalized.

In 1994, Liegenschaftsgesellschaft der Treuhandanstalt mbH was renamed TLG Treuhand Liegenschaftsgesellschaft mbH and the Federal Republic of Germany became the owner of its entire share capital. Subsequently, TLG Treuhand Liegenschaftsgesellschaft mbH acquired over 100,000 properties from Treuhandanstalt.

2.2.3	Merger and Privatization, Initial Public Offering and Growth Period

TLG Treuhand Liegenschaftsgesellschaft mbH, together with a number of other companies, was then merged into DUHO by merger agreement dated August 14, 1996, and DUHO was renamed TLG Treuhand Liegenschaftsgesellschaft mbH. Thus, the actual legal predecessor of TLG IMMOBILIEN AG is DUHO. Between 1995 and 2000, more than 75,000 properties were sold, restituted or municipalized by TLG Treuhand Liegenschaftsgesellschaft mbH and DUHO.

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In 2000, the legal predecessor of TLG IMMOBILIEN AG began to pursue a new strategy of active portfolio management. On July 26, 2002 the shareholders’ meeting resolved to change the company’s legal name to TLG Immobilien GmbH. The change was registered in the commercial register on August 21, 2002. Between 2000 and the end of 2011, the portfolio and property management processes were professionalized and the organization was streamlined (e.g., subsidiaries were merged or otherwise integrated). The number of employees was reduced from approximately 1,100 employees to 297 permanent and 15 temporary employees and the portfolio was further reduced from approximately 27,000 to approximately 1,100 properties (both as of December 31, 2011).

In 2011, the Federal Republic of Germany initiated a privatization process. In preparation and effective as from January 1, 2012, substantially all of TLG IMMOBILIEN AG’s residential real estate was transferred to TLG WOHNEN GmbH, a separate state-owned entity, whose sole shareholder was the Federal Republic of Germany and which was subsequently privatized. TLG IMMOBILIEN AG was sold by the Federal Republic of Germany to various private investors on December 12, 2012.

These private investors resolved the change in legal form to a stock corporation under German law and the change in legal name to TLG IMMOBILIEN AG on September 5, 2014. The change in legal form and name was entered in the commercial register on September 10, 2014.

Following its privatization in 2010, TLG further streamlined its portfolio, focusing on commercial real estate in Berlin and the growth regions in eastern Germany. As a consequence, TLG IMMOBILIEN AG was able to successfully complete its initial public offering in October 2014. The private investors subsequently divested their holdings in TLG IMMOBILIEN AG. Since the completion of its initial public offering, TLG has continued its growth strategy, recently also expanding its operations into western Germany.

2.3	Legal Form, Registered Office, Fiscal Year and Corporate Purpose

TLG IMMOBILIEN AG is a stock corporation under German law, with its registered office in Berlin and registered with the commercial register of the local court of Charlottenburg under docket number HRB 161314 B and with the registered office address “Hausvogteiplatz 12, 10117 Berlin”.

TLG IMMOBILIEN AG’s fiscal year is the calendar year.

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Section 2 of TLG IMMOBILIEN AG’s articles of association (“TLG Articles of Association”) defines the corporate purpose of TLG IMMOBILIEN AG as follows:

(1)

TLG IMMOBILIEN AG’s corporate purpose is the conduct of real estate business and any related business of any kind, in particular the management, leasing, construction and modification, acquisition and sale of commercial real estate in a broader sense, particularly office space, retail store properties and hotels, the development of real estate projects as well as the provision of services in connection with the aforementioned corporate purposes, either by itself or by companies in which TLG IMMOBILIEN AG holds an interest.

(2)

TLG IMMOBILIEN AG may engage in any business suited to directly or indirectly serve the corporate purpose. It may establish branches in Germany and abroad with the same or a different corporate name, establish and acquire businesses, hold interests in businesses and sell businesses.

(3)

TLG IMMOBILIEN AG may dispose of any of its investments and may, in whole or in part, split off its business or assets or transfer them to affiliates. Furthermore, TLG IMMOBILIEN AG may combine under its direction companies in which it holds an interest and/or restrict its activities to the management of its interest(s), and it may enter into corporate agreements (Unternehmensverträge) of any kind and spin off or transfer its business, in whole or in part, to companies in which TLG IMMOBILIEN AG holds a majority interest.

(4)	TLG IMMOBILIEN AG may restrict its activities to only partially fulfill the corporate purpose set forth in Section III.2.3(1).

2.4	Governing Bodies

The governing bodies of TLG IMMOBILIEN AG are the management board and the supervisory board.

2.4.1	Management Board

According to Section 8 para. 1 of the TLG Articles of Association, the management board of TLG IMMOBILIEN AG consists of at least two members. The supervisory board appoints the members of the management board and determines their number. As of the signing of this Report, the management board of TLG IMMOBILIEN AG consists of the following members:

•	Peter Finkbeiner (member of the management board) and

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•	Niclas Karoff (member of the management board).

According to Section 10 of the TLG Articles of Association, TLG IMMOBILIEN AG is represented by two members of the management board or one member of the management board jointly with an authorized signatory (Prokurist). The supervisory board may determine that all or specific members of the management board are authorized to represent the company individually. The members of the management board are authorized to represent TLG IMMOBILIEN AG in legal transactions with themselves as representatives of a third party (exemption from the prohibition against multiple representation pursuant to Section 181 second alternative BGB).

2.4.2	Supervisory Board

Pursuant to Section 11 para. 1 of the TLG Articles of Association, the supervisory board of TLG IMMOBILIEN AG consists of six members. Pursuant to Section 11 paras. 2 through 4 of the TLG Articles of Association, the members of the supervisory board are elected by the shareholders’ meeting. As of the signing of this Report, the supervisory board of TLG IMMOBILIEN AG consists of the following members:

•	Michael Zahn (chairman of the supervisory board);

•	Dr. Michael Bütter (vice chairman of the supervisory board);

•	Frank D. Masuhr (member of the supervisory board);

•	Dr. Claus Nolting (member of the supervisory board);

•	Elisabeth Talma Stheeman (member of the supervisory board); and

•	Helmut Ullrich (member of the supervisory board).

2.5	Capital structure

2.5.1	Share Capital

Following the implementation of the capital increase for the creation of the shares of TLG IMMOBILIEN AG required for the settlement of the Takeover Offer, the share capital of TLG IMMOBILIEN AG registered in the commercial register amounts to EUR 94,611,266.00 as of October 6, 2017, and is divided into 94,611,266 bearer shares with no par-value (Stückaktien), each such share with a notional share of EUR 1.00 in TLG IMMOBILIEN AG’s share capital. TLG IMMOBILIEN AG currently does not hold any treasury shares.

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2.5.2	Authorized Capital 2014/II

Section 6 para. 1 of the TLG Articles of Association authorizes the management board of TLG IMMOBILIEN AG, with the consent of the supervisory board, to increase TLG IMMOBILIEN AG’s share capital until October 21, 2019 by up to EUR 4,085,455.00 once or in several instances, by issuing up to 4,085,455 new bearer shares with no par-value (Stückaktien) against contributions in cash and/or in kind (“Authorized Capital 2014/II”).

Pursuant to Section 6 para. 2 of the TLG Articles of Association, the shareholders of TLG IMMOBILIEN AG are to be granted subscription rights. The shares may also be acquired by one or more financial institution(s) pursuant to Section 186 para. 5 AktG with the obligation to offer such shares to TLG IMMOBILIEN AG’s shareholders for subscription (so-called indirect subscription right) (mittelbares Bezugsrecht). The management board of TLG IMMOBILIEN AG is, however, authorized, with the consent of the supervisory board of TLG IMMOBILIEN AG, to exclude subscription rights of shareholders for one or more capital increases from the Authorized Capital 2014/II,

(1)	in order to exclude fractional amounts from subscription rights;

(2)

if and to the extent this is required in order to grant holders of conversion or option rights from or in connection with bonds, profit sharing rights or bonds or creditors of mandatory convertible bonds (or combinations thereof) which were, or are to be issued by TLG IMMOBILIEN AG or a company controlled or majority-owned by TLG IMMOBILIEN AG, subscription rights to newly issued bearer shares with no par-value of TLG IMMOBILIEN AG to the extent they would be entitled thereto upon exercise of their conversion or option rights or upon fulfillment of any mandatory conversion or to the extent TLG IMMOBILIEN AG may elect to grant, in whole or in part, shares of TLG IMMOBILIEN AG instead of the payment of a cash amount under such bonds, profit sharing rights or bonds;

(3)

to issue shares against cash contributions, if the issue price of the new shares is not significantly lower than the market price of the shares already listed on a stock exchange within the meaning of Sections 203 paras. 1 and 2 AktG, 186 para. 3 sentence 4 AktG and the portion of the share capital attributable to the new shares issued under exclusion of subscription rights pursuant to Section 186 para. 3 sentence 4 AktG does not exceed a total of 10% of TLG IMMOBILIEN AG’s share capital, neither at the time when the authorization takes effect nor at the time when it is utilized. This number includes shares which were issued

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for the purpose of servicing conversion rights or options from or associated with bonds, profit participation rights or participating bonds (or a combination thereof) or which were granted or are to be granted upon exercise of an election right of TLG IMMOBILIEN AG to grant shares instead of payment of a cash amount from or in connection with bonds, profit participation rights or participating bonds or to creditors of mandatory convertible bonds, if these bonds were issued in analogous application of Section 186 para. 3 sentence 4 AktG within the time of this authorization under the exclusion of subscription rights. Treasury shares of TLG IMMOBILIEN AG sold during the term of this authorization pursuant to Section 71 para. 1 no. 8 sentence 5 clause 2 AktG in connection with Section 186 para. 3 sentence 4 AktG under the exclusion of subscription rights of the TLG IMMOBILIEN AG also count against the 10% limitation; or

(4)

to issue shares against contributions in kind, including, but not limited to, for the purpose of acquiring (also indirectly) businesses, parts of businesses or participations in businesses or other assets in connection with an acquisition project (including receivables), properties and real estate portfolios, or for the fulfillment of conversion or option rights and conversion obligations from or associated with bonds, profit sharing rights or participating bonds or creditors of mandatory convertible bonds, or a combination of these instruments that are issued against contributions in kind.

2.5.3	Authorized Capital 2017/I

Section 6 para. 4 of the TLG Articles of Association authorizes the management board of TLG IMMOBILIEN AG, with the consent of the supervisory board of TLG IMMOBILIEN AG, to increase TLG IMMOBILIEN AG’s share capital until May 22, 2022 by up to EUR 12,566,616.00, once or in several instances, by issuing up to 12,566,616 new bearer shares with no par-value against contributions in cash (“Authorized Capital 2017/I”).

Pursuant to Section 6 para. 5 of the TLG Articles of Association, the shareholders of TLG IMMOBILIEN AG are to be granted subscription rights. The shares may also be acquired by one or more financial institutions pursuant to Section 186 para. 5 AktG with the obligation to offer such shares to TLG IMMOBILIEN AG’s shareholders for subscription. The management board of TLG IMMOBILIEN AG is, however, authorized, with the consent of the supervisory board of TLG IMMOBILIEN AG, to exclude subscription rights of shareholders for one or more capital increases from the Authorized Capital 2017/I

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(1)	in order to exclude fractional amounts from subscription rights; and

(2)

to issue shares against cash contributions, if the issue price of the new shares is not significantly lower than the market price of the shares already listed on a stock exchange within the meaning of Sections 203 paras. 1 and 2, 186 para. 3 sentence 4 AktG and the portion of the share capital attributable to the new shares issued under exclusion of subscription rights does not exceed a total of 10% of TLG IMMOBILIEN AG’s share capital, neither at the time when the authorization takes effect nor at the time when it is utilized. This limitation to 10% of the share capital includes shares issued to service bonds issued with conversion or option rights or conversion or option obligations or are to be issued on the basis of the conversion price applicable at the time of the resolution of the management board of TLG IMMOBILIEN AG regarding the utilization of the Authorized Capital 2017, if these bonds were issued in analogous application of Section 186 para. 3 sentence 4 AktG within during the term of this authorization under exclusion of subscription rights. Treasury shares of TLG IMMOBILIEN AG sold during the term of this authorization under the of subscription rights pursuant to Section 71 para. 1 no. 8 sentence 5 clause 2 AktG in conjunction with Section 186 para. 3 sentence 4 AktG also count against the limitation to 10% of TLG IMMOBILIEN AG’s share capital.

2.5.4	Proposal for the Creation of an Authorized Capital 2017/II

In today’s invitation to the shareholders’ meeting, the management board and the supervisory board of TLG IMMOBILIEN AG propose that the extraordinary shareholders’ meeting of November 22, 2017 resolve to create a new authorized capital (Authorized Capital 2017/II) in a separate agenda item.

The management board and the supervisory board of TLG IMMOBILIEN AG essentially propose the following resolution to the shareholders’ meeting of November 22, 2017:

The management board of TLG IMMOBILIEN AG is authorized, with the consent of the supervisory board, to increase the share capital of TLG IMMOBILIEN AG, once or several instances until November 21, 2022, by up to EUR 47,305,633.00 by issuing up to 47,305,633 new, no-par value bearer shares against contributions in cash and/or in kind (Authorized Capital 2017/II).

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Shareholders of TLG IMMOBILIEN AG are generally granted subscription rights. Pursuant to Section 186 para. 5 AktG, the shares of TLG IMMOBILIEN AG may also be acquired by one or several credit institutions with the obligation to offer such shares to the shareholders of TLG IMMOBILIEN AG for subscription (indirect subscription right).

The management board of TLG IMMOBILIEN AG is, however, authorized, with the consent of the supervisory board of TLG IMMOBILIEN AG, to exclude subscription rights of shareholders for one or several capital increases from the Authorized Capital 2017/II,

(1)	to exclude fractional amounts of subscription rights;

(2)

insofar as this is required to grant holders or creditors of convertible bonds, bonds with warrants, participation rights and/or participating bonds (or combinations of these instruments), which carry conversion or option rights, or conversion or option obligations, and which have been or will be issued by the TLG IMMOBILIEN AG, an entity dependent on it or an entity in which it holds a direct or indirect majority interest, subscription rights to new, no-par value bearer shares of TLG IMMOBILIEN AG to the extent to which such holders or creditors would be entitled as shareholder after exercising their option or conversion rights or fulfilling their conversion or option obligation;

(3)

to issue shares of TLG IMMOBILIEN AG against contributions in cash, provided the issue price of the new shares of TLG IMMOBILIEN AG is not significantly lower than the market price of the shares of TLG IMMOBILIEN AG already listed within the meaning of Sections 203 paras. 1 and 2 AktG, 186 para. 3 sentence 4 AktG and the pro rata amount of the share capital attributable to the new shares of TLG IMMOBILIEN AG issued under exclusion of subscription rights pursuant to Section 186 para. 3 sentence 4 AktG does not exceed 10% of TLG IMMOBILIEN AG‘s share capital, neither at the time when the authorization becomes effective nor at the time when such authorization is exercised. This limitation to 10% of the share capital includes shares issued to service bonds issued with conversion or option rights or conversion or option obligations or are to be issued on the basis of the conversion price applicable at the time of the resolution of the management board of TLG IMMOBILIEN AG regarding the utilization of the Authorized Capital 2017/II, if these convertible bonds, bonds with warrants, participation rights and/or participating bonds (or combinations of these instruments) were issued in analogous application of Section 186 para. 3 sentence 4 AktG within during the term of this authorization under exclusion of subscription rights. Treasury shares of

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– Convenience Translation –

TLG IMMOBILIEN AG sold during the term of this authorization under the of subscription rights pursuant to Section 71 para. 1 no. 8 sentence 5 clause 2 AktG in conjunction with Section 186 para. 3 sentence 4 AktG also count against the limitation to 10% of TLG IMMOBILIEN AG’s share capital; and

(4)

to issue shares of TLG IMMOBILIEN AG against contributions in kind, especially for the purpose of the (direct or indirect) acquisition of companies, parts of companies, participations in companies, or other assets (in particular real estate portfolios and shares in real estate companies) or to service convertible bonds, bonds with warrants, participation rights and/or participating bonds (or combinations of these instruments) that will be issued against contributions in kind.

The authorizations in the previous paragraphs to exclude subscription rights for capital increases against contributions in cash and/or in kind shall not exceed 20% in total of the share capital of TLG IMMOBILIEN AG, neither at the time when the authorization becomes effective nor at the time when such authorization is exercised. This 20% limitation also includes treasury shares sold during the term of this authorization under exclusion of subscription rights as well as those shares of TLG IMMOBILIEN AG that are issued to service bonds (including participation rights) carrying conversion or option rights and/or a conversion obligation (or a combination of these instruments) or are to be issued based on the conversion price prevailing at the time of the resolution of TLG IMMOBILIEN AG’s management board’s on the utilization of the Authorized Capital 2017, provided that the bonds or participation rights were issued under exclusion of subscription rights of shareholders’ of TLG IMMOBILIEN AG during the term of this authorization. The aforementioned 20% limitation includes shares of TLG IMMOBILIEN AG issued from conditional capital to service stock option rights, provided that the stock option rights were granted during the term of this authorization.

The management board of TLG IMMOBILIEN AG is also authorized, with the consent of the supervisory board, to determine the additional details of share rights (including a profit participation of the new shares of TLG IMMOBILIEN AG deviating from Section 60 para. 2 sentence 3 AktG) and the terms of share the issuance.

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Furthermore, the management board and the supervisory board of TLG IMMOBILIEN AG propose to the shareholders’ meeting on November 22, 2017, as part of the resolution on the new Authorized Capital 2017/II to completely cancel the authorization of the shareholders’ meeting of October 22, 2014 valid until to October 21, 2019 to increase the share capital in accordance with Section 6 paras. 1 to 3 of the TLG Articles of Association (Authorized Capital 2014/II, see Section IV.2.5.2), as well as the authorization of the shareholders’ meeting of May 23, 2017 valid until May 22, 2022 to increase the share capital in accordance with Section 6 paras. 4 to 6 of the TLG Articles of Association (existing Authorized Capital 2017, see Section IV.2.5.3) with entry into effect of the new Authorized Capital 2017/II.

2.5.5	Existing Conditional Capital 2017/I and Authorization to issue Bonds

2.5.5.1	Existing Conditional Capital 2017/I

Pursuant to Section 7 of the TLG Articles of Association, the share capital of TLG IMMOBILIEN AG is conditionally increased by up to EUR 37,087,779.00 through the issuance of up to 37,087,779 new no par-value bearer shares with dividend rights (Conditional Capital 2017/I).

The conditional capital increase will only be implemented insofar as the holders of conversion or option rights from or associated with bonds, profit sharing rights or bonds or creditors of mandatory convertible bonds (or combinations thereof) which have been issued or guaranteed on the basis of the authorization by the shareholders’ meeting of May 23, 2017, by TLG IMMOBILIEN AG, a company controlled or majority-owned by TLG IMMOBILIEN AG, exercise their conversion rights or options or fulfill their conversion obligations, or to the extent TLG IMMOBILIEN AG elects to deliver, in whole or in part, shares in lieu of payment of due amounts.

The new shares will participate in dividends beginning with the fiscal year when they are created; however, the management board of TLG IMMOBILIEN AG, with the consent of the supervisory board of TLG IMMOBILIEN AG, may, insofar as is legally permissible, resolve with respect to bonds which have been issued or guaranteed on the basis of the authorization by the shareholders’ meeting of May 23, 2017 that the shares participate in dividends from the beginning of the fiscal year for which no resolution of the shareholders’ meeting regarding the use of the net profit has been made at the time the conversion or option rights were exercised or the conversion obligations were fulfilled or the election rights were exercised by TLG IMMOBILIEN AG.

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2.5.5.2	Authorization to issue Bonds

Until May 22, 2022, the management board of TLG IMMOBILIEN AG is authorized, with the consent of the supervisory board to issue, once or several times, bearer or registered convertible bonds, option bonds, participation rights, and/or profit participation bonds (or combinations of these instruments) for a total nominal value of up to EUR 750,000,000.00 with or without a fixed term, and to grant creditors or owners of bonds conversion or option rights to shares of TLG IMMOBILIEN AG with a pro rata amount in the registered share capital of up to EUR 37,087,779.00.

Shareholders generally have subscription rights for such bonds or rights. However, subscription rights may be excluded:

(1)	in order to exclude fractional amounts;

(2)

to the extent required in order to grant owners of bonds that were already, or will be, issued by TLG IMMOBILIEN AG or a company dependent on, or directly or indirectly majority-owned by it, subscription rights to the extent they would be entitled as shareholders after exercising their option or conversion rights of after fulfilling conversion or option obligations;

(3)

for bonds with rights to shares up to a pro rata amount of no more than 10% of the registered share capital of TLG IMMOBILIEN AG (also taking into account other issuances made under exclusion of subscription rights), to the extent the bonds are issued with conversion or option rights or conversion or option obligations against cash payment and if the issue price is not significantly below the theoretical value of the partial debentures determined via recognized actuarial methods; and

(4)	to the extent bonds are issued against contributions in kind, insofar as the value of the contribution in kind fairly reflects the market value of the bonds.

The authorization to exclude subscription rights is limited to a total amount that does not exceed 20% of TLG IMMOBILIEN AG’s registered share capital (also taking into account other issuances made under exclusion of subscription rights during the authorization period), neither on the effective date nor at the time when this authorization is exercised.

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2.5.6	Proposed Resolution for the Creation of a Conditional Capital 2017/III

In today’s invitation to the shareholders’ meeting, the management board and the supervisory board of TLG IMMOBILIEN AG propose that the extraordinary shareholders’ meeting on November 22, 2017 resolve on a conditional capital for the creation of the Compensation Shares (Conditional Capital 2017/III) in a separate agenda item.

The management board and the Supervisory Board of TLG IMMOBILIEN AG essentially propose the following resolution to the shareholders’ meeting on November 22, 2017:

The share capital of the TLG IMMOBILIEN AG is conditionally increased by up to EUR 5,000,000.00 by issuing up to 5,000,000 new, no-par value bearer shares (Conditional Capital 2017/III). The conditional capital increase serves to grant a compensation in shares of the TLG IMMOBILIEN AG to the Minority WCM Shareholders in accordance with the provisions of the Domination Agreement concerning the exchange ratio set forth in Section 5 para. 1 of the Domination Agreement and an adjusted exchange ratio in accordance with Section 5 para. 4 and Section 5 para. 5 of the Domination Agreement, respectively. To the extent required under Section 5 para. 2 of the Domination Agreement, the TLG IMMOBILIEN AG will compensate Share Fractions in cash.

In the event that Minority WCM Shareholders exchange their WCM Shares for Compensation Shares before receiving a dividend and/or consideration based on the Guaranteed Dividend for their WCM Shares for the fiscal year ending December 31, 2017 or for subsequent fiscal years they will – as far as practically and legally possible – be granted Compensation Shares that participate in dividends from the beginning of the last fiscal year that ended before they were created. In the event that Minority WCM Shareholders exchange their WCM Shares for Compensation Shares after receiving a dividend and/or consideration based on the Guaranteed Dividend for their WCM Shares for the fiscal year ending December 31, 2017 or subsequent fiscal years or to the extent it is not practically or legally possible to grant Compensation Shares with dividend entitlements as described in the previous sentence, they shall be granted Compensation Shares with dividend entitlements from the beginning of the fiscal year in which they are created.

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– Convenience Translation –

The new shares will be issued against transfer of WCM Shares by Minority WCM Shareholders to TLG IMMOBILIEN AG. The conditional capital increase will only be executed to the extent that Minority WCM Shareholders make use of their right to receive the compensation. The management board is authorized, with the consent of the supervisory board, to determine the additional details of the capital increase and its implementation.

2.5.7	Proposed Resolution for an Authorization to issue bonds and the Creation of a Conditional Capital 2017/II

In today’s invitation to the shareholders’ meeting, the management board and supervisory board of TLG IMMOBILIEN AG propose in a separate agenda item to the extraordinary shareholders’ meeting of November 22, 2017 to resolve on an authorization for the issuance of convertible bonds, bonds with warrants, participation rights and/or participating bonds (or combination of these instruments) and the creation of a conditional capital (Conditional Capital 2017/II) as well as the cancellation of the existing authorization to issue bonds and the cancellation of the existing Conditional Capital 2017/I of TLG IMMOBILIEN AG.

The management board and the supervisory board of TLG IMMOBILIEN AG essentially propose the following resolution to the shareholders’ meeting on November 22, 2017:

The management board of TLG IMMOBILIEN AG is authorized, with the consent of the supervisory board of TLG IMMOBILIEN AG, to issue until November 21, 2022, on one or several occasions, convertible bearer or registered bonds, bonds with warrants, participation rights and/or participating bonds (or combinations of these instruments) with a nominal amount of up to EUR 1,000,000,000.00, with or without a fixed term and to grant the creditors or holders of bonds conversion or option rights to shares of TLG IMMOBILIEN AG with a pro rata share in the share capital of TLG IMMOBILIEN AG of up to EUR 42,305,633.00, as set forth in the respective terms and conditions of such bonds with warrants, convertible bonds and participation rights.

The share capital of TLG IMMOBILIEN AG is conditionally increased by up to EUR 42,305,633.00 through the issue of up to 42,305,633 new no-par value bearer shares with participation rights (Conditional Capital 2017/II). The conditional capital increase serves to grant shares of TLG IMMOBILIEN AG – upon exercise of conversion or option rights or upon fulfillment of conversion or option obligations – to the holders or creditors of convertible bonds, bonds with warrants, participation rights and/or participating bonds (or combinations of these instruments), issued on the basis of the authorizing resolution of the shareholders’ meeting of TLG IMMOBILIEN AG on November 22, 2017.

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– Convenience Translation –

The new shares of TLG IMMOBILIEN AG will be issued at the conversion or option price to be determined in accordance with the respective authorization resolution of the shareholders’ meeting of TLG IMMOBILIEN AG of November 22, 2017. The conditional capital increase shall will be executed to the extent holders of convertible bonds, bonds with warrants, participation rights and/or participating bonds (or combinations of these instruments) issued or guaranteed by the TLG IMMOBILIEN AG, a company dependent on TLG IMMOBILIEN AG, or a company majority-owned by TLG IMMOBILIEN AG, utilizing the respective authorizing resolution of the shareholders’ meeting of TLG IMMOBILIEN AG of November 22, 2017 exercise their conversion or option rights or fulfill conversion obligations, or to the extent TLG IMMOBILIEN AG elects to grant shares in TLG IMMOBILIEN AG in lieu of cash payments.

The new shares of TLG IMMOBILIEN AG will participate in the profits from the beginning of the fiscal year during which they are created; however, the management board of TLG IMMOBILIEN AG, with the consent of the supervisory board of TLG IMMOBILIEN AG, may, if legally permissible, stipulate in respect of convertible bonds, bonds with warrants, participation rights and/or participating bonds (or combinations of these instruments) that were issued or guaranteed based on the authorizing resolution of the shareholders’ meeting of November 22, 2017 that the new shares of TLG IMMOBILIEN AG participate in the profits from the beginning of the fiscal year, for which, when the conversion or option rights are exercised or the conversion obligations are fulfilled or TLG IMMOBILIEN AG exercises its option, a resolution on the use of profits has not yet been passed by the shareholders’ meeting of TLG IMMOBILIEN AG. The management board of TLG IMMOBILIEN AG is authorized to determine the additional details of the execution of the conditional capital increase.

Furthermore, the management board and the supervisory board of TLG IMMOBILIEN AG propose as part of the resolution on the Conditional Capital 2017/II to the shareholders’ meeting of November 22, 2017 to completely cancel the authorization to issue convertible bonds, bonds with warrants, participating rights and/or participation bonds (or combinations of these instruments) of May 23, 2017, as well as Section 7 of the TLG Articles of Association (existing Conditional Capital 2017/I, see Section III.2.5.5) with entry into force of the Conditional Capital 2017/II.

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2.6	Shareholders

On the basis of the notifications received by TLG IMMOBILIEN AG as of September 30, 2017 in accordance with the Securities Trading Act (Wertpapierhandelsgesetz) and pursuant to information provided by the respective shareholders, the following shareholders directly or indirectly hold more than 3.0% of the TLG IMMOBILIEN AG’s shares and voting rights. It should be noted that the number of voting rights last notified may have changed since such notifications were submitted without requiring the respective shareholder to submit a corresponding voting rights notification, if no notifiable threshold has been reached or crossed.

Shareholder	Shareholdings
	(in %)
ADAR Capital Partners Ltd.	13.72	%(1)
Republic of Singapore	13.33	%(2)
Prof. Dr. Gerhard Schmidt	5.27	%(3)
Julius Baer Group Ltd.	4.99	%(4)
RAG Stiftung	4.25	%(5)
Principal Financial Group Inc.	3.38	%(6)
Blackrock, Inc.	3.28	%(7)

Total	48.22%

(1)

Indirect shareholdings of ADAR Capital Partners Ltd. as notified for May 15, 2017. All shares with voting rights are directly held by ADAR Macro Fund Ltd and are attributed to ADAR Capital Partners Ltd. as manager of ADAR Macro Fund Ltd.

(2)

Indirect shareholdings as notified for July 24, 2015 based on the total number of voting rights of 61,302,326 at that date. The Government of Singapore is the controlling shareholder of GIC Private Limited that directly held all of the notified voting rights in TLG IMMOBILIEN AG at that date.

(3)

Indirect shareholdings of Prof. Dr. Gerhard Schmidt, as notified for September 8, 2017 based on a total number of 74.175.558 voting rights of TLG IMMOBILIEN AG. Prof. Dr. Gerhard Schmidt controls the following entities listed in the group notification: GCS Verwaltungs GmbH, DICP Capital SE, DIC Capital Partners (Europe) GmbH, DIC Grund- und Beteiligungs GmbH, Deutsche Immobilien Chancen Beteiligungs AG, Deutsche Immobilien Chancen AG & Co. Kommanditgesellschaft auf Aktien, DIC Asset AG, DIC Real Estate Investments Beteiligungs GmbH and DIC Real Estate Investments GmbH & Co. Kommanditgesellschaft auf Aktien. The shares of TLG IMMOBILIEN AG are directly held by DIC Real Estate Investments GmbH & Co. Kommanditgesellschaft auf Aktien.

(4)

Indirect shareholdings of Julius Baer Group Ltd. as notified for September 21, 2017 based on a total number of voting rights of TLG IMMOBILIEN AG of 74.175.558. Julius Baer Group Ltd. is the ultimate controlling entity of the following other companies listed in its group notification: Kairos Investment Management S.p.A and Kairos Partners SGR S.p.A. The shares directly held by the shareholder Kairos International SICAV are attributed to Kairos Partners SGR S.p.A.

(5)	Indirect shareholdings of RAG Stiftung as notified for June 30, 2017 based on a total number of 74.175.558 voting rights of TLG IMMOBILIEN AG.

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– Convenience Translation –

(6)

Indirect shareholdings of Principal Financial Group Inc. as notified for February 3, 2016 based on a total number of voting rights of TLG IMMOBILIEN AG of 67,432,326 at that date. Principal Financial Group Inc. is the ultimate controlling entity of the following other companies listed in its group notification: Principal Financial Services Inc.; Principal Life Insurance Company; Principal Global Investors, LLC; and Principal Real Estate Investors, LLC. None of these companies directly held 3.0% or more of the voting rights of TLG IMMOBILIEN AG at that date.

(7)

Indirect shareholdings of Blackrock, Inc. as notified for February 7, 2017. Blackrock, Inc. is the ultimate controlling entity of the following other companies listed in its group notification: Trident Merger, LLC; BlackRock Investment Management LLC; BlackRock Holdco 2, Inc.; BlackRock Financial Management, Inc.; BlackRock Reality Advisors, Inc.; BlackRock International Holdings, Inc.; BR Jersey International Holdings L.P.; BlackRock Holdco 3, LLC; BlackRock Canada Holdings LP; BlackRock Canada Holdings ULC; BlackRock Asset Management Canada Limited; BlackRock Group Limited; BlackRock Luxembourg HoldCo S.à r.l.; BlackRock Investment Management Ireland Holdings Limited; BlackRock Asset Management Ireland Limited; BlackRock (Singapore) Holdco Pte. Ltd.; BlackRock (Singapore) Limited; BlackRock Asia-Pac Holdco, LLC; BlackRock HK Holdco Limited; BlackRock Asset Management North Asia Limited; BlackRock (Luxembourg) S.A.; BlackRock Investment Management (UK) Limited; BlackRock Fund Managers Limited; BlackRock Advisors (UK) Limited; BlackRock Holdco 4, LLC; BlackRock Holdco 6, LLC; BlackRock Fund Advisors; BlackRock Delaware Holdings, Inc.; BlackRock Institutional Trust Company, National Association; BlackRock International Limited; BlackRock Australia Holdco Pty. Ltd.; BlackRock Investment Management (Australia) Limited; BlackRock (Netherlands) B.V.; BlackRock Capital Holdings, Inc.; and BlackRock Advisors, LLC. None of these companies directly held 3.0% or more of the voting rights in TLG IMMOBILIEN AG at that date.

On October 6, 2017, the capital increase for the creation of the 20,435,708 shares of TLG IMMOBILIEN AG required for the completion of the Takeover Offer was registered in the commercial register. This corresponds to a share of approximately 21.6% of the increased share capital following the capital increase and of the voting rights of TLG IMMOBILIEN AG. The Exchange Trustee subscribed to the shares of TLG IMMOBILIEN AG in connection with the capital increase against contributions in kind in the form of WCM Shares, for which the Takeover Offer had been accepted, and as of the signing of the Report holds these shares as trustee for the shareholders of WCM AG who accepted the Takeover Offer. During the course of the completion of the Takeover Offer, it will credit these shares to the deposit accounts of the shareholders of WCM AG, who have accepted the Takeover Offer, unless such shares are sold in the course of the sale of partial rights. The credit entry is expected by October 11, 2017 at the latest.

2.7	Stock Exchange Trading

The shares of TLG IMMOBILIEN AG are admitted to trading on the regulated market (Regulierter Markt) of the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) as well as the sub-segment of the regulated market with additional post-admission obligations (Prime Standard). They are currently part of the SDAX, the EPRA/NAREIT Global, the EPRA/NAREIT Europe and the EPRA/NAREIT Germany as well as certain other indexes.

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– Convenience Translation –

2.8	Structure of TLG

2.8.1	Operative and Legal Structure

TLG IMMOBILIEN AG is the parent company of TLG. As of September 30, 2016, TLG IMMOBILIEN AG held a total of nine direct participations in other companies. TLG’s portfolio comprises the asset classes office, retail, hotel and “other”.

The control system of TLG seeks to achieve a lasting and stable value development of the portfolio and high sustainable profits from its management in the interest of shareholders, employees and business partners. The system is based on the annual, fully-integrated business planning, which covers a medium-term planning period of three years. Key aspects of business planning are rental income, management, investments and disposals, administrative expenses and financing. The partial plans are reflected in the results, assets and financial planning of TLG.

The monthly reporting system at the corporate and portfolio level ensures internal transparency with respect to TLG’s developments during the course of the year, particularly based on the key performance indicators. Additional value drivers are reported in, and monitored through, the monthly controlling reports. Monthly variance analyses help to evaluate the current developments of the company and allow it to react in due course with appropriate measures.

The management of TLG is the responsibility of the management board of TLG IMMOBILIEN AG. The supervisory board of TLG IMMOBILIEN AG supervises and advises the management board in its management activities in accordance with the provisions of the AktG and internal provisions.

2.8.2	Main Subsidiaries; Scope of Consolidation

As of September 30, 2017 the group of consolidated subsidiaries comprised six direct subsidiaries of TLG IMMOBILIEN AG.

An overview of the shareholdings of TLG IMMOBILIEN AG in associated companies (including information according to Section 285 no. 11 HGB) as of September 30, 2017 has been attached as Annex 2 to this Report.

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– Convenience Translation –

2.9	Overview of Business Operations

The business model and corporate strategy of TLG are based on portfolio management, asset and property management, acquisitions and disposals as well as project development on a selective basis:

(1)	Thanks to an excellent understanding of local markets and properties, strategic services are performed centrally, particularly portfolio management and monitoring, valuation and portfolio planning.

(2)

TLG covers material elements of the property-related value chain in-house. The individual offices are responsible for the decentralized technical and commercial management of properties, including relations with tenants and the development activities within the company.

(3)

With years of expertise, TLG is very well connected in its core markets. Therefore, the company therefore has attractive opportunities to expand as well as options to sell non-strategic properties at the best price.

Aside from the efficient management and development of its high-class portfolio, TLG’s business activities are aimed at expanding its portfolio through value-accretive acquisitions of office, retail and hotel properties. Targeted acquisitions of properties with a potential for rent increases or moderate vacancies and the ensuing active asset management create the potential for value create through optimized letting and management. Apart from growth through acquisitions, the portfolio is continuously developed through the disposal of properties that are no-longer fir the strategy. The aim is to secure and further optimize the high overall quality and yield of the portfolio on a long term basis.

As of June 30, 2017, TLG’s portfolio comprised a total of 386 properties with an aggregate lettable area of 1,396,261 square meters. At the same time, the annualized in-place rent amounted to EUR 157.1 million and the EPRA Vacancy Rate amounted to 3.3% (according to TLG IMMOBILIEN AG’s quarterly financial report of as of June 30, 2017).

The aggregate value of TLG’s portfolio amounted to EUR 2,235.2 million as of June 30, 2017 (according to TLG IMMOBILIEN AG’s quarterly financial report as of June 30, 2017).

TLG’s portfolio strategy includes a focus on the asset classes office, retail and selected hotels with long-term leases in selected areas of larger German cities. While the office portfolio is focused on promising A and B cities, the retail portfolio, which is characterized by local food retail properties, is more diversified. Decisions on acquisitions and disposals as well as possible investments are subject to the aforementioned principles on portfolio strategy.

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– Convenience Translation –

Every asset class has its own advantages. For example, office and retail properties in particular provide for higher average rental income, while hotel properties on average provide for particularly long lease agreements.

2.10	Business Development, Results and Financial Situation, Key Financial Data

The following financial information of TLG is taken or derived from the audited consolidated financial statements of TLG IMMOBILIEN AG as of and for the fiscal years ended December 31, 2014, 2015 and 2016, the unaudited condensed interim consolidated financial statements of TLG IMMOBILIEN AG as of and for the six-month period ended June 30, 2017, and the internal reporting system of TLG IMMOBILIEN AG. The audited consolidated financial statements of TLG IMMOBILIEN AG as of and for the fiscal years ended December 31, 2014, 2015 and 2016 have been prepared in accordance with IFRS and the additional requirements of German commercial law pursuant to Section 315a para. 1 HGB. The unaudited condensed interim consolidated financial statements of TLG IMMOBILIEN AG as of and for the six-month period ended June 30, 2017 have been prepared in accordance with IFRS on interim financial reporting (IAS 34).

In the audited consolidated financial statements of TLG IMMOBILIEN AG as of and for the fiscal year ended December 31, 2016, TLG IMMOBILIEN AG changed the accounting classification of certain income and expense items in the consolidated statement of comprehensive income relating to net operating income from letting activities, income from letting activities, expenses from letting activities, other operating income and other operating expenses, leading to corresponding retroactive changes in the comparative financial information for the fiscal year ended December 31, 2015. The following financial information for the fiscal year ended December 31, 2015 is taken or derived from the adjusted comparative financial information as shown in the audited consolidated financial statements of TLG IMMOBILIEN AG as of and for the fiscal year ended December 31, 2016.

2.10.1	Financial Information for the Fiscal Years 2014, 2015 and 2016

According to the audited consolidated financial statements of TLG IMMOBILIEN AG for the fiscal year ended December 31, 2016 prepared in accordance with IFRS and the additional requirements of German commercial law pursuant to Section 315a para. 1 HGB, the total assets of TLG amounted to EUR 2,344.8 million as of December 31, 2016. The total operating results for the fiscal year ended December 31, 2016 amounted to a positive result of EUR 92.1 million (according to TLG IMMOBILIEN AG’s consolidated financial statements for the fiscal year ended December 31, 2016).

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– Convenience Translation –

Net operating income from letting activities increased by 10.1% from EUR 114.1 million in the fiscal year ended December 31, 2015 to EUR 125.6 million in the fiscal year ended December 31, 2016. This increase was mainly caused by the acquisition of additional properties as part of TLG’s growth strategy, which led to an increase in the total lettable area of TLG’s portfolio by 9.5%. In the fiscal year ended December 31, 2016, the result from the remeasurement of investment property decreased by 54.6% from EUR 87.9 million in the fiscal year ended December 31, 2015 to EUR 39.9 million, due to the fact that the favorable effects of market conditions led to less pronounced valuation gains in the fiscal year ended December 31, 2016 compared to the previous year. Net annual income decreased from EUR 130.9 million in the fiscal year ended December 31, 2015 by 28.1% to EUR 94.1 million in the fiscal ended December 31, 2016.

In the fiscal year ended December 31, 2016, the carrying amount (fair value) of investment properties increased significantly by 27.3% from EUR 1,739.5 million as of December 31, 2015 to EUR 2,215.2 million as of December 31, 2016, driven by acquisitions of additional properties, especially in the office asset class. Equity increased by 4.3% from EUR 967.9 million as of December 31, 2015 to EUR 1,009.5 million as of December 31, 2016.

2.10.1.1	Data from the Consolidated Statement of Comprehensive Income

	For the fiscal year ended December 31,
	2014	2015(1)	2016
		(audited)
	(in EUR million)
Net operating income from letting activities	100.3	114.1	125.6
Income from letting activities	136.7	152.3	168.1
Expenses relating to letting activities	(36.5)	(38.2)	(42.5)
Result from the remeasurement of investment property	52.7	87.9	39.9
Result from the disposal of investment property	3.3	8.0	6.4
Result from the disposal of real estate inventory	7.3	0.8	0.0
Proceeds from the disposal of real estate inventory	26.1	0.8	0.0
Carrying amount of inventory disposed	(18.8)	(0.1)	(0.0)
Other operating income	16.8	4.2	0.8
Personnel expenses	(17.4)	(12.8)	(11.3)
Depreciation and amortization	(1.2)	(0.8)	(0.6)
Other operating expenses	(15.7)	(7.9)	(7.1)

Earnings before interest and taxes (EBIT)	146.1	193.4	153.7
Financial income	0.6	0.4	0.3
Financial expenses	(24.3)	(23.8)	(25.7)
Gain/loss from the remeasurement of financial instruments	(2.1)	(0.8)	0.3

Earnings before taxes (EBT)	120.3	169.2	128.6

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– Convenience Translation –

	For the fiscal year ended December 31,
	2014	2015(1)	2016
	(audited)
	(in EUR million)
Income taxes	(31.6)	(38.3)	(34.5)

Net income	88.7	130.9	94.1
Other comprehensive income
Thereof non-recycling Actuarial gains/losses after taxes(2)	(0.9)	0.0	(0.3)
Thereof will be reclassified to profit or loss Gain/loss from remeasurement of derivative financial instruments in hedging relationship, net of taxes	(10.9)	1.7	(1.8)

Total comprehensive income for the year/period	76.8	132.6	92.1

Explanations:

(1)

In the audited consolidated financial statements of TLG IMMOBILIEN AG as of and for the fiscal year ended December 31, 2016, TLG IMMOBILIEN AG changed the accounting classification of certain income and expense items in the consolidated statement of comprehensive income relating to net operating income from letting activities, income from letting activities, expenses from letting activities, other operating income and other operating expenses, leading to corresponding retroactive changes in the comparative financial information for the fiscal year ended December 31, 2015. In the audited consolidated financial statements of TLG IMMOBILIEN AG as of and for the fiscal year ended December 31, 2015, in consolidated income statement, the net operating income from letting activities, income from letting activities, expenses from letting activities, other operating income and other operating expenses reported as of and for the fiscal year ended December 31, 2015 are shown in the amount of EUR 112.4 million, EUR 150.6 million, EUR 38.2 million, EUR 5.8 million and EUR 7.8 million respectively.

(2)

Reported as actuarial loss from pension obligation, after taxes (versicherungsmathematischer Verlust aus Pensionsverpflichtungen) in the German-language version of the audited consolidated financial statements of TLG IMMOBILIEN AG as of and for the fiscal year ended December 31, 2014.

2.10.1.2	Data from the Consolidated Statement of Financial Position

	As of December 31,
	2014	2015	2016
	(audited)
	(in EUR million)
Non-current assets	1,525.2	1,776.8	2,240.8
Investment property	1,489.6	1,739.5	2,215.2
Advance payments on investment property	5.9	14.3	0.1
Property, plant and equipment	14.1	9.8	6.7
Intangible assets	1.7	1.6	1.4
Other non-current financial assets	2.5	2.5	4.8
Other assets	8.4	9.2	10.0
Deferred tax assets	3.0	—	2.7
Current assets	212.8	222.6	103.9
Inventories	1.5	1.1	1.1
Trade receivables	12.6	11.9	6.0
Receivables from income taxes	9.8	2.2	1.2
Other current financial assets	1.0	0.9	0.9
Other receivables and assets	13.3	6.9	7.1
Cash and cash equivalents	152.6	183.7	68.4
Assets classified as held for sale	22.0	15.9	19.2

Total assets	1,738.0	1,999.5	2,344.8

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– Convenience Translation –

	As of December 31,
	2014	2015	2016
	(audited)
	(in EUR million)
Equity	748.0	967.9	1,009.5
Subscribed capital	61.3	67.4	67.4
Capital reserves	343.0	439.5	440.3
Retained earnings	354.1	469.4	515.1
Other reserves	(13.0)	(11.2)	(13.3)
Equity attributable to the shareholders of the parent company	745.4	965.1	1,009.5
Non-controlling interests	2.6	2.8	–
Liabilities	990.0	1,031.6	1,335.3
Non-current liabilities	909.1	957.8	1,227.1
Non-current liabilities to financial institutions	731.1	746.7	975.2
Pension provisions	8.2	8.1	8.3
Non-current derivative financial instruments	17.8	15.9	20.4
Other non-current liabilities	1.5	1.2	5.5
Deferred tax liabilities	150.5	185.9	217.7
Current liabilities	80.9	73.8	108.1
Current liabilities due to financial institutions	39.3	36.0	65.2
Trade payables	13.9	14.9	21.2
Other current provisions	5.7	2.4	1.8
Tax liabilities	9.6	6.4	4.5
Other current liabilities	12.4	14.0	15.4

Total equity and liabilities	1,738.0	1,999.5	2,344.8

2.10.1.3	Data from the Consolidated Cash Flow Statement

	For the year ended December 31,
	2014	2015	2016
	(audited)
	(in EUR million)
Cash flow from operating activities	76.2	104.9	121.5
Interest received	0.6	0.4	0.3
Interest paid	(47.2)	(23.0)	(28.4)
Income tax paid/received	(9.0)	1.6	(5.3)
Net cash flow from operating activities	20.5	83.9	88.0
Cash flow from investing activities	(20.5)	(150.3)	(414.1)
Cash flow from financing activities	13.7	97.5	210.7

Change in cash and cash equivalents	13.7	31.1	(115.3)

2.10.2	Financial Data as of June 30, 2017 or for the Period from January 1, 2017 to June 30, 2017

According to the interim consolidated financial statements of TLG IMMOBILIEN AG for the six-month period ended June 30, 2017 prepared in accordance with IFRS on interim financial reporting (IAS 34), the total assets of TLG amounted to EUR 2,367.3 million as of June 30, 2017. The total consolidated income for the six-month period ended June 30, 2017 amounted to a positive result of EUR 76.5 million (according to TLG IMMOBILIEN AG’s consolidated interim financial statements for the six-month period ended June 30, 2017).

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– Convenience Translation –

2.10.2.1	Data from the Consolidated Statement of Comprehensive Income

	For the six-month period ended June 30
	2016	2017
	(unaudited)
	(in EUR million)
Net operating income from letting activities	61.2	71.1
Income from letting activities	78.7	93.9
Expenses relating to letting activities	(17.5)	(22.7)
Result from the remeasurement of investment property	7.9	70.1
Result from the disposal of investment property	0.6	0.0
Result from the disposal of real estate inventory	0.0	0.2
Proceeds from the disposal of real estate inventory	0.0	0.1
Carrying amount of inventory disposed	(0.0)	0.1
Other operating income	0.4	0.8
Personnel expenses	(5.6)	(5.7)
Depreciation and amortization	(0.3)	(0.3)
Other operating expenses	(3.1)	(6.8)

Earnings before interest and taxes (EBIT)	61.2	129.4
Financial income	0.1	0.1
Financial expenses	(12.0)	(26.0)
Gain/loss from the remeasurement of financial instruments	(1.6)	6.1

Earnings before taxes (EBT)	47.7	109.6
Income taxes	(14.2)	(33.1)

Net income	33.5	76.5
Other comprehensive income
Thereof will not be reclassified to profit or loss in the following years Gain/loss from remeasurement of derivative financial instruments in hedging relationship, net of taxes	(3.3)	7.8

Total comprehensive income for the year/period	30.2	84.3

2.10.2.2	Data from the Consolidated Statement of Financial Position

As of June 30, 2017
(unaudited)
(in EUR million)
Non-current assets	2,282.2
Investment property	2,257.3
Advance payments on investment property	0.2
Property, plant and equipment	6.6
Intangible assets	1.6
Other non-current financial assets	6.7
Other assets	9.9
Deferred tax assets	0.0
Current assets	85.2
Inventories	1.1
Trade receivables	4.9
Receivables from income taxes	0.2
Other current financial assets	1.9
Other receivables and assets	8.7
Cash and cash equivalents	31.0
Assets classified as held for sale	37.4

Total assets	2,367.3

51

– Convenience Translation –

As of June 30, 2017
(unaudited)
(in EUR million)
Equity	1,148.3
Subscribed capital	74.2
Capital reserves	547.2
Retained earnings	532.4
Other reserves	(5.5)
Equity attributable to the shareholders of the parent company	1,148.3
Liabilities	1,219.1
Non-current liabilities	1,139.5
Non-current liabilities to financial institutions	870.8
Pension provisions	8.3
Non-current derivative financial instruments	5.6
Other non-current liabilities	5.6
Deferred tax liabilities	249.3
Current liabilities	79.6
Current liabilities due to financial institutions	50.2
Trade payables	16.0
Other current provisions	1.6
Tax liabilities	2.7
Other current liabilities	9.1

Total equity and liabilities	2,367.3

2.10.2.3	Data from the Consolidated Cash Flow Statement

	For the six-month period ended on June 30
	2016	2017
	(unaudited)
	(in EUR million)
Cash flow from operating activities	54.5	50.5
Interest received	0.1	0.1
Interest paid	(15.0)	(26.1)
Income tax paid/received	(7.1)	(2.4)
Net cash flow from operating activities	32.6	22.1
Cash flow from investing activities	(190.9)	5.9
Cash flow from financing activities	11.4	(65.4)

Change in cash and cash equivalents	(147.0)	(37.4)

2.10.3	Business development and Results for the Period from January 1, 2017 to June 30, 2017

Net operating income from letting activities of EUR 71.1 million increased by EUR 9.9 million compared to the same period during the previous year, primarily due to new properties that were under management.

Result from the remeasurement of investment property remained positive, mainly due to the persistently favorable market conditions in the first half of 2017, especially in Berlin. In addition to the favorable market conditions, the low EPRA Vacancy Rate of 2.9% and a weighted average lease term (WALT) of 6.1 years for lease agreements with a fixed term had a stabilizing effect on fair values.

52

– Convenience Translation –

Other operating income amounted to EUR 0.8 million and was therefore higher than in the same period during the previous year, due to, inter alia, income of EUR 0.2 million from the liquidation of subsidiaries.

In preparation for the Takeover Offer during the first half of 2017, expenses in an amount of EUR 2.7 million were incurred, which were largely attributable to legal and consulting fees. Other operating expenses therefore increased by EUR 3.8 million to 6.8 million compared to the previous period. Additionally, reversals of provisions totaling EUR 0.7 million reduced expenses in 2016.

In the first half of 2017, financial expenses increased by EUR 14.1 million to EUR 26.0 million compared to the same period in the previous year. This was primarily due to expenses of around EUR 12.4 million for the prepayment of loans in an outstanding amount of EUR 264.3 million in connection with an optimization of the debt structure. In addition, interest payments were incurred for the prepayment of loans in connection with acquisitions in the first half of 2017.

In the first half of 2017, tax expenses comprised ongoing income taxes of EUR 2.3 million and deferred taxes of EUR 30.8 million.

The asset side is dominated by investment properties, including advance payments. Compared to December 31, 2016, the share of investment property in the total assets increased from 94% to 95%, primarily due to adjustments of the fair value of the portfolio by EUR 70.1 million.

As of June 30, 2017, the equity of TLG amounted to EUR 1,148.3 million and was thus EUR 138.8 million higher than as of December 31, 2016, mainly due to the capital increase in exchange for cash contributions effected on January 31, 2017, which generated gross proceeds of EUR 116.0 million as well as the total comprehensive income for the period. This was partly offset by the dividend distribution of EUR 59.3 million to shareholders.

Compared to December 31, 2016, the equity ratio increased by 5.4 percentage points to 48.5%.

53

– Convenience Translation –

3.	Voluntary Takeover Offer of TLG IMMOBILIEN AG concerning the acquisition of the WCM Shares

3.1	Voluntary Takeover Offer

Beginning on June 27, 2017, TLG IMMOBILIEN AG submitted a voluntary public Takeover Offer (by way of an exchange offer) to the shareholders of WCM AG for the acquisition of their WCM Shares.

In exchange for 23 WCM Shares, TLG IMMOBILIEN AG offered 4 new bearer shares of TLG IMMOBILIEN AG, each such share with a notional value of EUR 1.00 in the share capital of TLG IMMOBILIEN AG and with dividend rights for the fiscal year ending December 31, 2017. The shares required for the completion of the Takeover Offer were created by TLG IMMOBILIEN AG by way of a capital increase against contributions in kind in an amount of EUR 20,435,708.00 from the authorized capital 2014/II under exclusion of statutory subscription rights of shareholders of TLG IMMOBILIEN AG. Therefore, the management board of TLG IMMOBILIEN AG resolved on May 10, 2017 and October 4, 2017, with the consent of the supervisory board to increase the share capital of TLG IMMOBILIEN AG from EUR 74,175,558.00 by EUR 20,435,708.00 to EUR 94,611,266.00 by issuing 20,435,708 new no-par value shares, each representing a notional value of EUR 1.00, by utilizing the authorization created by resolution of the shareholders’ meeting of TLG IMMOBILIEN AG on October 22, 2014. The capital increase was registered in the commercial register of TLG IMMOBILIEN AG on October 5, 2017.

The additional acceptance period for the Takeover Offer expired on September 26, 2013. The Takeover Offer was accepted for a total of 117,505,327 WCM Shares, corresponding to a share of 85.89% of the share capital of WCM AG. As a result of the capital increase against contributions in kind required for the completion of the Takeover Offer and the settlement of Share Fractions, 117,505,327 WCM Shares were transferred to TLG IMMOBILIEN AG as contribution in kind and 20,435,708 new shares of TLG IMMOBILIEN AG were issued. With the transfer of the WCM Shares to TLG IMMOBILIEN AG, WCM AG became a subsidiary of TLG IMMOBILIEN AG.

3.2	Business Combination Agreement

The Business Combination Agreement entered into between the Parties on May 10, 2013, inter alia, includes provisions on the integration of the businesses of TLG and WCM as well as the future business strategy of the Combined Group and the future composition of the governing bodies of WCM AG.

54

– Convenience Translation –

In the Business Combination Agreement, the Parties have undertaken to initiate an integration project without undue delay after the successful completion of the Takeover Offer with the goal of creating the Combined Group in order to realize the expected synergies and efficiency potentials. During a conception phase, partial projects will be defined based on material business operations, each of which will be headed by one employee of TLG. Following this conception phase, the conditions required to achieve the identified synergies and efficiency potentials shall be created as far as possible during an implementation phase and processes, operating procedures and the organizational structure of the Combined Group shall be adapted accordingly.

In the Business Combination Agreement, the Parties have expressly laid down their common understanding that the motivated employees of TLG and WCM form the basis for the current as well as the future success of the Combined Group. However, in the course of the integration of WCM into TLG, changes in the organizational structure and processes will occur, particularly through the consolidation of holding activities at the Berlin location of TLG IMMOBILIEN AG.

By consolidating holding activities at TLG IMMOBILIEN AG’s Berlin location, TLG IMMOBILIEN AG will become the holding company of the Combined Group with its registered office in Berlin. The Combined Group will be managed under the “TLG IMMOBILIEN” brand name.

In the Business Combination Agreement, the management board of WCM AG has undertaken, subject to its fiduciary duties, to use best efforts to support TLG IMMOBILIEN AG after the successful completion of the Takeover Offer to ensure that at least four persons selected by TLG IMMOBILIEN AG are elected to the supervisory board of WCM AG for a regular period or appointed by a court pursuant to Section 104 AktG, respectively. Upon request of TLG IMMOBILIEN AG, The management board and the supervisory board of WCM AG are proposing to the extraordinary shareholders’ meeting on November 17, 2017 in a separate agenda item in accordance with today’s invitation to the shareholders’ meeting, to reduce the number of members of the supervisory board from six to three. The Parties assume that in the future at least two of the members of the supervisory board of WCM AG will be persons nominated by TLG IMMOBILIEN AG.

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3.3       Potential acquisition of shares outside of the Settlement Offer

As of the signing of this Report, TLG IMMOBILIEN AG holds a number of shares that corresponds to a participation of 85.89% of the current share capital and voting rights of WCM AG.

TLG IMMOBILIEN AG and persons acting on behalf of TLG IMMOBILIEN AG may, directly or indirectly, acquire WCM Shares or enter into such agreements outside of the Takeover Offer (see Section IV.2.1.5). The same applies to other securities which are directly convertible into, exchangeable for, or exercisable for WCM Shares. However, this only applies as far as such acquisitions or acquisition agreements are legally permitted under the applicable laws, in particular the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz (“WpÜG”)). Information about such acquisitions will be published, insofar as this is required under applicable laws.

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IV.	DOMINATION AGREEMENT

1.	Reasons for the Conclusion of the Domination Agreement

1.1	Economic, Legal and Tax Reasons

1.1.1	Economic Reasons

The economic reasons for the conclusion of the Domination Agreement are attributed to strengthening the de facto group structure of the Combined Group consisting of TLG IMMOBILIEN AG and WCM AG (including their respective direct and indirect subsidiaries). The conclusion of the Domination Agreement significantly facilitates the cooperation between the Parties and, as a result, the implementation of the business strategy. The right to issue instructions under the Domination Agreement will allow the management of TLG IMMOBILIEN AG to establish a consistent control in the interest of the group, as well as to apply or, respectively, implement consistent organizational structures and strategies vis-á-vis WCM. This, in turn, is a key requirement for the planned collaboration between TLG IMMOBILIEN AG and WCM AG.

The cooperation will facilitate the expansion of TLG’s established business model all over Germany. Based on WCM’s portfolio and existing platform, the market penetration in western Germany will be strengthened and will work as a catalyst for the envisaged further portfolio growth. The German-wide acquisition pipeline of the Combined Group consists of properties of all strategic asset classes in attractive areas and should enable TLG to accelerate its growth in western Germany. TLG’s and WCM’s established acquisition expertise as well as TLG’s proper access to growth capital puts the Combined Group in a position to generate continuous portfolio growth in line with TLG’s existing acquisition criteria in all of Germany.

The cooperation furthermore enables the realization of cost synergies, which are expected to amount to EUR 5.0 million per year once the integration has been completed. These synergies can particularly result from expected savings for administrative costs as well as improvements and higher efficiencies in IT systems. Furthermore, in the medium-term the flexibility and efficiency regarding financing will be improved for the Combined Group. Moreover, additional revenue synergies through an increased acquisition capacity of the Combined Group are expected, whereas the Combined Group will profit in future acquisitions from the existing tax loss carry-forwards of WCM.

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The integration of WCM into the management and organizational structure of TLG, which aims to improve the management and coordination of activities and resources and is also necessary in order to utilize synergies, is, however, subject to legal limitations until the Domination Agreement takes effect. Based on the current situation, restrictions, for example with respect to the exchange of information between the Parties and with respect to the cooperation between the two companies in the context of central group functions in general, exist due to the de facto group relationship (see in detail Section IV.1.1.2).

1.1.2	Legal Reasons

1.1.2.1	Limitations and Restrictions on the Cooperation Attributed to the Current De Facto Group Relationship

A de facto group relationship currently exists between the Parties due to the majority stake owned by TLG IMMOBILIEN AG. Although TLG IMMOBILIEN AG is able to exercise a de facto influence on WCM AG based on this de facto group relationship, pursuant to Section 76 AktG the management board of WCM AG is still required to manage the company under its own responsibility. It must evaluate each individual measure or legal transaction executed or refrained from as authorized by or in the interest of TLG IMMOBILIEN AG or an affiliate of TLG to determine whether it has any negative consequences for WCM AG. If such legal transactions or measures are found to have adverse effects on WCM AG, they may only be carried out if the adverse effects associated with the respective legal transaction and/or applicable measure can and will be compensated. Such adverse effects must be compensated by the end of the fiscal year in which these adverse effects were inflicted on the controlled company – i.e., within a very short timeframe – either de facto or by granting a corresponding legal claim (Section 311 para. 2 AktG). This legal situation means that any measures and legal transactions of WCM AG which are executed or refrained from as authorized by or in the interest of TLG IMMOBILIEN AG or one of its affiliates of TLG must be evaluated to determine the exact consequences for WCM AG, any adverse effects and whether there is an obligation to compensate such adverse effects, in each individual case.

Furthermore, in a de facto group relationship all measures and legal transactions with the controlling company or one of its affiliates or executed as authorized or in the interest of such companies must be documented in detail. In particular, they must be reported on annually in a so-called controlled company report (Abhängigkeitsbericht) from the management board of the controlled company specifying any adverse effects (Section 312 AktG). The controlled company report must be evaluated both by the supervisory board and auditor of the controlled company (Sections 313, 314 AktG).

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These provisions that apply to the de facto group tie up a considerable amount of time and resources, particularly on the part of the company under de facto control. Both the management board and other departments of WCM AG (e.g., the legal department, the tax department or the internal audit) must be involved in order to comply with the provisions applicable to the de facto group for every measure and legal transaction of WCM AG that is executed or refrained from as authorized by TLG IMMOBILIEN AG or one of its affiliates of TLG – regardless of whether such measures and legal transactions are with TLG IMMOBILIEN AG or third parties. This not only ties up resources on the part of WCM AG as the controlled company, it also results in substantial delays to the planned cooperation between WCM and TLG, complicating the prompt and efficient implementation of management decisions of mutual interest.

Furthermore, the quantification of any adverse effects and the assessment of their capacity to be compensated cause substantial difficulties for the controlled company within de facto group relationships. Such difficulties are regularly encountered in connection with legal transactions and measures which go beyond the mere exchange of performance on a quid pro quo basis (e.g., purchase of goods or provision of services) or for which a market price cannot be calculated. Such measures may, for example, involve the exchange of business information in connection with the definition of joint business measures or the cooperation with respect to central group functions in general. In practice, it is difficult in such cases, if not often impossible, to quantify and compensate any adverse effects and/or corresponding advantages of the controlled company. Consequently, such measures cannot be carried out within the de facto group with a sufficient degree of legal certainty and if indeed they are carried out, considerable resources must be invested in the evaluation and documentation process or they must be completely refrained from. In order to utilize the advantages resulting from the consolidation of the activities of WCM and TLG described in Section IV.1.1.1, however, further cooperation and an in-depth exchange of information must occur. Without a Domination Agreement, these advantages could not be realized in this way.

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1.1.2.2	Creation of a Contractual Corporate Group by Concluding a Domination Agreement

The difficulties associated with a de facto group can be avoided by concluding a Domination Agreement as it creates a contractual basis for the planned in-depth cooperation. In a contractual corporate group, the provisions regarding the individual compensation of legal transactions and measures with adverse effects which are authorized by the controlling company or one of its affiliates or which were executed or refrained from in its interest do not apply. In addition, the controlling party has, based on the Domination Agreement, a right to issue direct instructions to the management board of the controlled company to carry out measures or legal transactions in the interest of the controlling party or one of its affiliates. This even applies if such individual measures or legal transactions have adverse effects on the controlled company (Section 308 AktG), these adverse effects cannot be compensated or are not compensated within the same fiscal year and/or it is not possible to precisely quantify the adverse effects. As a result, resources can be allocated more efficiently and measures in connection with the cooperation, for which any adverse effects and, if applicable, advantages resulting thereof cannot be quantified with legal certainty, may be implemented. This way, management measures can be aligned with the collective interest of the affiliates without having to perform a costly determination of the effects of each individual measure on the controlled company. This also frees up resources that would otherwise be tied up in connection with the preparation and audit of the controlled company report (Abhängigkeitsbericht) as no such report is required for a contractual corporate group.

The Domination Agreement in turn makes it possible for TLG IMMOBILIEN AG to manage the planned cooperation in a better way in the interest of the Combined Group. The Domination Agreement will also facilitate the unimpeded exchange of information between WCM AG and TLG IMMOBILIEN AG. The conclusion of the Domination Agreement is therefore a suitable legal means for implementing the planned comprehensive cooperation between the companies involved. Other companies have also utilized such an agreement in similar cases and it is designated for this purpose by law.

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Once the Domination Agreement takes effect, WCM AG receives a claim for the assumption of any loss if WCM AG generates a net loss for the year. Unlike in the case of a de facto group relationship, once the Domination Agreement takes effect, WCM AG is no longer forced to rely on individual compensation for any individual adverse effect resulting from the exercise of control, but will instead be entitled – independent of the exercise of control or other factors – as required by law, to a full assumption of losses by TLG IMMOBILIEN AG (see Section 302 AktG).

Once the Domination Agreement has taken effect, the interests of WCM AG will also be protected in that the right to issue instructions is subject to limitations. In particular, WCM AG may not be deprived of its viability as the result of adverse instructions, as the statutory provisions are based on the assumption that WCM AG continues to exist, also for the time after termination of a Domination Agreement. Adverse instructions are furthermore impermissible, and the controlled company is not obliged to follow them, if they clearly do not serve the interests of the controlling company or one of its affiliates or the affiliates of the controlled company.

The Domination Agreement also defines special protective mechanisms for the Minority WCM Shareholders, which they would not have in a de facto group relationship: For the duration of the Domination Agreement they are entitled to adequate, regular compensation on an annual basis against TLG IMMOBILIEN AG in the form of a Guaranteed Dividend (see the explanations under Sections IV.2.1.4 and IV.3) or, if they wish to sell their WCM Shares in consideration of the Domination Agreement, they have the option of transferring their WCM Shares to TLG IMMOBILIEN AG in exchange for an adequate exit compensation in the form of shares in TLG IMMOBILIEN AG and end their shareholding in WCM AG (see the explanations under Sections IV.2.1.5 and IV.3).

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1.1.3	Tax Reasons

From a tax perspective, the conclusion of the Domination Agreement furthers the permanent organizational integration of WCM AG into TLG IMMOBILIEN AG in order to create a consolidated group for VAT purposes (umsatzsteuerliche Organschaft). The consolidated group for VAT purposes offers the advantage that no VAT is incurred in connection with services rendered between both Parties, which would not be deductible as input tax or only to a limited extent for WCM AG due to its partly VAT-free output transactions. Such a consolidated group for VAT purposes requires WCM AG to be financially, economically and organizationally integrated in TLG IMMOBILIEN AG in consideration of the overall actual circumstances. The wide range of possibilities to issue instructions and to exercise influence set out in the Domination Agreement (see Section IV.2.1.1) will establish the organizational integration.

1.2	Alternatives to Concluding a Domination Agreement

The management boards of TLG IMMOBILIEN AG and WCM AG have evaluated alternatives to concluding the Domination Agreement. They determined that there is no preferable alternative to concluding the Domination Agreement with the same capacity for achieving the aforementioned goals. This is due to the fact that from the perspective of corporate law only the conclusion of a Domination Agreement between TLG IMMOBILIEN AG and WCM AG – apart from an integration (Eingliederung), which is already ruled out due to the absence of the required share of ownership (see Section IV.1.2.2) – allows to overcome the described limitations in the de facto group (see Section IV.1.1.2.1)). In this context, the following alternatives were evaluated in particular:

1.2.1	Squeeze-Out of Minority Shareholders

As of the signing of this Report, the squeeze-out of minority shareholders pursuant to Sections 327a et seq. AktG (so-called squeeze out under stock corporation law (aktienrechtlicher Squeeze-Out)) would not be possible, as the share in WCM AG held by TLG IMMOBILIEN AG does not meet the legally required threshold of at least 95% of the share capital. The same applies to the so-called squeeze-out under takeover law (übernahmerechtlicher Squeeze-Out) pursuant to Sections 39a et seq. WpÜG.

The formal prerequisites for a squeeze-out of the minority shareholders pursuant to Section 62 para. 5 of the German Reorganization Act (Umwandlungsgesetz) in conjunction with Section 327a et seq. AktG following a merger (Verschmelzung) (so-called squeeze-out under reorganization law (umwandlungsrechtlicher Squeeze-Out)), which include, inter alia, a stake of 90% of the share capital, are not met either. Furthermore, a merger of WCM AG into TLG IMMOBILIEN AG as such does not represent a suitable alternative, nor is it desired by the Parties (see Section IV.1.2.2 for details).

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1.2.2	Integration or Merger

Integration (Eingliederung) in the group (Sections 319 et seq. AktG) is precluded as TLG IMMOBILIEN AG does, as of the signing of this Report, not hold a stake of at least 95% of the share capital of WCM AG (Section 320 para. 1 sentence 1 AktG) required for such integration.

The merger of TLG IMMOBILIEN AG into WCM AG (so-called downstream merger) is also ruled out as an equivalent alternative, as is the merger of WCM AG into TLG IMMOBILIEN AG (so-called upstream merger). A downstream or upstream merger would cause the legal identity of TLG IMMOBILIEN AG or WCM AG, respectively, to cease to exist and would result in the transfer of all liabilities and assets to TLG IMMOBILIEN AG or WCM AG, respectively. A downstream merger as change in the legal entity would represent a transaction subject to property transfer tax held by TLG IMMOBILIEN AG. An upstream merger would lead to the loss of major remaining loss carry-forwards of WCM AG. All this does not reflect the intention of the Parties.

1.2.3	Change of Legal Form

A transformation (formwechselnde Umwandlung) of WCM AG into a different corporate form or a partnership (Personengesellschaft) is not a suitable alternative either.

Even a transformation into a partnership limited by shares (Kommanditgesellschaft auf Aktien) would not affect the applicability of the rules for the de facto corporate group and, accordingly, the disadvantages compared to the legal situation with a domination agreement (see Section VI.1.1.2). Even after a transformation into a limited liability company (Gesellschaft mit beschränkter Haftung) or a partnership (Personengesellschaft), instructions in the interest of the corporate group would still have to be examined in each individual case with regard to whether they have an adverse effect on WCM AG (see Section IV.1.1.2). That is because the fiduciary duty of the controlling company existing as a result of membership (mitgliedschaftliche Treuepflicht) would likewise have to be observed in the relationship to a limited liability company or a partnership so that the implementation of adverse measures would at least be problematic.

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1.2.4	Conclusion

In view of the above, only the conclusion of a Domination Agreement offers an adequate legal basis for the planned integration of WCM into TLG. Only the conclusion of a Domination Agreement allows to overcome the restrictions of the de facto group (see Section IV.1.1.2.1), to establish a consolidated group for VAT purposes (umsatzsteuerliche Organschaft) (see Section IV.1.1.3) and, at the same time, to prevent the existing loss carry-forwards of WCM AG from being eliminated (see Section IV.1.2.2).

2.	Content and Effects of the Domination Agreement

2.1	Description of the Content of the Agreement

This section describes the individual provisions of the Domination Agreement, the full wording of which is set out in Annex 3 of this Report.

2.1.1	Management and Issuing of Instructions (Section 1 of the Domination Agreement)

Section 1 of the Domination Agreement contains the core provision of any Domination Agreement, namely that WCM AG as a controlled company subordinates the management (Leitung) of its company to TLG IMMOBILIEN AG as the controlling company. This means that TLG IMMOBILIEN AG may issue both general and individual instructions to the management board of WCM AG with respect to the management of the company (Section 1 para. 1 of the Domination Agreement). Notwithstanding this right to issue instructions, WCM AG is a legally separate entity with its own governing bodies. The management board of WCM AG remains responsible for managing and representing the company. In the absence of any instructions, the management board of WCM AG may and must manage the company on its own authority.

The scope of the right of management and the right to issue instructions is primarily governed by Section 308 AktG. The management board of WCM AG is required to follow legally admissible instructions issued by TLG IMMOBILIEN AG (Section 1 para. 3 sentence 1 of the Domination Agreement). Under Section 308 para. 1 sentence 2 AktG, instructions which are detrimental to WCM AG may also be issued provided that they serve the interests of TLG IMMOBILIEN AG or the group companies affiliated with it and WCM AG. The management board of WCM AG may not refuse to follow an instruction unless the instruction clearly does not serve such interests. On the other hand, the management board is under no obligation to follow inadmissible instructions (e.g., those which, if observed, would breach mandatory statutory provisions or the provisions of the WCM Articles of Association). Instructions which endanger WCM AG’s existence are equally

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inadmissible. Moreover, in the Parties’ opinion a controlled company is under no obligation to follow instructions if and as long as the controlling company fails or is foreseeably unable to observe its obligation under the Domination Agreement to the assumption of losses (see Section IV.2.1.7 for details of WCM AG’s right of termination). Furthermore, Section 299 AktG stipulates that no instructions purporting to amend, maintain or terminate the Domination Agreement may be issued (Section 1 para. 2 sentence 1 of the Domination Agreement).

The aforementioned right to issue instructions does not prejudice WCM AG’s status as a legally separate entity with its own governing bodies. Section 1 para. 3 sentence 2 of the Domination Agreement clarifies that notwithstanding the right of TLG IMMOBILIEN AG to issue instructions, the management board of WCM AG remains responsible for managing and representing WCM AG.

Under certain circumstances, the management board of TLG IMMOBILIEN AG may delegate its right to issue instructions to persons which it has duly given power of attorney (Section 1 para. 1 sentence 2 of the Domination Agreement). It is acknowledged that the right to issue instructions may in particular be delegated to employees of the controlling company (e.g., authorized signatories (Prokuristen)). The controlling company is liable for damages in the event of any unlawfully issued instructions by the delegate.

The right of management and the right to issue instructions only have a binding effect on the management board but not on the supervisory board, the shareholders’ meeting or employees of WCM AG or on the governing bodies or employees of a subsidiary of WCM AG. If the management board of WCM AG is instructed to execute a transaction which requires the consent of WCM AG’s supervisory board and the supervisory board does not grant its consent or fails to do so within a reasonable period of time, the supervisory board’s consent can be replaced with the controlling company’s renewed instruction in accordance with Section 308 para. 3 AktG. The Domination Agreement does not affect the rights of participation of WCM AG’s shareholders’ meeting.

Instructions must generally be issued in text form (Textform) (Section 126b BGB) (e.g., by fax or e-mail (Section 1 para. 2 sentence 2 of the Domination Agreement)). In urgent cases, instructions may also be given orally, provided that they are confirmed in text form without undue delay (Section 1 para. 2 sentence 3 of the Domination Agreement). Under Section 294 para. 2 AktG and Section 6 para. 2 of the Domination Agreement, TLG IMMOBILIEN AG’s right to issue instructions and WCM AG’s corresponding duty to follow them in accordance with Section 1 of the

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Domination Agreement do not arise until the Domination Agreement takes legal effect by being entered in the commercial register (Handelsregister) at the registered office of WCM AG (see Section IV.2.1.6).

2.1.2	Right to Information (Section 2 of the Domination Agreement)

Pursuant to Section 2 of the Domination Agreement, TLG IMMOBILIEN AG is granted a right of information towards WCM AG at any given time. Pursuant to Section 2 sentence 1 of the Domination Agreement, the management board of WCM AG is required to supply TLG IMMOBILIEN AG with all requested information on all matters relating to WCM AG at any time. Pursuant to Section 2 sentence 2 of the Domination Agreement, TLG IMMOBILIEN AG is entitled to inspect the books and records of WCM AG at any time. Furthermore, WCM AG is required to keep TLG IMMOBILIEN AG continuously informed of business developments, and specifically of material transactions (Section 2 sentence 3 of the Domination Agreement).

The right to information shall enable TLG IMMOBILIEN AG to exercise its control rights relating to WCM AG on the basis of adequate information. For this purpose, TLG IMMOBILIEN AG is granted a general right to information which is supplemented by a separate reporting obligation of WCM AG. This reporting obligation includes ongoing business developments as well as material transactions. This way, existing information asymmetries can be eliminated efficiently and TLG IMMOBILIEN AG is able to give instructions based on all relevant information and in the best interest of the group.

2.1.3	Assumption of Losses (Section 3 of the Domination Agreement)

Section 3 para. 1 of the Domination Agreement governs TLG IMMOBILIEN AG’s obligation to assume WCM AG’s losses in accordance with the provisions of Section 302 AktG in their entirety and as amended from time to time. Based on the current version of Section 302 para. 1 AktG this means that TLG IMMOBILIEN AG is under an obligation to assume any net annual loss “otherwise arising” during the term of the agreement (i.e., that would arise in the absence of the obligation to assume the losses). This obligation to assume losses does not apply if and to the extent that the net loss for the year is covered by any amounts withdrawn from other revenue reserves (andere Gewinnrücklagen) provided that these amounts were allocated to the other revenue reserves during the term of the Domination Agreement (Section 272 para. 3 sentence 2 HGB).

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The obligation to assume losses ensures that WCM AG’s reported equity as of the date on which the Domination Agreement takes effect is not reduced during the term of the Domination Agreement. The obligation to assume losses serves to protect the financial interests of WCM AG, the Minority WCM Shareholders and the creditors of WCM AG during the term of the Domination Agreement.

Pursuant to Section 3 para. 2 of the Domination Agreement, the obligation to assume losses applies for the first time for the entire fiscal year of WCM AG during which the Domination Agreement becomes effective pursuant to Section 6 para. 2 of the Domination Agreement by being entered in the commercial register (Handelsregister) at the registered office of WCM AG. If the Domination Agreement becomes effective prior to December 31, 2017, the obligation thus applies to any losses during the entire fiscal year ended December 31, 2017. If the Domination Agreement becomes effective after December 31, 2017 but on or before December 31, 2018, the obligation applies to any losses during the entire fiscal year ended December 31, 2018. If the Domination Agreement is entered in the commercial register in a later fiscal year, the obligation to assume losses only applies from that later fiscal year on. In accordance with the rulings of the highest courts, WCM AG’s loss assumption claim arises at the end of the fiscal year and becomes due on the same date.

If the Domination Agreement is terminated during a fiscal year, and specifically in the event of a termination for good cause (wichtiger Grund) (see Section IV.2.1.7), TLG IMMOBILIEN AG is, pursuant to Section 3 para. 3 of the Domination Agreement, required to assume a pro rata loss of WCM AG as shown in the interim financial statements to be drawn up with a record date as of the date of effectiveness of the termination.

2.1.4	Compensation in Form of a Guaranteed Dividend (Section 4 of the Domination Agreement)

Pursuant to Section 304 para. 1 sentence 2 AktG, an obligation to compensate Minority WCM Shareholders comes into existence upon the Domination Agreement taking effect. In order to satisfy this obligation, pursuant to Section 4 para. 1 of the Domination Agreement TLG IMMOBILIEN AG guarantees Minority WCM Shareholders a fixed annual compensation payment in the form of a Guaranteed Dividend for the duration of the Domination Agreement, for the first time for the fiscal year of WCM AG in which the Domination Agreement becomes effective pursuant to Section 6 para. 2 of the Domination Agreement.

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2.1.4.1	Type and Amount of Compensation

Concerning type and amount of the adequate compensation, the following should be noted:

(a)	Legal Basis

A Domination Agreement must provide for adequate compensation of the Minority WCM Shareholders in the form of a Guaranteed Dividend (Section 304 para. 1 sentence 2 AktG). The amount of the Guaranteed Dividend is based on the rules applying to compensation under profit and loss transfer agreements. The AktG distinguishes between two types of compensation (see below under Sections IV.2.1.4.1(b) and IV.2.1.4.1(c)).

(b)	Fixed Compensation in the Form of a Guaranteed Dividend

The compensation can in any case take the form of an annual payment of a fixed cash amount. If the Domination Agreement provides for fixed compensation, the Guaranteed Dividend must equal the amount which could be expected to be distributed as the average dividend for each share, i.e. the distributable profit under German commercial law, in view of the controlled company’s current earnings situation and its future earnings prospects, taking into account adequate depreciation, amortization and impairment expenses, but exclusive of allocations to other revenue reserves (andere Gewinnrücklagen) (Section 304 para. 2 sentence 1 AktG).

(c)	Variable Compensation in the Form of a Guaranteed Dividend

If the controlling company is a German stock corporation, a partnership limited by shares (Kommanditgesellschaft auf Aktien) or a European stock corporation (Societas Europaea), the compensation may instead be variable and based on the distributed profit of the other party to the agreement. In this case, the variable compensation must equal the amount which is paid as a dividend on the shares of the controlling company on the basis of an appropriate conversion ratio (Section 304 para. 2 sentences 2 and 3 AktG).

Even if a variable compensation would be legally possible in a given case, the Domination Agreement does not have to provide for both fixed and variable compensation alternatively. The Parties may rather opt for one or the other kind of compensation.

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2.1.4.2	Reasons for Opting for Fixed Compensation

The Domination Agreement provides for the payment of fixed annual compensation in the form of a Guaranteed Dividend. Legally, it would also have been possible to grant Minority WCM Shareholders a variable compensation. However, the Parties have agreed on a fixed annual compensation in the form of a Guaranteed Dividend, since this provides maximum flexibility to the Minority WCM Shareholders. They are able to decide whether they want to remain shareholders of WCM AG and be subject solely to the dividend policy of WCM AG, or whether they want to change their WCM Shares for Compensation Shares (see Section IV.2.1.5) and consequently benefit from the dividend policy of TLG IMMOBILIEN AG.

By choosing the variable compensation, the remaining Minority WCM Shareholders would have been guaranteed a profit share equaling the actual dividend on the shares of TLG IMMOBILIEN AG on the basis of an appropriate conversion ratio. Consequently, not only dividends of TLG IMMOBILIEN AG but also the Guaranteed Dividend would have been subject to annual fluctuations. As a result, Minority WCM Shareholders remaining in WCM AG would have been subject to the dividend policies of both Parties.

A variable compensation further would have been subject to the dividend and reinvestment policy of TLG IMMOBILIEN AG. The fixed Guaranteed Dividend does not depend on the actual dividends payed by TLG IMMOBILIEN AG, and thus provides transparency for the remaining Minority WCM Shareholders with respect to the minimum amount of future dividends. At the same time this transparency provides planning security to the Minority WCM Shareholders remaining in WCM AG.

It is the Minority WCM Shareholders’ individual decision whether they want to remain in WCM AG and from then on receive a fixed Guaranteed Dividend, or whether they want to accept the offer for exit compensation by TLG IMMOBILIEN AG (see Section IV.2.1.5). With respect to the dividend payments of both Parties over the course of the last years, the Parties expressly point out that, based on the present and expected future profitability and dividend policy of TLG IMMOBILIEN AG, an exchange of WCM Shares for Compensation Shares under the offer for exit compensation (see Section IV.2.1.5), might result in a higher share of the profits of TLG IMMOBILIEN AG in the short, medium and/or long term than the Guaranteed Dividend granted on WCM Shares when remaining in WCM AG.

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2.1.4.3	Amount of Fixed Compensation in Form of a Guaranteed Dividend

In contrast to a combined domination and profit and loss transfer agreement, in the case of a stand-alone domination agreement any dividend paid by WCM AG is still distributed to its shareholders. For this reason, the compensation under a stand-alone domination agreement is determined in such a way that the minority shareholders are guaranteed compensation in the form of a so-called Guaranteed Dividend of a fixed amount from the controlling company. If the dividend distributed by the controlled company to its shareholders in a given year (including any partial payments) is lower than the Guaranteed Dividend agreed in the Domination Agreement, the controlling company must pay the minority shareholders of the controlled company the difference between such dividend and the amount of the Guaranteed Dividend. If the dividend distributed by the controlled company equals or exceeds the amount of the Guaranteed Dividend, the controlling company is under no obligation to pay any compensation.

Under Section 4 of the Domination Agreement, TLG IMMOBILIEN AG grants the Minority WCM Shareholders an annual fixed Guaranteed Dividend any fiscal year during which the Domination Agreement is in effect. The amount and method for calculating the adequate Guaranteed Dividend are described and explained below and in Section IV.3.2.

(a)	Amount of Compensation

During the term of the Domination Agreement, the Domination Agreement provides for an annual fixed Guaranteed Dividend of EUR 0.11 (this equals an amount of EUR 0.13 before the prevailing corporate income tax (Körperschaftsteuer) and solidarity surcharge (Solidaritätszuschlag)) for the Minority WCM Shareholders for each WCM Share and each full fiscal year of WCM AG, payable for the first time for the fiscal year during which the Domination Agreement becomes effective pursuant to Section 6 para. 2 of the Domination Agreement. To the extent that the dividend paid by WCM AG for a given fiscal year (including any partial payments) for each WCM Share is lower than the Guaranteed Dividend, TLG IMMOBILIEN AG undertakes to pay each Minority WCM Shareholder the corresponding difference for each WCM Share.

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(b)	Compensation Adjustment Mechanism

In determining the Guaranteed Dividend, the Parties have taken account of the ruling of the German Federal Supreme Court (Bundesgerichtshof) (decision dated July 21, 2003, file number II ZB 17/01 – “Ytong”). In this ruling, the court held that the compensation granted to the minority shareholders as defined in Section 304 para. 1 sentences 1 and 2, para. 2 sentence 1 AktG must initially be calculated as a fixed amount equal to the prospective distributable gross share in profit per share, which is then reduced by the then prevailing corporate income tax (Körperschaftsteuer) stipulated by law. This aims to ensure that any reduction in the corporate income tax rate compared to the rate applicable on the effective date of the valuation does not lead to an unjustified benefit of the other party (the controlling company) at the expense of the minority shareholders. Vice versa, it also seeks to ensure that in the event of any increase in the tax rate the compensation arrangements do not result in any unjustified benefit of the minority shareholders at the expense of the other party (the controlling company). These principles must also be applied accordingly to the solidarity surcharge (Solidaritätszuschlag) payable as surtax on the corporate income tax.

In accordance with the German Federal Supreme Court’s case-law as outlined above, the fixed compensation in the form of a Guaranteed Dividend must be calculated as the gross profit per WCM Share (“Gross Compensation Amount”) which is then reduced by corporate income tax and solidarity surcharge at the respective prevailing tax rates for the relevant fiscal year (“Net Compensation Amount”). This ensures that any change in the corporate income tax rate or solidarity surcharge immediately results in a corresponding adjustment in the granted Net Compensation Amount. Accordingly, Section 4 para. 2 of the Domination Agreement contains a variable provision with respect to corporate income tax and solidarity surcharge.

Based on the circumstances at the time of signing the Domination Agreement and this Report, the prevailing corporate income tax of 15.0% plus the solidarity surcharge of 5.5%, equivalent to a total amount of EUR 0.13 per WCM Share, must be deducted from the Gross Compensation Amount of approximately EUR 0.02 per WCM Share. Based on the circumstances at the time of signing the Domination Agreement and this Report, this results in a Net Compensation Amount of EUR 0.11 per WCM Share for any given full fiscal year.

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The mechanism for adjusting the Guaranteed Dividend in the event of any future changes in the tax rate is illustrated in the following example: If the corporate income tax rate is lowered by five percentage points (from 15.0% to 10.0%), the provision in Section 4 para. 2 of the Domination Agreement has the effect that the deduction amount for corporate income tax and solidarity surcharge of currently approximately EUR 0.020572 per WCM Share is reduced by approximately EUR 0,0006857 (5.0% plus 5.5% solidarity surcharge (i.e., a combined 5.05275% of the Gross Compensation Amount)) to approximately EUR 0.001371. As a result, the Net Compensation Amount of EUR 0.11 per WCM Share increases by EUR 0.01 to EUR 0.12 per WCM Share. Conversely, if the corporate income tax rate is increased by five percentage points, the deduction amount for corporate income tax and solidarity surcharge increases by approximately EUR 0,0006857 (5.0% plus 5.5% solidarity surcharge (i.e., a combined 5.05275% of the Gross Compensation Amount)) to approximately EUR 0,002743. As a result, the Net Compensation Amount of EUR 0.11 per WCM Share decreases by EUR 0.01 to EUR 0.10 per WCM Share.

Pursuant to Section 4 para. 2 sentence 4 of the Domination Agreement, any withholding tax (such as capital gains tax (Kapitalertragsteuer)) shall be withheld from the Net Compensation Amount insofar as this is legally required. This also applies to the additional solidarity surcharge and any applicable church tax (Kirchensteuer) (see Sections IV.2.3.3.1 and IV.2.3.3.2).

2.1.4.4	Other Details Pertaining to Section 4 of the Domination Agreement

The Guaranteed Dividend is payable for the first time for the full fiscal year of WCM AG in which the Domination Agreement becomes effective pursuant to Section 6 para. 2 of the Domination Agreement (Section 4 para. 1 sentence 1 of the Domination Agreement). If the Domination Agreement becomes effective before December 31, 2017, the compensation is payable from January 1, 2017 for the fiscal year ended December 31, 2017. If the Domination Agreement becomes effective after December 31, 2017 but on or before December 31, 2018, compensation is payable from January 1, 2018 for the fiscal year ended December 31, 2018. If the Domination Agreement becomes effective in a later fiscal year, the compensation is only payable from that later fiscal year onwards.

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If the Domination Agreement ends during a fiscal year of WCM AG or compensation is payable for a short fiscal year of less than twelve months, the Guaranteed Dividend for that fiscal year is reduced pro rata temporis (Section 4 para. 1 sentence 2 of the Domination Agreement). This ensures that the fixed amount of the Guaranteed Dividend is measured on the basis of a period of twelve months, i.e. a full fiscal year.

In accordance with current jurisdiction, the Parties expect that, in principal, payment of any compensation for any given fiscal year falls due at the end of the following ordinary annual shareholders’ meeting of WCM AG.

Section 4 para. 3 sentence 1 of the Domination Agreement governs adjustments to the Gross Compensation Amount in the event of a capital increase by WCM AG from company funds. If new WCM Shares are issued through a capital increase from company funds, the Gross Compensation Amount per WCM Share is reduced to the extent that the total amount of the Gross Compensation Amount remains unchanged. Thus, the change in the number of WCM Shares held by a Minority WCM Shareholder resulting from the capital increase from company funds does not affect the total amount of the Guaranteed Dividend to be granted to such Minority WCM Shareholder. This is necessary as a capital increase from company funds (i.e., the conversion of profit reserves (Gewinnrücklagen) or certain capital reserves (Kapitalrücklagen) into share capital) does not have any influence on WCM AG’s value and profitability and because the new WCM Shares from the capital increase from company funds are issued to the shareholders of WCM AG free of any consideration. In any case, this is consistent with the statutory provision of Section 216 para. 3 AktG, which states that the economic terms of the company’s contractual relations with third parties are not affected by the capital increase from company funds. An adjustment of the Gross Compensation Amount is not required, if, in the case of a capital increase from company funds, no new WCM Shares are issued.

In the case of an increase in WCM AG’s share capital by means of the issue of new WCM Shares in return for contributions in cash or in kind, the entitlement to the Guaranteed Dividend also applies to the new WCM Shares issued in the course of the capital increase. Section 4 para. 3 sentence 2 of the Domination Agreement ensures that in the event of such an increase in WCM AG’s share capital not only the entitlement to compensation of all existing Minority WCM Shareholders remains unaffected, but also that new Minority WCM Shareholders are treated equally.

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– Convenience Translation –

Section 4 para. 4 of the Domination Agreement is designed to protect all Minority WCM Shareholders and to ensure that they are all treated equally. If a Minority WCM Shareholder claims that the compensation payment offered is insufficient, he can initiate appraisal proceedings (Spruchverfahren) in accordance with Section 1 no. 1 of the German Act on Appraisal Proceedings (Spruchverfahrensgesetz (“SpruchG”)) and apply for the court to determine the adequate compensation. Section 4 para. 4 sentence 1 of the Domination Agreement grants all Minority WCM Shareholders a claim for a complementary payment to the Guaranteed Dividend in the event of any appraisal proceedings in which the court legally binding determines a higher Guaranteed Dividend. Pursuant to Section 4 para. 4 sentence 2 of the Domination Agreement, the same applies if TLG IMMOBILIEN AG commits to pay a higher Guaranteed Dividend vis-à-vis any Minority WCM Shareholder in a settlement to avoid or settle proceedings pursuant to Section 1 no. 1 SpruchG. These claims are also held by Minority WCM Shareholders who have accepted the offer for exit compensation under Section 5 of the Domination Agreement (see Section IV.2.1.5.5) in the meantime. Moreover, these claims exist regardless of whether the respective Minority WCM Shareholder participated in any appraisal proceedings (Section 13 sentence 2 SpruchG).

2.1.5	Exit Compensation (Section 5 of the Domination Agreement)

2.1.5.1	Type of Exit Compensation

Besides the obligation to pay compensation in accordance with Section 304 AktG, the Domination Agreement must also include an obligation on the part of TLG IMMOBILIEN AG to acquire upon request the WCM Shares held by a Minority WCM Shareholder for an adequate exit compensation to be determined in the Domination Agreement (Section 305 para. 1 AktG).

Pursuant to Section 305 para. 2 no. 1 AktG, the Domination Agreement must provide for exit compensation in the form of shares in the controlling company if the controlling company is a stock corporation, a partnership limited by shares (Kommanditgesellschaft auf Aktien) or a European stock corporation (Societas Europaea) having its registered office in a member state of the European Union or in the state of another contracting party to the Agreement on the European Economic Area, which is not controlled and not majority-owned.

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– Convenience Translation –

In accordance with this statutory provision, TLG IMMOBILIEN AG as a stock corporation which is not controlled and not majority-owned offers to Minority WCM Shareholders wishing to exit the company due to the existence of the Domination Agreement an exit compensation under the Domination Agreement in the form of shares of TLG IMMOBILIEN AG (“Exit Offer”).

The Compensation Shares required for the Exit Offer will be created and issued in a capital increase of TLG IMMOBILIEN AG from contingent capital against contribution of the WCM Shares tendered in the course of the Exit Offer.

For this purpose, the management board and supervisory board of TLG IMMOBILIEN AG propose in today’s invitation to the extraordinary shareholders’ meeting on November 22, 2017 to conditionally increase TLG IMMOBILIEN AG’s share capital by up to EUR 5,000,000.00 through the issuance of up to 5,000,000 new no-par value bearer shares with a notional value of TLG IMMOBILIEN AG’s share capital of EUR 1.00 per share (Contingent Capital 2017/III). The purpose of the contingent capital increase is to grant Minority WCM Shareholders an exit compensation in the form of shares of TLG IMMOBILIEN AG in accordance with the provisions of the Domination Agreement at the exchange ratio determined in Section 5 para. 1 of the Domination Agreement or an exchange ratio adjusted in accordance with Section 5 para. 4 or Section 5 para. 5 of the Domination Agreement.

To the extent that on a given delivery date despite pooling no full share rights arise in connection with the compensation for fractional rights to new shares of TLG IMMOBILIEN AG (“Share Fractions”) provided in accordance with Section 5 para. 2 of the Domination Agreement, the remaining Share Fractions will be settled in cash (see Section IV.2.1.5.3).

With respect to the dividend entitlement of the new shares, it is provided that if Minority WCM Shareholders exchange their WCM Shares for Compensation Shares before receiving a dividend and/or a payment under the Guaranteed Dividend for the fiscal year ended December 31, 2017 or subsequent fiscal years, they will, as far as practically and legally possible, be granted Compensation Shares with dividend rights from the beginning of the last fiscal year ended before such shares were created (Section 5 para. 1 sentence 2 of the Domination Agreement). If Minority WCM Shareholders exchange their WCM Shares for Compensation Shares after receiving a dividend and/or a payment under the Guaranteed Dividend for the fiscal year ended December 31, 2017 or subsequent fiscal years or to the extent it is not practically or legally possible to grand shares with dividend rights as described in the previous sentence, it is provided that such shareholders are to be granted Compensation Shares with dividend rights from the beginning of the fiscal year in which the shares are created (Section 5 para. 1 sentence 3 of the Domination Agreement).

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– Convenience Translation –

2.1.5.2	Amount of Exit Compensation

In accordance with Section 305 para. 1 and para. 2 no. 1 AktG, TLG IMMOBILIEN AG offers to Minority WCM Shareholders wishing to withdraw from the company due to the signing of the Domination Agreement an exit compensation in the form of shares of TLG IMMOBILIEN AG. Pursuant to Section 5 para. 1 sentence 1 of the Domination Agreement, the Minority WCM Shareholders receive 4 Compensation Shares for every 23 WCM Shares as exit compensation (see Section IV.3). The exit compensation may possibly increase if a higher exit compensation is determined by a court or otherwise in appraisal proceedings pursuant to the SpruchG. Details on the amount and calculation of an adequate share-based exit compensation can be found in Section IV.3 and on the possible increase of the exit compensation in Section IV.2.1.5.5.

2.1.5.3	Settlement of Share Fractions

Section 305 para. 3 sentence 1 AktG states that share fractions may be settled in cash. Section 5 para. 2 sentence 1 of the Domination Agreement specifies this statutory provision by stipulating that for the purposes of the cash settlement individual Share Fractions due to individual shareholders are first pooled to form full share rights for all shares issued on a given delivery date and the relevant Compensation Shares created on this basis are sold on the stock exchange; the holders of Share Fractions receive a compensation in cash equal to their share in the proceeds from the sale of such shares corresponding to their Share Fractions. To the extent any Share Fractions remain after pooling of Share Fractions, such fractions will be settled through a cash compensation corresponding to the pro rata closing price of the Compensation Shares in XETRA trading (or a corresponding successor system) in Frankfurt am Main two days before such cash payment is credited (Section 5 para. 2 sentence 2 of the Domination Agreement). The agreed method of calculating the compensation in cash offers the Minority WCM Shareholders the benefit that the exit compensation for any Share Fractions remaining after pooling corresponds to the equivalent value as of the date of tendering. This ensures that all Minority WCM Shareholders whose Share Fractions are settled on a given delivery date are treated equally.

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– Convenience Translation –

2.1.5.4	Period for Accepting the Exit Offer

Section 5 para. 3 sentence 1 of the Domination Agreement stipulates a limited period during which TLG IMMOBILIEN AG is obliged to acquire the WCM Shares held by Minority WCM Shareholders in return for Compensation Shares. Pursuant to Section 5 para. 3 sentence 2 of the Domination Agreement, this limitation period ends two months after the day on which the entry of the existence of the Domination Agreement in the commercial register at the registered office of WCM AG has been announced in accordance with Section 10 HGB. The imposition of a limitation period for accepting the Exit Offer is explicitly permitted under Section 305 para. 4 AktG and is in accordance with custom and practice. The definition of a two-month period is consistent with the statutory provisions contained in Section 305 para. 4 sentence 2 AktG. This does not prejudice the rights of the Minority WCM Shareholders under Section 305 para. 4 sentence 3 AktG (see below).

Under the current legal framework, Minority WCM Shareholders may make a motion in accordance with Section 4 para. 1 no. 1 SpruchG for a court ruling on the exit compensation to be granted within three months of the day on which entry of the existence of the Domination Agreement in the commercial register at the registered office of WCM AG has been announced in accordance with Section 10 HGB. Section 305 para. 4 sentence 3 AktG stipulates that if a motion has been made for determination of the amount of the compensation payment or the exit compensation by the court, the limitation period for exchanging WCM Shares for Compensation Shares expires no earlier than two months after the date on which the decision by the court on the most recently decided motion of a shareholder is announced in the German Federal Gazette (Bundesanzeiger). Section 5 para. 3 sentence 3 of the Domination Agreement clarifies that there are no restrictions to the application of this statutory provision. If appraisal proceedings are initiated, Minority WCM Shareholders may tender their shares and exchange them for Compensation Shares during a period expiring two months after the day on which the decision by the court on the most recently decided motion of a Minority WCM Shareholder has been announced in the German Federal Gazette (Bundesanzeiger) (“Statutory Tender Period”).

The declaration of Minority WCM Shareholders of their intention to accept the Exit Offer for Compensation Shares and to tender their shares must be received within the period to be determined in accordance with the above-mentioned method (including the Statutory Tender Period). The Exit Offer can no longer be accepted after the expiry of this period.

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– Convenience Translation –

2.1.5.5	Other Details Pertaining to Section 5 of the Domination Agreement

Section 5 paras. 4 through 6 of the Domination Agreement take account of any capital measures implemented by WCM AG before the limitation periods defined in Section 5 para. 3 of the Domination Agreement. In the event any such capital measures are implemented within the stipulated limitation periods, the exit compensation will be adjusted in accordance with the adjustment of the Guaranteed Dividend under Section 4 of the Domination Agreement (see Section IV.2.1.4.4).

Section 5 para. 5 of the Domination Agreement again is designed to protect all Minority WCM Shareholders and to ensure that they are all treated equally. This provision grants all Minority WCM Shareholders the right of a supplement to their exit compensation in the event of appraisal proceedings under Section 1 no. 1 SpruchG if the court legally binding determines a higher exit compensation or if TLG IMMOBILIEN AG commits to a higher exit compensation vis-à-vis any Minority WCM Shareholder in a settlement to avoid or settle proceedings pursuant to Section 1 no. 1 SpruchG. This claim also arises if the Minority WCM Shareholder has already received an exit compensation regardless of whether the Minority WCM Shareholder participated in any appraisal proceedings.

Section 5 para. 6 of the Domination Agreement stipulates that acceptance of the Exit Offer is free of charge for Minority WCM Shareholders provided that they have a domestic custodian account. This ensures that such Minority WCM Shareholders are not required to pay any fees, commission or other handling costs charged by banks. Any taxes imposed on Minority WCM Shareholders on the gains on the disposal remain unaffected and have to be covered by the respective Minority WCM Shareholder. With respect to tax implications for the Minority WCM Shareholders refer to Section IV.2.3.3.

2.1.6	Effectiveness (Section 6 of the Domination Agreement)

In accordance with Section 293 paras. 1 and 2 AktG, the Domination Agreement requires the approval of the annual shareholders’ meetings of the Parties (Section 6 para. 1 of the Domination Agreement). The extraordinary shareholders’ meeting of WCM AG is expected to take a decision on the approval of the Domination Agreement on November 17, 2017. The extraordinary shareholders’ meeting of TLG IMMOBILIEN AG is expected to take a decision on the approval of the Domination Agreement on November 22, 2017.

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– Convenience Translation –

Furthermore, as stipulated in Section 294 para. 2 AktG the Domination Agreement only becomes effective upon registration in the commercial register at the registered office of WCM AG (Section 6 para. 2 of the Domination Agreement).

The right of management and the right to issue instructions arise upon the registration of the Domination Agreement. The loss compensation obligation provided for in Section 3 of the Domination Agreement applies to WCM AG’s entire fiscal year starting in the fiscal year in which the Domination Agreement takes effect. If the required approval of the shareholders’ meetings of the Parties and registration of the Domination Agreement take effect during the fiscal year ended December 31, 2017, the obligation to assume any losses applies to the entire fiscal year ended December 31, 2017 of WCM AG. This does not apply if the Domination Agreement is only registered in the commercial register at the registered office of WCM AG after December 31, 2017 or the respective date of a later fiscal year. In this case, the obligation to assume losses only applies from that later fiscal year on.

2.1.7	Duration of the Agreement, Termination (Section 7 of the Domination Agreement)

The Domination Agreement is entered into for an indefinite period of time (Section 7 para. 1 sentence 1 of the Domination Agreement) and may be terminated by either Party with effect from the end of each fiscal year of WCM AG subject to three months’ notice pursuant to Section 7 para. 1 sentence 2 of the Domination Agreement.

Under Section 7 para. 2 sentence 1 of the Domination Agreement, the Parties may also terminate the Domination Agreement for good cause (wichtiger Grund) without notice. In the event of termination for good cause without notice, the Domination Agreement lapses at the end of the date stated in the notice of termination provided that such date is no earlier than the date on which the notice of termination is received (Section 7 para. 3 of the Domination Agreement). The right of termination for good cause is provided for by law and cannot be excluded in an agreement. Good cause arises if after taking account of all the circumstances, the party wishing to terminate can no longer be reasonably expected to continue the contractual relationship. TLG IMMOBILIEN AG may, for example, be entitled to terminate the Domination Agreement if a deterioration in WCM AG’s net assets, financial position or results of operations results in risks which TLG IMMOBILIEN AG can no longer be reasonably expected to accept and TLG IMMOBILIEN AG is not reliable for this situation. Vice versa, WCM AG may terminate the Domination Agreement if TLG IMMOBILIEN AG is not able to satisfy the obligations which it has assumed under the Domination Agreement (assumption of losses, compensation and exit compensation).

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– Convenience Translation –

Under Section 7 para. 2 sentence 2 of the Domination Agreement, the following circumstances, in particular, shall be considered good cause:

•

any event due to which TLG IMMOBILIEN AG no longer directly holds the majority of the voting rights from the WCM Shares or an agreement with which it has undertaken to transfer the WCM Shares to a third party with the result that upon execution of the agreement, even if such execution depends on the fulfillment of external conditions, it no longer directly holds the majority of the voting rights from WCM Shares;

•

the conclusion of a combined domination and profit and loss transfer agreement or an isolated profit and loss transfer agreement between the Parties or between WCM AG and a company controlled by TLG IMMOBILIEN AG (excluding WCM AG and companies controlled by WCM AG);

•	any change in tax laws or case law affecting the existence or absence of a fiscal union between the Parties; or

•	a transformation of a Party, particularly through a division (Spaltung), merger (Verschmelzung) or change of legal form.

The reason for termination cited first in the above list in its first alternative allows termination in particular if TLG IMMOBILIEN AG transfers shares it holds in WCM AG to a group company of TLG and TLG IMMOBILIEN AG accordingly loses the majority of voting rights from WCM Shares.

The second cause for termination serves the flexibility of the Parties if a profit and loss transfer agreement is concluded between WCM AG on one hand and TLG IMMOBILIEN AG or a company controlled by TLG IMMOBILIEN AG (excluding companies controlled by WCM AG) on the other hand.

From a tax perspective, the conclusion of the Domination Agreement furthers the permanent organizational integration of WCM AG into the TLG IMMOBILIEN AG in order to create a consolidated group for VAT purposes (umsatzsteuerliche Organschaft). In the case of any changes in tax laws or case law affecting the existence or absence of a fiscal union between the Parties, the Parties are entitled to terminate the agreement pursuant to Section 7 para. 2 sentence 2 c) of the Domination Agreement.

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– Convenience Translation –

Finally, the transformation of WCM AG or TLG IMMOBILIEN AG, particularly through a division (Spaltung), merger (Verschmelzung) or change of legal form constitutes good cause pursuant to Section 7 para. 2 sentence 2 d) of the Domination Agreement, as this constitutes such a fundamental measure that the Parties cannot be expected to uphold the Domination Agreement until expiration of the regular termination period.

In the event of a termination of the Domination Agreement, the provisions of Section 303 AktG apply (Section 7 para. 4 of the Domination Agreement): If a Domination Agreement terminates, the controlling company shall furnish the creditors of the controlled company with security provided that such creditors have reported to the controlling company for such purpose within six months from the date of the announcement of the registration. However, pursuant to Section 303 paras. 1 and 2 AktG, this obligation only applies with respect to creditors whose claims arose before the registration of the termination of a domination agreement in the commercial register is announced in accordance with Section 10 HGB and who, in the case of insolvency proceedings, have no right to preferential satisfaction from a fund that has been established pursuant to statutory provisions for their protection and is subject to governmental supervision. In lieu of furnishing security, the controlling company may issue a guarantee covering the claim, in which case Section 349 HGB concerning the exclusion of the defense of failure to pursue remedies does not apply (Section 303 para. 3 AktG).

Any notice of termination shall be given in writing (Section 7 para. 5 of the Domination Agreement).

2.1.8	Final Provisions (Section 8 of the Domination Agreement)

Section 8 para. 1 of the Domination Agreement stipulates that the Domination Agreement is exclusively governed by German law, under exclusion of the reference provisions of German international private law.

Under Section 8 para. 2 sentence 1 of the Domination Agreement, all amendments and supplements to the Domination Agreement shall only be made in writing. This written form requirement also applies to any amendments and supplements to the written form requirement itself pursuant to Section 8 para. 2 sentence 1 of the Domination Agreement (Section 8 para. 2 sentence 2 of the Domination Agreement). This does not prejudice the conditions for amending the Domination Agreement arising from the application of Section 295 AktG.

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– Convenience Translation –

Section 8 para. 3 of the Domination Agreement (so-called severability clause) ensures that the material elements of the Domination Agreement remain in force even in the unexpected event of individual provisions being deemed to be ineffective or void in part or in full or to exhibit any gaps.

Section 8 para. 4 of the Domination Agreement clarifies that the Domination Agreement is legally independent of legal transactions and agreements concluded between the Parties in the past or which may be concluded in the future and does not form a legal unity (rechtliche Einheit) with such legal transactions and agreements pursuant to Section 139 BGB.

Section 8 para. 5 of the Domination Agreement determines Frankfurt am Main as the place of performance for the mutual obligations under the Domination Agreement and as the exclusive legal venue for any disputes arising from the Domination Agreement, as far as legally permissible. By this provision it is ensured that the courts at the registered office of WCM AG are called upon for decisions on disputes in connection with the interpretation of this agreement.

2.2	Compensation Shares in TLG IMMOBILIEN AG and Bank Processing of the Exit Compensation and Compensation Payments

It is currently planned for TLG IMMOBILIEN AG to issue the Compensation Shares solely by means of a capital increase against contributions in kind under exclusion of the shareholders’ subscription rights. For this purpose, the shareholders’ meeting of TLG IMMOBILIEN AG is expected to resolve upon the creation of a new Contingent Capital 2017/III at the same extraordinary shareholders’ meeting which resolves upon the approval of the Domination Agreement is also to be passed (see Section III.2.5.6).

The WCM Shares tendered by Minority WCM Shareholders in the course of the Exit Offer shall be contributed to TLG IMMOBILIEN AG as contributions in kind. In return for those shares the Minority WCM Shareholders will be granted the Compensation Shares.

TLG IMMOBILIEN AG will engage Deutsche Bank Aktiengesellschaft as the Settlement Agent (“Settlement Agent”) for the technical execution of the share-based exit compensation in accordance with Section 5 of the Domination Agreement. Minority WCM Shareholders who wish to accept the Exit Offer must instruct their respective custodian bank to transfer to the Settlement their written declaration of acceptance addressed to the Settlement Agent within the applicable period (see Section IV.2.1.5.4) and authorize their respective custodian bank to tender their WCM Shares for which they wish to accept the Exit Offer to the Settlement Agent via the collective security deposit system (Girosammelwege). Minority WCM Shareholders who have accepted the Exit Offer will then contribute their WCM Shares – represented by the Settlement Agent – into

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– Convenience Translation –

TLG IMMOBILIEN AG and subscribe for a corresponding number of Compensation Shares – also represented by the Settlement Agent. Once the Compensation Shares have been created, the Settlement Agent will transfer these shares to the respective custodian bank for credit to the securities accounts of the Minority WCM Shareholders. The exit compensation is free of charge for Minority WCM Shareholders who a German security account.

Share Fractions (i.e., WCM Shares for which on the basis of the exchange ratio the shareholder is not entitled to subscribe for a full Compensation Share) are settled in cash (Section 5 para. 2 of the Domination Agreement), which is then paid out to the respective Minority WCM Shareholder by the Settlement Agent through the relevant custodian bank. Reference is made to Section IV.2.1.5.3 for further details concerning the calculation of the cash settlement.

Details on the execution of the settlement will be announced immediately after the Domination Agreement has been entered in the commercial register.

Compensation payments under Section 4 of the Domination Agreement are handled in the same way as dividend payments.

2.3	Consequences of the Domination Agreement

2.3.1	Ramifications under Corporate Law for Minority WCM Shareholders

Upon TLG IMMOBILIEN AG obtaining the right of management and the right to issue instructions to WCM AG pursuant to Section 1 of the Domination Agreement, i.e. upon the Domination Agreement being entered in the commercial register at the registered office of WCM AG after it has been approved by the shareholders’ meetings of the Parties, WCM AG submits the management of its company to TLG IMMOBILIEN AG and TLG IMMOBILIEN AG is entitled to issue instructions concerning the management of WCM AG. The management board of WCM AG is obligated to follow the instructions issued by TLG IMMOBILIEN AG. TLG IMMOBILIEN AG may also issue disadvantageous instructions to the management board of WCM AG, provided that these instructions serve the interests of TLG IMMOBILIEN AG or the group companies affiliated with TLG IMMOBILIEN AG. Notwithstanding TLG IMMOBILIEN AG’s obligation to pay compensation for any losses, such disadvantageous instructions may have considerable negative effects on WCM AG’s net assets, financial position and results of operations, which may persist even after a possible termination of the Domination Agreement.

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– Convenience Translation –

The control and possibly also financial rights of the Minority WCM Shareholders may be adversely affected as a result of the right of management and the right to issue instructions granted to TLG IMMOBILIEN AG with respect to WCM AG. The Minority WCM Shareholders will receive the compensation for such impairment in the form of the Guaranteed Dividend to be paid by TLG IMMOBILIEN AG as of the fiscal year in which the right of management and the right to issue instructions takes effect.

Under Section 4 of the Control Agreement, annual compensation must be paid if the dividend paid by WCM AG for a given year (including any partial payments) per WCM Share is lower than the Guaranteed Dividend (see Section IV.2.1.4). Any compensation which TLG IMMOBILIEN AG is required to pay on this basis is distributed to the Minority WCM Shareholders without undue delay after the applicable due date. Based on current court rulings, the Parties assume that the due date generally coincides with the end of the ordinary shareholders’ meeting of WCM AG following a fiscal year. As with dividend payments, the technical execution is handled by the corresponding custodian banks (see Section IV.2.2).

Instead of receiving the Guaranteed Dividend, the Minority WCM Shareholders may make use of the Exit Offer by TLG IMMOBILIEN AG in accordance with Section 305 AktG and withdraw as shareholders of WCM AG by accepting the exit compensation in the form of Compensation Shares set forth in Section 5 para. 1 of the Domination Agreement. With respect to the details of the compensation payments and the Exit Offer, reference is made to the explanations in Sections IV.2.1.4 and IV.2.1.5 above to Section 4 and 5 of the Domination Agreement, respectively).

The Minority WCM Shareholders do not forfeit their right to exit compensation by virtue of the fact that they have already accepted compensation payments. The Exit Offer can still be accepted after compensation payments have been made by TLG IMMOBILIEN AG, particularly if the Exit Offer is accepted during or after appraisal proceedings (see Section 305 para. 4 sentence 3 AktG and Section 5 para. 5 of the Domination Agreement).

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– Convenience Translation –

Upon the Domination Agreement taking effect, TLG IMMOBILIEN AG is obliged to acquire the WCM Shares of the Minority WCM Shareholders in consideration of the exit compensation in Compensation Shares provided for in Section 5 para. 1 of the Domination Agreement. Henceforward, the Minority WCM Shareholders can make use of their right to transfer their WCM Shares to TLG IMMOBILIEN AG in return for the exit compensation provided for in the Domination Agreement by serving a declaration to this effect on their respective custodian bank. Those Minority WCM Shareholders who do not make use of their right to transfer their shares to TLG IMMOBILIEN AG remain shareholders of WCM AG and receive the Guaranteed Dividend.

Immediately after the Domination Agreement has been entered in the commercial register at the registered office of WCM AG, the specific details of the execution process regarding the Exit Offer will be announced in the German Federal Gazette (Bundesanzeiger) and the Minority WCM Shareholders are notified accordingly via their respective custodian banks. The execution of the transfer of the WCM Shares to TLG IMMOBILIEN AG as a result of acceptance of the Exit Offer is free of charge for the Minority WCM Shareholders, provided that they have a domestic custodian account (Section 5 para. 5 of the Domination Agreement).

Pursuant to Section 5 para. 3 of the Domination Agreement, the obligation of TLG IMMOBILIEN AG to acquire WCM Shares from Minority WCM Shareholders against exit compensation in the form of shares in TLG IMMOBILIEN AG is limited in time. The declaration of acceptance of TLG IMMOBILIEN AG’s Exit Offer by Minority WCM Shareholders’ must be submitted within this limitation period (see the explanations above under Section IV.2.1.5.4 concerning the details of the time limitation of TLG IMMOBILIEN AG’s obligation). The Exit Offer can no longer be accepted and the WCM Shares can no longer be tendered for exchange into Compensation Shares after the period specified in Section 5 para. 3 of the Domination Agreement has expired.

Beyond this, the conclusion of the Domination Agreement does not have any legal ramifications for the shareholding of Minority WCM Shareholders. In particular, the voting rights and other participation rights attached to their WCM Shares are not affected upon conclusion of the Domination Agreement or registration of the Domination Agreement in the commercial register. However, in accordance with the Domination Agreement TLG IMMOBILIEN AG may also issue disadvantageous instructions to the management board of WCM AG. Notwithstanding TLG IMMOBILIEN AG’s duty to assume any losses, such disadvantageous instructions may have considerable negative effects on WCM AG’s net assets, financial position and results of operations, which may persist even after a possible termination of the Domination Agreement.

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The stock market listing of the WCM Shares is not affected by the registration of the Domination Agreement in the commercial register. However, it is possible that a large number of Minority WCM Shareholders may accept the Exit Offer, in which case the amount of the free float of WCM Shares will further decline. This may result in a situation in which proper stock exchange trading in WCM Shares can no longer be guaranteed. The resulting further decline in the liquidity of WCM Shares may result in greater volatility in their price than in the past.

The number of WCM Shares held in free float and, accordingly, the liquidity of WCM Shares will decrease to the extent the Exit Offer under the Domination Agreement is accepted. As a result, WCM AG might no longer fulfil the respective criteria for remaining in stock exchange indices in which WCM Shares are included as of signing of this Report. A removal from a stock exchange index or a decrease of the trading volume of WCM Shares can, inter alia, result in institutional investors, who reflect the relevant index in their portfolio or who only invest in shares with a certain minimum liquidity, disposing of WCM Shares and refraining from any future purchases of WCM Shares. An increased offer of WCM Shares combined with a lower demand for WCM Shares can adversely influence the stock exchange price for WCM Shares.

It is possible that, after conclusion of the Domination Agreement, TLG IMMOBILIEN AG will effect a squeeze-out of the minority shareholders of WCM AG, a revocation of the listing of the WCM Shares on the Regulated Market (delisting) in accordance with Section 39 of the German Stock Exchange Act or any other restructuring measure, and that any underlying cash compensation may possibly be higher, but also be lower than the value of the exit compensation in shares offered under the Domination Agreement.

2.3.2	Protection of Minority WCM Shareholders

The Guaranteed Dividend and the Exit Compensation, the appropriateness of which has been verified by a court-appointed auditor, ensure the protection of the interests of the Minority WCM Shareholders in connection with the conclusion of the Domination Agreement. Should any Minority WCM Shareholders nevertheless consider the Guaranteed Dividend and/or the Exit Compensation set forth in the Domination Agreement not to be adequate, they may apply for a review of their adequacy through appraisal proceedings.

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2.3.2.1	Guaranteed Dividend and Exit Compensation

The interests of Minority WCM Shareholders are served by virtue of the provisions on compensation payments and the offer to acquire their shares in exchange for an exit compensation in the form of an adequate number of Compensation Shares as well as their implementation in the Domination Agreement in the form of the Guaranteed Dividend and the exit compensation.

Beginning from the fiscal year in which the Domination Agreement becomes effective, Minority WCM Shareholders receive full economic compensation for the restrictions placed upon their control rights by the effectiveness of the right of management and the right to issue instructions pursuant to Section 1 of the Domination Agreement, through TLG IMMOBILIEN AG’s obligation to provide a compensation payment in the form of the Guaranteed Dividend pursuant to Section 4 of the Domination Agreement in connection with Section 304 AktG and to acquire their WCM Shares in exchange for an adequate number of Compensation Shares pursuant to Section 5 of the Domination Agreement in connection with Section 305 AktG.

On the basis of the Valuation Report, the Parties have established a Gross Compensation Amount of EUR 0.13 per WCM Share, subject to corporate income tax (Körperschaftsteuer) and solidarity surcharge (Solidaritätszuschlag) at the prevailing rates for the relevant fiscal year. Based on the circumstances at the time of signing the Domination Agreement and this Report, the prevailing corporate income tax of 15.0% plus the solidarity surcharge of 5.5%, equivalent to a total amount of approximately EUR 0.02 per WCM Share, must be deducted from the Gross Compensation Amount of EUR 0.13 per WCM Share. Based on the circumstances at the time of signing the Domination Agreement and this Report, this results in a Guaranteed Dividend of EUR 0.11 per WCM Share for any given full fiscal year (see the legal basis regarding the Guaranteed Dividend Section IV.2.1.4.1, for the calculation of the compensation in form of the Guaranteed Dividend Sections IV.3.1 and IV.3.2 and for the capital gains tax treatment of the compensation payment Sections IV.2.3.3.1 and IV.2.3.3.2).

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Alternatively, upon the Domination Agreement being registered in the commercial register at the registered office of WCM AG, the Minority WCM Shareholders have the right to transfer held WCM Shares to TLG IMMOBILIEN AG in exchange for an adequate exit compensation in Compensation Shares (i.e., accepting the Exit Offer of TLG IMMOBILIEN AG pursuant to Section 5 of the Domination Agreement in connection with Section 305 AktG). The exchange ratio set forth in Section 5 para. 1 of the Domination Agreement of 23 WCM Shares for every 4 Compensation Shares was based on the WCM AG’s status at the time of the resolution of the extraordinary shareholders’ meeting of WCM AG scheduled for November 17, 2017 (see the detailed description and explanation of the adequacy of the exit compensation Sections IV.3.1 and IV.3.3).

2.3.2.2	Contractual Audit by an Expert Auditor

Upon joint application by the management boards of TLG IMMOBILIEN AG and WCM AG dated August 9, 2017, the Regional Court (Landgericht) of Frankfurt am Main, by order dated August 17, 2017 and September 20, 2017 pursuant to Section 293c para. 1 AktG, elected and appointed BBWP GmbH Wirtschaftsprüfungsgesellschaft, Cecilienallee 7, 40474 Dusseldorf as expert auditors as referred to in Section 293b para. 1 AktG. The order is attached to this Report as Annex 4.

The Contract Auditor reviews and, in accordance with Section 293e AktG, issues an independent report on the Domination Agreement and, in particular, the adequacy of the annual compensation in the form of a Guaranteed Dividend and of the exit compensation. From the date of the invitation to the extraordinary shareholders’ meeting of WCM AG, which is scheduled for November 17, 2017, and the extraordinary shareholders’ meeting of TLG IMMOBILIEN AG, which is scheduled for November 22, 2017, his Audit Report will be made available, along with all other documents required under Section 293f para. 1 AktG, on the websites of TLG IMMOBILIEN AG at http://www.ir.tlg.eu/ (menu item “AGM” > “Extraordinary General Meeting 2017”) and WCM AG at http://www.wcm.de/ (menu item “Investor Relations” > “Extraordinary General Meeting 2017”), and will be on display at the offices of TLG IMMOBILIEN AG and WCM AG for inspection by the shareholders. All documents as required by Section 293f AktG will further be on display during the extraordinary shareholders’ meetings of TLG IMMOBILIEN AG and WCM AG. Any shareholder of the Parties shall be entitled to receive a copy of these documents upon request without undue delay and free of charge. Regarding the details of the display and the request of these and further documents, reference is made to the invitations to the extraordinary shareholders’ meetings of TLG IMMOBILIEN AG and WCM AG.

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2.3.2.3	Appraisal Proceedings

Should any Minority WCM Shareholders consider the amount of the annual compensation in the form of a Guaranteed Dividend set out in the Domination Agreement under Section 4 para. 2 pursuant to Section 304 AktG to be too low, they may, once the Domination Agreement has become effective, have the adequacy of the annual compensation in form of a Guaranteed Dividend reviewed by means of appraisal proceedings pursuant to Section 304 para. 3 sentence 3 AktG in connection with Section 1 no. 1 SpruchG. The right to initiate appraisal proceedings does not depend on having declared an objection to the resolution of the extraordinary shareholders’ meeting of WCM AG on the Domination Agreement during such shareholders’ meeting and recorded in the minutes by the officiating notary.

The judicial review of the annual compensation in the form of a Guaranteed Dividend in appraisal proceedings may be filed for within three months, starting from the date on which the registration of the existence of the Domination Agreement in the commercial register at the registered office of WCM AG has been announced pursuant to Section 10 HGB. Within the aforementioned three-month filing period, the claim is to be substantiated in accordance with the provisions of Section 4 para. 2 SpruchG. In the event that in such appraisal proceedings the competent court legally binding determines a higher annual compensation in the form of a Guaranteed Dividend, all Minority WCM Shareholders may claim this judicially raised annual compensation in the form of a Guaranteed Dividend from TLG IMMOBILIEN AG (Section 13 SpruchG). In this event, TLG IMMOBILIEN AG may terminate the Domination Agreement without observing a notice period within two months after the judicial ruling becomes legally binding (Section 304 para. 4 AktG). Insofar as any such appraisal proceedings are ended by a settlement, the rights of all Minority WCM Shareholders are protected by the fact that, pursuant to Section 11 para. 2 SpruchG, such an end of the proceedings is only possible with the approval of the joint representative of the Minority WCM Shareholders appointed in accordance with Section 6 SpruchG, and that any an increased annual compensation in the form of a Guaranteed Dividend agreed to for settlement purposes shall be for the benefit of all Minority WCM Shareholders, regardless of whether they were involved in the appraisal proceedings.

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Should any Minority WCM Shareholders consider the exit compensation set forth in Section 5 para. 1 of the Domination Agreement to be too low, they may likewise have the adequacy of the offered exit compensation reviewed by means of appraisal proceedings pursuant to Section 305 para. 5 sentence 2 AktG in connection with Section 1 para. 1 SpruchG. The explanations in the preceding paragraph concerning the annual compensation in the form of a Guaranteed Dividend apply accordingly to the period for filing claims, substantiating the claim, the effects of a judicial ruling in such appraisal proceedings, TLG IMMOBILIEN AG’s right to terminate in case of a determination of the exit compensation by the court, and the end of such proceedings through settlement, including such settlement also being for the benefit of Minority WCM Shareholders not involved in the appraisal proceedings.

2.3.3	Tax Implications for Minority WCM Shareholders in Germany

2.3.3.1	General

Below is a brief summary of some important German taxation principles that may be relevant to Minority WCM Shareholders subject to full taxation in Germany in connection with the signing of the Domination Agreement.

The description of the tax implications is limited to Minority WCM Shareholders who are subject to full taxation in Germany. If there is no full taxation, tax implications will depend on the specific provisions of German tax law and on the tax laws of the state in which the respective Minority WCM Shareholder is domiciled, as well as on the provisions of a treaty for the avoidance of double taxation, if any.

The description is limited to applicable income, corporate income, and trade taxes in Germany and only covers certain significant aspects of these types of taxes. For example, the description does not address the specific aspects of so-called unvested shares (sperrfristbehaftete Anteile) which were acquired as consideration for a tax privileged contribution under the German Reorganization Tax Act (Umwandlungssteuergesetz (UmwStG)) or special provisions for certain companies in the financial and insurance industries.

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No responsibility is assumed for the completeness or the accuracy of these explanations. The explanations given in this Report shall in no way substitute for personal tax advice. Minority WCM Shareholders are recommended to consult their tax advisors with respect to the tax implications of the Domination Agreement; only such advisors are in a position to adequately take into account the specific taxation circumstances of the relevant Minority WCM Shareholder. These explanations are based on the currently prevailing legal situation, as applied by the fiscal authorities and the tax courts as of the signing of this Report. This legal situation may change, potentially even with retroactive effect.

2.3.3.2	Taxation of Compensation Payments at the Level of Minority WCM Shareholders

The compensation payment guaranteed to Minority WCM Shareholders pursuant to Section 4 of the Domination Agreement should be subject to the general rules of dividend taxation.

(a)	Shares held as Private Assets

As income from capital investments, compensation payments on WCM Shares held as personal assets are generally subject to income tax. Upon payment, the compensation payment is generally subject to a 25% capital gains tax plus a 5.5% solidarity surcharge (hence, the tax deduction, including solidarity surcharge, amounts to 26.375% in total). The capital gains tax and the solidarity surcharge are withheld and passed on regardless of whether or not Minority WCM Shareholders are subject to taxation.

The income tax liability of Minority WCM Shareholders is generally settled through the withholding of capital gains tax. In such case, compensation payments no longer need to be declared in the Minority WCM Shareholder’s annual tax returns (flat tax).

Any Minority WCM Shareholder may request that his compensation payments be subjected to progressive income tax rates instead of flat tax, should this result in a lower tax burden for him (most favorable treatment (Günstigerprüfung)). In such case, the gross income, minus a lump-sum savings allowance of EUR 801.00 (EUR 1,602.00 in the case of jointly filing spouses or registered civil partners), shall be relevant for tax purposes, and actual income-related costs may not be deducted. Any capital gains tax withheld is credited against the income tax levied on the basis of the tax assessment.

The same applies to the solidarity surcharge.

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Payments made or considered to be from the tax contribution account (steuerliches Einlagekonto) are treated differently (repayment of contributions). As of the signing of this Report, WCM AG has a significant tax contribution account (steuerliches Einlagekonto) and it is expected that dividend payments by WCM AG may currently be treated as repayments of contributions.

•	Holdings of less than 1%

For private holdings of less than 1% in the past five years, earnings from the tax contribution account (steuerliches Einlagekonto) of a stock corporation should be exempt from the taxable income from capital gains yet reduce taxable acquisition costs for the shares (even to the extent that negative acquisition costs are incurred). In case of a repayment of contributions, the stock corporation or the payment agent making such payments should not be required to withhold capital gains tax.

•	Holdings of at least 1%

For private holdings of at least 1%, earnings paid or considered to be paid from the tax contribution account (steuerliches Einlagekonto) of a stock corporation are treated as a fictious disposal of the shares. If and to the extent the payment from the tax contribution account (steuerliches Einlagekonto) (fictious capital gain) exceeds the acquisition costs, gains on disposals arise. 60% of the gains on disposals calculated in this way are subject to income tax (partial-income method (Teileinkünfteverfahren)). The taxation is based on the personal tax rate of the relevant shareholder. In case of a repayment of contributions, the stock corporation or the payment agent making such payments should not be required to withhold capital gains tax.

(b)	Shares held as Business Assets

Compensation payments for WCM Shares held as business assets are subject to capital gains tax in an amount of 25%, plus solidarity surcharge of 5.5% on the capital gains tax (i.e., the tax deduction amounts to 26.375% in total). Withheld taxes are credited against the respective Minority WCM Shareholder’s income tax or corporate income tax liability. Under certain conditions, withheld capital gains taxes may be reimbursed to the extent they exceed the personal tax obligation of such Minority WCM Shareholders. The same applies to the solidarity surcharge.

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Where WCM Shares are held as business assets, taxation of compensation payments depends on whether the Minority WCM Shareholder is a corporation, a sole proprietor, or a business partnership (partnership (Mitunternehmerschaft)).

Again, special rules on taxation apply if payments are made or considered to be made from the tax contribution account (steuerliches Einlagekonto) (repayment of contributions). As of the signing of this Report, WCM AG has a significant tax contribution account (steuerliches Einlagekonto) and it is expected that dividend payments by WCM AG may currently be treated as repayments of contributions.

•	Corporations

Compensation payments received by corporations are generally subject to corporate income tax, unless the Minority WCM Shareholder held at least 10% of the share capital of WCM AG at the beginning of the respective calendar year or acquired a stake of at least 10% during the calendar year. In such case, compensation payments are generally exempt from corporate income tax. However, 5% of these tax-exempt gains are treated as a non-deductible business expense and, as such, subject to corporate income tax (plus solidarity surcharge thereon). Conversely, business expenses actually incurred in connection with the compensation payments are generally fully tax deductible (subject to other limitations on deductibility).

If compensation payments are made or considered to be made from the tax contribution account (steuerliches Einlagekonto), these payments reduce the acquisition costs of the shares. If the payments from the tax contribution account (steuerliches Einlagekonto) exceed the book value of the WCM Shares, the fiscal authorities take the position that the excess amounts constitute capital gains subject to taxation, to which the principles set forth in the preceding paragraph (excluding, however, the 10%-limitation) would apply accordingly. However, the rulings of the Federal Fiscal Court of Germany (Bundesfinanzhof) have not decided whether the tax exemption with respect to 95% of the economic gains subject to taxation apply.

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In addition, compensation payments are fully, or in case of repayments of contributions with respect to the share exceeding the acquisition costs, subject to trade tax (based on the tax rate corresponding to the local trade tax multiplier determined by the competent municipalities), unless the Minority WCM Shareholder held at least 15% of the share capital of WCM AG at the beginning of the tax assessment period (intercorporate stockholding (Schachtelbeteiligung)). In the latter case, the exemption of 95% of the compensation payment of the corporate income tax applies accordingly for trade tax purposes.

•	Sole Proprietors

In case of a natural person (sole proprietor), who holds WCM Shares as business assets, compensation payments are subject to income tax in Germany (plus solidarity surcharge and church tax, if any).

If compensation payments are made or considered to be made from the tax contribution account (steuerliches Einlagekonto) of WCM AG, these payments reduce the acquisition costs for the shares. If the payments from the tax contribution account (steuerliches Einlagekonto) exceed the book value of the shares, the excess amounts constitute taxable capital gains.

However, only 60% of the compensation payments or the capital gains exceeding the acquisition costs of the shares are subject to taxation (partial-income method (Teileinkünfteverfahren)). 60% of any expenses economically associated with the compensation payments may be deducted for tax purposes. The taxation is based on the Minority WCM Shareholder’s personal tax rate.

In addition, compensation payments or the capital gains exceeding the acquisition costs of the WCM Shares are subject to trade tax if the shares form part of the business assets of a commercial establishment in Germany, provided that such trade tax is credited against the Minority WCM Shareholder’s personal income tax liability at a fixed rate. If the Minority WCM Shareholder holds at least 15% of the share capital of WCM AG at the beginning of the assessment period (intercorporate stockholding (Schachtelbeteiligung)), the compensation payment is not subject to trade tax.

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•	Business Partnerships

While the tax bases for income tax and corporate income tax are determined unilaterally and separately at the level of the business partnership in case of a Minority WCM Shareholder who is a business partnership, income tax and corporate income tax only accrue at the level of the respective partner in the business partnership. Taxation takes place as described above.

In addition, compensation payments or the capital gains exceeding the acquisition costs of the WCM Shares are subject to trade tax at the level of the business partnership, if the WCM Shares are attributable to a commercial establishment in Germany. Where the partners in a business partnership are natural persons, trade tax is credited against their personal income tax liability at a fixed rate. If the Minority WCM Shareholder holds at least 15% of the share capital of WCM AG at the beginning of the assessment period (intercorporate stockholding (Schachtelbeteiligung)), the compensation payment is not subject to trade tax; if and to the extent stock corporations hold interests in the business partnership, 95% of compensation payments are trade tax exempt.

2.3.3.3	Taxation of the Exit Compensation in Shares at the Level of Minority WCM Shareholders

In case of Minority WCM Shareholders who wish to exit WCM AG due to the conclusion of the Domination Agreement, TLG IMMOBILIEN AG undertakes vis-á-vis such shareholders to acquire their WCM Shares in exchange for an adequate exit compensation amounting to 4 Compensation Shares for every 23 WCM Shares. The transfer of WCM Shares to TLG IMMOBILIEN AG in exchange for Compensation Shares created by a capital increase should constitute a tax-neutral exchange of shares for Minority WCM Shareholders, if the respective Minority WCM Shareholder holds the WCM shares he exchanges as private assets and his holdings were lower than 1% during the five years preceding the exchange (see below Section IV.2.3.3.3(a)). Otherwise, the exchange generally constitutes a disposal of WCM Shares for tax purposes, which should be subject to the provisions on the taxation of capital gains from the disposal of shares of a corporation at the level of the affected Minority WCM Shareholders (see below Sections IV.2.3.3.3(b) and IV.2.3.3.3(c)).

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(a)	Shares held as Private Assets and Tax Neutrality in Case of Capital Measures for Holdings of less than 1%

As an exemption to the principle stated above, the transfer of WCM Shares to TLG IMMOBILIEN AG in exchange for Compensation Shares created by a capital increase should be tax neutral for Minority WCM Shareholders, if the respective Minority WCM Shareholders hold their WCM Shares as private assets and the holdings of the relevant WCM Shareholders during the preceding five years were lower than 1%. In such case, the Compensation Shares received in exchange for WCM Shares replace these shares and generally assume their tax classification. Thus, the acquisition costs for the WCM Shares are continued with respect to the Compensation Shares. No capital gains tax is withheld. Costs arising in connection with the issuance of Compensation Shares, if any, are not tax-deductible. However, compensation for fractional amounts is taxable as capital gains.

To the extent the exchange of shares is not tax neutral as set forth in Section IV.2.3.3.3(a), the following general rules shall apply. Accordingly capital gains from disposals may be realized, if the value of the Compensation Shares received on the date on which they are booked into the securities account, less any costs associated with the sale, exceeds their acquisition costs or book value of the respective Minority WCM Shareholder for the relevant WCM Shares. If the value of the Compensation Shares received on the date on which they are booked into the securities account, less any costs associated with the sale, is lower than their acquisition costs or book value of the WCM Shares of the WCM Minority Shareholder, a loss on disposals is incurred.

Both the determination of a gain from disposals or loss from disposals for tax purposes depends on whether the WCM Shares, prior to being transferred to TLG IMMOBILIEN AG were held as private or business assets of the respective Minority WCM Shareholder.

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(b)	Shares held as Private Assets with a Holding of at least 1%

The taxation on the exit compensation in case of a holding of at least 1% depends on whether the Minority WCM Shareholders acquired the WCM Shares before January 1, 2009 or after December 31, 2008:

•	Shares acquired before January 1, 2009

With respect to capital gains from WCM Shares which were acquired before January 1, 2009 and held as private assets, such gains remain tax exempt also with regards to any compensation received.

However, capital gains from any exit compensation received by a Minority WCM Shareholder who, or – in case of an acquisition of charge – whose legal predecessor, at any point in time during the five years prior to the acquisition by TLG IMMOBILIEN AG pursuant to Section 5 para. 1 of the Domination Agreement, directly or indirectly held at least 1% of the share capital of WCM AG, are subject to the so-called partial-income method (Teileinkünfteverfahren) (i.e., 60% of these capital gains are subject to taxation). Accordingly, only 60% of expenses economically connected to the exit compensation and any losses on disposals are tax deductible in this case.

•	Shares acquired after December 31, 2008

Capital gains from the disposal of WCM Shares acquired after December 31, 2008 are, regardless of the holding period, generally subject to a tax rate of 25%, plus 5.5% solidarity surcharge thereon (i.e., a total tax deduction of 26.375%). The Minority WCM Shareholders’ income tax liability is generally fulfilled with the withholding of the capital gains tax. Respective losses may only be offset against gains from the disposal of shares during the current year or a later year.

Capital gains tax is deducted from gains on the disposal of shares, which have been acquired after December 31, 2008, resulting from the exit compensation, provided that there is a domestic paying agent. The deduction of capital gains tax generally has a netting effect (i.e., with the deduction, the investor’s tax liability is deemed to be settled and the gain from disposals is not required to be declared in the respective Minority WCM Shareholder’s annual tax returns). Under certain

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circumstances (e.g., in case of the existence of a non-assessment certificate from the tax authorities or in case of an exemption order for a sufficient amount) the exit payment may be paid out to Minority WCM Shareholders without deducting capital gains tax and the solidarity surcharge. Except for these cases, if the capital gains tax is not deducted (e.g., in case there is no domestic paying agent), the Minority WCM Shareholder is required to declare the gains from disposals in his annual tax return. However, in such case, the gain from disposals is not subject to the Minority WCM Shareholder’s personal income tax rate; instead it is taxed at the flat tax rate on capital income.

Upon request of the Minority WCM Shareholder, the capital gains resulting from the exit compensation are subject to the flat income tax rate instead of capital gains tax, if this reduces the tax burden for the Minority WCM Shareholder. In such case, the capital gains tax initially withheld will be credited against the income tax levied. When determining the capital income, only a saver’s allowance of EUR 801.00 (or EUR 1,602.00 in the case of jointly filing spouses and registered civil partners) may be deducted as income-related costs. A deduction of actual income-related costs is excluded.

If the Minority WCM Shareholder, or – in the event the Minority WCM Shareholder acquired the WCM Shares free of charge – the legal predecessor of the Minority WCM Shareholder, directly or indirectly held a holding of at least 1% of the share capital of WCM AG at any point in time during the last five years, 60% of the gains from disposals is subject to taxation. The withheld capital gains tax and the solidarity surcharge will be credited against the Minority WCM Shareholder’s tax liability and any exceeding amount will be reimbursed. In such cases, only 60% of any losses from disposals and expenses connected therewith may be deducted for tax purposes.

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(c)	Shares held as Business Assets

Where WCM Shares are held as business assets, taxation on gains on from disposals will depend on whether the Minority WCM Shareholder is a corporation, a sole proprietor, or a business partnership (partnership (Mitunternehmerschaft)).

•	Corporations

In the case of corporations, gains from disposals of WCM Shares are generally exempt from corporate income and trade taxes. However, 5% of the gains from disposals are treated as expenses that are non-deductible as business expenses and, as such, subject to corporate income tax (plus solidarity surcharge) and trade tax. Losses from disposals and other reductions of profits in connection with the sold WCM Shares are disregarded for tax purposes.

•	Sole Proprietors

In the case of sole proprietors holding the WCM Shares, 60% of the gains from disposals are subject to taxation at the Minority WCM Shareholder’s personal tax rate, plus a solidarity surcharge of 5.5%. Accordingly, only 60% of the business expenses associated with such gains from disposals may be credited for tax purposes. Where WCM Shares form part of the business assets of a commercial establishment in Germany, 60% of the gains from disposals are subject to trade tax, if the sole proprietor is subject to trade tax. However, the trade tax is fully or partially credited against the investor’s personal income tax at a fixed rate.

•	Business Partnerships

If the holder of the WCM Share is a partnership (partnership (Mitunternehmerschaft)), the taxation depends on whether its partners are subject to income tax or corporate income tax. With respect to partners subject to corporate income tax, 95% of the gains from the disposal of WCM Shares are generally tax-exempt (see above under “corporations”). With respect to partners subject to income tax, 60% of the gains from the disposal of WCM Shares are subject to taxation (see above under “sole proprietors”). In addition, in case of an allocation to a permanent business establishment in Germany, 60% of the gains from the disposal of WCM Shares are subject to trade tax

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at the level of the partnership, to the extent individuals participate in the partnership, and 5% are subject to trade tax at the level of the partnership, to the extent corporations participate in the partnership. However, to the extent that individuals participate in the partnership, the trade tax is completely or partially credited against their income tax through a flat rate process. With respect to the deductibility of business expenses connected to gains from disposals and losses from disposals, for partners subject to corporate income tax the description provided under “Corporations” above applies accordingly and for partners subject to income tax the description provided under “Sole proprietors” above applies accordingly.

2.4	Costs of the Domination Agreement

Non-recurring costs arise in connection with the preparation and the planned conclusion of the Domination Agreement. In particular, such costs have been incurred and/or will be incurred in connection with the appointment of the Valuation Expert, the issue of the Audit Report by the court-appointed Contract Auditor, legal counsel and the preparation and execution of the extraordinary shareholders’ meetings of the Parties. The costs for the contract audit and the preparation of the Valuation Report will be shared in equal parts between the Parties. The Parties will themselves bear the costs for the preparation and execution of the respective extraordinary shareholders’ meetings of the Parties and for their respective legal advisors. Furthermore, costs will arise for preparing a securities prospectus in connection with the offering of the Compensation Shares of TLG IMMOBILIEN AG and the admission to trading of such shares, which will be borne exclusively by TLG IMMOBILIEN AG.

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3.	Nature and Amount of Compensation and Exit Compensation pursuant to Sections 304 and 305 AktG

3.1	Overview

3.1.1	Compensation pursuant to Section 304 AktG

Pursuant to Section 304 para. 1 sentence 2 AktG, a domination agreement must provide for adequate compensation for minority shareholders by guaranteeing a certain share in annual net income. The nature of compensation and the reasons for the determination of a fixed compensation in the form of a Guaranteed Dividend are explained in Section IV.2.1.4.

Pursuant to Section 304 para. 1 sentence 2 AktG and Section 304 para. 2 sentence 1 AktG, the guaranteed or warranted compensation must at least equal the amount which could be expected to be distributed as the average dividend for each share, i.e. the distributable profit under German commercial law, in view of the controlled company’s current earnings situation and its future earnings prospects, taking into account adequate depreciation, amortization and impairment expenses, but exclusive of allocations to other revenue reserves (andere Gewinnrücklagen).

3.1.2	Exit Compensation pursuant to Section 305 AktG

Pursuant to Section 305 para. 1 AktG, a domination agreement must furthermore include the controlling company’s obligation to acquire a minority shareholder’s shares upon the latter’s request in exchange for an adequate exit compensation as determined in the domination agreement. Pursuant to Section 305 para. 3 sentence 2 AktG, this adequate compensation must reflect the controlled company’s economic situation at the time of the resolution of the shareholders’ meeting of the controlled company resolving on the Domination Agreement, in this case on November 17, 2017. The prevailing opinion is that the same applies to the compensation pursuant to Section 304 AktG. According to the decision of the German Federal Constitutional Court of April 27, 1999 (file no. 1 BvR 1613/94), an existing stock exchange price shall not be disregarded in determining the amount to be paid as settlement according to Section 305 AktG. The stock exchange price represents the floor for the compensation to be paid to minority shareholders, unless the stock exchange price for once does not reflect the fair market value of the share.

The Domination Agreement between TLG IMMOBILIEN AG and WCM AG provides for a compensation in shares. According to Section 305 para. 3 sentence 1 AktG, the compensation is deemed adequate if the shares are granted in the same proportion as shares of TLG IMMOBILIEN AG would have been granted for each WCM Share in case of a merger, whereby fractional amounts may be settled by additional cash payments.

101

– Convenience Translation –

The case-law cited above not only applies to cash compensation, but also compensation in the form of shares in the controlling company and emphasizes the protected interests of minority shareholders of the controlled company who tender their shares. Thus, for the valuation of WCM AG required for purposes of determining the exchange ratio, the stock exchange price generally serves as the floor for the valuation. At the same time, according to the case-law cited above, German constitutional law does not require that the stock exchange value of TLG IMMOBILIEN AG to serve as the upper limit for the valuation of TLG IMMOBILIEN AG.

3.1.3	Valuation Report

To support them in determining the compensation payment and the Exit Compensation, the management boards of TLG IMMOBILIEN AG and WCM AG commissioned the Valuation Expert to issue an expert opinion on the objectified enterprise values of TLG IMMOBILIEN AG and WCM AG as of the date of the shareholders’ meeting of WCM AG, November 17, 2017, based on the IDW Standard 1 “Principles for the Conduct of Enterprise Valuations” (IDW S 1 2008, as amended April 2, 2008) as well as on the adequate compensation payment according to Section 304 AktG and the adequate exit compensation according to Section 305 AktG. The Valuation Expert performed the required work to prepare its Valuation Report between July 19, 2017 and October 4, 2017. The Valuation Expert submitted its Valuation Report regarding the enterprise values of TLG IMMOBILIEN AG and WCM AG as of November 17, 2017, the adequate compensation payment (Section 304 AktG) and adequate exit compensation (Section 305 AktG) on October 4, 2017.

In its capacity as neutral expert as referred to in IDW S1, the conclusions of the Valuation Expert in its Valuation Report were as follows: Based on the earnings method (Ertragswertverfahren), the objectified enterprise value of TLG IMMOBILIEN AG within the meaning of IDW S1 amounts to approximately EUR 1,926.9 million as of November 17, 2017, and the enterprise value of WCM AG amounts to approximately EUR 465.7 million. This corresponds to a value of EUR 20.37 for each Compensation Share and EUR 3.40 for each WCM Share. This results in an arithmetical exchange ratio of one Compensation Share for every 5.99 WCM Shares.

102

– Convenience Translation –

The relevant average stock exchange price amounts to EUR 3.21 per WCM Share and EUR 18.36 per Compensation Share. This corresponds to the volume-weighted average price based on the stock exchange volumes published by S&P Capital IQ of WCM Shares and shares of TLG IMMOBILIEN AG, respectively, for the three-month period immediately preceding the announcement made by TLG IMMOBILIEN AG on September 29, 2017, regarding its intention to enter into a domination agreement. The resulting exchange ratio of WCM Shares to Compensation Shares amounts to one Compensation Share for every 5.72 WCM Shares and is lower than the arithmetical exchange ratio determined by the Valuation Expert using the earnings method (Ertragswertverfahren).

Based on the Valuation Report and after technical rounding, the management boards of TLG IMMOBILIEN AG and WCM AG (see below) determine that the adequate exit compensation within the meaning of Section 305 AktG amounts to 4 Compensation Shares for every 23 WCM Shares. This exit compensation corresponds to the offer consideration for the Takeover Offer. The management board of TLG IMMOBILIEN AG decided to adjust the exchange ratio in favor of the Minority WCM Shareholders in order to allow them to sell in line with the conditions of the Takeover Offer.

The adequate annual fixed compensation payments in the form of a Guaranteed Dividend as referred to in Section 304 AktG derived from the objectified enterprise value of WCM AG and based on the corporate income tax rate, including solidarity surcharge, applicable upon signing of the agreement amounts to EUR 0.11 (Gross Compensation Amount EUR 0.13 before deduction of current corporate income tax and solidarity surcharge) per WCM Share according to the findings of the Valuation Expert.

The full Valuation Report for the purpose of determining the adequate exit compensation (Section 305 AktG) and the adequate compensation payment (Section 304 AktG) dated October 4, 2017 is attached to this Report as Annex 5 and therefore forms an integral part of this Report. The management boards of TLG IMMOBILIEN AG and WCM AG fully adopt the statements of the Valuation Expert in the aforementioned Valuation Report in terms of their content and incorporate them into this Report.

103

– Convenience Translation –

Based on their own assessments, the management boards of TLG IMMOBILIEN AG and WCM AG, consider an exit compensation within the meaning of Section 305 AktG of 4 Compensation Shares for every 23 WCM Shares adequate. To create a technically simplified exchange ratio and to avoid the creation of Share Fractions, the management boards of TLG IMMOBILIEN AG and WCM AG adjusted the ratio of one Compensation Share for every approximately 5.99 WCM Shares determined by the Valuation Expert to an exchange ratio of 4 Compensation Shares for every 23 WCM Shares. Furthermore, the management board of TLG IMMOBILIEN AG and the management board of WCM AG consider a compensation payment within the meaning of Section 304 AktG of currently EUR 0.11 (Gross Compensation Amount of EUR 0.13 before deduction of current corporate income tax and solidarity surcharge) per WCM Share adequate. The management boards of TLG IMMOBILIEN AG and WCM AG, with support from the Valuation Expert, resolved on the amount for the exit payment and the and the nature and amount for the compensation payment on October 4, 2017. The resolutions were subject to approvals by the supervisory boards of TLG IMMOBILIEN AG and WCM AG, which were granted on October 4, 2017, taking into account the results of the Audit Report.

The Valuation Report of the Valuation Expert – just like this Report – along with the other documents required pursuant to Section 293f para. 1 AktG will be retrievable from the date of the invitations to the extraordinary shareholders’ meeting of WCM AG scheduled for November 17, 2017 and of TLG IMMOBILIEN AG scheduled for November 22, 2017, on the websites of TLG IMMOBILIEN AG at http://www.ir.tlg.eu/ (menu item “AGM” > “Extraordinary General Meeting 2017”) and WCM AG at http://www.wcm.de/ (menu item “Investor Relations” > “Extraordinary General Meeting 2017”), and will be available for inspection by shareholders at the offices of TLG IMMOBILIEN AG and WCM AG. In addition, the documents required pursuant to Section 293f para. 1 AktG will be available during the extraordinary shareholders’ meetings of TLG IMMOBILIEN AG and WCM AG. Upon request, any shareholder of the Parties is entitled to receive a copy of these documents promptly and free of charge. With respect to the details of the availability and requests for copies regarding these and other documents, reference is made to the invitations to the extraordinary shareholders’ meetings of TLG IMMOBILIEN AG and WCM AG.

104

– Convenience Translation –

3.2	Calculation and Definition of the Amount of the Adequate Compensation Payment pursuant to Section 304 AktG

Pursuant to Section 4 para. 1 of the Domination Agreement, TLG IMMOBILIEN AG guarantees that Minority WCM Shareholders receive a fixed annual compensation payment in the form of a Guaranteed Dividend for the duration of the Domination Agreement starting with the fiscal year of WCM AG during which the Domination Agreement enters into effect pursuant to Section 6 para. 2 of the Domination Agreement.

The Guaranteed Dividend currently amounts to EUR 0.11 (Gross Compensation Amount: EUR 0.13 before deduction of current corporate income tax and solidarity surcharge) for each WCM Share. The Guaranteed Dividend was determined based on objectified enterprise value determined by the Valuation Expert of EUR 3.39 per WCM Share and a rounded annuity conversion interest rate (Verrentungszinssatz) of 3.35%.

The reasons for why the Parties agreed on a fixed annual compensation payment are set forth in Section IV.2.1.4.2. In line with the rulings of the German Federal Supreme Court (Bundesgerichtshof) (ruling of July 21 2003, file no. II ZB 17/01 – “Ytong”), the Parties have agreed on an annual Gross Compensation Amount. In this regard, reference is made to the explanations in Section IV.2.1.4.3.

The management boards of TLG IMMOBILIEN AG and WCM AG determined the amount of the compensation payment by common agreement based on the results of the Valuation Report of the Valuation Expert dated October 4, 2017, wherein the Valuation Expert also concludes that the fixed annual compensation payment in the form of a Guaranteed Dividend within the meaning of Section 304 AktG presently amounts to EUR 0.11 (Gross Compensation Amount: EUR 0.13 before deduction of current corporate income tax and solidarity surcharge) for each WCM Share. Taking into account the results of the final draft of the Audit Report submitted by the Contract Auditor on October 4, 2017, the respective supervisory board of each Party approved the nature and amount of the compensation payment determined by the management boards of TLG IMMOBILIEN AG and WCM AG on October 4, 2017.

105

– Convenience Translation –

3.3	Calculation and Determination of the Adequate Exit Compensation pursuant to Section 305 AktG

Pursuant to Section 5 para. 1 of the Domination Agreement, any Minority WCM Shareholder who accepts the Settlement Offer shall receive 4 Compensation Shares for every 23 WCM Shares. This exit compensation corresponds to the offer consideration for the Takeover Offer. The management board of TLG IMMOBILIEN AG decided to adjust the exchange ratio in favor of the Minority WCM Shareholders in order to allow them to sell in line with the conditions of the Takeover Offer.

The reasons for agreeing on an exit compensation in the form of shares are set forth in Section IV.2.1.5.1.

The management boards of TLG IMMOBILIEN AG and WCM AG have mutually determined the exchange ratio based on the conclusions of the Valuation Report of the Valuation Expert dated October 4, 2017. To create a technically simplified exchange ratio and to avoid the creation of Share Fractions, they adjusted the ratio of one Compensation Share for every approximately 5.99 WCM Shares determined by the Valuation Expert to an exchange ratio of 4 Compensation Shares for every 23 WCM Shares. Taking into account the results of the final draft of the Audit Report submitted by the Contract Auditor, the supervisory boards of TLG IMMOBILIEN AG and WCM AG approved the determination of the amount of the exit compensation by the management boards of TLG IMMOBILIEN AG and WCM AG on October 4, 2017.

In determining the exchange ratio, the Valuation Expert and the Parties took into account the stock exchange prices of WCM Shares and shares of TLG IMMOBILIEN AG. Pursuant to the ruling of the German Federal Constitutional Court of April 27, 1999 (file no. 1 BvR 1613/94), the stock exchange price generally represents the floor when determining the exit compensation to be offered to minority shareholders. The German Federal Supreme Court most recently substantiated the guidelines of the German Federal Constitutional Court concerning the relevance of the stock market price for the determination of an adequate exit compensation in its ruling of July 19, 2010 (file no. ZB II 18/09 – “Stollwerck”). In this ruling the German Federal Supreme Court, inter alia, held that the relevant stock exchange price shall be determined based on a volume-weighted average price during a three-month reference period prior to the announcement of the relevant structural measure.

106

– Convenience Translation –

The objectified enterprise value of TLG IMMOBILIEN AG determined by the Valuation Expert in its Valuation Report using the earnings method (Ertragswertverfahren) in accordance with IDW S1 amounts to approximately EUR 1,926.9 million as of October 4, 2017, and the value of the shares of TLG IMMOBILIEN AG amounts to approximately EUR 20.37 per Settlement Share based on a total of 94,611,266 shares. The objectified enterprise value of WCM AG determined using the earnings method (Ertragswertverfahren) in accordance with IDW S1 amounts to approximately EUR 465.7 million as of October 4, 2017, and approximately EUR 3.40 per WCM Share for a total of 136,802,552 shares of WCM AG. This corresponds to an arithmetic exchange ratio of 5.99 WCM Shares for one share of TLG IMMOBILIEN AG.

On September 29, 2017, TLG IMMOBILIEN AG announced its intention to prepare and enter into a domination agreement between the Partier by way of an announcement in the Federal Gazette (Bundesanzeiger). Based on the stock price volumes published by S&P Capital IQ, the volume-weighted average stock exchange price of WCM Shares and shares of TLG IMMOBILIEN AG, respectively for the three-month time period preceding the announcement on September 29, 2017 amounts to EUR 3.21 per WCM Share and EUR 18.36 per share of TLG IMMOBILIEN AG. The stock price ratio of WCM Shares to shares of TLG IMMOBILIEN AG is one Compensation Share for every approximately 5.72 WCM Shares and therefore is lower than the arithmetical exchange ratio of 5.99 determined by the Valuation Expert using the earnings method (Ertragswertverfahren).

The volume-weighted stock exchange price shall not be adjusted and projected as of the date of the shareholders’ meeting. Pursuant to the “Stollwerck”-decision, this would only be done if between the public announcement of the relevant structural measure and the date of the shareholders’ meeting a longer period of time has elapsed and the development of the stock exchange price would seem to warrant an adjustment. In the present case, neither an adjustment of the volume-weighted three-month stock exchange price of shares of TLG IMMOBILIEN AG, nor the volume-weighted three-month stock exchange price of WCM Shares would be appropriate, because there is a period of less than two months between the announcement of the intention of TLG IMMOBILIEN AG to enter into a domination agreement (September 29, 2017) and the dates when a the approval of the Domination Agreement by the shareholders’ meetings of WCM AG (November 17, 2017) and TLG IMMOBILIEN AG (November 22, 2017) will be resolved. According to the “Stollwerk”-jurisdiction, this does not constitute a longer period of time.

107

– Convenience Translation –

3.4	Contract Audit

Upon joint application by the management boards of TLG IMMOBILIEN AG and WCM AG of August 9, 2017, the Regional Court (Landgericht) of Frankfurt am Main in accordance with Section 293c para. 1 AktG appointed BBWP GmbH Wirtschaftsprüfungsgesellschaft, Cecilienallee 7, 40474 Dusseldorf, as Contract Auditor within the meaning of Section 293b para. 1 AktG in its ruling of August 17, 2017 and September 20, 2017. For further details, reference is made to Section IV.2.3.2.2.

The Audit Report along with all documents required pursuant to Section 293f para. 1 AktG will be available from the invitations to the extraordinary shareholders’ meeting of WCM AG scheduled for November 17, 2017 and the extraordinary shareholders’ meeting of TLG IMMOBILIEN AG scheduled for November 22, 2017, on the websites of TLG IMMOBILIEN AG at http://www.ir.tlg.eu/ (menu item “AGM” > “Extraordinary General Meeting 2017”) and WCM AG at http://www.wcm.de/ (menu item “Investor Relations” > “Extraordinary General Meeting 2017”), and will also be available at the offices of TLG IMMOBILIEN AG and WCM AG for inspection by shareholders. In addition, the documents required pursuant to Section 293f para. 1 AktG will be available during the extraordinary shareholders’ meetings of TLG IMMOBILIEN AG and WCM AG. Upon request, any shareholder of the Parties is entitled to receive a copy of these documents promptly and free of charge. With respect to the details of the availability and requests for copies regarding these and other documents, reference is made to the invitations to the extraordinary shareholders’ meetings of TLG IMMOBILIEN AG and WCM AG.

108

– Convenience Translation –

Berlin, October 6, 2017

TLG IMMOBILIEN AG

Peter Finkbeiner	Niclas Karoff

Member of the Management Board	Member of the Management Board

– Convenience Translation –

Frankfurt am Main, October 6, 2017

WCM Beteiligungs- und Grundbesitz-Aktiengesellschaft

Stavros Efremidis	Ralf Struckmeyer

Chairman of the Management Board	Chief Financial Officer

2

– Convenience Translation –

Annex 1

List of holdings of WCM Beteiligungs- und Grundbesitz-Aktiengesellschaft

as of September 30, 2017

Company name and registered address	Holding	Equity	Annual result
	(in %)	(in TEUR)
Aschgo GmbH & Co. KG, Berlin	94.0	6,889	(255)
Barisk GmbH & Co. KG, Berlin	94.0	3,653	1
Berkles GmbH & Co. KG, Berlin	94.0	3,494	(58)
Greenman 1D GmbH, Berlin(2)	94.0	5,286	79
Main Triangel Gastronomie GmbH, Berlin	100.0	114	(101)
River Berlin Immobilien GmbH & Co. KG, Berlin(2)	94.9	2,025	398
River Bonn Immobilien GmbH & Co. KG, Berlin	94.9	2,289	2
River Düsseldorf Immobilien GmbH & Co. KG, Berlin(1)	94.9	1,207	8
River Frankfurt Immobilien GmbH & Co. KG, Berlin(1)	94.9	14,327	68
Triangel Frankfurt Immobilien GmbH & Co. KG, Berlin	94.9	16,725	(1,287)
WCM Besitzgesellschaft mbH & Co. KG, Berlin(2)	100.0	25	100
WCM Beteiligungsgesellschaft mbH & Co. KG, Berlin(1)	100.0	25	266
WCM Handelsmärkte I GmbH, Berlin	94.9	0	(281)
WCM Handelsmärkte II GmbH, Berlin	94.9	177	(321)
WCM Handelsmärkte III GmbH & Co. KG, Berlin	88.0	0	45
WCM Handelsmärkte IV GmbH & Co. KG, Berlin	94.9	17,859	439
WCM Handelsmärkte V GmbH & Co. KG, Berlin	100.0	93	(7)
WCM Handelsmärkte VI GmbH & Co. KG, Berlin	100.0	93	(7)
WCM Handelsmärkte VII GmbH & Co. KG, Berlin	94.9	6,831	(454)
WCM Handelsmärkte VIII GmbH & Co. KG, Berlin	94.0	(216)	(5)

– Convenience Translation –

Company name and registered address	Holding	Equity	Annual result
	(in %)	(in TEUR)
WCM Handelsmärkte IX GmbH & Co. KG, Berlin	94.8	6,557	(100)
WCM Handelsmärkte X GmbH & Co. KG, Berlin	94.8	6,004	(103)
WCM Handelsmärkte XI GmbH & Co. KG, Berlin	94.8	4,598	(74)
WCM Handelsmärkte XII GmbH & Co. KG, Berlin	94.8	2,222	(124)
WCM Handelsmärkte XIII GmbH & Co. KG, Frankfurt am Main(4)	94.0	25	—
WCM Handelsmärkte XIV GmbH & Co. KG, Frankfurt am Main(4)	94.0	25	—
WCM Handelsmärkte XV GmbH & Co. KG, Frankfurt am Main(4)	94.0	25	—
WCM Handelsmärkte XVI GmbH & Co. KG, Frankfurt am Main(4)	94.0	25	—
WCM Handelsmärkte XVII GmbH, Berlin	94.9	0	(462)
WCM Office I GmbH, Berlin	94.9	(214)	(214)
WCM Office II GmbH & Co. KG, Berlin	94.9	3,568	(1,798)
WCM Office III GmbH & Co. KG, Berlin	94.9	1,097	(991)
WCM Office IV GmbH & Co. KG, Berlin	94.9	2,117	(49)
WCM Technical Services GmbH, Berlin	100.0	21	12
WCM Technical Services II GmbH, Berlin	100.0	34	11
WCM Vermögensverwaltung GmbH & Co. KG, Berlin	100.0	33,910	(31)
WCM Verwaltungs GmbH, Berlin	100.0	54	27
WCM Verwaltungs II GmbH, Berlin	100.0	29	6
WCM Verwaltungs III GmbH GmbH & Co. KG, Berlin	100.0	(10)	(35)
WCM Verwaltungs IV GmbH & Co. KG, Berlin(3)	100.0	25	0
WCM Verwaltungs V GmbH, Berlin(3)	100.0	25	0

– Convenience Translation –

Company name and registered address	Holding	Equity	Annual result
	(in %)	(in TEUR)
WCM Verwaltungs VI GmbH, Berlin(3)	100.0	25	0
WCM Verwaltungs VII GmbH, Berlin(3)	100.0	25	0

Notes:

(1)	Profit and loss transfer agreement with WCM Beteiligungs- und Grundbesitz-Aktiengesellschaft.
(2)	Profit and loss transfer agreement with WCM Beteiligungsgesellschaft mbH.
(3)	Given that the company was established during the 2017 fiscal year, it has not prepared any financial statements yet.
(4)	Given that the company was transformed into a GmbH & Co. KG under German law during the 2017 fiscal year, it has not prepared financial statements in accordance with HGB.

– Convenience Translation –

Annex 2

List of holdings of TLG IMMOBILIEN AG

as of September 30, 2017

Company name and registered address	Holding	Equity	Annual result
	(in %)	(in TEUR)
Hotel de Saxe an der Frauenkirche GmbH, Dresden	100.0	22,200	1,175
TLG Beteiligungsgesellschaft Eins mbH & Co. KG, Berlin(3)	100.0	—	—
TLG Beteiligungsgesellschaft Zwei mbH & Co. KG, Berlin(3)	100.0	—	—
TLG Beteiligungsgesellschaft Drei mbH & Co. KG, Berlin(3)	100.0	—	—
TLG CCF GmbH, Berlin(4)	100.0	—	—
TLG FAB S.à r.l., Luxemburg(5)	94.9	32,869	1,986
TLG Fixtures GmbH, Berlin	100.0	359	(1)
TLG MVF GmbH, Berlin(4)	100.0	—	—
TLG Sachsen Forum GmbH, Berlin	100.0	24,104	79

Notes:

(1)	As of December 31, 2016.
(2)	For the fiscal year ended December 31, 2016.
(3)	Given that the entity was founded in May 2017, it has not prepared any accounts yet. The entity is not consolidated in the consolidated financial statements of TLG IMMOBILIEN AG.
(4)	The company’s fiscal year ends June 30. Given tha the entity was founded in September 2016, it has not prepared any financial statements.
(5)	In accordance with generally accepted accounting practices in Luxembourg.

– Convenience Translation –

Annex 3

Domination Agreement between TLG IMMOBILIEN AG and

WCM Beteiligungs- und Grundbesitz-Aktiengesellschaft dated October 6, 2017

Domination Agreement

between

TLG IMMOBILIEN AG, Berlin, registered in the commercial register of the local court of Charlottenburg under docket number HRB 161314 B

– “TLG IMMOBILIEN AG” –

and

WCM Beteiligungs- und Grundbesitz-Aktiengesellschaft, Frankfurt am Main,

registered in the commercial register of the local court of Frankfurt am Main under docket number HRB 55695

– “WCM AG”–

§ 1 Management and Instructions

(1)

WCM AG submits the management (Leitung) of its company to TLG IMMOBILIEN AG. Accordingly, TLG IMMOBILIEN AG is entitled to issue general or individual instructions (Weisungen) to the management board of WCM AG with regards to the management of the company. TLG IMMOBILIEN AG will exercise its right to issue instructions through its management board or – insofar as this is legally permissible – through persons given explicit authority by the management board, specifying the extent and duration of such authority.

(2)

No instruction may be given to maintain, amend or terminate this agreement. Instructions must generally be issued in text form (Textform) (Section 126b of the German Civil Code (Bürgerliches Gesetzbuch (“BGB”)). In urgent cases, instructions may also be given orally, but must be confirmed by TLG IMMOBILIEN AG in text form (Section 126b BGB) without undue delay.

(3)

The management board of WCM AG is required to comply with the instructions of TLG IMMOBILIEN AG. Notwithstanding the right to issue instructions, the management and representation of WCM AG are still the responsibility of the management board of WCM AG.

§ 2 Right to Information

The management board of WCM AG is required to supply TLG IMMOBILIEN AG with all requested information on all matters relating to WCM AG at any time. TLG IMMOBILIEN AG is entitled to inspect the books and records of WCM AG at any time. Notwithstanding the rights agreed above, WCM AG is required to keep TLG IMMOBILIEN AG continuously informed on the business development, and, specifically, on material transactions.

§ 3 Assumption of Losses

(1)

It is agreed that TLG IMMOBILIEN AG shall assume all losses pursuant to the provisions of Section 302 of the German Stock Corporation Act (Aktiengesetz (“AktG”)), in their entirety and as amended from time to time.

(2)	The obligation to assume losses applies for the first time for the entire fiscal year of WCM AG during which this agreement becomes effective pursuant to Section 6(2).

(3)

In the event that this agreement is terminated during a fiscal year, and specifically in the event of a termination for good cause (wichtiger Grund), TLG IMMOBILIEN AG is required to assume a pro-rata loss of WCM AG as shown in the interim financial statements to be drawn up with a record date as of the date of effectiveness of the termination.

2

§ 4 Compensation

(1)

TLG IMMOBILIEN AG guarantees to the minority shareholders of WCM AG that for the duration of this agreement it will pay them a fixed annual payment in the form of a guaranteed dividend (“Guaranteed Dividend”), payable for the first time for the fiscal year of WCM AG during which this agreement becomes effective pursuant to Section 6(2). If this agreement ends during a fiscal year of WCM AG or if WCM AG declares an abbreviated fiscal year during the period in which the obligation to assume losses pursuant to Section 3(1) of this agreement is effective, the Guaranteed Dividend for that fiscal year will be reduced pro rata temporis. To the extent that the dividend paid by WCM AG for a given fiscal year (including any partial payments) for each bearer share with a notional share of WCM AG’s share capital of EUR 1.00 (“WCM Shares”) is lower than the Guaranteed Dividend, TLG IMMOBILIEN AG will pay each minority shareholder of WCM AG the difference for each WCM Share.

(2)

The gross amount of the Guaranteed Dividend for each entire fiscal year of WCM AG and each WCM Share is EUR 0.13 (“Gross Compensation Amount”), less any corporate income tax (Körperschaftsteuer) and solidarity surcharge (Solidaritätszuschlag) at the prevailing rate for the relevant fiscal year (“Net Compensation Amount”). Based on the circumstances at the entering into of this agreement, the Gross Compensation Amount is subject to a 15 % corporate income tax plus a 5.5 % solidarity surcharge, or approximately EUR 0.02 for each WCM Share. Based on the circumstances at the time of entering into this agreement, this results in a Net Compensation Amount of EUR 0.11 for each WCM Share for any given full fiscal year of WCM AG. For the avoidance of doubt, it is agreed that any withholding tax (such as capital gains tax (Kapitalertragsteuer) plus solidarity surcharge) shall be withheld from the Net Compensation Amount insofar as this is legally required.

(3)

If the share capital of WCM AG is increased through a capital increase from company funds in exchange for the issuance of new shares, the Gross Compensation Amount per WCM Share is reduced to such an extent that the total amount of the Gross Compensation Amount remains unchanged. If the share capital of WCM AG is increased through a capital increase against contributions in cash and/or in kind, the rights under this Section 4 shall also apply to the shares subscribed for by minority shareholders for such capital increase. The rights pursuant to this Section 4 shall commence depending on the timing for dividend rights determined by WCM AG when issuing the new shares.

3

(4)

If proceedings pursuant to Section 1 no. 1 of the German Act on Appraisal Proceedings (Spruchverfahrensgesetz („SpruchG”)) are initiated and the court legally binding determines a higher Guaranteed Dividend than agreed to in this agreement, the minority shareholders may request a corresponding complementary payment in addition to the payments already received by them on the basis of the Guaranteed Dividend, even if they have already been paid off pursuant to Section 5. Likewise, if TLG IMMOBILIEN AG commits to pay a higher Guaranteed Dividend vis-à-vis any shareholder of WCM AG in a settlement to avoid or end proceedings pursuant to Section 1 no. 1 SpruchG, all other minority shareholders of WCM AG will participate in such increase.

§ 5 Exit Compensation

(1)

TLG IMMOBILIEN AG undertakes that upon request of a minority shareholder of WCM AG it will acquire such shareholder’s WCM Shares in exchange for bearer shares with a notional share in TLG IMMOBILIEN AG’s share capital of EUR 1.00 each (“Compensation Shares”) at an exchange ratio of 4 Compensation Shares in exchange for every 23 WCM Shares (“Exchange Ratio”). If shareholders of WCM AG exchange their WCM shares for Compensation Shares before receiving a dividend and/or payment under the Guaranteed Dividend for the 2017 fiscal year or subsequent fiscal years, they will, as far as practically and legally possible, be granted Compensation Shares with dividend rights from the beginning of the last fiscal year ended before such shares were created. If shareholders of WCM AG exchange their WCM Shares for Compensation Shares after receiving a dividend and/or payment under the Guaranteed Dividend for the 2017 fiscal year or subsequent fiscal years, or if it is not practically or legally possible to grant shares with dividend rights as described in the previous sentence, such shareholders shall be granted Compensation Shares with dividend rights from the beginning of the fiscal year in which the shares are created.

(2)

Share fractions of Compensation Shares (“Share Fractions”) shall be settled in cash. For purposes of the cash settlement, the Share Fractions due to individual shareholders are pooled into full shares for all shares issued at a given date, and the relevant Compensation Shares are sold on the stock exchange by Deutsche Bank Aktiengesellschaft (“Settlement Agent”); holders of Share Fractions receive a compensation in cash equal to their share in the proceeds corresponding to their Share Fractions. To the extent any Share Fractions remain after pooling of Share Fractions, such fractions will be settled through a cash compensation corresponding to the pro-rata closing price of the Compensation Shares in XETRA trading (or a corresponding successor system) on the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) two days before such cash payment is credited by the Settlement Agent.

4

(3)

The obligation of TLG IMMOBILIEN AG to acquire the WCM Shares is limited in time. The limitation period ends two months after the date of the announcement of the registration of the entering of this agreement in the commercial register at the registered seat of WCM AG pursuant to Section 10 of the German Commercial Code (Handelsgesetzbuch (HGB)). This does not effect an extension of the limitation period pursuant to Section 305 para. 4 sentence 3 AktG due to a motion for determination of the compensation or exit compensation by the competent court pursuant to Section 2 SpruchG; in such event, the limitation period shall end two months after the date on which the decision on the motion that is resolved last has been announced in the German Federal Gazette (Bundesanzeiger).

(4)

If the share capital of WCM AG is increased through a capital increase from company funds in exchange for the issuance of new shares before the expiration of the limitation periods set forth in Section 5(3) of this agreement, the exit compensation per WCM Share is reduced by a corresponding adjustment of the Exchange Ratio to ensure that the total number of Compensation Shares to be offered in exchange remains unchanged. If the share capital of WCM AG is increased through a capital increase against contributions in cash and/or in kind before the expiration of the limitation periods specified in Section 5(3) of this agreement, the rights under this Section 5 shall also apply to shares subscribed for by minority shareholders as part of such capital increase.

(5)

If proceedings pursuant to Section 1 no. 1 SpruchG are initiated and the court legally binding determines a higher exit compensation, even shareholders who have already received their exit compensation are entitled to demand a corresponding supplement to their already received exit compensation. Likewise, if TLG IMMOBILIEN AG commits to a higher exit compensation by adjusting the Exchange Ratio or by paying an additional cash payment vis-à-vis any shareholder of WCM AG in a settlement to avoid or end proceedings pursuant to Section 1 no. 1 SpruchG, all other minority shareholders of WCM AG will participate in such increase.

(6)	The transfer of WCM Shares in exchange for Compensation Shares will be free of charge for minority shareholders of WCM AG, provided that such shareholders have a domestic securities deposit account.

§ 6 Effectiveness

(1)	This agreement requires the approval of the shareholders’ meetings of WCM AG and TLG IMMOBILIEN AG.

(2)	This agreement shall become effective upon registration in the commercial register at the registered seat of WCM AG.

5

§ 7 Term of Agreement, Termination

(1)	This agreement is entered into for an indefinite period of time. This agreement may be terminated with a notice period of three months with effect from the end of each fiscal year of WCM AG.

(2)	This does not affect the right to termination for good cause (wichtiger Grund) and without notice. The following circumstances, in particular, shall be considered good cause

a)

any event, due to which TLG IMMOBILIEN AG no longer directly holds the majority of the voting rights from shares of WCM AG or an agreement with which it has undertaken to transfer WCM Shares to a third party with the result that upon execution of the agreement, even if such execution depends on the fulfillment of external conditions, it no longer directly or indirectly holds the majority of the voting rights from shares of WCM AG;

b)

the conclusion of a combined domination and profit and loss transfer agreement or an isolated profit and loss transfer agreement between TLG IMMOBILIEN AG and WCM AG or between WCM AG and a company controlled by TLG IMMOBILIEN AG (excluding WCM AG and companies controlled by WCM AG);

c)	any change in tax laws or case law affecting the existence or absence of a fiscal union between TLG IMMOBILIEN AG and WCM AG; or

d)	a transformation of WCM AG or TLG IMMOBILIEN AG, particularly through a division (Spaltung), merger (Verschmelzung) or change of legal form.

(3)

In the event of a termination for good cause without notice, this agreement shall lapse at the end of the date stated in the notice of termination, provided that such date is no earlier than the date on which the notice of termination is received.

(4)	If this agreement ends, TLG IMMOBILIEN AG shall furnish security to creditors of WCM AG pursuant to Section 303 AktG.

(5)	Any notice of termination shall be given in writing.

6

§ 8 Final provisions

(1)	This agreement is exclusively governed by German law, under exclusion of the reference provisions of German international private law.

(2)	Amendments and supplements to this agreement shall only be made in writing to be effective. This specifically applies to this written form clause. Apart from that, Section 295 AktG shall apply.

(3)

Should any provision of this agreement be or becomes invalid or infeasible in full or in part, or if there is a gap in this agreement, this does not affect the validity of the other provisions of this agreement. In place of the invalid or infeasible provision, or in order to remedy any gap in this agreement, an appropriate provision shall apply which corresponds as far as legally permissible to what TLG IMMOBILIEN AG and WCM AG based on the intent and purpose of this agreement intended, or would have intended, if they had been aware of this issue.

(4)

TLG IMMOBILIEN AG and WCM AGexplicitly declare that the present agreement is not intended to form a legal unity (rechtliche Einheit (Section 139 BGB)) with any agreements concluded between them in the past or which may be concluded between them in the future.

(5)

As far as legally permissible, Frankfurt am Main shall be the place of performance for the mutual obligations under this agreement and the exclusive legal venue for all disputes arising from this agreement.

7

Berlin as of October 6, 2017

TLG IMMOBILIEN AG

Peter Finkbeiner	Niclas Karoff

(Member of the Management Board)	(Member of the Management Board)

Frankfurt am Main as of October 6, 2017

WCM Beteiligungs- und Grundbesitz-Aktiengesellschaft

Stavros Efremidis	Ralf Struckmeyer

(Chairman of the Management Board)	(Member of the Management Board
(Chief Financial Officer))

– Convenience Translation –

Annex 4

Order of the Regional Court (Landgericht) of Frankfurt am Main, Germany,

of August 17, 2017 and September 20, 2017 on the appointment of

BBWP GmbH as expert auditor (contract auditor) within the meaning of

Section 293b para. 1 of the German Stock Corporation Act (Aktiengesetz)

3-05 O 67/17

REGIONAL COURT FRANKFURT AM MAIN ORDER

In the proceedings

for the appointment of an expert auditor pursuant to Section 293c para. 1 of the German Stock

Corporation Act (Aktiengesetz)

of

1)	TLG Immobilien AG, represented by the Executive Board, Hausvogteiplatz 12, 10117 Berlin,

Applicant

2)	WCM Beteiligungs- und Grundbesitz- Aktiengesellschaft, represented by the Executive Board, Bleichstraße 64 – 66, 60313 Frankfurt am Main

Applicant

concerning the intended Domination between both companies

the 5th Chamber for Commercial Affairs of the Regional Court of Frankfurt am Main decided on August 16, 2017 through the presiding Judge at the Regional Court Dr. M. Müller:

For the review of the intended profit transfer agreement,

BBWP GmbH

Wirtschaftsprüfungsgesellschaft

Cecilienallee7

40474 Dusseldorrf

is appointed as the expert auditor.

The costs of the appointment proceedings shall be jointly borne by the applicants.

The costs of proceedings are set at EUR 60,000.

Reasons

As there are no reasons not to follow the proposal for the appointed auditors of the applicants, the court can rely on the joint proposal of the applicants with respect to the choice of eligible auditors. The court has no concerns regarding the now appointed auditor. According to the statement of the appointed auditor of July 27, 2017, there are no legal impediments.

To ensure greater transparency and acceptance of the audit, the auditor expert should take a position on, and discuss, the following issues:

1.	At which place, in what manner and in which time the audit was performed.

2. With respect to a potential appraisal proceeding pursuant to Section 1 no. 3 of the German Act on Appraisal Proceedings (Spruchverfahrensgesetz), the court expressly points out its view to the auditor that the intentions of the legislator with respect to an advance appointment of an auditor can only be implemented, if the report of the auditor constitutes an independent opinion compared to the transfer report (see also BVerfG of 5/30/2007 – 1 BvR 390/04 – AG 2007, 544 = NZG 2007, 587), which avoids any partisanship in favor of the company and here to the main shareholder and displays distance to its report. In this context it should be noted that while the auditor is appointed by the court, his audit report is not addressed to the Court, but to the company and its shareholders.

While there are no general objections against a so-called parallel audit, it is nevertheless appropriate that the expert auditor describes any cooperation with a valuation expert appointed by the main shareholder, if any, the discussions about critical issues etc. in its report, in particular the issues on which the expert auditor and the-so called valuation expert had different opinions and it shall be stated why the opinion of the auditor or the so-called valuation expert is preferable in the end.

3. It shall be explained from which sources the auditor derived the parameters utilized for the calculation of the earnings value (base interest rate, growth discount, excess returns, risk surcharge (in case of an application of CAPM or TAX-CAPM: BETA factor, possibly the composition of a “peer- group”)) and why exactly those indices and/or time periods are preferable to others that also could have been considered.

4. If past results are adjusted for exceptional expenditures and gains, those shall be stated explicitly and an explanation is to be given why the adjustment was made.

2

5. Concerning the predicted corporate earnings, the statements of the foregoing number 4 shall generally apply. In addition, it shall be described from which sources the corporate planning, if any, derives.

6. The auditor is ordered to hand in a copy of the audit report for the records of the court. If it made use of a calculation program when calculating the enterprise value and the interest parameters, it is asked to enclose the file created in this context (e.g., an excel sheet) as well as a copy of the audit report as a file in a conventional data format (e.g., CD-ROM; USB stick, if necessary as an email attachment to M.Mueller@LG-Frankfurt.Justiz.Hessen.de).

7. If ordered by the court, the auditor shall disclose to the court the fee agreement with the applicant and the final fee settlement after completion of its services.

8. Precautionary, the auditor is informed that during potential appraisal proceedings the court may order it to assess in writing the adequacy of the compensation payment, if any, or the exit compensation, respectively, and that it may be ordered to appear in an oral hearing, if any.

The decision regarding the costs follows from Section 22 of the German Act on Costs of Voluntary Jurisdiction for Courts and Notaries (Gesetz über Kosten der freiwilligen Gerichtsbarkeit für Gerichte und Notare).

The value of the proceedings follows from Section 67 of the German Act on Costs of Voluntary Jurisdiction for Courts and Notaries (Gesetz über Kosten der freiwilligen Gerichtsbarkeit für Gerichte und Notare).

Legal remedies:

A complaint may be lodged against this decision, which must be filed in writing or declared before and recorded at the registrar’s office within one month after service by the regional court of Frankfurt am Main. The complaint must contain the title of the contested order and a declaration that a complaint has been filed against this order. The complaint shall be signed by the complainant or an authorized representative.

Dr. M. Müller

3

3-05 O 67/17

REGIONAL COURT FRANKFURT AM MAIN ORDER

In the proceedings

for the appointment of an expert auditor pursuant to Section 293c para. 1 of the German Stock Corporation Act (Aktiengesetz)

of

1)	TLG Immobilien AG, represented by the Executive Board, Hausvogteiplatz 12, 10117 Berlin,

Applicant

2)	WCM Beteiligungs- und Grundbesitz-Aktiengesellschaft, represented by the Executive Board, Bleichstraße 64 – 66, 60313 Frankfurt am Main

Applicant

the 5th Chamber for Commercial Affairs of the Regional Court of Frankfurt am Main decided on September 9, 2017 through the presiding Judge at the Regional Court Dr. M. Müller:

pursuant to Section 42 of the German Act on Proceedings in Family Matters and in Matters of Voluntary Jurisdiction (Gesetz über das Verfahren in Familiensachen und in den Angelegenheiten der freiwilligen Gerichtsbarkeit), the order is corrected for misspelling so that the subject matter on the first page now states:

“concerning an intended Domination Agreement between both companies”

and the appointment of the auditor states:

For the review of the intended domination agreement,

BBWP GmbH

Wirtschaftsprüfungsgesellschaft

Cecilienallee 7

40474 Dusseldorrf

is appointed as the joint expert auditor.

Dr. M. Müller

– Convenience Translation –

Annex 5

Expert opinion of ValueTrust Financial Advisors SE on the adequacy of the exit compensation and the compensation payment for the domination agreement between

TLG IMMOBILIEN AG and WCM Beteiligungs- und Grundbesitz-Aktiengesellschaft

Expert Report

On the reasonableness of the compensation and the guaranteed dividend for the Domination Agreement between TLG Immobilien AG and WCM Beteiligungs- und Grundbesitz AG

Please note that this translation of the German language Valuation Report is for convenience purposes only. Only the German original of the Valuation Report is legally valid and binding. No responsibility is assumed for misunderstandings or misinterpretations that may arise from this translation or any mistakes or inaccuracies contained herein. In doubt, only the German original shall form the basis for interpretation.

4 October 2017

Content overview

7. Analysis of the synergies in accordance with IDW S 1	168

8. Determination of the reasonable Compensation and the Exchange Ratio	171

9. Determination of the reasonable Guaranteed Dividend	172

10. Summary of the Reasonableness of the Compensation and the Guaranteed Dividend	176

Appendices	178

List of abbreviations:

AG	=	German Stock Corporation (Aktiengesellschaft)

AktG	=	German Stock Corporation Act (Aktiengesetz)

BGH	=	Federal Supreme Court of Justice (Bundesgerichtshof)

GDP	=	Gross Domestic Product

BVerfG	=	German Constitutional Court (Bundesverfassungsgericht)

BvR	=	Case number at the German Constitutional Court

CAGR	=	Compound Annualized Growth Rate

CAPEX	=	Capital Expenditures

CAPM	=	Capital Asset Pricing Model

CDAX	=	Composite DAX

DAX	=	German Stock Index (Deutscher Aktienindex)

DCF	=	Discounted Cash Flow

EBITDA	=	(Operational) Earnings before Interest, Taxes, Depreciation and Amortization

EBIT	=	(Operational) Earnings before Interest and Taxes

EStG	=	German Income Tax Act (Einkommensteuergesetz)

EU	=	European Union

EUR	=	Euro

ECB	=	European Central Bank

FAUB	=	Technical Committee for Business Valuation and Economics

(Fachausschuss für Unternehmensbewertung und Betriebswirtschaft)

FTE	=	Full-time equivalents

GAV	=	Profit Transfer Agreement

GmbH	=	German company with limited liability (Gesellschaft mit beschränkter Haftung)

HGB	=	German Commercial Code (Handelsgesetzbuch)

IDW	=	Institute of Auditors in Germany (Institut der Wirtschaftsprüfer in Deutschland e.V.)

IDW S 1	=	IDW Standard “Principles for Performance of Business Valuations”

(Grundsätze zur Durchführung von Unternehmensbewertungen)

(IDW S 1 in the version 2008, status: 2 April 2008)

IFRS	=	International Financial Reporting Standards

ISIN	=	International Securities Identification Number

IMF	=	International Monetary Fund

KSt	=	Corporate income tax (Körperschaftsteuer)

KStG	=	German Corporate Income Tax Act (Körperschaftsteuergesetz)

LG	=	District Court (Landgericht)

LTM	=	Last twelve months

MEST	=	Middle European Standard Time

m	=	million

MRP	=	Market Risk Premium

VAT	=	Value Added Tax

OECD	=	Organization for Economic Cooperation and Development

OLG	=	Court of Appeals (Oberlandesgericht)

p.a.	=	Per annum (annually)

SE	=	Societas Europaea

SWOT	=	Model for analyzing strengths and weaknesses of the business model as well as opportunities and threats in the market and competitive environment

S&P	=	Standard & Poor’s (rating agency)

Tax-CAPM	=	Capital Asset Pricing Model, including personal taxes

TV	=	Terminal Value

no.	=	Number

VWAP	=	Volume weighted average price

WACC	=	Weighted Average Cost of Capital

WP	=	German auditor (Wirtschaftsprüfer)

WpÜGAngebV	=

Regulation on the content of the offering document, the consideration in the case of takeover offers and mandatory offers and release from the obligation to publish and issue an offer (Verordnung über den Inhalt der Angebotsunterlage, die Gegenleistung bei Übernahmeangeboten und Pflichtangeboten und die Befreiung von der Verpflichtung zur Veröffentlichung und zur Abgabe eines Angebots)

XETRA	=	Electronic trading system of Deutsche Börse AG

1. MANDATE AND EXECUTION OF MANDATE

1.1. Mandate

1.

In a letter dated 19 July 2017, TLG IMMOBILIEN AG, Berlin (“TLG”) and WCM Beteiligungs- und Grundbesitz-AG, Frankfurt am Main (“WCM”, and together with TLG, the “Clients”) engaged ValueTrust Financial Advisors SE, Munich (“ValueTrust”) to prepare an Expert Report on the valuation of the reasonableness of the compensation pursuant to § 305 AktG and the guaranteed dividend pursuant to § 304 AktG in connection with the conclusion of a domination agreement between TLG and WCM.

2.

TLG undertakes in the domination agreement to be signed by the Clients on 6 October 2017 (the “Domination Agreement”) to acquire upon request of an outside shareholder of WCM that shareholders’ WCM shares in exchange for granting bearer shares representing a mathematical portion in the share capital of TLG IMMOBILIEN AG in each case of EUR 1.00 (the “Compensation Shares”) in an exchange ratio (the “Exchange Ratio”) of 4 compensation shares for 23 WCM Shares (the “Compensation”).

3.

TLG also intends to guarantee to the outside shareholders of WCM for the term of the Domination Agreement to pay an annual fixed offset payment in the form of a guaranteed dividend (the “Guaranteed Dividend”) for the first time for the financial year of WCM in which the Domination Agreement takes effect. To the extent the dividend paid by WCM for a financial year (including any payments on account) for each bearer share, each representing a mathematical portion of the share capital of WCM of EUR 1.00 (the “WCM Shares”) falls short of the Guaranteed Dividend, TLG will pay to each outside shareholder of WCM the corresponding amount of the difference for each WCM Share. The Guaranteed Dividend for each financial year of WCM for each WCM Share is a gross amount of EUR 0.13 (the “Gross Guaranteed Dividend”) minus the amount of any corporate income tax and solidarity surcharge according to the tax rate applicable for these taxes for the relevant financial year (the “Net Guaranteed Dividend”). According to the circumstances at the time the Domination Agreement is concluded, 15 % corporate income tax plus 5.5 % solidarity surcharge, i.e. EUR 0.02 will be deducted from the Gross Guaranteed Dividend for each WCM Share. This results in a Net Guaranteed Dividend in the amount of EUR 0.11 for each WCM Share for a full financial year of WCM based on the circumstances at the time the Domination Agreement is concluded.

4.

In order to evaluate the reasonableness of the Compensation and the Guaranteed Dividend, ValueTrust is determining in accordance with its mandate in each case an objectified value in accordance with the IDW Standard 1 “Principles for the Performance of Business Valuations” (IDW S 1 in the version 2008, status: 2 April 2008, “IDW S 1”). In accordance with that standard, ValueTrust is issuing an Expert Report in the function of a neutral expert. In addition to the principles for an objectified business value under IDW S 1, ValueTrust is also taking into account the principles on business valuations developed in the case law for determining the reasonable compensation and the guaranteed dividend in the case of structural measures under stock corporation law.

5.

The objectified business value determined pursuant to IDW S 1 constitutes an intersubjective, verifiable value for financial success in the future, which results on a going concern basis and on the basis of the existing business concept with all realistic expectations for the future in the context of the chances and risks in the market and the financial possibilities for the business as well as other influencing factors. In light of this background, we have carried out, in accordance with the mandate and in accordance with IDW S 1 and the case law, a check of the reasonableness of the business plan.

6.

The reason for the valuation is the conclusion of the Domination Agreement. The Executive Board (Vorstand) of TLG and WCM want to have evaluated the reasonableness of the Exchange Ratio on the basis of the resulting Value Ratio for the shares of TLG and WCM as the compensation to be granted pursuant to §305 AktG.

7.	The Domination Agreement requires the consent of the general shareholders’ meetings of WCM and TLG. The dates of the general meetings were set to 17 November 2017 for WCM and 22 November 2017 for TLG.

8.

The Expert Report is supposed to be the basis for the joint report of the Executive Boards of TLG and WCM, which will be published in connection with the invitations to the extraordinary shareholder meetings that are intended to resolve about the conclusion of the Domination Agreement.

9.	The valuation date was set to 17 November 2017 as the date of the extraordinary shareholders’ meeting of WCM on the Domination Agreement to be concluded.

10.

The terms and conditions of the mandate documented in the engagement letter dated 19 July 2017 apply for the conduct of the mandate and our responsibility, also in the relationship to third parties. This Expert Report has been prepared exclusively for internal use by the Clients and for the purpose of the conclusion of the Domination Agreement. The internal use includes, in addition to providing information for the Executive Boards of TLG and WCM, the publication in connection with the preparation and conduct of the extraordinary shareholder meetings of TLG and WCM and the use in connection with potentially following special court proceedings (Spruchverfahren), provided that our Expert Report is completely disclosed together with all Appendices. Furthermore, our Expert Report serves as the basis for the joint report of the Executive Boards of TLG and WCM which refers to our Expert Report and can partially or completely include the Expert Report.

11.

Aside from this, the Expert Report cannot be made accessible or disclosed to third parties without our prior written approval. In this event, regardless whether an approval or prior consent has been given or not, we assume under no circumstances any liability towards third parties for the Expert Report.

1.2. Execution of mandate

12.

We performed our work from 19 July 2017 until 4 October 2017 in our office. The information set forth in Appendix 1 “List of the main documents and information used” was available to us when conducting the mandate. This Expert Report is based on a status of knowledge related to the assets, financial position and earnings situation of the two companies as well as their future development as of 4 October 2017, capital market data as of 29 September 2017 as well as the stock exchange prices of TLG and WCM as of 28 September 2017.

13.

As a general rule, our determination of value is based on the documents provided for the valuation. We critically analyzed the received information, but did not subject the information to an audit within the sense of an audit of annual financial statements.

14.

During the course of our actions to verify the reasonableness, we also conducted discussions about the general business activities, the current and forecasted financial situation as well as the future strategic direction of TLG and WCM and received in this regard oral information and explanations from the employees of the respective company and their advisors listed in Appendix 2.

15.

A representation letter, dated 4 October 2017, has been submitted to us by TLG stating that all information, which is relevant to the preparation of this Export Report, has been provided completely, accurately and to the best of the management’s knowledge. A representation letter with similar wording was issued by WCM with regard to the information relating to WCM as of 4 October 2017.

16.

We emphasize that there are normally differences between the expected and the actually generated results because events can occur differently than originally planned. These differences can be material. Therefore, we assume no liability and responsibility for the occurrence of the assumptions and results assumed in the business plan and/or the measures to be carried out as well as the results of the business activities. We also do not make any statement about the ability to achieve the planned results or the accuracy and completeness of the assumptions, results and information forming the basis of the business plan.

17.

We wish to point out that the following shown calculations to derive the equity values are generally shown in millions of Euro. Since the calculations were actually made with the exact values, the addition and subtraction of values in tables can lead to deviations in the shown subtotals and totals.

1.3. Previous takeover offer

18.

The conclusion of the Domination Agreement was preceded by a voluntary public takeover offer (the “Takeover Offer”) by TLG to the shareholders of WCM to acquire all shares of WCM (ISINs DE000A1X3X33 and DE000A2E4K27) for a compensation of 4 shares of TLG for each 23 shares of WCM. The decision to make the offer was published on 10 May 2017, and the corresponding offer document was published on 27 June 2017. The deadline for accepting the offer ended on 5 September 2017 at 24:00 (MEST). Pursuant to § 16 para. 2 WpÜG, WCM shareholders, who did not accept the offer during the acceptance period, could still accept the offer until 26 September 2017. By that date, the takeover offer was accepted for 117.505.327 WCM shares. This corresponds to a portion of 85.89% at 136,802,552 shares. Subject to the condition that all closing conditions of the takeover offer are satisfied, the WCM Shares for which the offer was accepted were contributed by way of a capital increase in kind on 6 October 2017 and, thus, prior to the valuation date. The issuance of the new TLG shares granted to the shareholders of WCM is intended for no later than 11 October 2017.

2. MARKET AND COMPETITIVE ENVIRONMENT

19.

In order to assess the economic situation as of the calculation date and the future development of TLG and WCM, a fundamental analysis of the (macro-)economic environment as well as assessment of the further economic development are required.

2.1. Macroeconomic situation and outlook

20.

The analysis of the general economic environment is made on the basis of the growth of the real gross domestic product (hereinafter, the “GDP”), the consumer price index as well as the population growth in regions relevant to TLG and WCM. The two companies generate all their sales with tenants and real property in Germany. Therefore, Germany and a few selected regions are analyzed in more detail below, based on data from the International Monetary Fund (hereinafter, the “IMF”):[1]

Percentage Change of the real Gross Domestic Product

									Forecast
	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	[...]		2022
Global	-0.1	5.4	4.2	3.5	3.4	3.5	3.4	3.1	3.5	3.6	[...	]	3.8
Eurozone	-4.5	2.1	1.5	-0.9	-0.3	1.2	2.0	1.7	1.9	1.7	[...	]	1.5
Germany	-5.6	4.0	3.7	0.7	0.6	1.6	1.5	1.8	1.8	1.6	[...	]	1.2

Source: International Monetary Fund, World Economic Outlook, April/July 2017

21.

Similar to the situation in the previous year, the global economy grew moderately in the year 2016 at 3.1% (2015: 3.4%). The relatively constant global growth is reflected, on the one hand, in the higher growth rates in the industrial countries and, on the other hand, the flattening of growth in the emerging economies. Nonetheless, the growth rate for the emerging economies at 4.1% in the year 2016 was still well above the growth rates of the industrial countries in the amount of 1.7%. A further moderate increase in the global economy of 3.5% is expected for the year 2017.

22.

The economic growth in the emerging economies is increasing somewhat after slightly weakening in previous years. The reasons for slower growth were especially lower growth rates in China and the low oil prices which weakened the oil exporting economies. The expectation in the future is that these negative effects will ease as a result of measures by the Chinese government, on the one hand, and increasing prices for oil, on the other hand.

23.

A growth rate of 2.0% for industrial countries is forecasted for 2017, whereby the expansive monetary policy in many of these economies is an important contributing factor to the growth. The economy of the USA – a major indicator for the global economy – grew by 1.6% in 2016. The IMF forecasts higher growth of the GDP in the USA for and 2018 with real growth rates of 2.3% in 2017 and 2.5% in 2018.

[1]	See below, International Monetary Fund, World Economic Outlook, April 2017 and July 2017.

24.

The economy in the Euro area has continued to clearly recover from the effects of the European governmental debt crisis in 2016. After an increase of the GDP by 2.0% in 2015, the growth in 2016 amounted to 1.7%. Private investments, however, have remained at a low level, except in Ireland, Spain and Germany. Growth rates similar to 2016 are expected in the coming years (2017: 1.9%, 2018: 1.7%). However, the after-effects of the European governmental debt crisis and the unfavorable demographic development in the European countries as well as the stronger Euro causing negative effects on exports somewhat inhibit the recovery. This is offset by an easing of the tight savings policies in some European countries.

25.

The German economy had considerable growth at a rate of 1.8% in 2016. This solid increase will probably continue in the current year. The IMF expects real growth in the German GDP of 1.8% in 2017, while the German Federal Bank (Deutsche Bundesbank) believes it will be 1.9%[2]. This growth is primarily driven by robust domestic demand, a stable labor market and increasing household income. The positive effect resulting from increasing exports will probably again increase in the coming years. The IMF assumes in its long-term forecast for Germany a growth rate of 1.2% for the year 2022.

26.	The analysis of the overall economic environment is made on the basis of the development of the consumer price index:

Percentage Change of the Consumer Price Index

									Forecast
	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	[...]		2022
Eurozone	0.3	1.6	2.7	2.5	1.3	0.4	0.0	0.2	1.7	1.5	[...	]	1.9
Germany	0.2	1.1	2.5	2.1	1.6	0.8	0.1	0.4	2.0	1.7	[...	]	2.4

27.

The consumer prices in Europe increased last year, as was already the case in 2015, only marginally at an inflation rate of 0.2% in the Eurozone. However, a significant increase in the rates of inflation is expected for the current year.

28.

The IMF forecasts a price increase of around 1.7% in the Euro region for 2017. In addition to economic growth, the continuing low interest policy of the European Central Bank (hereinafter, the “ECB”) will contribute to the rate of inflation again being in the intended range of “below, but close to 2.0%”. The long-term forecast expects a rate of inflation of 1.9% in 2022 in the Euro region, consistent with the inflation target of the ECB.

29.

From 2011 to 2016, there was substantial downturn in the rate of inflation in Germany, as was the case in the Euro region. However, this trend is supposed to change in 2017, the assumptions for the rate of inflation in Germany for 2017 is 2.0% (IMF) and 1.5% (Bundesbank3) for the year 2017. In the short term, the increase of the consumer prices especially depends on when and to which extent the prices for raw materials (e.g. price for crude oil) recover and continue to increase. The rate of inflation in the long-term perspective in Germany is forecast to be 2.4% for 2022, which is above the forecast of 1.9% for the Euro region. This higher rate of inflation

[2]	See, Deutsche Bundesbank, Monthly Report, June 2017.
[3]	See, Deutsche Bundesbank, Monthly Report, June 2017.

is explained primarily by the unified monetary policy of the ECB in the Euro region. In an economically strong country with a high level of competition such a Germany, lower interest rates and further unconventional monetary policy measures drive inflation above the targeted rate of just under 2%. Therefore, forecasts for inflation rates of more than 2% for Germany in the mid-term are reasonable.

30.

In order to take into account the focus of TLG and WCM on a few main regions, we have analyzed below the metropolitan regions in which the companies have existing portfolios or intend to expand their presence.[4]

31.

These eight main regions all show a good socio-economic and economic development. The long-term trend with increasingly more people moving to the urban areas means that the analyzed regions all have positive growth in population, while the population in the entire territory of Germany has remained unchanged in the last ten years. Especially the good prospects in the labor market (expressed by the growth in employment) as well as the generally stronger growing GDP per capita are probably the main reasons for the large move to urban areas in general and the specifically the main regions of TLG and WCM.

32.

Overall, real growth rates of around 1.5% to 2.0% as well as annual inflation of around 2.0% in the relevant sales markets of TLG and WCM can be expected in the coming years on the basis of the macroeconomic analyses. Future periods of crisis and shocks from outside can occur which are not directly included in the described forecasts, and they can dampen the expectations for growth. The issue of average nominal expectations for growth is again addressed in Chapter 5.4.2. (Para. 389 ff) in order to derive the terminal growth rate for the financial surpluses of the subject of the valuation.

[4]	See, German Federal Statistical Office, 2017. Figures for Rostock are not based on the full time frame.

2.2. Development of the real estate market in Germany

33.	The real estate markets in Europe, especially the development of transaction volumes and prices for rent, profit from the continuing stable economic outlook in the Eurozone:

34.

The investment volume in Europe, driven by the increasing recovery of the market, exceeded EUR 120 bn in 2015, for the first time since 2008. With a total volume of EUR 127 bn, the investment volume in Europe in 2015 was only 5.7% below the high point reached in 2007. After a substantial decrease in investment volume in 2008 and the low point in 2009, a positive trend commenced in the subsequent years. After a virtually constant development in the years°2010 to 2013, there was a particularly strong development in the market for office properties in the year 2014, which lifted the total investment volume to more than EUR 100 bn. The positive trend in recent years continued in 2016, and the investment volume in 2016 reached the level of the record investment volume in 2007.[5]

35.

The main driver for the development of the European real estate market was the political and economic uncertainty arising in the previous year 2016 as well as the low level of interest. Due to this uncertainty, investors are continuing to focus on so-called “core assets”, above all in large cities and metropolitan regions.[6]

36.

Real estate continues to be an alternative investment compared to stocks and bonds also for 2017 as a result of the low level of interest, so that continuing high demand is anticipated. Since the returns on investment will be substantially lower in the future due to increasing prices in the market compared to previous years, investors are concentrating on relatively low risk, intact large urban regions.[7] Despite the effects of Brexit and the related uncertainties about Europe’s future, the real estate market is optimistic with regard to its most important markets. However, Brexit changes the European real estate landscape. Germany is predicted to replace

[5]	See, CBRE Quarterly Investment Volumes 4Q16.
[6]	See, UBS, Eurozone Real Estate Outlook, 1H17, p. 4.
[7]	See, Patrizia Insight, European Commercial Property Markets, 2017, pp. 36-37.

Great Britain as Europe’s number one among the so-called “safe harbors”. Berlin, Hamburg and Frankfurt am Main are at the top of the cities with the best perspectives for investment and development in Europe. Additionally, European metropolitan regions such as Dublin, Madrid, Copenhagen, Lisbon, Stockholm, Lyon and Munich are seen as having outstanding growth-potentials. The real estate market in London, however, is considered to be overpriced.[8]

37.

According to a study by the Swiss bank UBS, the expected annual total return on investment for commercial properties in Europe in the coming three years will be on average approximately 5.5%. While the expectation for return on investment in Germany is only 5.6%, it is approximately 8.0% in Spain. This reflects the greater risk in southern European real estate markets after the financial crisis.[9]

38.

Risks with regard to the European real estate market result from the development of the price for oil, the risk of terrorism, the weak economic growth in China as well as the vote of Great Britain to exit the EU.[10] The first effects of this vote are already being noticed. The redemption of shares of many investors due to fear of falling real estate prices and decreasing returns on investment already motivated a British real estate portfolio to stop trading with shares in funds due to lack of liquidity. These developments could also have consequences for foreign real estate funds. In the case of decreasing rents and prices, German real estate funds, currently holding a portion of 10.0% of properties in Great Britain, would have to anticipate substantial losses in value in general in the industry. As a result of decreasing values in shares and decreasing returns on investment, investors in funds could consider redeeming their shares. Losses of value of around 15% are expected for London as the largest location where German funds have invested.[11] However, this is offset by corresponding opportunities in German metropolitan regions which are gaining in attractiveness compared to British cities due to having access to the European market.

39.

When looking at the transaction volume in Germany and its development in the last ten years, a positive trend is visible after the strong downturn in the years 2008 and 2009. However, the development in 2016 showed a slight downturn as a result of a lack of large transactions in the field of residential properties. In Germany, the total volume of EUR 13.4 billion in 2009 increased to EUR 79.0 bn in 2015, whereby the total volume in 2016 fell to EUR 65.7 bn. This is the first decrease in the transaction volume since the financial crisis. The downturn in total volume is primarily the result of the decrease in the transaction volume in the area of commercial properties from EUR 23.5 bn to EUR 13.2 bn. The transaction volume, however, continues to be well above the average in recent years. In the year 2017, there will continue to be a high, but slightly decreasing transaction volume with a continuing low interest level:[12]

[8]	See, PwC, Emerging Trends in Real Estate, Beyond the Capital, Europe 2017, pp. 29-30.
[9]	See, UBS, Eurozone Real Estate Outlook 1H17, p. 6
[10]	See, PwC, Emerging Trends in Real Estate, Beyond the Capital, 2016, p. 3
[11]	See, http://www.handelsblatt.com/finanzen/immobilien/der-brexit-und-die-folgen-das-london-problem- deutscher-immobilienfonds/13838224.html, Stand 07.07.2016.
[12]	See, Ernst & Young, Trend barometer Real Estate Investment Market in Germany 2017, p. 9.

40.

In addition, the share of the large metropolitan regions in the transaction volume in Germany will continue to decrease. One reason for the decrease in transaction volume is the lack of investment alternatives, which can satisfy the high demand for commercial properties. JLL predicts a phase of stabilization at a lower level for 2017 and 2018.

41.

The total transaction volume in the German commercial real estate market in the first half of the year 2017 in an amount of around EUR 25.8 bn is divided as follows among the different asset classes:[13]

[13]	See, JLL, Investmentmarktüberblick Q2 2017, p. 6.

42.	Office properties

Over the long view, the office real estate market has never had such an accelerated, but also fragmented development as is the case today. This development is primarily the result of the broad distribution of low interest investments, a favorable financing situation and the recovery of the European labor market. As a result of the strong demand for top-end properties, the expected top returns on investment continue to decrease throughout Europe.14

43.

The western European office lease markets also had an increase of around 3.0% in letting out space in 2016. In addition, the office vacancy rate in 2016 within the Euro zone fell from 8.8% in 2015 by 0.6 percentage points to 8.2% and, thus, has reached the lowest level since the financial crisis.[15] While the outlook for top level rents is positive for the largest portion of the European office markets, the polarization resulting from availability and demand between established core business locations and peripheral locations defines a sharp contrast in the expected performance, with continuing stable growth in the core segment and otherwise flat or decreasing rents. Furthermore, we find ourselves in a risk averse environment in which many real estate investors sacrifice return on investment for lower risk, and Germany is considered to be a new “safe harbor” for capital in Europe. While there has been a general collapse in the mood with regard to Great Britain after Brexit, the outlook on the part of investors for the rest of Europe is optimistic, so that these markets have additional potential. However, expectations for returns on investment are decreasing, so that the importance of active asset management is increasing.[16]

44.

The increasing demand for office properties in Germany results especially from the employment level. In the same manner as the European developments, companies must adapt to a shortage of office space, especially in central locations. Although the completion of new office space, for example in Munich with 225,800 square meters in the year 2016 (178,500 in the year 2015), shows that construction in some areas continues to increase, but it cannot completely satisfy the demand. Thus, the decreasing trend in the vacancy rates continues. It is also expected that the vacancy rate will stabilize at this level in the years 2017 and 2018, whereby the highest vacancy rate is expected for Frankfurt am Main. The index established using the seven top locations confirms this and shows a continuous downward trend for the vacancy rates since 2010:[17]

[14]	See, Patrizia Insight, European Commercial Property Markets, 2017, pp. 14-17.
[15]	See, UBS, Eurozone Real Estate Outlook, 1H17, p. 3.
[16]	See, PwC, Emerging Trends in Real Estate, Beyond the Capital, 2017, p. 3.
[17]	See, Feri, Prognose für 2016, DZ Bank AG.

45.

As a result of decreasing vacancy, the rents should increase further in the top segment and in B locations. The top rents determined most recently by JLL in the year 2016 for top locations in Munich were EUR 34 per square meter, EUR 20 for Stuttgart, EUR 36.50 for Frankfurt am Main and EUR 24 and EUR 25 respectively for Berlin and Hamburg. This corresponded to a respective growth rate since the first quarter of the year 2015 of 3.0% for Munich, 2.6% for Stuttgart, 4.3% for Frankfurt am Main and 9.1% and 2.0%, respectively, for Berlin and Hamburg. It is expected that the top rents for office space will increase in Munich and Frankfurt am Main to EUR 37.5 and EUR 38 until 2018.

46.

As a result of the historically low unemployment rate in Germany and the related high level of employment in offices, the need for office space is at its historically highest level. While there is less construction, the office vacancy rate was almost cut in half compared to 2010. Due to the continuing trend, a downturn in the average vacancy rate to approx. 5.0% is expected for the year 2017. The letting out of space in the office markets is accordingly decreasing due to a shortage of supply. Companies must increasingly look to peripheral locations and the surrounding area where no positive development with regard to the demand for office space is to be expected without a reduction in the vacancy rate. As a consequence, the growth in rents continues.[18]

47.	Retail properties

The retail industry is also currently profiting from the positive development in the demand for labor and the resulting increase in private consumption. The GfK predicts an increase of 1.5% in real private consumption for 2017. The GfK consumer confidence index also continues to show a stable upward trend which has already lasted for five years.19

48.

The actual retail sector and especially retail property concepts are going through rapid changes, especially as a result of E-Commerce, which is developing marketing channels and putting pressure on traditional business models. The real estate services company Savills accordingly forecasts that the demand for space in the German retail field will continue to decrease

[18]	See, Savills, Real Estate Market Outlook for Germany 2017, p. 1.
[19]	See, GfK, press release “German consumer continues to be positive“, 27 July 2017.

compared to the other market segments that have already been described. As a result of the restructuring in the industry, there is a shift of sales from brick and mortar shops to online shops. While the central locations in the major cities are expected to continue to play an important role, many retailers are adapting their concepts towards hybrid solutions as a response to consumer demand.[20]

49.

The decrease in demand for retail space will be reflected in higher vacancy rates for all retail shop formats outside the top shopping areas.[21] It is accordingly apparent for the transition from 2015 to 2016 that in some top locations, such as Munich, Cologne and Frankfurt am Main, there have been no changes in the top rents, while in cities such as Berlin, there has been an increase in the top rents for retail properties in an amount of 16.7%, and of 1.8% in Hamburg.[22]

50.

The expectations for returns on investment remain low, anyway, as a result of the high pressure for investors to invest, and are continuing the downward trend in top returns on investment that started in 2009. The top returns on investment in the ten largest cities are now only between 3.25% and 4.0%.[23]

51.	Hotel properties

The German hotel property market is currently profiting, among other aspects, from continuously increasing sales in hotel services24, which are expected to continue in the coming years. The positive development in the hotel market has led to increasing attractiveness of hotel properties for investors. This is reflected above all in greatly increasing transaction volumes for German hotel properties. While hotel properties in a total value of EUR 1.3 bn changed their owners in 2012, this number quadrupled up to the record year of 2016 with a transaction volume in the amount of EUR 5.2 bn:25

[20]	See, Patrizia Insight, European Commercial Property Markets, 2017, pp.18-22.
[21]	See, Savills, Analytical Outlook Real Estate Market in Germany 2017, p. 2.
[22]	See, http://www.jll.de/germany/de-de/research/marktdaten.
[23]	See, JLL, Overview of the Market for Retail Properties, Q2 2017.
[24]	See, Statista, Forecast development of hotel sales in Germany.
[25]	See, Colliers International, German Market Report, 1st half year 2017.

52.

Although the development in the first half of 2017 indicates that the levels of previous years can no longer be maintained, the volume continues to be at a high level. The downturn, according to a study by Colliers,[26] is the result of an increasing shortage of potential transaction properties. This assessment is supported by the fact that the share of portfolio transactions is decreasing in terms of total volume and individual transactions are becoming more relevant. All these factors have also been reflected in increasing purchase prices for hotel properties since 2016. Nonetheless, the prices in major German cities remain relatively low compared to other major European cities. The return on investment for hotel properties overall is decreasing and is currently only around 5%.[27] The lowest returns on investment are generated in Munich, Frankfurt and Hamburg because the pressure on prices is very high there.

53.

The overall finding is that the real estate market has currently reached the near- record level of 2007 with regard to transaction volumes due to currently high investments, the low interest environment, low inflation rates and the stable economy in Europe. Especially central, top locations for office and retail properties are in demand. The geographic focus of investments continues to be in the core countries in the Eurozone, such as Germany, and there especially in the metropolitan regions.

[26]	See, Colliers International, German Market Report, 1st half year 2017.
[27]	See, Central Real Estate Committee, spring report on the real estate industry 2017, p. 9.

54.	Market position

Both TLG as well as WCM are primarily subject to intense competition in the area of acquiring new properties and letting out space.

55.

Both companies regularly compete in purchasing attractive portfolios and properties with other investors from Germany and foreign countries. The extent of the competition normally depends on the investment volume and the features of the properties. The main competitors include investment funds/asset managers, private equity companies, insurance companies and banks as well as other (sometimes listed) real estate companies. The purchase volume in the German commercial real estate market was as follows among the different groups of purchasers in the first quarter of 2017:[28]

56.

The high level of competition is a result of the low market entry barriers. Only sufficient funds, relatively basic professional knowledge and access to offers for sale are needed. Despite the intense competition, both TLG as well as WCM believe they are in a good position to compete in this market environment and add attractive properties to their portfolio.

57.

TLG and WCM are also in competition with the above-mentioned investor groups with regard to properties that are already in their portfolio, including competition for solvent tenants. Compared to the market for acquisitions, the lease market, however, is marked by an even higher degree of fragmentation. TLG finds itself in tight competition for office and hotel properties, while for tenants of retail properties in the portfolio often there are no nearby alternatives.

[28]	See. JLL, Investmentmarktüberblick Deutschland, 2. Quartal 2017, p. 7.

58.

The German commercial real estate market is overall very heterogeneous and fragmented. However, not all relevant competitors and participants in the market can be completely identified by TLG and WCM. According to the European Industry Association EPRA, only approx. 1.5% of German commercial properties are held by listed companies and are subject to only low or no obligations to publish. Based on the publicly available information, the following companies can be identified as competitors of the valuation objects:[29]

59.

Concluding, both companies operate in relatively fragmented markets. Both companies, TLG as well as WCM, should have a good position in the market for commercial properties as a result of their presence in the capital markets.

[29]	See, Chapter 3.3. (Para. 202 ff). Gross asset value refers to the value of the real estate portfolio before deduction of any liabilities.

3. SUBJECTS OF THE VALUATION

60.

TLG undertakes in the Domination Agreement to exchange a certain number of TLG shares upon request of an outside shareholder of WCM for that shareholder’s WCM shares. Therefore, two entities must be valued in this Expert Report, TLG and WCM.

3.1. The valuation subject TLG

3.1.1. Corporate history

61.

The company was established in 1991 under the name Treuhand Liegenschaftsgesellschaft mbH (TLG) as a subsidiary of the Trust Agency (Treuhandanstalt). The company primarily had the responsibility of managing, realizing and developing commercial properties, office properties and residential properties in the new German states held by the Trust Agency. The company was taken over by the Federal Republic of Germany in the year 1995 and the name was changed to TLG Treuhand Liegenschaftsgesellschaft mbH. Five years later, during the course of a strategic new direction, the development began from a sales oriented privatization organization for the Trust Agency to an active portfolio manager with a focus on leasing out, developing as well as purchasing and selling real estate. There was a further change in the name to TLG Immobilien GmbH in 2002.

62.

Effective as of 1 January 2012, the residential properties division was spun off and combined in TLG Wohnen GmbH which was finally purchased by TAG Immobilien AG for approximately half a billion Euro in November 2012. During the course of the privatization of the company, the Federal Republic of Germany sold TLG Immobilien GmbH at the end of the same year to the US American investment company Lone Star for EUR 1.1 bn.

63.

The legal form was changed to be a stock corporation after the existing portfolio had been optimized with an exclusive focus on commercial properties. TLG Immobilien AG has been listed since 24 October 2014 on the Frankfurt Securities Exchange in the Prime Standard segment. On 24 February 2015, Deutsche Börse included the company in the SDAX. Lone Star completely sold its shares to various institutional investors from March to July of the same year.

64.

TLG expanded its business activities to the entire territory of the Federal Republic of Germany when it purchased two office properties in Frankfurt am Main in the year 2016 and achieved a value of the portfolio of more than EUR 2.0 bn for the first time at the end of the year.

3.1.2. Legal and tax situation

65.

TLG Immobilien AG is a stock corporation under German law with its registered office in Berlin. It is registered in the commercial register at the Local Court Charlottenburg under HRB 161314 B. The financial year corresponds to the calendar year.

66.	The group structure of TLG is as follows:

67.

According to the articles of association of TLG, the subject of the business is engaging in real estate transactions and related transactions of all kinds, especially operating, leasing out, new construction and renovation, the acquisition and sale of commercial properties in the broader sense of the term, especially offices, retail properties and hotels, the development of real estate projects as well as providing services in connection with the above-mentioned subject matter of the business by itself or through companies in which TLG has a participation.

68.

The share capital of TLG as of today (before closing of the WCM transaction) is EUR 74,175,558.00 divided into 74,175,558 bearer shares each representing a mathematical portion of the share capital of EUR 1.00 per share. TLG currently holds no treasury stock.

69.

TLG has authorized capital from the Authorized Capital 2014/II and the existing Authorized Capital 2017. These two resolutions overall authorize the company to issue a total of up to 37,087,779 new bearer shares.

70.

In addition to the authorized capital, there is also conditional capital (Conditional Capital 2017/I) which authorizes the company to issue up to 37,087,779 new bearer shares with a profit participation, in order to service the conversion rights and option rights under or in connection with bonds, profit sharing rights and profit sharing bonds and creditors of bonds with duties to convert (or a combination of these instruments).

71.

The shares of TLG are traded under ISIN DE000A12B8Z4 both in the regulated market at the Frankfurt Securities Exchange as well as in the segment of the regulated market with further duties following admission (Prime Standard). The shares are currently included in the SDAX, the EPRA/NAREIT Global, the EPRA/NAREIT Europe and the EPRA/NAREIT Germany as well as other indices.

72.

The shareholders of TLG include a large portion of free float (73.0%) and the two major shareholders, the government of Singapore and ADAR Capital Partners, Cayman Islands, owning 13.3% and 13.7% respectively.

73.

As of 31 December 2016, there were trade tax loss carry forwards in the amount of EUR 235 m and corporate income tax loss carry forwards in the same amount. The original assumption was that the loss carry forwards which existed in the amount of EUR 392 m for corporate income tax and EUR 376 m for trade tax as of the end of 2012, shortly before the takeover by Lone Star, were lost as a result of a change in shareholder, which was detrimental to the loss carry forwards. In 2016, TLG examined the facts again, with the result that parts of the loss carry forwards to tax purposes may not have been lost. As a consequence, a change in the orders was requested from the tax authorities. The tax office agreed to change the orders, but at the same time ordered an external tax audit which was not yet completed at the time of the valuation work. Therefore, the loss carry forwards and their monetization are uncertain. The company assumes that the loss carry forwards will be usable with a probability of 37.5%.[30]

74.	The executive board of TLG consists of Mr. Peter Finkbeiner and Mr. Niclas Karoff. Mr. Michael Zahn is the chairman of the supervisory board.

3.1.3. Economic foundations

3.1.3.1. Business model

75.

TLG defines itself as a leading specialist in commercial properties in Berlin and the regions of Dresden, Leipzig and Rostock as well as Frankfurt am Main since the beginning of 2017. As an active portfolio manager in various regions, TLG focuses on the operation of office and retail properties as well as hotels. Under the portfolio strategy, TLG prioritizes properties in established areas with good building substance and sustainable rental income. The business

[30]	For further explanation, see Chapter 5.1.3. (Para. 312 ff).

model includes the activities of portfolio management, asset and property management, acquisitions and sales as well as development projects. The high level of regional expertise enables TLG to provide outstanding services of the portfolio management, monitoring and portfolio planning. TLG has its own close network in its core markets which enable it to access possibilities for growth.

76.	The portfolio of TLG can be divided into the areas offices, retail space, hotels and other as well as in the following regions:[31]

77.	The largest part of the portfolio of TLG with around 85% consists of the two areas office space and retail space. Almost one half of the properties are located in Berlin, followed by Dresden with 15%.

78.

The real estate portfolio of TLG consisted of 386 properties with total lettable space of around 1.4 m square meters as of 30 June 2017. The total value of the portfolio (gross asset value) is around EUR 2.3 bn. The real estate portfolio of TLG overall reveals the following numbers:[32]

79.	As of 30 June 2017, TLG employed a total of 106 full time and three part-time employees in order to implement and further develop the strategic goals of the company.

[31]	See, TLG’s Tender Offer for WCM: Building the leading German commercial real estate platform, May 2017.
[32]	See, TLG, Semi-annual Financial Report, August 2017.

3.1.3.2. Corporate strategy

80.

The goal of the business activity of TLG, in addition to generating rental income and efficiently operating the inventory of properties, is to expand the portfolio by acquisition of office properties, retail properties and hotel properties which increase the value. As a result of the targeted acquisition of properties with potential for increases in rent or moderate vacancy rates and the subsequent active asset management, there is a potential for increasing value due to the optimized leasing out of space and operations management. In addition to growth by way of purchases, the portfolio is being further developed by selling properties which are no longer strategically suitable. The goal is to secure and further optimize the high overall quality and earnings power in the inventory of properties over the long term.

81.

The portfolio strategy of TLG involves concentrating on the asset classes office properties and retail properties in selected locations in German major cities. In addition, hotels are also leased out. While the office portfolio focuses on cities classed A and B which have good prospects, the retail portfolio is primarily characterized by local shopping properties in the food retail trade.

82.

Decisions about purchases and sales as well as the investments to be made are subject to the strategic principles of the portfolio. The individual asset classes each have respective benefits. For example, office and retail properties are characterized by higher average rental yields, while the hotel properties have particularly long lease agreements on average.

83.

TLG intends to expand its business model to West Germany in the coming years and has already acquired properties for this purpose in the Rhine-Main region as well as opened a new office in Frankfurt am Main.

3.1.4. Earnings position and financial situation

84.

The analysis of the past earnings position and financial situation constitutes the starting point for analyzing the business plan and the evaluation of reasonableness. Therefore, the business plan for the period 2017 to 2021 was already compared to the actual numbers for purposes of comparison.[33]

[33]	The business planning for the years 2017 to 2021 are comprehensively discussed in Chapter 5.1.3. (Para. 277 ff).

3.1.4.1. Earnings position

85.	The following overview shows the adjusted earnings position of TLG for the financial years 2014 to 2016 and the planning of TLG in accordance with IFRS for the years 2017 to 2021:

Income Statement
	Historical (adjusted)			Plan					CAGR
in EUR m	2014	2015	2016	2017	2018	2019	2020	2021	‘16-‘21
Rental income	116.2	129.0	144.4	158.0	173.6	191.4	214.7	249.2	11.5%
growth (in %)	—	11.0%	12.0%	9.4%	9.8%	10.3%	12.2%	16.1%
Non-recoverables	6.5	6.2	6.3	7.8	5.9	6.3	7.6	8.2	5.4%
Maintenance expenses	5.2	6.2	6.6	7.3	8.2	9.6	11.4	13.0	14.4%
Other expenses	4.2	2.5	5.9	4.2	4.3	4.4	6.0	4.3	-6.2%

Net operating income (NOI)	100.3	114.1	125.6	138.7	155.2	171.1	189.6	223.7	12.2%
% margin	86.3%	88.5%	87.0%	87.8%	89.4%	89.4%	88.4%	89.8%
Personnel expenses	17.4	12.8	11.3	11.7	12.2	13.2	14.0	14.8	5.7%
Other Operating Income	16.8	4.2	0.8	1.4	1.0	1.0	1.1	1.1	8.1%
Other Operating Expenses	15.7	7.9	7.1	12.1	8.7	9.6	8.7	9.1	5.0%

EBITDA	84.0	97.6	108.0	116.3	135.2	149.2	168.1	200.9	13.2%
% margin	72.3%	75.7%	74.8%	73.6%	77.9%	78.0%	78.3%	80.6%
Depreciation	1.2	0.8	0.6	0.4	1.0	1.0	1.0	1.0	12.1%

EBIT	82.8	96.8	107.4	115.9	134.2	148.3	167.1	199.9	13.2%
% margin	71.3%	75.1%	74.4%	73.4%	77.3%	77.5%	77.8%	80.2%
Financial results	-25.8	-24.3	-25.0	-39.3	-24.3	-27.8	-33.0	-39.5

Results from ordinary activities	57.0	72.6	82.4	76.6	109.9	120.5	134.0	160.4	14.3%
Extraordinary results	—	—	—	2.2	—	—	—	—
Re-adjustments	63.3	96.6	46.3	—	—	—	—	—

Income Before Tax	120.3	169.2	128.6	78.8	109.9	120.5	134.0	160.4	4.5%
Taxes on income	31.6	38.3	34.5	2.3	6.0	5.9	7.9	13.2
Effective tax rate (in %)	26.3%	22.6%	26.8%	2.9%	5.4%	4.9%	5.9%	8.2%
Net income	88.7	130.9	94.1	76.5	103.9	114.5	126.1	147.2	9.4%
% margin	76.3%	101.5%	65.2%	48.4%	59.9%	59.8%	58.8%	59.1%

86.

Pursuant to IDW S 1, the operational surpluses (EBITDA, EBIT) have to be adjusted as needed when analyzing the historical figures, in order to clearly show the causes for success in the past. Since the historic earnings position of TLG also contains the effects from the new valuation of properties that are held and from sales in the operational results, we have adjusted these effects below:

Income Statement
	Historical			Adjustments			Historical (adjusted)
in EUR m	2014	2015	2016	2014	2015	2016	2014	2015	2016
Gross Performance	116.2	129.0	144.4	—	—	—	116.2	129.0	144.4
growth (in %)		11.0%	12.0%					11.0%	12.0%
Non-recoverables	6.5	6.2	6.3	—	—	—	6.5	6.2	6.3
Maintenance expenses	5.2	6.2	6.6	—	—	—	5.2	6.2	6.6
Other expenses	4.2	2.5	5.9	—	—	—	4.2	2.5	5.9

Net operating income (NOI)	100.3	114.1	125.6	—	—	—	100.3	114.1	125.6
% margin	86.3%	88.5%	87.0%				86.3%	88.5%	87.0%
Personnel Expenses	17.4	12.8	11.3	—	—	—	17.4	12.8	11.3
Other Operating Income	80.1	100.8	47.0	-63.3	-96.6	-46.3	16.8	4.2	0.8
Other Operating Expenses	15.7	7.9	7.1	—	—	—	15.7	7.9	7.1

EBITDA	147.3	194.2	154.2	-63.3	-96.6	-46.3	84.0	97.6	108.0
% margin	126.8%	150.6%	106.8%				72.3%	75.7%	74.8%
Depreciation	1.2	0.8	0.6	—	—	—	1.2	0.8	0.6

EBIT	146.1	193.4	153.7	-63.3	-96.6	-46.3	82.8	96.8	107.4
% margin	125.7%	150.0%	106.4%				71.3%	75.1%	74.4%
Financial Results	-25.8	-24.3	-25.0	—	—	—	-25.8	-24.3	-25.0

Income Before Tax (after adjustments)	120.3	169.2	128.6	-63.3	-96.6	-46.3	57.0	72.6	82.4
Re-adjustments Sum	n.a.	n.a.	n.a.	63.3	96.6	46.3	63.3	96.6	46.3
Income Before Tax (before adjustments)	120.3	169.2	128.6				120.3	169.2	128.6
Taxes on Income	31.6	38.3	34.5	—	—	—	31.6	38.3	34.5
Effective tax rate (in %)	26.3%	22.6%	26.8%				26.3%	22.6%	26.8%
							—	—	—
Net Income	88.7	130.9	94.1	—	—	—	88.7	130.9	94.1
% margin	76.3%	101.5%	65.2%				76.3%	101.5%	65.2%

87.

In all historic periods, other operating income resulted from new valuations of held properties or their sale. This income was EUR 63.3 m in 2014, EUR 96.6 m in 2015 and EUR 46.3 m in 2016. Since no further adjustments were made, this results in total adjustments of the EBITDA of the same amount. Other adjustments below the EBITDA were not made.

Description of the adjusted, historic earnings position

88.

The rental income of TLG increased from EUR 116.2 m in 2014 to EUR 129.0 m in 2015 and subsequently to EUR 144.4 m in 2016. This corresponds to growth rates of 11.0% and 12.0% for the years 2015 and 2016. The growth of the rental income was the result of newly acquired properties as well as rent increases in existing properties. The real estate portfolio of TLG increased through purchases of around EUR 193.6 m in 2015 and of around EUR 443.0 m in 2016.

89.

The expenses leading to the net operating income are relatively closely linked to the development of the rental income under normal circumstances and decreased from EUR 15.9 m in 2014 to EUR 14.9 m in 2015 before increasing to EUR 18.8 m. While the non-recoverable operating costs decreased from EUR 6.3 m to EUR 6.5 m in 2014, both the expenses for maintenance as well as the other expenses increased from EUR 5.2 m and EUR 4.2 m in 2014 to EUR 6.6 m and EUR 5.9 m respectively in 2016.

90.

The net operating income (in the following also “NOI”) developed positively and increased from EUR 100.3 m in 2014 to EUR 114.1 m in 2015 and subsequently to EUR 125.6 m in 2016. The increase resulted primarily from the overall increase in the rental income. Despite absolutely increased non-recoverable operating costs, maintenance and other expenses, the gross margin in the years 2014 to 2016 was relevantly constant in a range of 86.3% to 88.5%.

91.

The expense for personnel decreased from EUR 17.4 m in 2014 to EUR 12.8 m in 2015 and subsequently to EUR 11.3 m in 2016. The personnel expenses in 2014 and 2015 were affected by increased share-based compensation components under IFRS 2 which were granted in connection with the initial public offering. This development corresponds to a reduction in the cost ratio from 14.9% in 2014 to 9.9% in 2015 and 7.8% in 2016. The number of employees fell continuously from 145 to 111 employees in the period between 2014 and 2016. The decrease is to a great extent the result of restructuring of the company and the related reduction of personnel.

92.

The other operating income before adjustments was EUR 80.1 m in 2014 and increased to EUR 100.8 m in 2015. In 2016 the other operating income decreased to EUR 47.0 m. These changes were primarily driven by changes in the results from valuation and sales, while the other sub-positions in the other operating income also decreased from EUR 16.8 m in 2014 to EUR 4.2 m in 2015 and to only EUR 0.8 m in 2016. The decrease from 2014 to 2015 was the result of lost income from the passing on of costs for the initial public offering. All sub-positions were slightly smaller in 2016, which resulted in a further decrease to EUR 0.8 m.

93.	After adjustment for the effects from the new valuation and sale of properties, other operating income was EUR 16.8 m in 2014, EUR 4.2 m in 2015 and EUR 0.8 m in 2016.

94.

The other operating expenses decreased from EUR 15.7 m in 2014 to EUR 7.9 m in 2015. Increased expenses for consulting costs in connection with the initial public offering in 2014 were the reason for the increased other operating expenses. There was a decrease in the year 2016 to EUR 7.1 m. This decrease resulted primarily from savings in IT and administrative costs as well as the other operating expenses.

95.

Overall, the EBITDA increased from EUR 147.3 m in 2014 to EUR 194.2 m in 2015 and subsequently decreased to EUR 154.2 m in 2016. Due to the influence of the results of valuation, the unadjusted EBITDA margin is not useful to analyze TLG’s operational margin.

96.	After adjustment, the EBITDA was EUR 84.0 m in 2014, EUR 97.6 m in 2015 and EUR 108.0 m in 2016. The adjusted EBITDA margin improved slightly from 72.3% in 2014 to 74.8% in 2016.

97.

Depreciation was between EUR 1.2 m in 2014 and EUR 0.6 m in 2016. It was attributed to intangible assets, real property, technical equipment and machinery as well as other equipment and operating and business furnishings. There was no scheduled depreciation of the properties under IFRS, contrary to the tax and commercial balance sheet.

98.

The operational result before interest expense and taxes (EBIT) increased initially from EUR 146.1 m in 2014 to EUR 193.4 m in 2015. The EBIT fell to EUR 153.7 m in 2016. This corresponded to a reduction in the EBIT margin from 150.0% in 2015 to 106.4% in 2016. The adjustments made to the EBITDA are also reflected in the EBIT. The adjusted EBIT increased from EUR 82.8 m in 2014 to EUR 96.8 m in 2015 and EUR 107.4 m in 2016. The adjusted EBIT margin increased from 71.3% in 2014 to 74.4% in 2016.

99.

The financial results were rather constant throughout the years 2014 to 2016 and were EUR 25.8 m in 2014, EUR 24.3 m in 2015 and EUR 25.0 m in 2016. The financial results primarily involves interest expenses for loans and corresponding hedging transactions. The interests on loans in 2014 was EUR 18.0 m. This item in the expenses remains virtually unchanged in the two subsequent years. The interest expense for the pension liabilities is also covered in the financial expenses.

100.	The correction of the adjustments was made in the context of re-adjustments, such that the earnings before taxes and the net income correspond to the actual values shown in the annual report.

101.

The taxes on income in the financial year 2014 were EUR 31.6 m, EUR 38.3 m in 2015 and EUR 34.5 m in 2016. This corresponded to an effective tax rate of 26.3% in 2014, 22.6% in 2015 and 26.8% in the year 2016. The taxes consisted of the ongoing taxes on income, timing effects for actual income taxes and deferred taxes. The decrease in the effective tax rate in the year 2015 resulted primarily from dissolving a provision for an external tax audit. The historic tax expenses includes both cash taxes as well as deferred taxes. The effective tax rate for the cash taxes was between 2.2% and 3.4% in the past. As discussed in Chapter 5.1 (Para. 311), the business plan considers only the cash tax expenses and treats the deferred taxes in the abstract.

102.

The net income increased from EUR 88.7 m in 2014 to EUR 130.9 m in 2015 and subsequently fell to EUR 94.1 m in 2016. This corresponds to an increase in the margin from 76.3% in 2014 to 101.5% and a subsequent decrease in the margin to 101.5% in 2015 to 65.2% in 2016.

3.1.4.2. Financial situation

103.

The historic situation relating to the assets of TLG Immobilien is described below for the years 2014 to 2016. In order to obtain the balance sheet forming the basis of the enterprise valuation, we reflected the appreciation and depreciation of the properties which were not effective in terms of liquidity in the year 2016 in the first half of the year 2017. In order to arrive at the balance sheet used as the basis for the enterprise valuation, we reflected the appreciation and depreciation of the properties that did not affect liquidity in the first half of the year 2017, in the year 2016. Additionally, the capital increase and the dividend payout which occurred in the year 2017 were reflected in the financial year 2016, and subsequently cannot be taken into account when determining the cash flow to equity for calculating the compensation and the guaranteed dividend as of the valuation date:[34]

[34]	In the following, balance sheet numbers refer to 31 December of the respective year.

Balance Sheet
Assets
	Historical			Adjustments	Historical (adjusted)
in EUR m	2014	2015	2016	2016	2014	2015	2016
Intangible Assets	1.7	1.6	1.4	—	1.7	1.6	1.4
Investment property	1,489.6	1,739.5	2,215.2	70.1	1,489.6	1,739.5	2,285.3
Owner-occupied properties	12.9	9.3	6.1	—	12.9	9.3	6.1
Property, plant and equipment	1.2	0.5	0.6	—	1.2	0.5	0.6
Other assets	8.4	9.2	10.0	—	8.4	9.2	10.0

Tangible Assets	1,512.2	1,758.5	2,231.9	70.1	1,512.2	1,758.5	2,302.0
Financial Assets	8.4	16.8	4.9	—	8.4	16.8	4.9
Fixed Assets	1,522.2	1,776.8	2,238.2	70.1	1,522.2	1,776.8	2,308.3
Inventories	1.5	1.1	1.1	—	1.5	1.1	1.1
Receivables and Other Assets	35.7	21.0	14.4	—	35.7	21.0	14.4
Cash and Equivalents	152.6	183.7	68.4	54.3	152.6	183.7	122.7
Other Current Assets	26.0	16.8	22.7	-19.2	26.0	16.8	3.5
Current Assets	215.8	222.6	106.6	35.2	215.8	222.6	141.7
Total Assets	1,738.0	1,999.5	2,344.8	105.2	1,738.0	1,999.5	2,450.0

104.	The balance sheet total of TLG increased from EUR 1,738.0 m in 2014 to EUR 1,999.5 m in 2015. The balance sheet total increased to EUR 2,344.8 m in 2016.

105.

The fixed assets as the main position in the assets of TLG increased from EUR 1,522.2 m in 2014 to EUR 1,776.8 m in 2015 and subsequently to EUR 2,238.2 m in 2016. The fixed assets include intangible assets, tangible assets and financial assets.

106.

The balance sheet position for intangible assets consists of acquired software licenses with a useful life of three to five years and amounted to EUR 1.7 m in 2014, EUR 1.6 m in 2015 and finally EUR 1.4 m in 2016.

107.

The balance sheet item tangible assets, which consist primarily of the real estate held as a financial investment (investment property), increased from EUR 1,512.2 m in 2014 to EUR 1,758.5 m in 2015 and subsequently to EUR 2,231.9 m in 2016. This development was primarily driven by purchases under the TLG expansion strategy and increases in value of the existing properties. In 2015, purchases amounting to EUR 193.6 m were carried out, and appreciations of EUR 87.9 m were incurred. In the subsequent year 2016, the purchases were around EUR 443.0 m and the appreciation in value was around EUR 39.9 m. The valuation of the properties is performed semi-annually by the service provider Savills Advisory Services Germany GmbH & Co. KG.

108.

Appreciations of the property of EUR 70.1 m were achieved in the first half of 2017. In order to use an appropriate number in the balance sheet for the enterprise valuation, we have reflected these valuation effects already in the adjustment for the balance sheet 2016.

109.

The financial assets increased from EUR 8.4 m in 2014 to EUR 16.8 m in 2015 and subsequently decreased to EUR 4.9 m in 2016. The decrease in 2016 was the result of a decrease in the down payments for properties held as financial investment. Furthermore, this position contains other financial investments which were constant over the years 2014 and 2015 and increased in 2016 to EUR 4.8 m.

110.

Contrary to the fixed assets, the current assets had a negative development in the years 2014 to 2016 and fell from EUR 215.8 m in 2014 to EUR 106.6 m by the end of 2016. This development was driven by a decrease in cash and equivalents. They increased from EUR 152.6 m in 2014 to EUR 183.7 m in 2015 and subsequently decreased to EUR 68.4 m in 2016. According to information from TLG, the strong downturn in 2016 was the result of purchases of properties. The development of cash and equivalents of TLG in the past is generally driven by the initial public offering at the end of 2014 and subsequent capital increases. However, there is an offset effect from a large volume of acquisitions, so that cash and equivalents overall decreased.

111.

We made an adjustment to the status of the cash and equivalents at the end of the year 2016 for the purpose of the valuation. This adjustment reflects the capital increase in the amount of EUR 113.6 m that occurred in January 2017. The dividend payout of EUR 59.3 m, which was already paid in the first half of 2017 and, thus, can no longer be taken into account when determining the cash-flow-to-equity, has a contrary effect. The corresponding adjustment in the cash and equivalents is EUR 54.3 m.

112.

The receivables and other assets were EUR 35.7 m in 2014, EUR 21.0 m in 2015 and EUR 14.4 m in 2016. They included, among other items, receivables for delivery of goods and services which were EUR 12.6 m in 2014. This number decreased to EUR 11.9 m in 2015 and subsequently to EUR 6.0 m in 2016. The significant decrease in the receivables for delivery of goods and services between 2015 and 2016 is related to a claim from the sale of a property in Dresden which did not yetas of the balance sheet date for 2015 but was paid in January 2016. The identified receivables for deliveries of goods and services already constitute a net value and take value calculations and receivables which no longer have any value into account.

113.

Other current assets totaling EUR 26.0 m existed in 2014. This position decreased in 2015 to EUR 16.8 m and subsequently increased to EUR 22.7 m in 2016. The positions consist primarily of long-term assets which were intended for sale. During the course of adjusting the balance sheet to be used in the valuation, we eliminated the included long-term assets for sale of EUR 19.2 m in 2016 and applied them at book value as a special item. The book value corresponds to the contractually agreed purchase price.

114.	We also made adjustments corresponding to the assets to the liability side of the balance sheet in the year 2016:[35]

Balance Sheet
Equity and Liabilities
	Historical			Adjustments	Historical (adjusted)
in EUR m	2014	2015	2016	2016	2014	2015	2016
Equity	748.0	967.9	1,009.5	120.0	748.0	967.9	1,129.5
Other current provisions	5.7	2.4	1.8	—	5.7	2.4	1.8
Deferred Taxes	150.5	185.9	217.7	—	150.5	185.9	217.7

Provisions	156.2	188.3	219.5	—	156.2	188.3	219.5
Liabilities to Banks (Short Term)	39.3	36.0	65.2	—	39.3	36.0	65.2
Liabilities to Banks (Long Term)	731.1	746.7	975.2	—	731.1	746.7	975.2
Pension liabilities	8.2	8.1	8.3	—	8.2	8.1	8.3
Non-current financial instruments	17.8	15.9	20.4	-14.8	17.8	15.9	5.6

Interest Bearing Liabilities	796.5	806.7	1,069.1	-14.8	796.5	806.7	1,054.4
Non-Interest Bearing Liabilities	37.4	36.6	46.6	—	37.4	36.6	46.6
Total Equity and Liabilities	1,738.0	1,999.5	2,344.8	105.2	1,738.0	1,999.5	2,450.0

115.

The equity of TLG increased in the last years continuously as a result of capital increases that were carried out as well as positive consolidated annual profits. As a result, the entire equity increased from EUR 748.0 m in 2014 to EUR 1,009.5 m at the end of 2016. The subscribed capital which is divided into shares with each share mathematically representing share capital in the amount of EUR 1.00 increased from EUR 61.3 m in 2014 to EUR 67.4 m as of the end of 2016. The capital reserves also increased analogously from EUR 343.0 m to EUR 440.3 m. As a result of taking out debt capital at the same time, the equity capital ratio remained virtually unchanged at around 43% despite the capital measures that were carried out.

116.

In the first half of 2017, there was a new capital increase of EUR 113.7 m. We adjusted this accordingly in the subscribed capital and capital reserves in the balance sheet used for the valuation. Furthermore, we increased the equity by an additional EUR 6.3 m. This increase arises from reflecting the valuation effects in equity from fixed assets, amounting to EUR 70.1 m in the first half of 2017, the already distributed dividend of EUR 59.3 m, the eliminated long-term assets for sale of EUR 19.2 m and the valuation effects for long-term financial instruments of EUR 14.8 m. The net adjustment is EUR 120.0 m.

117.

Another non-cash capital increase in kind will take place at TLG as a result of closing the takeover of WCM prior to the valuation date. This non-cash capital increase in kind, however, was not reflected in the balance sheet for purposes of the valuation and instead is reflected by taking into account the WCM shares as a special item and a correspondingly increased number of shares of TLG.[36]

118.

The provisions consist primarily of deferred tax liabilities and totaled EUR 156.2 m in 2014. This position then increased to EUR 188.3 m in 2015 and EUR 219.5 m in 2016. The deferred tax liabilities result from the difference in the fair value appraisals of the properties held as financial investments between trade and tax accounts.

[35]	In the following, balance sheet numbers refer to 31 December of the respective year.
[36]	See, Chapter 5.5.5. (Para. 446 ff).

119.	Other current provisions were made for litigation risks and amounted to EUR 1.8 m as of the end of 2016.

120.

In addition to the equity, the interest bearing liabilities constitute the second largest position on the liabilities side of the balance sheet. This debt consists of short-term and long-term liabilities owed to banks, pension liabilities and financial instruments. Interest bearing liabilities increased from a total of EUR 796.5 m in 2014 to EUR 1,069.1 m in 2016.

121.

Acquisitions are mostly financed with long-term debt. Therefore, the debt owed to banks (sum of the short-term and long-term liabilities owed to banks) has continuously increased through the years 2014 to 2016 due to investments that were made in the real estate portfolio. While the liabilities to banks totaled EUR 770.4 m in 2014, they increased to EUR 1,040.4 m by 2016.

122.

In addition, TLG has concluded interest hedging transactions with regard to the loans that have been taken out. These are entered in the balance sheet, among other items, as long-term financial instruments. Since these hedging transactions are intended to secure the company against increasing interest rates and were closed at a high interest level, parts of the financial instruments in the meantime constitute liabilities and were accordingly reflected with EUR 20.4 m at the end of 2016 on the liabilities side of the balance sheet. In the first half year of 2017, increases in value took place and increased to EUR 5.6 m. Since this occurred prior to the valuation date, we have adjusted the balance sheet accordingly and reflected the adjustment in equity in a manner which is neutral for the profits. Non-cashflow-relevant changes in the present fair market value of the financial instruments were not adjusted in the business plan, and instead only the corresponding interest expenses were reflected as affecting the profits.

123.

We classified the pension liabilities totaling around EUR 8.3 m as interest bearing liabilities. Since these pension commitments apply exclusively to employees of the company who were employed in previous years, this position remained virtually constant.

124.

The non-interest bearing liabilities decreased from EUR 37.4 m in 2014 to EUR 36.6 m in 2015. They subsequently increased to EUR 46.6 m in 2016. The largest individual positions involved the liabilities for delivery of goods and services in the amount of EUR 21.2 m as of the end of 2016 and the tax liabilities amounting to EUR 4.5 m. There were also other short-term and long-term liabilities, including liabilities owed to employees, liabilities owed to minorities and the delineations resulting from derivatives. This position increased from EUR 13.9 m in 2014 to EUR 20.9 m as of the end of 2016.

3.1.5. SWOT analysis

125.

TLG is positioned based on the internal view (analysis of the company and resources), the strengths and weaknesses of the company as well as the external point of view (analysis of the market and competition) in accordance with the circumstances and risks which result from the market and competitive environment. Company specific changes and risks for TLG result from the core competences of the company, on the one hand, and the value drivers in the industry, on the other hand.

Company and resources analysis

3.1.5.1. Strengths

126.	The main strengths of TLG include:

◾	Many lease agreements of TLG have a relatively long remaining term. The weighted average remaining term (WALT) is 6.1 years.

◾	A high WALT and a low EPRA vacancy rate lead to a high degree of independence from developments in the economy.

◾	The long-term lease agreements mostly have fixed conditions for rent.

◾	Operating costs of the properties are eligible to be passed on to tenants under the long-term lease agreements.

◾	TLG has a high level of expertise in the market segments of office properties, retail properties and individual hotel properties as a result of concentrating on these types of properties.

◾

The regional focus gives TLG a strong local network in Berlin and East Germany which enables the company to quickly react to the needs of tenants as well as TLG receiving excellent access to information about potential acquisitions.

◾	Due to the expansion of the location in Frankfurt am Main and the existing platform, the company can carry out additional acquisitions with low additional overhead costs.

◾

The portfolio of TLG includes particularly attractive segments of the commercial property markets with office properties in excellent micro-locations in Berlin and economically strong East German cities such as Dresden, Leipzig and Rostock.

◾	TLG achieves a high degree of risk diversification both through a regionally diversified portfolio of retail properties as well as due to a combination of different asset classes.

◾

Since 83% of the portfolio properties have been newly constructed or completely renovated since the year 1996, TLG has a modern, well maintained and attractive portfolio for the tenants in which currently no material backlog of investments is expected.

◾

Due to the relatively low level of de band good access to the capital market, TLG has a solid financing structure which offers leeway for additional growth. Furthermore, the company limited the risk of increasing prime interest rates by having long remaining terms and with fixed interest liabilities or the hedging of its liabilities, and TLG has a high degree of certainty with regard to planning. The high tax deposit account enables TLG (in part) to make tax exempt distributions to its shareholders.

◾	The large tax deposit account enables TLG to make (partially) tax exempt distributions to its shareholders.

3.1.5.2. Weaknesses

127.	The main weaknesses of TLG include:

◾	As a result of long-term lease agreements, rents can only be adjusted upwards with difficulty in the case of a general upturn in the economy.

◾	Due to long-term lease agreements and the conditions they contain, a complete transfer of inflation to the tenants is not possible.

◾	Depending on the vacancy rate of the properties, certain operating costs are not completely able to be passed on.

◾	With regard to the perspectives for growth, there is a high degree of dependency on the availability of appropriate properties with attractive chances for return on investment.

◾	The geographic concentration of the commercial properties portfolio of TLG in Germany makes the company subject to local, negative trends as well as political decisions.

◾	The focus on office properties, retail properties and individual hotel properties limits the selection of potential properties for acquisitions.

◾	West Germany is a new market environment for TLG which is why acquisitions of properties which are being made in West Germany are more risky for the company.

◾	TLG depends on a limited number of main tenants and also holds single properties having high value in its portfolio.

◾	TLG is dependent on subcontractors in development projects, and projects may not be completed or completely leased out if the subcontractors become insolvent.

◾	When selling properties, TLG could be subject to claims by the Purchaser for liability.

◾	Lease agreements are expiring by the year 2020 which in total constitute approximately 48% of the net base rental income.

◾	The purchasing activities involve relatively high costs for legal advice and consulting, combined with the lack of certainty about successfully implementing the planned transactions.

◾	TLG depends on a limited number of qualified employees who may not be able to be held or who may not be able to be newly hired.

◾

In individual cases, properties in the portfolio are burdened with contamination of the ground, hazardous substances (e.g. asbestos), other pre-existing contamination or ammunitions left over from the war.

◾	There might be claims for restitution or compensation resulting from expropriation by the nation socialist regime or the GDR.

Market and competition analysis

3.1.5.3. Opportunities

128.	The following opportunities result for TLG in the market and with regard to competition:

◾

An above average growth of the GDP compared to the rest of the EU as well as a fundamentally healthy economy in Germany have had effects on the demand for commercial properties and could continue to have positive effects in the future.

◾	Properties continue to constitute an attractive investment class in light of the continuing low interest environment.

◾	The increasing demand for attractive possibilities for investment open up the possibility for an opportunistic sale of properties.

◾

The main regions of TLG have a good economic structure and as a result of the trend towards larger numbers of the population migrating to metropolitan regions, should also continue to profit in the future.

◾	The Brexit offers chances for Frankfurt as the possible new European financial hub.

◾

While food retail rents remained stable in recent years in West Germany, growth in rents of approximately 11% can be found in East Germany’s food retail market. If this trend continues, there would be a possibility for large potential growth and attractive returns on investment.

3.1.5.4. Risks

129.	TLG is subject to the following risks with regard to market and competition:

◾

Since the commercial property markets are relatively susceptible to fluctuations in the overall economy, macro-economic trends as well as political developments and changes in the regulatory environment have an influence on the occupancy rate as well as the development of the rents.

◾

The demand for office properties, retail properties and hotel properties could be negatively influenced by socio-economic trends, such as an increase in home-office work places, a continuing shift in the food retail business to online delivery services and the broad distribution of alternative possibilities for lodging (e.g. Airbnb).

◾

An end in the loose monetary policy and related increase in interest rates would lead to an increase in the discount interest rate and, thus, to a lower valuation of the properties. This could, in turn, have an adverse impact on the possibilities and the conditions for taking out debt.

◾	Long-term increasing costs for debt capital could reduce the chances for returns on investment properties and put the brakes on M&A activities in the real estate sector.

◾	Negative demographic trends, such as the departure of the younger population especially from cities in East Germany, could adversely affect the business activities of TLG.

◾	The growth strategy using acquisitions could fail as a result of a lack of attractive properties offered for sale or the availability of acquisition financing.

◾	Unforeseen increases in the costs of investment, maintenance and operations.

◾	A strengthened demand by investors for commercial properties in Germany would increase the competitive pressure on TLG.

◾	There is a risk of not finding any appropriate and sufficiently solvent (successor) tenants. Furthermore, existing tenants may not be able to comply with their payment obligations.

◾

Increasing competition in the market for commercial properties in Germany could lead to an excessive supply of properties that can be leased out and related growing competition for tenants and lower rents.

◾	The financing conditions for new real estate properties or for the refinancing of existing objects could be adversely affected by external influences or credit covenants could be breached.

◾	As a result of intense competition for qualified employees in the commercial real estate sector, there is no certainty that TLG will succeed in finding suitable personnel in the future.

3.1.5.5. Aggregated opportunities / risk profile

130.	The combination of internal company strengths and the opportunities in the market result in the following main opportunities for TLG as of the valuation date:

◾

TLG is in an excellent starting position for being able to benefit from the above average German economic growth and the related increased demand for commercial properties as well as the high transaction volumes in the real estate market due to TLG’s modern and renovated properties at strategically favorable locations in Germany.

◾

The expertise from the focus on office properties, retail properties and hotel properties as well as a solid financing structure could enable TLG to participate in the growth potential in the German commercial real estate markets.

◾

As a result of the excellent micro-locations of the TLG properties in Berlin and East Germany, the tenants have advantages in competition and, while rents are remaining stable for food retailers in West Germany, the rents in East Germany are showing growth of almost 11%. The position of TLG in these markets makes the company an attractive landlord in the retail segment and enables the company to benefit from this positive development in the future.

131.	However, there are risks for TLG resulting from the combination of weaknesses and risks in the market. The main risks are:

◾

TLG is especially dependent on acquisitions in the unknown market environment of West Germany to implement its growth strategy. In order to be able to carry this out, it is absolutely essential that attractive properties are regularly available for sale and that TLG can succeed in competition against potential purchasers.

◾

The company is subject to hard competition in the two core segments of offices and hotels. As a result of the strengthening of trends such as home-offices and alternative lodging possibilities (e.g. Airbnb), competition in these business areas could even become stronger for TLG and lead to a higher vacancy rate as well as lower rental income.

◾

As a result of the high value of some properties in the portfolio as well as the limited number of main tenants, the loss of important tenants, restrictive orders from public authorities, fires and other catastrophes could have substantial adverse effects on the overall portfolio if important tenants or key properties are affected.

◾

The end of the loose monetary policy would adversely affect the value of the real estate portfolio due to a higher discounting rate and make it more difficult to finance acquisitions. In addition, an increase in the general interest rates could break the economic growth and, thus, weaken demand for commercial properties. As a result of TLGs focus on this sector, this could lead to loss in revenue.

◾	The ambitious acquisition plan of TLG could incur additional risks due to the present market environment.

132.	The opportunity/risk profile of TLG also serves the purpose of evaluating the reasonableness of the planning and the selection of the group of comparable companies (peer group).

3.2. The valuation subject WCM

133.	The subject of the valuation is WCM Beteiligungs- und Grundbesitz-AG which has the following participations:[37]

134.

The organigram shows WCM after the corporate restructurings which was completed prior to the closing of the takeover. In order to preserve loss carry forwards, 19 subsidiary GmbHs of WCM holding properties and three other interim holding GmbHs were converted into commercial partnerships. Furthermore, four 100% subsidiary partnerships were changed into GmbHs prior to the takeover. Minorities which were primarily installed to avoid real property transfer tax hold shares in several subsidiaries.

3.2.1. Company history

135.

The weaving and fabric printing shop of Johann Heinrich von Schüle was already established under the name Württembergische Cattunmanufactur in 1766 and the abbreviation “WCM” is still used in the present name. The company was converted to a stock corporation in 1856 which was a subsidiary of I.G. Farben AG starting in the first half of the 20th century. After shutting down production operations in 1966, the focus of the business was placed on corporate participations as well as real estate. The company was renamed in 1991 under the leadership of the investor Karl Ehlerding to WCM Beteiligungs- und Grundbesitz-AG. In subsequent years, participations were acquired in companies such as Württembergische Versicherung AG, Spar Handelsgesellschaft, RSE Grundbesitz und Beteiligungs-AG and Klöckner-Werke. A larger inventory of residential properties was also developed. WCM was part of the MDAX from 1998 until 2005.

[37]	The corporate structure of WCM is shown in simplified form, various companies are combined and marked accordingly.

136.

After a planned takeover by Commerzbank failed and the corporate participations held in the portfolio resulted in losses, WCM was in insolvency proceedings in 2006 and in planned insolvency from 2009 to 2010. After the end of the insolvency proceeding, there was a restructuring and a new direction for WCM which is active again and listed on the Frankfurt Securities Exchange since the end of 2014. A successful cash capital increase in December 2014 laid the cornerstone for the purchase of the first commercial property portfolio. The company was included in the SDAX on 21 December 2015.

137.	At the beginning of 2016, DIC Asset AG became a major shareholder in WCM holding approx. 24.6%. The takeover offer by TLG was finally issued on 10 May 2017.

3.2.2. Legal and tax situation

138.

WCM Beteiligungs- und Grundbesitz-AG is a stock corporation under German law with its registered office in Frankfurt am Main. It is registered in the commercial register at the Local Court Frankfurt am Main under HRB 55695.

139.

The current statutes of WCM define as business purpose the acquisition and management of domestic and foreign participations in real estate and real estate companies, including the management and leasing out of properties on their own behalf and for their own account.

140.

The share capital of WCM as of today is EUR 136,802,552.00 and is divided into 136,802,552 shares each representing a mathematical portion in the share capital of the target company of EUR 1.00 per share. WCM currently does not hold any treasury stock.

141.

WCM has authorized capital in order to increase the share capital once or multiple times by a total of EUR 65,368,769.00 by issuing up to 65,368,769 new shares. In the course of option programs, a total of 4,055,000 rights to acquire one new share for each right were granted to employees and executive board members of WCM.

142.

The shares in WCM are admitted to trading in the regulated market of the Frankfurt Securities Exchange (Prime Standard) and the exchange is in Hamburg and Stuttgart under the ISINs DE000A1X3X33 and DE000A2E4K27. The WCM stock is currently included in the CDAX, DIMAX as well as the FTSE EPRA/NAREIT Developed Europe indices.

143.	The executive board of WCM consists of Mr. Stavros Efremidis (CEO) and Mr. Ralf Struckmeyer (CFO). The chairman of the supervisory board is Mr. Rainer Laufs.

144.

As of 26 August 2017, WCM had prospective corporate income tax loss carry forwards of EUR 237 m. Because of restructurings, the tax loss carry forwards will remain after the closing of the takeover by TLG. WCM plans not to pay trade taxes since 2016 due to the use of the extended deduction of trade tax according to § 9 Nr. 1 Satz 2 GewStG.

145.	Additionally, WCM holds a large tax deposit account of EUR 1,414.2 m, which enables the company to pay out dividends initially without taxation on the shareholder level for some time.

146.	There are several parties with minority interest in the company holding shares between 5.1% and 12.0%.

3.2.3. Economic foundations

3.2.3.1. Business model

147.

WCM, according to information provided by them, specializes in long-term leasing out high-end office and retail properties at selected locations in Germany. Its focus is on the acquisition and efficient operation of properties which have a low vacancy rate and can be classified as “core” or “core plus” properties.

148.	The portfolio of WCM can be divided into the areas of office and retail and the following regions: [38]

149.	The portfolio is almost equally divided into retail and office properties with regards to gross asset value. Regional key areas are Frankfurt and Berlin.

[38]	See, TLG’s Tender Offer for WCM: Building the leading German commercial real estate platform, May 2017.

150.

The real estate portfolio of WCM consisted of 57 properties with total lettable space of around 0.4 m square meters as of 30 June 2017. The total value of the portfolio (gross asset value) lies around EUR 0.8 bn. In total, the real estate portfolio of WCM has the following key numbers: [39]

151.

The core business of WCM consists in operating its real estate portfolio. This business is organized in asset management as the means for managing the entire portfolio and property management as the management for the individual properties.

152.	As of 30 June 2017, WCM had a total of 28 employees and two members of the executive board.

3.2.3.2. Corporate strategy

153.

WCM is specialized in the long term lease agreement of high-end office and retail properties in the best locations of Germany. The focus is on acquisitions and efficient operating of properties with a low vacancy rate in the segments core and core plus. Furthermore, WCM purchases properties of the segment value- add by using opportunities. WCM tries to have a diversified composition of its portfolio, spreading the properties across industries and regions, while retaining its focus on commercial properties.

154.

In the case of retail properties, WCM places its main focus on urban regions and regional centers in Germany which have a high population density and good infrastructure. WCM wants lease agreements with well-known retail companies with terms of more than ten years as well as low vacancy rates.

155.

In the case of office properties, WCM focuses on downtown locations and established office locations in the so-called top seven cities (Berlin, Düsseldorf, Frankfurt am Main, Hamburg, Cologne, Munich and Stuttgart) and in selected B cities in Germany. The intended investment volume per property in the case of office properties lies between approx. EUR 15 m and EUR 60 m.

156.

In individual cases, opportunities are used to sell on properties with a profit after creating value. In addition, the plan for properties from portfolio transactions is to separate out those properties which do not correspond in all material respects with the selection criteria of WCM and to sell those properties after carrying out possible measures to increase their value.

[39]	See, WCM, Semi-annual Financial Report, August 2017.

3.2.4. Earnings position and financial situation

157.

The analysis of the past earnings position and financial situation constitutes the starting point for analyzing the business plan and evaluating its reasonableness. Therefore, the business plan for the period 2017 to 2021 is already compared to the actual numbers for purpose of comparison.[40]

3.2.4.1. Earnings position

158.	The following overview shows the adjusted historic earnings position of WCM for 2014 up to 2016 and the planning of WCM under IFRS up to 2021:

Income Statement
	Historical (adjusted)			Plan					CAGR
in EUR m	2014	2015	2016	2017	2018	2019	2020	2021	16-‘21
Rental income	—	10.4	32.6	46.1	55.8	56.0	58.8	58.7	12.5%
growth (in %)	—	—	212.2%	41.3%	21.1%	0.3%	5.1%	-0.2%
Non-recoverables	—	0.6	0.9	1.5	2.0	2.1	2.1	2.1	17.7%
Repairs & maintenance costs	—	0.3	0.4	1.2	1.7	1.7	1.8	1.8	32.1%
Other expenses	—	0.0	1.4	2.0	2.9	3.3	2.0	2.5	11.7%

Net operating income (NOI)	—	9.6	29.8	41.3	49.2	48.9	53.0	52.3	11.9%
% margin	—	91.5%	91.4%	89.7%	88.2%	87.3%	90.0%	89.1%
Personnel expenses	0.2	1.5	4.6	3.7	3.7	3.8	3.9	3.9	-3.1%
Other operating income	1.0	3.0	1.5	—	—	—	—	—
Other operating expenses	1.5	6.7	12.9	22.5	6.1	4.0	4.1	4.1	-20.3%

EBITDA	-0.7	4.3	13.8	15.2	39.4	41.1	45.0	44.3	26.2%
% margin	—	41.4%	42.4%	33.0%	70.6%	73.4%	76.6%	75.4%
Depreciation	—	0.4	1.1	0.2	0.3	0.3	0.3	0.3	-24.6%

EBIT	-0.7	4.0	12.7	14.9	39.1	40.8	44.8	44.0	28.2%
% margin	—	38.0%	39.0%	32.4%	70.2%	72.9%	76.1%	75.0%
Financial results	-0.2	-2.1	-7.1	-9.9	-11.8	-11.6	-11.1	-11.0

Results from ordinary activities	-0.9	1.9	5.6	5.0	27.4	29.1	33.7	33.1	42.6%
Extraordinary results	—	—	—	0.1	—	—	—	—
Re-adjustments	—	54.9	30.0	—	—	—	—	—

EBT	-0.9	56.8	35.6	5.2	27.4	29.1	33.7	33.1	-1.5%
Taxes on income	-2.1	-0.9	17.0	0.3	0.4	0.5	0.7	0.7	-47.1%
Effective tax rate (in %)	n.a.	-1.5%	47.9%	5.3%	1.6%	1.8%	2.2%	2.1%
Net income	1.2	57.7	18.6	4.9	26.9	28.6	33.0	32.4	11.8%
% margin	—	n.a.	56.9%	10.6%	48.3%	51.2%	56.0%	55.1%

[40]	The business planning for the years 2017 to 2021 are comprehensively discussed in Chapter 6.1.3. (Para. 462 ff).

159.	Pursuant to IDW S 1, the operational surpluses (EBITDA, EBIT) must be adjusted as needed when analyzing the past in order to show the effective causes for success in the past.

Income Statement - Adjustments
	Historical			Adjustments		Historical (adjusted)
in EUR m	2014	2015	2016	2015	2016	2014	2015	2016
Rental income	—	10.4	32.6	—	—	—	10.4	32.6
growth (in %)	—	—	212.2%	—	—	—	—	212.2%
Non-recoverables	—	0.6	0.9	—	—	—	0.6	0.9
Repairs & maintenance costs	—	0.3	0.4	—	—	—	0.3	0.4
Other expenses	—	0.0	1.4	—	—	—	0.0	1.4

Net operating income (NOI)	—	9.6	29.8	—	—	—	9.6	29.8
% margin	—	91.5%	91.4%	—	—	—	91.5%	91.4%
Personnel expenses	0.2	1.5	4.6	—	—	0.2	1.5	4.6
Other operating income	1.0	57.9	31.5	-54.9	-30.0	1.0	3.0	1.5
Other operating expenses	1.5	6.7	12.9	—	—	1.5	6.7	12.9

EBITDA	-0.7	59.2	43.8	-54.9	-30.0	-0.7	4.3	13.8
% margin	—	n.a.	n.a.	—	—	—	41.4%	42.4%
Depreciation	—	0.4	1.1	—	—	—	0.4	1.1

EBIT	-0.7	58.9	42.7	-54.9	-30.0	-0.7	4.0	12.7
% margin	—	n.a.	n.a.	—	—	—	38.0%	39.0%
	—	—	—	—	—	—	—	—
Financial results	-0.2	-2.1	-7.1	—	—	-0.2	-2.1	-7.1

EBT (after adjustments)	-0.9	56.8	35.6	-54.9	-30.0	-0.9	1.9	5.6
Re-adjustments	n.a.	n.a.	n.a.	54.9	30.0	—	55	30.0
EBT (before adjustments)	-0.9	56.8	35.6	—	—	-0.9	56.8	35.6
Taxes on income	-2.1	-0.9	17.0	—	—	-2.1	-0.9	17.0
Effective tax rate (in %)	n.a.	-1.5%	47.9%	—	—	n.a.	-1.5%	47.9%
Net income	1.2	57.7	18.6	—	—	1.2	57.7	18.6
% margin	—	n.a.	56.9%	—	—	—	n.a.	56.9%

160.

The results from the sale of properties held for sale classified as other operating income and the results from the adjustment of the fair market value are adjusted in the history for better comparability of the operational business of the companies. Earnings from the sale of properties for sale only accrued EUR 0.8 m in 2016. Valuation effects are also adjusted in the plan period. The adjusted earnings after the adjustment of the fair market value were EUR 54.9 m in 2015 and EUR 29.2 m in 2016. Overall, the EBITDA was adjusted by EUR -54.9 m in 2015 and EUR -30.0 m in 2016.

Description of the adjusted, historic earnings position

161.

The rental income of WCM increased from EUR 0.0 m in 2014 to EUR 10.4 m in 2015 and subsequently to EUR 32.6 m in 2016. In December 2014, WCM restarted its operational business after completion of the insolvency proceedings. In 2014, no rental income was generated and instead exclusively costs in connection with restarting the business were incurred. The growth of the rental income from 2015 to 2016 is the result of the expansion of the real estate portfolio from EUR 17.3 m in 2014 to EUR 501.5 m in 2015 and EUR 662.1 m in 2016.

162.

The non-recoverable operating costs increased in connection with the purchases of real estate from EUR 0.0 m in 2014 to EUR 0.6 m in 2015 and EUR 0.9 m in 2016. Maintenance expenses increased from EUR 0.3 m in 2015 to EUR 0.4 m in 2016. The other operating and ancillary costs increased as a result from expanding the real estate portfolio from EUR 0.0 m in 2015 to EUR 1.4 m in 2016. These costs consist of the ongoing costs for third-party services, asset and property management and lease commissions which are directly incurred for leasing out the properties.

163.

The net operating income increased from EUR 9.6 m in 2015 to EUR 29.8 m in 2016. The increase results primarily from the larger real estate portfolio. The net operating income margin developed in a relatively constant manner and amounted to 91.5% in 2015 and 91.4%. in 2016

164.

The personnel expenses increased from EUR 0.2 m in 2014 to EUR 1.5 m in 2015 and subsequently to EUR 4.6 m in 2016. In the first half of the year 2017, the expenses for personnel were EUR 3.5 m. The increase in the expenses for personnel from 2014 to 2016 was the result of restarting business activities. The number of employees (without members of the executive board) increased from 11 in 2014 to 26 on average in 2016. As of 30 June 2017, WCM had 28 employees and two members of the executive board. The expenses for personnel in 2016 included expenses from granting stock options totaling EUR 0.9 m.

165.

The other operating income increased from EUR 1.0 m to EUR 57.9 m in 2015 and fell to EUR 31.5 m in 2016. The other operating income includes effects from the appraisal of the properties held as financial investments at the fair market value. The earnings from adjusting the fair market value were EUR 54.9 m in 2015 and EUR 29.2 m in 2016. The results from the sale of properties held as inventory of EUR 0.8 m in 2015 are contained in the other operating income as well. The other operating income furthermore includes income from cancellation agreements and income from booking out liabilities as well as dissolving provisions.

166.	After adjustments, the other operating income in 2015 was EUR 3.0 m and EUR 1.5 m in 2016.

167.

The other operating expenses increased from EUR 1.5 m in 2014 to EUR 6.7 m in 2015 and finally to EUR 12.9 m. The increase of the other operating expenses in 2016 results primarily from a one-time value adjustment for a purchased real estate portfolio totaling EUR 3.1 m and an uncollectable claim from a contractual protective clause amounting to EUR 0.5 m as well as transaction costs and costs for cancelled real estate transactions of EUR 1.9 m. Further material positions in the other operating expenses relate to transaction costs for the acquisition of properties and legal as well as consulting costs.

168.

The EBITDA increased from EUR 0.7 m in 2014 to EUR 59.2 m in 2015 and then decreased to EUR 43.8 m in 2016. The EBITDA is strongly influenced by the results from the appraisal of the properties, so that the consideration of the margins without adjustments has only limited informative power.

169.

After adjustments, the EBITDA increased from EUR 4.3 m in 2015 to EUR 13.8 m in 2016. This corresponded to an EBITDA margin of 41.4% in 2015 and 42.4% in 2016. Despite the expansion of the real estate portfolio, the EBITDA margin accordingly remained relatively constant in the past.

170.

The depreciation increased from EUR 0.0 m in 2014 to EUR 0.4 m in 2015 and subsequently to EUR 1.1 m in 2016. The depreciation is attributable to the balance sheet item for technical equipment and machinery and other equipment and operating and business furnishings. Useful lives between 2 and 23 years are assumed. According to IFRS, there is no depreciation for real estate properties planned.

171.

The EBIT decreased from EUR 58.9 m in 2015 to EUR 42.7 m in 2016. After adjustments, the EBIT increased from EUR 4.0 m in 2015 to EUR 12.7 m in 2016. This resulted in an increase of the margin from 38.0% to 39.0% in 2016.

172.	The financial results in 2014 were EUR -0.2 m, EUR -2.1 m in 2015 and EUR -7.1 m in 2016.

173.	The adjustments made were re-adjusted such that the earnings before taxes and the net income correspond to the respective actual values shown in the annual report.

174.

The taxes on income consisted primarily of deferred taxes. Earnings from taxes were EUR 2.1 m in 2014 and EUR 0.9 m in 2015. The income from taxes resulted from tax effects from showing tax laws carry forwards which had previously not been taken into account. In 2016, the taxes on income, driven by the deferred taxes on the appraisal of the properties held as financial investments as well as by changes in the corporate structure to realize tax loss carry forwards, were EUR 17.0 m.

175.

The net income increased from EUR 1.2 m in 2014 to EUR 57.7 m in 2015 and fell to EUR 18.6 m in 2016. The decrease in the net income from 2015 to 2016 was caused by lower contributions to earnings from the appraisal of properties held as financial investments in 2016.

3.2.4.2. Financial situation

176.

The historic financial situation of WCM for the years 2014 to 2016 is described below. In the balance sheet upon which the valuation is based, the historic financial situation was adjusted in order to take into account the increases and depreciations in value of the real estate portfolio that did not have an effect on cash flows and took place after 31 December 2016. The capital increases already carried out as of the valuation date and the dividend payments that were already made in the first half of 2017 for the financial year 2016 were also incorporated as adjustments in the balance sheet as of 31 December 2016:[41]

[41]	In the following, balance sheet numbers refer to 31 December of the respective year.

Balance Sheet

Assets
	Historical			Adjustments	Historical (adjusted)
in EUR m	2014	2015	2016	2016	2014	2015	2016
Intangible assets	—	0.1	0.2	—	—	0.1	0.2
Investment property	17.3	501.5	662.1	27.4	17.3	501.5	689.5
Property, plant and equipment	0.5	4.7	3.1	—	0.5	4.7	3.1
Other non-current assets	—	—	0.4	—	—	—	0.4
Tangible assets	17.8	506.2	665.6	27.4	17.8	506.2	693.0
Other financial assets	0.6	3.4	7.0	—	0.6	3.4	7.0
Deferred tax assets	2.4	10.9	5.5	—	2.4	10.9	5.5
Other fixed assets	3.0	14.3	12.6	—	3.0	14.3	12.6
Fixed assets	20.8	520.6	678.3	27.4	20.8	520.6	705.7
Receivables	0.0	0.3	0.1	—	0.0	0.3	0.1
Cash and equivalents	19.4	11.1	10.0	-2.0	19.4	11.1	8.0
Property held for sale	—	4.2	—	—	—	4.2	—
Advance payments	3.1	0.1	0.4	—	3.1	0.1	0.4
Other current assets	0.6	14.6	21.4	—	0.6	14.6	21.4
Other current assets	3.7	18.9	21.8	—	3.7	18.9	21.8
Current assets	23.1	30.3	31.9	-2.0	23.1	30.3	29.9
Total assets	43.9	550.9	710.3	25.4	43.9	550.9	735.7

177.

The total assets of WCM increased from EUR 43.9 m in 2014 to EUR 550.9 m in 2015 and to EUR 710.3 m in 2016. The increase in the total assets results primarily from the increase in the fixed assets as a result of purchasing properties. The fixed assets increased from EUR 20.8 m in 2014 to EUR 520.6 m in 2015 and subsequently to EUR 678.3 m in 2016. This amount consisted primarily of tangible assets and other fixed assets.

178.

The balance sheet position for intangible assets increased from EUR 0.0 m in to EUR 0.1 m in 2015 and subsequently to EUR 0.2 m in 2016. Data processing software represents the main portion of the intangible assets.

179.	The tangible assets increased from EUR 17.8 m in 2014 to EUR 506.2 m in 2015 and subsequently to EUR 665.6 m in 2016.

180.

The tangible assets consist primarily of the properties held as financial investments (investment property). The investment property increased from EUR 17.3 m in 2014 to EUR 501.5 m in 2015 and to EUR 662.1 m in 2016. This balance sheet position included one property which was contributed as a contribution in kind on 30 December 2014 in exchange for granting shares in WCM. The increase of the value of the real estate portfolio in 2015 is the result of purchasing further properties of approx. EUR 430 m42, so that the real estate portfolio in 2015 included a total of 49 properties. The adjustments for the fair market value amounting to EUR 54.9 m in 2015 also increased this position in the balance sheet. The fair market value of the properties

[42]	See, WCM investor presentation June 2017 p. 8.

is determined semi-annually by the property expert Cushman & Wakefield LLP as an external service provider for all properties of WCM. In 2016, the further expansion of the real estate portfolio to 53 properties with a purchase volume of approx. EUR 144 m43, CAPEX of EUR 4.0 m as well as adjustments for the fair market value of EUR 29.2 m led to the further increase of the value of the real estate portfolio. Furthermore, a non-strategic investment property in Bremerhaven was sold for the book value of EUR 16.7 m.

181.

After adjustments, the investment property totaled EUR 689.5 m in 2016. The adjustments sum up to EUR 27.4 m and include planned increases in value in the years 2017 and 2018 which were taken into account in the balance sheet used for the valuation. As these effects are not effective in terms of cash flows, we adjusted the 2016 balance sheet when determining the financial surpluses.

182.

Equipment increased from EUR 0.5 m in 2014 to EUR 4.7 m in 2015 and EUR 3.0 m in 2016. The balance sheet item includes technical equipment. The depreciation for these items is based on an assumed useful life between 2 and 23 years. Other long-term assets were EUR 0.4 m in 2016 and primarily involved contributions for construction costs.

183.

The financial assets includes both short-term as well as long-term financial assets. The financial assets increased from EUR 0.6 m in 2014 to EUR 3.4 m in 2015 and subsequently EUR 7.0 m in 2016. This position primarily includes loans to minority shareholders and deferred positions for rent-free times.

184.	Deferred tax assets were EUR 2.4 m in 2014, EUR 10.9 m in 2015 and decreased to EUR 5.5 m in 2016.

185.	The receivables were EUR 0.3 m in 2015 and decreased to EUR 0.1 m in 2016. The low level of receivables is the result of comprehensive credit assessments of tenants and active property management.

186.

Cash and equivalents decreased from EUR 19.4 m in 2014 to EUR 11.1 m in 2015 and EUR 10.0 m in 2016. The cash consisted primarily of freely available bank deposits. The cash and equivalents were adjusted for purposes of the valuation for dividend payments already made in the amount of EUR 13.2 m as of the valuation date and planned capital increases in the amount of EUR 11.2 m.

187.

The other current assets were EUR 3.7 m in 2014 and increased from EUR 18.9 m in 2015 to EUR 21.8 m in 2016. The other current assets included properties held for sale, advance payments and other short-term assets. Properties held for sale totaled EUR 4.2 m in 2015. Two properties were classified as held for sale in the year 2015 and sold in the course of the next financial year.

[43]	See, WCM investors presentation June 2017 p. 8

188.

The other current assets consist primarily of operating costs which were not yet accounted for, notarial trust accounts and excess payments of real property transfer tax. The operating costs which had not yet been accounted for increased from EUR 2.6 m in 2015 to EUR 7.6 m in 2016 as the result of the increased size of the portfolio in the year 2016. Notarial trust accounts include advance payments for purchases of properties. In 2016 a receivable in the amount of EUR 5.2 m exists from a legal dispute with the tax authorities.

Balance Sheet

Equity and liabilities
	Historical			Adjustments	Historical (adjusted)
in EUR m	2014	2015	2016	2016	2014	2015	2016
Equity	31.8	269.6	315.9	25.4	31.8	269.6	341.3
Other provisions	0.3	1.8	2.8	—	0.3	1.8	2.8
Deferred tax liabilities	—	4.7	14.6	—	—	4.7	14.6
Provisions	0.3	6.5	17.4	—	0.3	6.5	17.4
Financial liabilities current	2.0	76.3	22.2	—	2.0	76.3	22.2
Financial liabilities non current	6.2	187.8	339.7	—	6.2	187.8	339.7
Interest bearing liabilities	8.2	264.1	361.9	—	8.2	264.1	361.9
Trade payables	3.5	6.1	5.9	—	3.5	6.1	5.9
Other liabilities	0.1	4.7	9.2	—	0.1	4.7	9.2
Non-interest bearing liabilities	3.6	10.7	15.1	—	3.6	10.7	15.1
Total equity and liabilities	43.9	550.9	710.3	25.4	43.9	550.9	735.7

189.

The equity increased from EUR 31.8 m in 2014 to EUR 269.6 m in 2015 and subsequently to EUR 315.9 m in 2016. The continuous increase is the result of capital increases as well as positive annual net income. The subscribed capital which is divided into shares each representing a mathematical portion of the share capital of EUR 1.00 per share increased due to capital increases from EUR 33.8 m in 2014 to EUR 120.8 m in 2015 and EUR 132.0 m in 2016. The capital reserve increased as a result from EUR 13.8 m in 2014 to EUR 76.4 m in 2015 and subsequently to EUR 93.6 m. The equity also contains non-controlling shares which were EUR 12.0 m in 2016.[44] The equity ratio decreased from 48.9% in 2015 to 44.4% in 2016.

190.

For the balance sheet which is relevant for the valuation, adjustments were made in the equity in the amount of EUR 27.4 m in 2016 in connection with account increases which did not affect the cash flow for the investment property in the planning period. Due to valuation reasons, the equity was reduced by EUR 13.2 m for dividend payments that had already been made as of the valuation date and increased for capital increases in the amount of EUR 11.2 m. This capital increase includes the mandatory convertible bond of EUR 5.9 m after transaction costs. Furthermore, the exercise of stock options granted to the management in connection with the acquisition by TLG increased the equity by EUR 5.2 m. This results in a total adjustment of the equity in 2016 of EUR 25.4 m and an adjusted equity in the amount of EUR 341.3 m. The subscribed capital after adjustments amounts to EUR 136.8 m divided into 136,802,552 shares.

191.

The provisions consist of other provisions and deferred tax liabilities. Other provisions primarily include provisions for taxes, provisions for costs for personnel and provisions for costs for the financial statements and the audit. Deferred taxes increased from EUR 4.7 m in 2015 to EUR 14.6 m in 2016. They result from the changes in the present value of the properties, which are not captured by the tax accounts in the same amount and the first time recognition of deferred taxes due to purchases of properties.

[44]	See Chapter 6.6.1.1. (Para. 588 ff) for detailed information about minorities.

192.

The interest bearing liabilities in 2014 were a total of EUR 8.2 m. The liabilities increased in the next year as a result of acquisition financing to EUR 264.1 m and subsequently to EUR 361.9 m in 2016. The interest bearing liabilities include short-term financial liabilities of EUR 22:2 m and long-term financial liabilities of EUR 339.7 m.

193.

The non-interest bearing liabilities increased from EUR 3.6 m in 2014 to EUR 10.7 m in 2015 and to EUR 15.1 m in 2016. They included trade payables and other liabilities. Trade payables increased primarily due to acquisitions of properties. The other liabilities primarily include advance payments on operating costs which increased due to the increasing size of the portfolio from EUR 4.7 m in 2015 to EUR 7.5 m in 2016.

3.2.5. SWOT analysis

194.	WCM’s position is also determined below on the basis of the SWOT analysis.

Company and resources analysis

3.2.5.1. Strengths

195.	The main strength of WCM include:

•	WCM’s inventory of properties has low vacancy rates due to the active leasing management.

•	Many lease agreements of WCM have a comparably long remaining term. The weighted average remaining term (WALT) is 7.8 years.

•	The long-term lease agreements mostly have fixed conditions for rent and offer a high degree of planning certainty in connection with long-term loan agreements.

•	A high WALT and a low EPRA vacancy rate lead to a high degree of independence from developments in the economy.

•	A careful examination of credit worthiness at the beginning of a lease reduces the risk of loss of rent.

•	WCM has a tax deposit account which enables the tax exempt distribution of dividends.

•	The total lettable space is distributed among many tenants, so that the risk of loss is reduced as a result of diversification.

•	WCM has high loss carry forwards and can claim these to reduce taxes in the case of positive annual results.

•	WCM has a broad network for purchasing attractive properties due to an experienced executive board and management team.

•	By concentrating on office and retail properties, WCM has a high degree of expertise in these market segments.

•	The composition of WCM’s tenants is characterized by high quality with regard to their credit worthiness.

•	The real estate portfolio of WCM consists mainly of “core” or “core plus” properties.

3.2.5.2. Weaknesses

196.	The main weaknesses of WCM include:

•	As a result of long-term lease agreements, rents can only be adjusted upwards with difficulty in the case of a general increase in the economy.

•	Due to long-term lease agreements and the conditions contained in them, a complete passing on of inflation to tenants is not possible.

•	Depending on the vacancies in the properties, certain operating costs cannot be passed on completely.

•	There is a high degree of dependence on the availability of appropriate properties with attractive opportunities for return on investment with regard to the perspectives for growth.

•

WCM has a relatively high net loan-to-value ratio and thus in combination with a below average portfolio size a limited financing ability, especially with regards to obtaining capital from the capital markets.

•	There is a high degree of dependence on the current low interest level with regard to the financing.

•	The geographic focus of the commercial property portfolio of WCM in Germany makes the company susceptible to local negative trends as well as political decisions.

•	The focus on office and retail properties limits the selection of potential properties for acquisition.

•	The purchasing activities involve relatively high costs for legal advice and consulting without any certainty of a successfully carrying out the planned transactions.

•	The fair value accounting of the properties can result in negative adjustments of value, e.g. in an environment of increasing interest rates.

•	There is in part a high degree of dependency on individual tenants for the properties such as e.g. EDEKA and REWE in the retail segment.

•	Reputational harm can result from ongoing legal disputes.

Market and competition analysis

3.2.5.3. Opportunities

197.	The following main opportunities result for WCM in the market and with regard to competition:

•

An above average growth of the GDP compared to the rest of the EU as well as a fundamentally healthy economy in Germany have and could continue to have a positive effect on the demand for commercial properties.

•	In light of the presently continuing low interest environment, properties continue to be an attractive class for investments.

•	The increasing demand for attractive possibilities for investment creates chances for the opportunistic sale of properties.

•	The main regions of WCM have a good economic situation and, especially due to increasing urbanization, could also continue to profit in the future.

•

The Brexit offers chances for Frankfurt as the possible new European financial hub as financial institutions might shift office to continental Europe in order to maintain access to the European market.

3.2.5.4. Risks

198.	WCM is subject to the following main risks in the market and from competition:

•

Since commercial real estate markets are relatively susceptible to fluctuations in the overall economy, macro-economic trends as well as political developments and changes in the regulatory parameters influence the occupancy status as well as the development of the rents.

•

The demand for office and retail properties could be negatively influenced by socio-economic trends such as an increase in home office work places, and a continuing shift in the food retail trade to online delivery services or a stagnating population.

•	Unforeseen increases in the costs for investment, maintenance and operations could decrease WCM’s profitability.

•

An end in the favorable monetary policy and related increasing interest rates would lead to an increase in the discounting interest rate and, thus, to lower appraisals of properties. This could, in turn, have an adverse effect on the possibilities and conditions for taking out debt capital.

•

Due to the relatively high leverage of WCM, it might not be possible to place necessary capital increases to finance acquisitions in the capital market and taking out new debt capital could be limited.

•	Long-term increases in the costs for debt capital could reduce the chances for returns on investment for properties and brake the M&A activity in the real estate sector.

•	An increased demand for investments in commercial properties in Germany would increase the competitive pressure on WCM.

•	An increasing competition in the market for commercial properties in Germany could lead to an excessive supply of lettable properties and, thus, growing competition for tenants and decreasing rents.

•	The development of WCM’s business is subject to the risk of changing tax parameters in Germany. There is also the risk of a loss of the loss carry forwards for tax purposes.

•	The parameters for financing new properties or refinancing existing properties could deteriorate as a result of external influences, and financial covenants could be breached.

•	Important tenants of WCM could be lost as a result of insolvency.

•	Rents in the West German food retail market remained unchanged in the last years, while the same rents increased by 11% in East Germany.

•	WCM might not be able to hire qualified personnel due to extensive competition in the real estate sector.

3.2.5.5. Aggregated opportunities / risk profile

199.	The combination of strengths within the company and the opportunities in the market result in the following main opportunities for WCM as of the valuation date:

•

The expertise resulting from the focus on office and retail properties as well as the broad deal-sourcing network could enable WCM to exploit the potential for growth in the German commercial real estate markets.

•	Due to the amount of loss carry forwards for tax purposes, potential growth could be carried out without significantly increasing the tax ration.

200.	On the other hand, there are risks for WCM resulting from the combination of weaknesses and risks in the market. The main risks are:

•

WCM must rely on acquisitions to implement its growth strategy, especially in West Germany. In order to be able to carry out these transactions, it is essential that attractive properties are available for sale and that WCM can succeed in competition against other potential purchasers.

•

The planned reduction of the leverage leads to lower liquid funds which are available for distributing dividends. Since an increase in return on investment from purchased properties cannot be assumed due to the high transaction volume in commercial properties, the future possibility to obtain equity capital and the related financing of acquisitions on the part of WCM is limited.

•

WCM is subject to tough competition in the two core segments of office and retail. As a consequence of strengthening trends, such as home offices and online delivery services, the competition in these fields of business of WCM could become even harder and lead to a higher vacancy rate as well as lower rental income.

•

The deteriorating financial conditions or an increase in the level of market interest could have a negative effect on WCM because the company finances new properties mostly with a significant portion of debt.

•

As a result of the increasing portion of value of some properties in the portfolio as well as the limited number of main tenants, the loss of important tenants could have a substantial adverse impact on the overall portfolio.

•

The end of the favorable monetary policies by the ECB would adversely affect the real estate portfolio as a result of a higher discounting rate. Furthermore, an increase in the general interest rates could break economic growth and weaken the demand for commercial properties. This could lead to losses in revenue as a result of the focus of WCM on this sector.

201.	The opportunities / risk profile of WCM serves below to evaluate the reasonableness of the planning and the selection of the group of comparable companies (peer group).

3.3. Comparable Companies (Peer Group)

202.

In order to analyze and check the reasonableness of the earnings’ capacity and estimate the risk and anticipated payments from the companies being valued, information about comparable companies (the so-called peer group) will be referred to. The peer group is an essential component of an enterprise valuation, because it is needed for an industry comparison of the business plans (so-called benchmarking) for the market-oriented valuation (including, multiple method) and the determination of the costs of capital (including the beta factor).

3.3.1. Approach and selection of the peer group

203.

When selecting the peer group, companies in the same industry, with a comparable product range and market structure are appropriate. An absolute equivalency of the companies selected according to these criteria with the subject of the valuation is neither possible nor necessary. However, the future surplus payments of the comparable, selected companies and the company being valued should result from a generally consistent business model. Capital market data is necessary for the market-oriented valuation (including the multiple method) and the determination of the costs of capital (including the beta factor). Therefore, and in light of the usually limited (public) availability of information and relevant data about unlisted companies, reference is normally made to a peer group consisting of companies listed in the capital market.

204.

In light of this background, listed companies with a comparable business model and range of services were analyzed when selecting the peer group. Based on a broad basic common nature of companies attributable to the commercial real estate industry, a large number of national and international companies that were potentially appropriate for comparative purposes was identified on the basis of qualitative factors.

205.

The selection of the peer group companies was made on the basis of a so-called scoring model with which the comparability of the peer group was evaluated. Under the scoring model, the relevant companies were analyzed according to qualitative and quantitative criteria and compared with TLG and WCM.

206.

Under the qualitative criterion “operational comparability”, the question was examined whether the peer group companies came from the same or a similar industry or had a similar business model. This is intended to make sure that the companies are subject to similar operational influences and trends. The relevant aspect for this criterion in the peer group analysis was that the peer group companies had a comparable distribution of their portfolio over the various classes of properties.

207.

The second criterion “regional comparability” assures the geographic relationship to the subject of the valuation. Companies in different markets can be subject to different political, economic and cultural influences and, thus, not be directly comparable with each other. The focus was initially placed on Germany, with regard to regional comparability. Since a sufficient number of comparable companies was able to be identified in Germany, we eliminated the companies in Austria and Switzerland which had still been included in the analysis in the first step. The qualitative criteria of operational and regional comparability were measured on the basis of a five level scale of comparability in the range of “No fit” to “Best fit”.

208.

The selected quantitative criteria of size (revenues), profitability (expected EBITDA margin) and prospects for growth (expected growth in sales, CAGR) have a fundamental analytical importance and quantitatively increase the quality of purely qualitative selection criteria.

209.

All above-mentioned criteria, both qualitative as well as quantitative, are reflected equally in the scoring analysis, so that six companies were identified which have sufficient comparability with TLG and WCM. The analysis of the peer group companies finally lead to the following peer group:

Peer group selection			Geographical Fit				Total Score
Comparable Companies	Country	Business Fit	TLG	WCM	Revenue LTM	Ø EBIT margin 2017-2019	TLG	WCM
Hamborner REIT AG	Germany	Best Fit	Medium Fit	Strong Fit	78	47,5%
DIC Asset AG	Germany	Strong Fit	Medium Fit	Strong Fit	156	61,4%
VIB Vermögen AG	Germany	Medium Fit	Medium Fit	Medium Fit	82	82,4%
DEMIRE Deutsche Mittelstand Real Estate AG	Germany	Weak Fit	Strong Fit	Strong Fit	125	69,9%
alstria office REIT-AG	Germany	Medium Fit	Medium Fit	Medium Fit	222	86,4%
Deutsche Euroshop AG	Germany	Medium Fit	Medium Fit	Medium Fit	240	86,9%

TLG					144	76,1%

WCM					33	58,6%

3.3.2. Overview of the peer group

210.

The companies included in the peer group, especially their business activities, can be summarized briefly as follows. The information about the managed real estate assets relates to the gross value prior to deducting any debt.

211.	DIC Asset AG

DIC Asset AG with its registered office in Frankfurt am Main is a real estate investment company which has specialized on commercial properties and especially office properties. The real estate assets consist of 200 properties in Germany with a total value of around EUR 3.6 bn and space of 1.7 m square meters. The portfolio is divided into two business areas; the “commercial portfolio” including long-term lease agreements and generating ongoing rental income; and the segment “co-investments”, including participation in funds, development projects as well as joint venture investments.

212.	Hamborner REIT AG

Hamborner REIT AG is a real estate company which develops, manages and leases out commercial properties for the retail business as well as office premises and doctors’ practices in Germany. At the end of the year 2016, the company’s portfolio included 69 properties in the inventory with a total value of approximately EUR 1.1 bn covering an area of almost 0.5 m square meters. Hamborner REIT AG is a former subsidiary of HSH Real Estate AG and has its registered office in Duisburg, North Rhine-Westphalia.

213.	alstria office REIT-AG

alstria office REIT-AG focuses on the acquisition as well as holding and leasing out of office properties in Germany. Sustained, stable cash flows are supposed to be generated with long-term lease agreements. The real estate portfolio of the company includes 108 buildings with the value of EUR 3.0 bn and a total area of approximately 1.5 m square meters as of 31 December 2016. The registered office of the company is in Hamburg.

214.	Deutsche Euroshop AG

Deutsch Euroshop AG, located in Hamburg, is a real estate corporate group which focuses on investments in shopping centers in prime locations. The criteria are a minimum space of 15,000 square meters, of which no more than 15% can be office properties or used for non-commercial purposes. The company invests throughout Europe, whereby the focus increasingly lies in the German market. The portfolio of Deutsche Euroshop AG has a total value of around EUR 3.5 bn and currently includes 21 shopping centers.

215.	VIB Vermögen AG

VIB Vermögen AG, located in Neuburg a. d. Donau, Bavaria, is a mid-size real estate holding company whose business consists of developing, acquiring and managing commercial properties in the southern German region. The company pursues a “develop-or-buy-and-hold” strategy with the goal of generating sustained rental income. The VIB portfolio includes 104 commercial properties in the areas of logistics, industry, shopping and special market centers as well as commercial and service centers with a total area of more than 1.0 m square meters.

216.	DEMIRE Deutsche Mittelstand Real Estate AG

DEMIRE Deutsche Mittelstand Real Estate AG in Langen, Hesse, has specialized in the acquisition, management as well as leasing out commercial properties in mid-size cities and near metropolitan centers throughout Germany. The focus of the portfolio is on office, retail and logistics properties. As of 31 March 2017, the company had a real estate portfolio of EUR 994 m with leased out areas of around 1.0 m square meters. Prior to June 2013, the company was known under the name MAGNAT Real Estate AG.

4. GENERAL PRINCIPLES FOR VALUATION

217.

In accordance with the mandate, the equity values of TLG and WCM were determined by taking into account the principles on the objectified business value pursuant to IDW S 1. After an introduction to the legal requirements for determining the reasonable compensation and guaranteed dividend, the principles of the objectified business value for determining the reasonable compensation and the guaranteed dividend are described. Today, the valuation principles discussed below are considered to be accepted in theory and practice of business valuation and have been reflected in academic writings and are generally also recognized by the case law in Germany.

4.1. Requirements for the reasonable compensation pursuant to § 305 AktG

218.

A Domination Agreement must include, pursuant to § 305 para. 1 AktG, the obligation of the controlling company to acquire the shares of the outside shareholder at its request in exchange for a reasonable compensation set forth in the contract. Since TLG is a stock corporation which is independent, in which there is no majority holding and which has its registered office in a Member State of the European Union, the compensation can be granted in the form of shares of TLG as the controlling company for purposes of the intended Domination Agreement between TLG and WCM pursuant to § 305 para. 2 no. 1 AktG.

219.

If shares in another company are granted as compensation, the compensation is considered reasonable under § 305 para. 3 if the shares are granted in a relationship in which they would have to be granted in the case of a merger of the shares of a company with the shares of the other company. A reasonable compensation must take into account the circumstances of the company at the time the resolution about the contract is adopted in the company’s shareholders’ meeting. The reasonableness of the compensation is, accordingly, determined by the reasonableness of the (Exchange) Ratio of the shares of the controlling company compared to the shares of the controlled company. This requires the determination of a reasonable equity value of the controlling company and the controlled company as of the point in time of the shareholders’ meeting that decides about the Domination Agreement.

220.

In addition to these normative requirements in the Stock Corporation Act, principles relating to the determination of the reasonable compensation have become established in case law and the practice of business valuation. A possible approach for determining the reasonable compensation and a reasonable equity value are the principles for determining an objectified business value according to IDW S 1, which are generally accepted by German courts.

4.2. Requirements for the reasonable guaranteed dividend under § 304 AktG

221.

In addition to the obligation to acquire the shares of the controlled company, a Domination Agreement must include a reasonable guaranteed dividend pursuant to § 304 para.1 AktG. At the time of conclusion of the Domination Agreement, the shareholders of the controlled company can choose between a reasonable compensation and the reasonable guaranteed dividend. Contrary to the case of compensation, the shareholders do not transfer their shares in the controlled company, when they choose the guaranteed dividend and instead continue to have a participation in the company.

222.

The reasonable guaranteed dividend constitutes a payment to the outside shareholder by way of a recurring monetary benefit (guaranteed dividend) on the shareholders’ shares in the share capital. A Domination Agreement must, if the Company is not also required to pass on its entire annual profit, guarantee to the outside shareholders as a reasonable offset a certain annual share in the profit according to the amount determined for the guaranteed dividend payment.[45]

223.

The payment must be guaranteed to be at least the payment of the annual amount, which could probably be distributed to the individual share as an average share in the profit based on the previous earnings position of the company and its future prospects for earnings, taking into account reasonable depreciation and corrections of value, but without establishing other profit reserves.[46] Since the objectified business value is based on financial surpluses in the sense of cash flows that can be distributed to the equity holders, this means that the determination of the reasonable guaranteed dividend is made on the basis of the determined compensation and the underlying objectified business value.

4.3. Concept of business value under IDW S 1

224.

The business value is determined by the interaction of all assets in the company. The subject of the valuation is not necessarily identical with the legal delineation of the company; the basis instead is the subject of the valuation defined, in accordance with the mandate, often based on economic criteria.

225.

Business values must be determined as of a specific point in time, the valuation date. Therefore, only information can be taken into account for the valuation, which could have been obtained as of the valuation date upon exercising a reasonable standard of care. Furthermore, only those measures can be considered, which had already been initiated or were already specifically developed as of the valuation date (“root theory”).

226.

The value of a business under IDW S 1 must be determined in relation to the reason for the valuation. The valuation is determined based on the prerequisite of exclusively financial goals by way of determining the present value of the cash flows to the owners of the company. In order to determine the present value of the cash flows, a capitalization rate is applied, which represents the return on investment from an alternative investment, which is equivalent to investing in the business being valued. The objectified value of the business is accordingly determined solely from its earnings capacity, i.e. its capacity to generate financial surpluses for its owners.

[45]	See, §304 para. 1 sentence 2 AktG.
[46]	See, §304 para. 2 sentence 1 AktG.

227.

The business value basically results from the financial surpluses, which are generated on a going concern basis and the sale of any assets, which are not needed for the business (so-called “future earnings value”). In accordance with theory and practice, the dividend discount model and the variations of the discounted cash flow method (hereinafter, also the “DCF Method”) are applied. The liquidation value is conceivable as the business value only in the event that the present value of the financial surpluses resulting from the liquidation of the entire company (the so-called “liquidation value”) exceeds the going concern value.

228.

The value of future earnings depends primarily on the capacity of the business to generate financial surpluses. A business valuation accordingly requires a forecast about the achievable future financial surpluses of the company. The determining factors for the value, however, are only those financial surpluses of the company, which the owners receive as net inflow (so-called “benefits principle”). The capital structure for determining an objectified business value is determined on the basis of the business concept documented as of the valuation date.

229.

The equity value can be directly derived by the net capitalization using the so-called dividend discount model or the equity approach as a variation of the discounted cash flow method, or indirectly by using gross capitalization in accordance with the concept for the weighted average cost of capital approach, the adjusted present value approach or the total cash flow approach. While in the case of the direct determination, the (total) financial surpluses, reduced by the costs for debt capital, are discounted in one step, the discounting in the indirect determination refers to the financial surpluses from the business activities and a subsequent reduction of the aggregate business value determined in this manner by the market value of the interest-bearing debt.

230.

In the case of business initiatives, in which the valuation serves as an objectified basis for information, the assumption can generally be an indirect, typified tax situation for the owners. The assumption is made here that the net cash flows from the subject of the valuation and the alternative investment in a stock portfolio are subject to comparable personal taxation at the level of the shareholder. An explicit consideration of personal income taxes is not used in the valuation and when determining the financial surpluses and the capitalization rate.

231.

However, since IDW S 1 refers to the relevance of personal taxes for the valuation when determining an objectified business value in the context of structural measures under stock corporation law, this Expert Report will address the determination of the equity value under the dividend discounted model according to IDW S 1 with the assumption of direct typification, i.e. taking into account typical personal income taxes.

232.

In the case of listed companies, reference can generally be made to the price on the stock exchange. The price for shares in the company is determined by supply and demand on free capital markets. The price is in general determined by the estimated benefits (marginal benefit) for the respective purchaser and seller. Depending on the relationship in volume between supply and demand as well as the possibilities for the owners of the business to influence the policy of the business (e.g. sole ownership, qualified or simple majority, blocking minority or free float), identified stock exchange prices can deviate more or less strongly from the value of the entire business and the proportionate share in the total equity value, so that this price on a specific date can be inappropriate as the starting point for directly determining the business value.

233.

In fact, prices paid for companies and shares in companies can serve to assess the reasonableness of business values and values of shares if there is comparability with the subject of the valuation and sufficient proximity in terms of time pursuant to IDW S 1.[47]

234.

However, there can be arguments against direct or indirect determination of the value derived from stock exchange prices as these prices can be influenced by numerous special factors, such as, for example, the size and narrowness of the market, trading activities resulting from a coincidence, the market situation and speculative movements in the market. Use of stock exchange prices as a basis for the equity value also cannot be a substitute for a fundamental valuation when that valuation uses a better and broader basis of information than the capital market, for example the adopted business plan.

235.

According to the case law of the highest courts (Stollwerck[48] and DAT/ALTANA49), the stock exchange price constitutes the lower limit for the offered compensation or guaranteed dividend when determining the compensation in the context of structural measures under stock corporation law. The basis in this regard is the weighted three-month average share price (so-called “VWAP” or the “three-month average price”) weighted according to trading volume at the time of the announcement of the measure forming the basis for the valuation. Thus, the equity value of TLG and WCM must correspond at least to the equity value resulting from the three-month average share price.

4.4. Standard for verifying reasonableness of the business plan

236.

Pursuant to IDW S 1, the objectified business value represents an intersubjective, verifiable value for success in the future from the point of view of the shareholders. This results in the going concern case on the basis of the existing business concept and with all realistic expectations for the future with regards to the opportunities and risks in the market, the financial possibilities for the business as well as other influencing factors.[50] Thus, the evaluation of a business is based on the earnings capacity existing on the valuation date and includes the probabilities for success resulting from measures under the existing business concept which have already been initiated or sufficiently specified as of the valuation date. Potential financial surpluses resulting from measures which are not sufficiently specified or which are presumed to result from such measures are accordingly irrelevant when determining the objectified business value.[51] Furthermore, the forecast of future financial surpluses must be evaluated by the valuation expert with regard to reasonableness.[52] The future financial surpluses must be derived from a consistent and integrated business plan (financial model), consisting of the income statement, planned balance sheet and cash flow statement.[53]

[47]	See, IDW S 1, no. 13.
[48]	See, BGH, order dated 19 July 2010 – II ZB 18/09 (Stollwerck decision).
[49]	See, BVerfG, order dated 27 April 1999 (DAT/Altana).
[50]	See, IDW S 1 2008, no. 29.
[51]	See, IDW S 1 2008, no. 32.

237.

In addition, the IDW practice note 2/2017[54] specifies which standards should be applied when evaluating the reasonableness of the business plan. The verification of the reasonableness of the business plan should cover the following three areas:

•	mathematical and formal reasonableness,

•	internal reasonableness,

•	external reasonableness.

238.

The first step normally consists of mathematically and formally examining the business plan. This involves checking that the calculations are free of errors and that the assumptions between the parts of the overall plan are consistent. The first evaluation of the content is then the internal check of reasonableness. This consists, in the first place, of reconciling the business plan with the strategic and operational goals of the management. Secondly, there should be an analysis of the business activities, i.e. an analysis of the past and an analysis of the potential for the business as well as consistency with the business plan. Finally, the reasonableness of the business plan should also be checked on the basis of external criteria. This includes both general market analyses as well as an analysis of the specific competitive environment of the business being valued. The external check of reasonableness assures that the plan prepared by the company does not contradict macroeconomic developments and forecasts or developments specific to the relevant market and the competitive environment. Especially the SWOT analysis, in which the material internal and external factors for the business are analyzed, is essential for the external check of reasonableness of the business plan.

239.

The basic structure of the business plan, the planning process and the planning accuracy in the past are analyzed below in order to check its reasonableness. The case law of the highest court, the German Constitutional Court confirms and specifies the relevant standard with regard to the business plan forming the basis of the business valuation. Expectations in the plan must accordingly be based on accurate information and realistic assumptions and cannot be contradictory.[55] Since an independent determination of the equity value of TLG and WCM must be carried out according to the mandate when evaluating the reasonableness, the business plan was accordingly checked with regard to these objectives.

240.

Therefore, the standard for verifying reasonableness, in accordance with IDW S 1 and the case law for a business plan forming the basis of the valuation, consists of the mathematical accuracy, freedom from contradictions as well as the consistency of the assumptions upon which the planning is based.

[52]	See, IDW S 1 2008, no. 81.
[53]	See, IDW S 1 2008, no. 27 in conjunction with 81.
[54]	See, IDW Practice Note: Evaluation of a business plan for valuation, restructuring, due diligence and fairness opinions, 2/2017.
[55]	See, BVerfG, 1 BvR 3221/10 dated 24 May 2012, para. 12.

241.

In light of this background, analyses of the historic as well as the planned results based on key numbers and reference to the business strategy and the general market environment were carried out, and these key numbers were compared by benchmarking with historic results and the estimates of analysts for the peer group.

4.5. Valuation on the basis of the dividend discount model

242.

The equity value under IDW S 1 can be determined using the dividend discount model or the discounted cash flow (DCF) method.[56] Since the proper application of different discounting methods has no influence on the valuation result, both discounting methods are considered equivalent under IDW S 1. Both methods lead to the same business values, if the same assumptions are applied for valuation.[57]

243.	Due to the reason for the business valuation, the dividend discount model is used below when deriving the financial surpluses and the equity value.

4.5.1. Equity value and the dividend discount value

244.

Under the dividend discount model, the dividend discount value is calculated directly by discounting the cash flows to the equity holders as of the valuation date. The equity value results from the dividend discount value less minorities plus the special items.

    Dividend discount value

    -    Minorities

    +    Special items

    =    Equity value

[56]	See, IDW S 1, no. 7.
[57]	See, IDW S 1, no. 101.

245.

In the dividend discount model, defining the cash flow relevant for the valuation starts with the consolidated net income after taxes, but before minority interest. The net investments in fixed assets, the investments in the net current assets (working capital) and the changes in the interest-bearing liabilities due to changes in the planned capital structure must be deducted.

Earnings before interest and taxes (EBIT)

-            Results from financing and participations

-            Taxes on income

=           Consolidated net income after taxes (before minorities)

+           Depreciation

-            Gross investments (CAPEX) in the fixed assets

-/+         Change in net current assets (incl. operational cash)

-/+         Change in interest-bearing liabilities

=           Cash flow to equity58 or distribution

             Of this amount, dividends

             Of this amount, fictive retained earnings

246.

When determining an objectified business value under IDW S 1 in the context of determining the guaranteed dividend and compensation for structural measures under stock corporation law, a typification of the tax situation of the shareholders must be made in accordance with the principles on the objectified business value under IDW S 1. This typification is based on the perspective of a German, fully taxable natural person, and the corresponding personal income taxes must be taken into account both when determining the cash flow variable to be discounted as well as when determining the capitalization rate (so-called Tax-CAPM).

247.

As a result of taking into account personal taxes in the dividend discount model under IDW S 1, additional assumptions concerning the dividend payout policy and the payout ratio are relevant. In order to consistently take into account typified tax consequences, it is necessary to divide the distributions remaining after the necessary retention of earnings resulting from the planning assumptions on the investment program and the capital structure. For technical purposes of the valuation, the distributions need to be divided be into a dividend portion and a portion of fictive retained earnings as dividends and fictive retained earnings are taxed at different tax rates at the level of the shareholder.

248.

The calculation of the dividend discount value is performed after personal income taxes on the shareholder level, so that the so-called direct typification under IDW S 1 is applied. The application of the direct typification is described in Chapters 5.5 (Para. 402 ff) and 6.6 (Para. 579 ff) and takes into account the tax on investment income. Since the distributions to the equity holders correspond to the financial surpluses, they must be discounted with the levered costs of equity after personal taxes.

[58]	Corresponds to the consolidated result after taxes and minorities minus the change in equity (normally retained earnings).

249.

The planning of the cash flows to equity and the distribution is normally performed in two steps. The first so-called detailed planning phase includes a period of three to five years and is based in general on a detailed business plan of the subject of the valuation. The second, so-called continuing phase (hereinafter, the “terminal value” or abbreviated, the “TV”) assumes a balanced or stable condition within which the annual financial surpluses are assumed to grow constantly or at a constant rate.[59] If the subject of valuation has not yet reached the “sustained condition” at the end of the detailed planning phase, corresponding assumptions must be made in the terminal value phase, e.g. with regard to long-term investment or product life cycles and the term of favorable contracts, in order to derive the sustained financial surpluses.

4.5.2. Minorities

250.

Since minorities’ share in the net income are initially taken into account, when determining the financial surpluses, a separate valuation of the financial surpluses attributable to minorities is made. The financial surpluses attributable to minorities are discounted with the average of the risk free rate and levered cost of equity for the respective subject of the valuation in the respective period. The present value determined in this manner is then deducted from the determined dividend discount value.

4.5.3. Special items and non-operational assets

251.

Assets which cannot be reflected or can only be incompletely reflected, when determining the dividend discount value must generally be separately valued and added to the dividend discount value. In addition to non-operational assets, this includes, among other items, certain financial assets and tax effects. These assets, which can be freely sold without affecting the actual operational business, are considered to be not necessary for the business.

252.

We have not taken into account the value of the tax loss carry forwards as special items. Instead, we have taken them into account directly in the context of the business plan relevant for the valuation and considered the company’s ability to use them based on the business plan. This also applies for the tax deposit accounts of both companies which were taken into account directly when deriving the financial surpluses to be discounted.

4.5.4. Equity value

253.	Taking into account special items as an addition and minorities as a subtraction to the dividend discount value finally leads to the equity value for the subject of the valuation.

[59]	See, IDW S 1, nos. 75 et seq.

4.6. Comparative valuation based on the multiple method

254.

The multiple method constitutes a comparative market valuation. The value of the business is considered to be the product of a variable (frequently a variable concerning revenue or profit) of the business and a corresponding multiple normally derived from comparable companies. Just like the dividend discount model, the multiple method is considered to be a method for determining the aggregate business value.

255.

In accordance with the mandate, the objectified equity value was in each case determined in accordance with the principles on the objectified business value pursuant to IDW S 1. The multiple method generally does not constitute a valuation method which is equivalent to the dividend discount model. In accordance with IDW S 1, simplified methods of determining the equity value (e.g. profit multiples, revenue multiples or product volume oriented multiples) only provide indications for verifying the reasonableness of the results of the valuation under the dividend discount model.[60] If there is a significant difference between the dividend discount value and the equity value determined on the basis of a simplified method like the multiple method, this may be a reason to critically examine the original data and assumptions forming the basis of the business valuation.[61]

256.

In the case of a valuation on the basis of multiples, reference variables of comparable companies contributing to value, normally variables for earnings and surpluses such as revenue, EBITDA, EBIT, annual surplus etc. are put in relation to the prices that can be observed in the market. Next, the identified ratios (the multiples) are applied to the business which is the subject of the valuation. The assumption is made that there is a proportional relationship between the underlying reference variables and the value of the business. The stated reference variables are used as a proxy, because normally no forecasts for cash flow and return on investment variables are prepared and published by analysts (especially for the peer group). The decisive aspect in the multiple method is that the starting point for the valuation are the prices that are observed in the market. In order to establish the necessary equivalency with the business being valued, however, these prices are adjusted using various steps in the valuation, in order to receive as a final result an estimate of the fundamental value of the business (as analogy to the dividend discount value). Such adjustments can be necessary in the case of distortions in the development of the market price resulting from external shocks or inadequacies in the market (e.g. caused by the financial and economic crisis). Under certain circumstances, distortions in establishing the market price also mean that individual multiples or the multiple method in general are not applicable.

257.

One benefit from the multiple based business valuation is its strict connection to the market. The underlying relationships in pricing can be observed and are actually used in the capital markets and/or corporate transactions. On the other hand, this valuation method (just as the determination of the capitalization rate based on capital market data) is also accordingly subject to inadequacies and inefficiencies in the market which can lead to deviations between observed prices and intrinsic values and must be corrected by the valuation expert using adjustments to the valuation. Especially in times of crisis, the available market prices are often viewed critically due to potential distortions and special situations.

[60]	See, IDW S 1, no. 143.
[61]	See, IDW S 1, no. 167.

258.

A valuation based on multiples in the context of the recommended approach, just as it is the case with discounting methods, uses internal business planning and information. The determined multiples of the peer group companies are applied to the realized reference variables and the reference variables planned by the management of the business (on the basis of the same business plan used also for the dividend discount model). However, the available period of time for the forecast is much shorter than when applying the discounting method.

259.

The multiple is the result of the ratio of the price to the reference variable of the comparable company. Analyses are normally based on multiples from the last twelve months or the last year (so-called LTM multiples) as well as the subsequent years (so-called forward multiples; in this case 2017 to 2019). Forward multiples are generally preferred in a market price oriented valuation. Historic multiples, such as LTM multiples, can be distorted by special effects. Forward multiples, however, are typically based on normalized estimates, while the actual values form the basis of LTM multiples. LTM multiples are primarily applied in the case of transaction multiples in order to maintain consistency in terms of time. Due to the determination of stand-alone values needed for the purpose of the valuation, i.e. without taking into account synergies which can first be realized upon conclusion of the Domination Agreement, transaction multiples and take over premiums will not be considered below. When analyzing take over premiums which primarily have their basis in the expected potential for synergy, there is a distinction between pseudo and real synergies. Due to the purpose of the valuation in the present case only synergies which can be realized without conclusion of the Domination Agreement are to be considered under IDW S 1. Since such a differentiation cannot be made due to the limited public information with regard to transaction multiples and their reference variables, transaction multiples are not applicable for the present valuation under IDW S 1.

4.7. Liquidation value

260.

Liquidation values and substance values are referred to in the writings in the field as individual valuation methods, contrary to the comprehensive valuation methods such as the dividend discount model.[62] The liquidation value is referred to as the lowest limit for the value under the value concept in the IDW S 1. Reference is expressly made to a “most favorable possible” realization of the assets. The liquidation value must accordingly be compared to the results of other valuation methods.

261.

If it turns out to be more favorable to separately sell individual assets or complete parts of the operations in the business compared to continuing the operations, the total net proceeds that can be realized must generally be taken into account as the liquidation value unless there are legal or factual circumstances which prevent this.[63]

[62]	See, among others Ballwieser/Hachmeister, 2013, p. 8.
[63]	See, IDW S 1, no. 5, 140 et seq.

262.

The value of the assets to be liquidated is determined by the sales market for the assets being liquidated. Intangible assets, real property and buildings as well as technical equipment can have particular importance because material hidden reserves can be expected in these assets.

263.

Furthermore, the assumed speed of liquidation has a material influence on the value of the assets. The general rule is that an accelerated liquidation within a short time (“dismantling”) has a negative effect on the conditions for the sale, especially the expected price level, although the financial surpluses are realized relatively early in the case of a dismantling. Compared to this, generally more favorable conditions for a sale can be realized in the context of planned liquidation over the course of many years (an “unwinding”), but the proceeds from liquidation are sometimes realized much later and must be discounted to the point in time of liquidation for the purpose of a comparison.

264.

The existing liabilities must be deducted from the value of the assets determined in this manner at the amount required to obtain release from the obligation. Liabilities, such as obligations under a social plan, as well as obligations resulting from the liquidation such as reserves for expenses and goodwill must be considered when determining the value. The surpluses are reduced in a further step in the valuation by the expected costs of liquidation which must be borne by the business being liquidated in connection with the sale as well as taxes on income on any profits from liquidation.

265.

The valuation of the substance (substance value) under aspects of a replacement value lead to the so-called reconstruction value of the business which only represents a partial value for reconstruction due to the normally lacking intangible assets. This substance value has no independent informative power for determining the total value of a business under the going concern assumption.[64] Substance values are accordingly not determined in light of the purpose for the valuation. In this specific valuation, there are also no indications that the liquidation value would be relevant as the lower limit for the equity value.

4.8. Consideration of synergies under IDW S 1

266.

According to the principles of the objectified business value under IDW S 1, synergies must be evaluated accordingly in the business valuation. Pursuant to IDW S 1, synergy effects are considered to be the change in the financial surpluses resulting from the economic combination of two or more enterprises and deviate from the sum of the surpluses that arise in isolation. Furthermore, a differentiation must be made between so-called real and pseudo synergies when determining an objectified business value under IDW S 1.[65] Pseudo synergies are characterized by the fact that they can be realized also without implementing the measure, which forms the reason for the valuation. The financial surpluses resulting from pseudo

[64]	See, among others. Ballwieser/Hachmeister, 2013, p. 207 and IDW S 1 2008, no. 6.
[65]	See, IDW S 1 2008, nos. 33 et seq.

synergies must generally be taken into account, when determining an objectified business value, but only to the extent that the measures resulting in synergies have already been initiated or are documented in the business concept as of the valuation date. In contrast with this, real synergy effects only arise from the measure forming the reason of the valuation and cannot be taken into account in the business valuation. The difference between real and pseudo synergies in the present case is determined by whether the realization of the synergies is possible with or without conclusion of the Domination Agreement between TLG and WCM. Consideration of the synergies in accordance with the differentiation between pseudo synergies (which can be taken into account) and real synergies (which cannot be taken into account) under IDW S 1 is the recognized practice in business valuation when determining reasonable compensation in the context of structural measures under stock corporations law.[66]

[66]	See, IDW S 1, no. 34. Also in comparison to version of 2005.

5. VALUATION OF TLG

5.1. Reasonableness of the business plan

5.1.1. Analysis of the planning process and structure of the business plan

267.

The planning process of TLG is generally a multi-level “top-down/bottom-up” approach. The regular planning process of TLG basically starts in the months of July to August of each year. During a “top-down” phase, the executive board of TLG first defines and sets strategic target key performance indicators (in the following “KPIs”) such as the NOI margin, funds from operations, Net loan-to-value ratio and the acquisitions and selling target as well as the dividend policy.

268.

The planning for the real estate portfolio then takes place using a “bottom-up” approach in the months of August and September. The planning for the real estate portfolio is made by the asset and portfolio managers for the respective properties on the basis of the individual lease agreements and the conditions for rent contained in those agreements. There is also a detailed planning for the individual maintenance, modernization and expansion investments at the level of the individual properties. The planning for the existing properties is supplemented by the new acquisitions of properties set in the context of the strategically targets, which are integrated into the planning of the existing business on the basis of historic values and current market developments. These values include rents, vacancy rates and maintenance and operating costs. Prior to finalizing the business plan in consultation with the executive board and the branches, there is also a determination of the properties to be sold and the premises for purchasing properties.

269.

The planning of the real estate portfolio is also supplemented by the planned costs at the corporate level. This includes the costs for materials and personnel as well as the other operating expenses and is primarily prepared by the employees responsible for the cost centers and controlling. Loans and provisions are also planned. The planning of the financial liabilities is based on the contractual conditions for the loans, taking into account the interest hedging transactions and the expected level of interest rates.

270.

After the planning process is completed for the operational and the financial results, the tax planning is carried out for each company and the distribution is calculated in accordance with the current dividend policy. The subsequent steps in the planning process relate to planning cash flows, any capital measures and a general check of reasonableness.

271.

The final business plan is adopted in November to December of the respective calendar year by the executive board. The business plan is then sent to the supervisory board, which approves the budget for the next financial year after explanations provided by the executive board.

272.

The integrated business plan of TLG forming the basis of the business valuation includes the plan figures for the years 2017 to 2021. The business plan was adopted by the executive board on 26 September 2017, and the supervisory board was informed on 26 September 2017 on the basis of a circulation resolution. The business plan which is relevant for the valuation was in general prepared in the context of the regular planning process in November 2016. Due to the time interval between the last adopted business plan of the company, which was already adopted on 3 November 2016, the company initially prepared an updated business plan as of May 2017 in the context of the takeover process (the so-called takeover plan). This business plan is based on the business plan prepared in the regular planning process which was adopted on 3 November 2016. This business plan was updated primarily for originally planned but not yet concluded acquisitions of properties as well as the investments that were actually made. The assumptions for planning the overhead costs were incorporated from the November 2016 plan. The takeover plan was subsequently again updated in September 2017 by the company for the current knowledge gained in the context of the annual planning process that was running in parallel.

273.

The relevant business plan for the valuation consists of a planned income statement, integrated planning of the balance sheet and the cash flow statement derived from the rest of the business plan. We have used the business plan down to the level of the EBIT and supplemented it with our own calculations of the need for financing, taking into account the planned debt of the company. In order to take into account the tax loss carry forwards, a detailed plan of the taxes on income was prepared on the basis of the company’s planning assumptions. Only those taxes, which have an effect on liquidity, were taken into account, and deferred taxes which do not have such an effect were abstracted. The assumptions about other line items in the balance sheet and/or the income statement were adopted without any change.

5.1.2.	Analysis of the historical planning accuracy

274.

In connection with the examination of reasonableness of the business plan, we have not only considered the structure of the business plan and the planning process but also the accuracy of the business plan in the past in order to gain insights on the planning accuracy. Therefore, the historic planning accuracy for the past two years was examined.

275.

In the last years, major KPIs like rental income, net operating income and its corresponding margin as well as funds from operations usually slightly outperformed the business plan. The same is true for the value of the real estate portfolio due to acquisitions and increases in the fair value. The net income outperformed the business plan by an even higher margin mainly driven by unexpected increases in the fair value of properties. As these effects are not relevant for the cash flows, these deviations are of no importance for the valuation.

276.

From the comparison between the business plans and the actual figures in the past, it is apparent that there were no systematic deviations from the plan and the present business plan is a valid base for the valuation.

5.1.3. Analysis of the business plan

277.

The business plan of TLG is analyzed on the basis of further evaluation standards, especially by means of KPI analyses and benchmarking to the peer group at specific points in time, in order to assure a consistent derivation of future cash flows and growth rates. The business plan of TLG is as follows:

Income Statement
	Historical (adjusted)			Plan					CAGR
in EUR m	2014	2015	2016	2017	2018	2019	2020	2021	‘16-‘21
Rental income	116.2	129.0	144.4	158.0	173.6	191.4	214.7	249.2	11.5%
growth (in %)	—	11.0%	12.0%	9.4%	9.8%	10.3%	12.2%	16.1%
Non-recoverables	6.5	6.2	6.3	7.8	5.9	6.3	7.6	8.2	5.4%
Maintenance expenses	5.2	6.2	6.6	7.3	8.2	9.6	11.4	13.0	14.4%
Other expenses	4.2	2.5	5.9	4.2	4.3	4.4	6.0	4.3	-6.2%

Net operating income (NOI)	100.3	114.1	125.6	138.7	155.2	171.1	189.6	223.7	12.2%
% margin	86.3%	88.5%	87.0%	87.8%	89.4%	89.4%	88.4%	89.8%
Personnel expenses	17.4	12.8	11.3	11.7	12.2	13.2	14.0	14.8	5.7%
Other operating income	16.8	4.2	0.8	1.4	1.0	1.0	1.1	1.1	8.1%
Other operating expenses	15.7	7.9	7.1	12.1	8.7	9.6	8.7	9.1	5.0%

EBITDA	84.0	97.6	108.0	116.3	135.2	149.2	168.1	200.9	13.2%
% margin	72.3%	75.7%	74.8%	73.6%	77.9%	78.0%	78.3%	80.6%
Depreciation	1.2	0.8	0.6	0.4	1.0	1.0	1.0	1.0	12.1%

EBIT	82.8	96.8	107.4	115.9	134.2	148.3	167.1	199.9	13.2%
% margin	71.3%	75.1%	74.4%	73.4%	77.3%	77.5%	77.8%	80.2%
Financial results	-25.8	-24.3	-25.0	-39.3	-24.3	-27.8	-33.0	-39.5

Results from ordinary activities	57.0	72.6	82.4	76.6	109.9	120.5	134.0	160.4	14.3%
Extraordinary results	—	—	—	2.2	—	—	—	—
Re-adjustments	63.3	96.6	46.3	—	—	—	—	—

EBT	120.3	169.2	128.6	78.8	109.9	120.5	134.0	160.4	4.5%
Taxes on income	31.6	38.3	34.5	2.3	6.0	5.9	7.9	13.2
Effective tax rate (in %)	26.3%	22.6%	26.8%	2.9%	5.4%	4.9%	5.9%	8.2%
Net income	88.7	130.9	94.1	76.5	103.9	114.5	126.1	147.2	9.4%
% margin	76.3%	101.5%	65.2%	48.4%	59.9%	59.8%	58.8%	59.1%

5.1.3.1. Rental income

278.

The rental income represents the revenue for real estate companies and belongs to the most important positions in the income statement. Therefore, we examine the development of this position and perform a comparison with the past and the expected development of the peer group companies.

279.

The rental income in the plan period increases from EUR 144.4 m in 2016 to EUR 249.2 m in 2021. This corresponds to an average annual average growth rate of 11.5% which is approximately equal to the historic growth rates in 2015 and 2016.

280.

The significant increase in the rental income of TLG over the entire plan period is primarily the result of the planned acquisitions of properties. The rental income is allocated as follows to the existing properties, the future acquisitions as well as sales:[67]

Rental income and investment property
	Historical (adjusted)			Plan					CAGR
in EUR m	2014	2015	2016	2017	2018	2019	2020	2021	‘16-‘21
Rental Income existing properties	116.2	129.0	144.4	158.0	164.0	163.1	161.9	166.3
Rental income acquisitions	n.a.	n.a.	n.a.	n.a.	10.2	31.9	56.5	86.8
Rental income sales	n.a.	n.a.	n.a.	n.a.	-0.6	-3.7	-3.8	-3.9

Total rental income	116.2	129.0	144.4	158.0	173.6	191.4	214.7	249.2	11.5%
growth (in %)		11.0%	12.0%	9.4%	9.8%	10.3%	12.2%	16.1%

Existing investment property	1,489.6	1,739.5	2,285.3	2,285.3	2,285.3	2,285.3	2,285.3	2,285.3
Acquisitions (cumulated)	n.a.	n.a.	n.a.	111.0	461.0	861.0	1,311.0	1,811.0
Disposals (cumulated)	n.a.	n.a.	n.a.	-37.6	-73.6	-77.6	-77.6	-77.6
Capex (cumulated)	n.a.	n.a.	n.a.	9.3	47.3	75.9	105.3	129.2

Total investment properties	1,489.6	1,739.5	2,285.3	2,368.0	2,720.1	3,144.6	3,624.0	4,147.9	12.7%
growth (in %)	5.3%	16.8%	31.4%	3.6%	14.9%	15.6%	15.2%	14.5%
Ø Total investment properties	1,452.1	1,614.5	2,012.4	2,326.7	2,544.0	2,932.3	3,384.3	3,885.9
Rental yield on Ø investment properties	8.0%	8.0%	7.2%	6.8%	6.8%	6.5%	6.3%	6.4%

281.

The rental income from existing properties develops positively over the plan period and increases from EUR 144.4 m in 2016 to EUR 166.3 m in 2021. This development is planned by TLG on the basis of a portfolio simulation. The simulation is based on the concluded lease agreements and their structure as well as assumptions about the future development of rents and inflation. The contractual rent per square meter develops differently over the plan period, depending on the segment. While the average monthly rent per square meter in the segment of office properties increases by around 4.1% to EUR 10.13 from 2017 to 2021, the average monthly rent in the segment of retail properties decreases by -0.1% to EUR 10.81. In general, around 75% of the rent volume is indexed in the contracts, to the greatest extent with defined threshold values, which must be exceeded for there to be an adjustment.

282.

Decreasing rental income from existing properties is observed in 2019 and 2020 at EUR 163.1 m and EUR 161.9 m respectively. The reason for this, among other factors, is an increasing vacancy rate in the existing portfolio as a result of expiring lease agreements. The vacancy rate in the existing portfolio increases from 2.7% in 2018 to 5.0% in 2019 and 4.4% in 2020. The vacancy rate of the existing portfolio again decreases in the last planned year 2021 to 4.0% and is thus only slightly above the historically observed values of 3.9% in 2014, 3.7% in 2015 and 3.8% in 2016.

283.

The growth of the entire rental income by on average 11.5% annually is primarily the result of increasing rental income from acquisitions. This additional rental income increases from EUR 10.2 m in 2018 to EUR 86.8 m in 2021. This is partially offset by sales of properties.

[67]	We did not have a split for the years 2014 to 2017.

284.

The planned acquisitions, which lead to the significant increase of the rental income, are reflected in the investment properties. They increase throughout the entire plan period at an average annual growth rate of 12.7% and reach EUR 4,147.9 m at the end of 2021. The total amount contains both the existing properties as well as the cumulated acquisitions, sales and investments (CAPEX). The acquisition volume increases from EUR 111.0 m to EUR 500.0 m between 2017 and 2021.

285.

According to the estimation by TLG, the current low interest environment results in transaction volumes remaining high in the real estate market while not permitting any significant increases in the rental yield. Especially no increase in rental yields is expected in attractive A cities. The company believes that it is able to continue to identify sufficiently attractive purchase objects and acquire them, despite the already historic high transaction volumes. On the one hand, selected possibilities are used in the original area of TLG in the new German states, and on the other hand the portion of the investment volume in West Germany is supposed to be further expanded. In general, TLG plans with further potential for increases in value of properties in the food retail segment and in the case of value-add properties. This strategic direction is additionally supported by the attractive conditions for financing which enable TLG to obtain debt capital and equity capital funding required for the expansion.

286.

The already described acquisitions of up to EUR 500.0 m per year can only be realized at higher prices in the current and future market environment with the increased competitive pressure in the market for commercial properties. This is also reflected in the rental yield for the entire average investment properties. While the rental yield was historically above 7.0%, it decreases from 7.2% in 2016 to 6.4% in 2021 in the plan period. The planned rental yields for acquisitions are derived by TLG through taking into account the market position and the profitability requirements and range from 5.8% to 6.0%. Overall, TLG expects increasing rents in the case of the acquisitions for the segment of office properties and in general a tendency towards unchanged rents in the case of retail trade properties. These expectations are consistent with the assumptions for the existing properties.

287.	In a further step, the planned growth of the rental income of TLG is compared with forecasts of analysts for the revenue growth of the peer group companies:[68]

288.

The median revenue growth for the peer group companies in the past ranged between 2.4% and 9.6%. Due to the sale of non-strategic properties in 2014, the rental income decreased by -3.0%. In 2015, TLG had a revenue growth of 11.0% and was, thus, slightly above the range of the peer group. In the subsequent year 2016, the growth of revenues for TLG was at a rate of 12.0% and, although within the range for the peer group, was at the upper end of the range. In the planned years 2017 to 2019, the growth in revenue for TLG at 9.4% to 10.3% continues to be above or at the upper end of the range of the peer group companies. While the growth of revenues increases over the course of the plan period by TLG, the growth of revenues expected by analysts decreases overall from 4.6% in 2016 to 4.1% in 2019. This development is the result of the planned acquisitions by TLG. Compared to the peer group companies, TLG has a relatively low net loan-to-value ratio, so that TLG can continue to finance acquisitions in the coming years due to the favorable conditions for debt capital, among other factors. The peer group companies, on the other hand, have already reached higher net loan-to-value ratios, so that a consolidation phase with low acquisitions and, thus, low growth in revenues is expected by the analysts.

[68]

We referred to the total revenue for the peer group companies for the purpose of simplification. The rental income of TLG corresponds to the revenue. Analyst estimates were only available in a sufficient number up to the year 2019.

5.1.3.2. Net operating income (NOI)

289.

The net operating income is an important KPI for the profitability of real estate companies. The net operating income is generally determined as the difference between the rental income and the operating and ancillary costs:

Net operating income (NOI)
	Historical (adjusted)			Plan					CAGR
in EUR m	2014	2015	2016	2017	2018	2019	2020	2021	‘16-‘21
Rental income	116.2	129.0	144.4	158.0	173.6	191.4	214.7	249.2	11.5%
Non-recoverables	6.5	6.2	6.3	7.8	5.9	6.3	7.6	8.2	5.4%
Maintenance expenses	5.2	6.2	6.6	7.3	8.2	9.6	11.4	13.0	14.4%
Other expenses	4.2	2.5	5.9	4.2	4.3	4.4	6.0	4.3	-6.2%

Net operating income (NOI)	100.3	114.1	125.6	138.7	155.2	171.1	189.6	223.7	12.2%
% margin	86.3%	88.5%	87.0%	87.8%	89.4%	89.4%	88.4%	89.8%

290.

The non-recoverable operating costs increase from EUR 6.3 m in 2016 to EUR 8.2 m in 2021, which corresponds to an annual growth rate of 5.4%. The non-recoverables cost ratio decreases in the corresponding period from 4.5% in 2016 to 3.3% in 2021. This decrease is the result, among other factors, of a lower vacancy rate in the overall portfolio due to the planned acquisitions. As a result of lower vacancy rates, the operating costs from vacancies and the portion of operating costs which cannot be passed on decrease.

291.

The maintenance expenses, on the other hand, increase from EUR 6.6 m in 2016 to EUR 13.0 m in 2021 and increase faster than the rental income at an average annual growth rate of 14.4%. The faster increase is the result of an increase in the cost ratio from 4.7% to 5.2%. The planning for the entire maintenance expenses is made by the portfolio managers of TLG on the basis of individual measures for specific properties. Therefore, especially the individual condition and the degree of wear and tear on the buildings play a decisive role. Furthermore, higher maintenance costs are usually observed in the plan as the vacancy rate increases.

292.

The ratio for other expenses decreases from 4.2% in 2016 to 1.7% in 2021 so that this position decreases from EUR 5.9m to EUR 4.3 m between 2016 and 2021. The high economies of scale for the operations of TLG make it possible to continuously decrease the other expenses compared to the rental income throughout the plan period. The one-time increase in other expenses in the year 2020 is the result of a large number of new leases and the related costs for letting out premises.

293.

The net operating income increases overall from EUR 125.6 m in 2016 to EUR 223.7 m in 2021 or by around 12.2% annually. The corresponding margin has a positive tendency in the plan period. It is 87.0% in 2016 and increases by around 2.8 percentage points to 89.8% by 2021. The increase in the margin is the result of an increased ability to pass on operating costs, as a result of generally falling vacancy rates, and lower other expenses.

5.1.3.3. Earnings before interest and taxes (EBIT)

294.	The expenses leading to the results of operations (EBIT) of TLG are analyzed below as part of the analysis of the business plan:

EBIT
	Historical (adjusted)			Plan					CAGR
in EUR m	2014	2015	2016	2017	2018	2019	2020	2021	‘16-‘21
Rental income	116.2	129.0	144.4	158.0	173.6	191.4	214.7	249.2
growth (in %)		11.0%	12.0%	9.4%	9.8%	10.3%	12.2%	16.1%
Net operating income (NOI)	100.3	114.1	125.6	138.7	155.2	171.1	189.6	223.7
% margin	86.3%	88.5%	87.0%	87.8%	89.4%	89.4%	88.4%	89.8%
Personnel expenses	17.4	12.8	11.3	11.7	12.2	13.2	14.0	14.8	5.7%
% margin	14.9%	9.9%	7.8%	7.4%	7.0%	6.9%	6.5%	6.0%
Other operating income	16.8	4.2	0.8	1.4	1.0	1.0	1.1	1.1	8.1%
% margin	14.5%	3.2%	0.5%	0.9%	0.6%	0.5%	0.5%	0.5%
Other operating expenses	15.7	7.9	7.1	12.1	8.7	9.6	8.7	9.1	5.0%
% margin	13.5%	6.1%	4.9%	7.6%	5.0%	5.0%	4.0%	3.7%
EBITDA	84.0	97.6	108.0	116.3	135.2	149.2	168.1	200.9	13.2%
% margin	72.3%	75.7%	74.8%	73.6%	77.9%	78.0%	78.3%	80.6%
Depreciation	1.2	0.8	0.6	0.4	1.0	1.0	1.0	1.0	12.1%

EBIT	82.8	96.8	107.4	115.9	134.2	148.3	167.1	199.9	13.2%
% margin	71.3%	75.1%	74.4%	73.4%	77.3%	77.5%	77.8%	80.2%
FFO	52.4	64.0	76.9	92.6	105.6	116.4	128.2	149.5	14.2%
growth (in %)		22.2%	20.1%	20.5%	14.0%	10.2%	10.2%	16.6%
% margin	45.1%	49.6%	53.2%	58.6%	60.9%	60.8%	59.7%	60.0%

295.	The EBITDA increases in the plan period from EUR 108.0 m in 2016 to EUR 200.9 m in 2021. This corresponds to an increase in the EBITDA margin from 74.8% in 2016 to 80.6% in 2021.

296.

The increase in the EBITDA margin is primarily the result of the high economies of scale in TLG’s business model. The increase in rental income from acquisitions of properties is not complemented by a corresponding increase in the expenses for personnel and other operating expenses because many functions are handled centrally. A certain amount of additional investment properties can be handled with the existing personnel. If there is need for additional personnel, structures which already exist can be used. This is also the case with the other operating expenses. Additional properties only require slightly higher expenses, e.g. for marketing or consulting services.

297.

As a result of these economies of scale, the ratio for the personnel expenses decreases from 7.8% in 2016 to 6.0% in 2021. The expenses for personnel increase from EUR 11.3 m in 2016 to EUR 14.8 m in 2021 as a result of the extensive acquisitions.

298.

The other operating expenses increase from EUR 7.1 m in 2016 to EUR 9.1 m in 2021. This corresponds to a decrease in the ratio for other operating expenses from 4.9% in 2016 to 3.7% in 2021. In 2017, there is a one-time increase in this position to EUR 12.1 m resulting from the takeover of WCM and related costs.

299.

The planned depreciation over the plan period in the amount of around EUR 1.0 m per year is reflected primarily in the amount of around EUR 0.8 m for other assets. They consist mostly of granted lease incentives which are depreciated over the term of the corresponding lease agreement. The remaining depreciation in the amount of EUR 0.2 m annually is attributable to properties which are used by the company itself. Since the investment properties must be accounted for at the present fair market value under IFRS, the business plan does not contain any scheduled depreciation for these properties.

300.

The EBIT in 2016 is EUR 107.4 m and increases to EUR 199.9 m in 2021. The increase of the EBIT results from the increased margin on the rental income, the improvement in the ratio for personnel expenses and the ratio for other operating expenses. This corresponds to an increase in the EBIT margin from 74.4% in 2016 to 80.2% in 2021.

301.

TLG expects EBIT margins in the plan period which are slightly below the median forecast for the companies in the peer group and within the range estimated by analysts for the peer group companies. While the analysts expect an EBIT margin for the peer group companies of 73.4% to 79.1% for the period 2017 to 2019, TLG plans an increase in the EBIT margin from 74.4% in 2016 to 77.5% in 2019. Due to further portfolio acquisitions in the years 2020 and 2021, the EBIT margin of TLG increases to 80.2% in 2021 and is relatively close to the expected median of the peer group companies over the long-term. On average, the peer group shows an EBIT margin of 72.5% over the years 2017 to 2019.[69]

302.

The KPI funds from operations (FFO) plays an important role in the real estate industry since it reflects the operational profitability of a company better than the traditional performance numbers. Therefore, we also examined the planned FFO below.

303.

As it is the case with the rental income, the FFO shows strong growth due to the assumed acquisitions in TLG’s business plan. The FFO in 2016 was EUR 76.9 m. By the year 2021, the company plans an increase to EUR 149.5 m which corresponds to an annual growth rate of 14.2%. At that time, the FFO margin increases from 53.2% in 2016 to 60.0% as a result of the economies of scale with regard to the expenses for personnel and the other operating expenses until the end of the plan period.

[69]	Analyst estimates for the EBIT of the peer group were only available in a sufficient number up to the year 2019.

304.	We have also compared the planned FFO margin to the expected margins of the peer group companies:

305.

The FFO margin of TLG corresponds virtually to the median of the peer group companies both historically as well as in the planning period. Only in 2014 the value for TLG at 45.1% was somewhat more above the peer group median of 41.6%. Over the course of the years 2014 to 2019, a slight increase in the FFO margins can be seen both with TLG as well as the peer group. In 2019, the planned FFO margin of TLG is virtually equivalent to the median margin of the peer group companies at 60.8% and 61.0% respectively.

5.1.3.4. Financial results

306.

The financial results consist historically of the interest expenses for the interest bearing liabilities, interest income from interest on cash and equivalents needed for operations and the results from the revaluation of financial instruments.

307.

Both positions for interest income and revaluations of financial instruments are only planned to have a value of zero. Income from these two positions only results in the year of 2017 because these had already accrued in the first half of 2017. However, we have already reflected the income from the revaluation of financial instruments by making a correction in the balance sheet upon which the valuation is based and, thus, eliminated it from the business plan. The interest on cash and equivalents was set to 0.0% as the average yearly amount is usually significantly lower than the value at the year end. This results from the high turnover of the cash and equivalents.

308.

Thus, the financial results for the years 2017 to 2021 consist almost exclusively of the interest expense which increases from EUR 25.7 m in 2016 to EUR 39.5 m in 2021 at an annual growth rate of 9.0% due to taking out new loans. In 2017, there is a one-time additional interest expense due to the comprehensive refinancing of the debt financing.

309.

The implied interest rates at around 2.1% remain virtually constant and result from the continuation of the existing debt, the prolongation and the necessary partial debt financing of newly acquired properties. Compared to historical figures, TLG’s interest rates for new debt show a declining trend. This is due to existing debt which was raised at time of higher market interest rates.

5.1.3.5. Net income

310.

The taxes on income for TLG consist of trade tax, corporate income tax as well as the solidarity surcharge. TLG applies a tax rate of around 30.7% on the taxable income in the business plan. This results from the corporate income tax rate in the amount of around 15.8% (15% plus 5.5% solidarity surcharge) and the trade tax rate of around 14.8% (at an assessment rate of 424%). As of today, TLG is examining the possibility to benefit from the so-called “extended deduction of trade tax” by a restructuring of the corporate structure. As this measure is not sufficiently specified yet, it was not considered in the effective tax rate.

311.

For purposes of simplification, deferred taxes were not taken into account neither as deferred tax assets nor deferred tax liabilities in the business plan. The reason for this is that deferred taxes do not cause a tax shield and do not have an effect on cash flow and, thus, are not relevant when determining the financial surpluses.

312.

The planning of taxes on income which have an effect on cash flows was made on the basis of the taxable earnings before taxes on income (EBT) and a tax rate of 30.7%. The taxable profit was derived from the EBT in accordance with IFRS and primarily corrected for the different treatment of maintenance costs and depreciation on real estate properties under IFRS and tax law.

313.

We also included the corporate income tax and trade tax loss carry forwards in the amount of EUR 235.0 m each in our calculations. Since the applicability of these tax loss carry forwards is uncertain, we have applied the corresponding tax benefit as a probability weighted value. Based on various tax expert assessments, TLG believes that there is a probability of 37.5% that the tax loss carry forwards can be used.

314.

The result in the planning period is that taxes on income which have an effect on cash flow apply in an amount of EUR 2.3 m in 2017 and EUR 13.2 m in 2021. The effective tax rate is 2.9% in 2017 and increases to 8.2% in 2021.

315.	The net income of TLG continuously increases during the planning period from EUR 94.1 m in 2016 to EUR 147.2 m in 2021. This corresponds to an average annual growth rate of 9.4%.

5.1.3.6. Balance sheet

316.	The underlying planned balance sheets of TLG for the years 2017 to 2021 were examined and analyzed below in the course of the valuation:[70]

Balance Sheet
Assets
	Historical (adjusted)			Plan					CAGR
in EUR m	2014	2015	2016	2017	2018	2019	2020	2021	‘16-‘21
Intangible assets	1.7	1.6	1.4	1.6	1.6	1.6	1.6	1.6	2.3%
Investment property	1,489.6	1,739.5	2,285.3	2,368.0	2,720.1	3,144.6	3,624.0	4,147.9	12.7%
Owner-occupied properties	12.9	9.3	6.1	6.2	6.1	5.9	5.8	5.6	-1.7%
Property, plant and equipment	1.2	0.5	0.6	0.2	0.2	0.2	0.2	0.2	-18.3%
Other non-current assets	8.4	9.2	10.0	9.9	9.1	8.2	7.4	6.6	-8.0%

Tangible Assets	1,512.2	1,758.5	2,302.0	2,384.3	2,735.4	3,158.9	3,637.3	4,160.3	12.6%
Financial Assets	8.4	16.8	4.9	6.7	6.7	6.7	6.7	6.7	6.4%
Fixed Assets	1,522.2	1,776.8	2,308.3	2,392.5	2,743.6	3,167.2	3,645.6	4,168.5	12.5%
Inventories	1.5	1.1	1.1	1.1	1.1	1.1	1.1	1.1	-0.9%
Receivables and other assets	35.7	21.0	14.4	14.6	14.6	14.6	14.6	14.6	0.3%
Cash and equivalents	152.6	183.7	122.7	25.0	27.5	30.3	34.0	39.4	-20.3%
Other current assets	26.0	16.8	3.5	1.9	1.9	1.9	1.9	1.9	-11.6%
Current assets	215.8	222.6	141.7	42.6	45.0	47.8	51.5	57.0	-16.7%
Total assets	1,738.0	1,999.5	2,450.0	2,435.1	2,788.7	3,215.0	3,697.1	4,225.5	11.5%

317.	Fixed Assets

The total assets increases in the detailed plan period from EUR 2,450.0 m in to 2016 by an average annual rate of 11.5% to EUR 4,225.5 m in 2021. While the fixed assets increase from EUR 2,308.3 m in 2016 to EUR 4,168.5 m in 2021, the current assets decrease from EUR 141.7 m in 2016 to EUR 57.0 m in 2021.

318.	The intangible assets include software licenses. For purposes of simplification, TLG plans this position at a constant value of EUR 1.6 m throughout the plan period.

319.

The largest position of the fixed assets are the tangible assets, especially the investment property. Overall, the investment property increases due to purchasing activities from EUR 2,285.3 m in 2016 to EUR 4,147.9 m in 2021. This position accordingly increases at an average annual growth rate of 12.7%.

320.

This development is the result of the planned purchases of properties. After purchases are planned in the year 2017 at EUR 111.1 m due to the takeover of WCM; TLG plans additional purchases in the amount of EUR 350.0 m in 2018. The purchasing volume increases annually by EUR 50.0 m and is planned to reach EUR 500.0 m in 2021. Additionally,

[70]	Balance sheet figures refer to 31 December of the respective year.

investments are also planned in the existing properties in the form of maintenance investments and tenant improvements. These investments amount to EUR 9.3 m in 2017, EUR 38.1 m in 2018, and then decrease to EUR 24.0 m in 2021. This corresponds to investment ratios of 0.4% (2017) to 1.6% (2018).

321.	We also compared the planned ongoing investments in the investment property excluding acquisitions (“CAPEX”) as a ratio of the rental income (“sales”) with the peer group below:

322.

Since there are no reliable estimates by analysts for CAPEX excluding acquisitions, we refer to historic values for the purpose of comparison with the peer group. The median for the peer group companies lies between 10.4% and 23.7% in the years 2014 to 2016. The ratio of TLG in the same period lies between 5.2% and 12.8% and falls within the range for the peer group companies. The planned CAPEX to sales ratio of TLG in the years 2017 to 2019 of 5.9%, 22.0% and 15.0% respectively are also within the historic range for the peer group. In general, the ratio compared to the rental income at all companies is subject to larger fluctuations because the need for investments normally depends on the individual age structure and development of the vacancy rate of the real estate portfolio.

323.

Tangible assets also include owner-occupied properties, property, plant and equipment as well as other non-current assets. The depreciation in the income statement applies to these items. Since no extension investments are planned for these items, the values in the balance sheet continuously decrease over the planning period.

324.

The financial assets consist of advance payments for properties and other long-term financial assets. This position increases slightly in 2017 from EUR 4.9 m to EUR 6.7 m and subsequently remains constant throughout the plan period.

325.	Current assets

The increase in the fixed assets from 2016 to 2021 is partially offset by decreasing current assets from EUR 141.7 m in 2016 to EUR 57.0 m in 2021. This decrease corresponds to a reduction in the current assets at an average annual growth rate of -16.7%.

326.	The inventories consist completely of properties carried as inventory and are planned to be constant at the amount of EUR 1.1 m throughout the years 2017 to 2021.

327.

The receivables and other assets consist of trade receivables, receivables from income taxes and other receivables and assets. Receivables from income taxes remain at a constant amount of EUR 0.2 m during the planning period and are only a small part of this item. The trade receivables are also planned at a constant amount of EUR 4.9 m, which represents a slight decrease compared to the value at the end of the year 2016 in the amount of EUR 6.0 m The other receivables and assets consist primarily of timing differences and other assets and increase from EUR 7.1 m in 2016 to EUR 9.5 m in 2017 and are otherwise planned at a constant amount during the plan period.

328.

The cash and equivalents first decrease from EUR 122.7 m in the adjusted balance sheet in 2016 to EUR 25.0 m at the end of 2017. This decrease is primarily the result of acquisitions of properties made in the financial year 2017. This is followed by a continuous increase to EUR 39.4 m in 2021. Based on the minimum cash on hand of EUR 25.0 m, estimated by TLG to be currently necessary for operations, minimum cash needed for operations in the plan period is assumed to be a constant amount of around 15.8% of the rental income. Cash and equivalents which are in excess of the minimum cash needed for operations are assumed to be completely distributed to the shareholders.

329.

The other current assets are included in the current assets only at an amount of EUR 3.5 m in the adjusted balance sheet for 2016. At the end of year 2017 and for the entire plan period, the company plans with a constant amount of EUR 1.9 m The other current assets contain other short-term financial investments in the amount of EUR 0.9 m in the balance sheet for the year 2016 and deferred taxes in the amount of EUR 2.7 m. However, only the other short-term financial assets are included in the balance sheet in the plan period at a value of EUR 1.9 m.

330.	The planning of the assets excluding the investment property and the cash and equivalents was greatly simplified. Due to materiality considerations, this approach seems appropriate.

331.

The equity and liabilities side of the balance sheet includes provisions as well as the equity which is derived on the basis of the integrated business plan, in addition to the interest bearing liabilities and the non-interest bearing liabilities:[71]

Balance Sheet
Equity and Liabilities
	Historical (adjusted)			Plan					CAGR
in EUR m	2014	2015	2016	2017	2018	2019	2020	2021	‘16-‘21
Equity	748.0	967.9	1,129.5	1,145.4	1,317.9	1,509.5	1,721.4	1,963.3	11.7%
Other current provisions	5.7	2.4	1.8	1.6	1.6	1.6	1.6	1.6	-3.0%
Deferred tax liabilities	150.5	185.9	217.7	217.7	217.7	217.7	217.7	217.7	0.0%

Provisions	156.2	188.3	219.5	219.3	219.3	219.3	219.3	219.3	0.0%
Financial liabilities current	39.3	36.0	65.2	50.2	50.2	50.2	50.2	50.2	-5.1%
Financial liabilities non current	731.1	746.7	975.2	915.5	1,091.9	1,316.3	1,571.8	1,857.1	13.8%
Credit in current account	—	—	—	57.4	62.0	72.4	87.1	88.3
Pension liabilities	8.2	8.1	8.3	8.3	8.3	8.3	8.3	8.3	-0.2%
Non-current financial instruments	17.8	15.9	5.6	5.6	5.6	5.6	5.6	5.6	0.0%

Interest bearing liabilities	796.5	806.7	1,054.4	1,036.9	1,217.9	1,452.7	1,722.9	2,009.4	13.8%
Non-interest bearing liabilities	37.4	36.6	46.6	33.5	33.5	33.5	33.5	33.5	-6.4%
Total equity and liabilities	1,738.0	1,999.5	2,450.0	2,435.1	2,788.7	3,215.0	3,697.1	4,225.5	11.5%

332.	Equity

The equity in the adjusted balance sheet for 2016 is EUR 1,129.5 m. The equity in the plan period up to 2021 increases overall to EUR 1,963.3 m. This corresponds to an average annual growth rate of 11.7%. This development is, among others, driven by the planned annual capital increases. Capital increases are planned in an amount of EUR 137.2 m for 2018, EUR 154.2 m for 2019, EUR 172.3 m for 2020 and EUR 192.5 m in 2021. The capital increases serve to finance the acquisitions of properties which will be financed with 40% equity.

333.

The retained earnings also increase as a result of the generated profits in the balance sheet from EUR 515.1 m in 2016 to EUR 684.2 m in 2021. The distributions planned by TLG increase with the annual surpluses from EUR 60.7 m in 2017 to EUR 97.8 m in 2021. We followed the payout plan of the company. This planning of dividends was assumed by TLG, whereby a payout is assumed in each case at the end of the respective year in our model.

334.	Provisions

The provisions in the balance sheet consist of other current provisions and deferred tax liabilities. The short-term provisions are EUR 1.8 m in 2016 and are planned to be virtually constant at EUR 1.6 m. This includes provisions for litigation risks.

[71]	Balance sheet figures refer to 31 December of the respective year.

335.

The deferred tax liabilities at the end of 2016 were EUR 217.7 m and primarily result from increases in the value of the inventory of properties. Contrary to the original planning of TLG, this position develops in a constant manner in the balance sheets forming the basis of the valuation. This assures that effects from deferred taxes which do not affect cash flows are not included in the calculation of the relevant cash flows.

336.	Liabilities

The liabilities consist of interest bearing and non-interest bearing liabilities. An overall increase in liabilities is planned. The interest bearing liabilities increase in the plan period from EUR 1,054.4 m in 2016 to EUR 2,009.4 m in 2021:

Net loan-to-value ratio
	Historical (adjusted)			Plan					CAGR
in EUR m	2014	2015	2016	2017	2018	2019	2020	2021	‘16-‘21
Interest bearing liabilities	796.5	806.7	1,054.4	1,036.9	1,217.9	1,452.7	1,722.9	2,009.4	13.8%
Cash and equivalents	152.6	183.7	122.7	25.0	27.5	30.3	34.0	39.4	-20.3%

Net interest bearing liabilities	643.9	623.0	931.6	1,011.9	1,190.5	1,422.5	1,689.0	1,970.0
Total investment properties	1,489.6	1,739.5	2,285.3	2,368.0	2,720.1	3,144.6	3,624.0	4,147.9	12.7%
Net loan-to-value ratio (in %)	43.2%	35.8%	40.8%	42.7%	43.8%	45.2%	46.6%	47.5%

337.

The described increase depends decisively on taking out new bank loans to finance the planned acquisitions of properties. This results in an increase in the overall liabilities owed to credit institutions, consisting of short-term and long-term debt, from EUR 1,040.4 m in 2016 to EUR 1,907.3 m in 2021. The planning for the liabilities is based in general on the contractual conditions of the loans and the assumption that maturing loans will be refinanced by the company. The refinancing occurs at average conditions the company has for debt financing. In order to finance the planned acquisitions of properties, TLG assumes a portion of debt financing compared to the acquisition volume of 60%. In the years 2017 to 2021, TLG also needs a current account credit line in order to finance parts of the distributions that are made to the shareholders and are assumed in the same year as they are generated.

338.

Additional components of the interest bearing liabilities consist of pension liabilities and long-term financial instruments. Both positions are planned with constant values of EUR 8.3 m and EUR 5.6 m respectively. No new expectancies arise in the plan period for pension liabilities due to closing the pension commitments.

339.

In order to examine the reasonableness of the planned development of the interest bearing liabilities, we compared the net LTV ratio at the corporate group level to the peer group companies. The net LTV ratio is calculated for the overall corporate group using the ratio of net debt (interest bearing liabilities less cash and equivalents) and the value of the investment property.

340.

Since there are no estimates available for the net LTV ratio of the peer group companies, we refer to the historic values. In 2014 and 2015, the net LTV ratio of TLG of 43% and 36% respectively was below the range determined for the peer group. In 2016, the ratio for TLG increased to 41% and was, thus, at the lower end of the range. The planned development of the net LTV ratio is relatively constant at values between 43% and 45% and, thus, close to the median and average of the historically observed range. TLG has set itself a maximum limit for the net LTV ratio of 45% as a long-term target.[72] This target ratio is slightly exceeded in the business plan but decreases thereafter, such that it reaches the target level in the convergence phase and after.

341.

The non-interest bearing liabilities consist of trade payables and other long-term and short-terms liabilities. A decrease can be seen in all these positions in 2017, and as a result the non-interest bearing liabilities decrease overall from EUR 46.6 m in 2016 to EUR 33.5 m in 2017. The company subsequently plans with a constant level of non-interest bearing liabilities. The trade payables amounting to EUR 16.0 m are approximately half of this amount. Tax liabilities exist in the amount of EUR 2.7 m, and other liabilities exist in the amount of EUR 14.8 m.

342.	The planning of the items on the equity and liabilities side was simplified. The main items equity and interest bearing liabilities follow the plan for the earnings.

343.

In conclusion, we deviated from TLG’s business plan for cash and equivalents as well as for the current account credit. The amount of cash and equivalents is planned on the basis of the operational cash needs while the current account results from the same-year dividend payment assumed. Moreover, the starting balance sheet was adjusted as sketched in Chapter 3.1.4. (Para. 103 ff).

[72]	See, TLG Immobilien AG, Annual Report 2016, p. 6.

5.1.3.7. Result of the analysis of the business plan

344.

In order to assure a consistent determination of future cash flows and growth rates, the main assumptions and premises in the business were analyzed and checked for reasonableness in the course of a benchmarking analysis.

345.

The planning process at TLG generally follows a “bottom-up” process in which strategic goals are determined “top-down”, while the planning of the rental income, operating and ancillary costs and investments, however, is made by the portfolio managers at the level of the respective property. The planning based on the individual properties and including the individual lease agreements and conditions of leases assures that the revenues and costs derived at the group level adequately reflect the future development of the overall portfolio.

346.

The planned development of the rental income is also driven by planned purchases of properties. We have compared the planned volume both with historic values as well as the current and future expected transaction volumes in the commercial real estate market and consider the planning of TLG overall to be ambitious, but reasonable. The development of the planned rental yields in the entire portfolio also reflects the increasing volume of purchases and decreases over the course of the plan period. This assumption is consistent with the expectations for the overall market.

347.

The comparison of the growth rates of the rental income with the peer group companies shows that the planned growth, although above the expectations of analysts for the peer group companies, compares to TLG’s historically growth rates of around 10%. Thus, the growth of the rental income as well as the purchase volume is ambitious, but overall reasonable.

348.

The planned EBIT and FFO margins lie in the range of the analysts’ estimates for the peer group companies and generally very close to the median. They also take into account the detailed maintenance expenses arising on the basis of the individual properties and the inability to pass on operating costs depending on vacancies. Thus, the development of the margins overall appears reasonable, although it must be assumed that planned economies of scale will not continue over the long term due to the high volume of acquisitions.

349.

The net LTV ratio of TLG was in the past normally below the observed range for the peer group companies and also increases in the plan only in the lower end of the historic range. However, this is consistent with the relatively conservative financing structure of the company and the set target of retaining a relatively low net LTV ratio.

350.

Due to the analyses of the market and the competitive environment we conducted and of the planning of the income statement as well as the planned balance sheet, including the price/volume structure, the benchmarking analyses with the peer group companies, the discussions conducted with the management of TLG and the analysis of the planning process, we are of the opinion that the business plan is overall ambitious, but reasonable. The business plan, except for the financial result, the tax planning and the planning of cash and equivalents, was used without any adjustment for the stand-alone valuation. However, there is a higher risk compared to WCM that the planned acquisitions will not be able to be realized in the expected amount due to a changed environment in the real estate market, and this could have corresponding effects on the expected margins. This risk was taken into account in determining the cost of capital.

5.2. Convergence and terminal value phase

351.

When determining the equity value on the basis of the dividend discount model, two planning phases are differentiated in the discounting of future cash flows, assuming a perpetual life of the business. The first phase (detailed planning phase) consists of a finite number of periods and normally covers 3-5 years. In an immediately subsequent so-called continuation or annuity phase, the assumption for determining the value of the continuation is that there will be a continuous development of the surpluses from the business over a perpetual period of time at a constant growth rate. This terminal value phase describes an estimated size of a sustained earnings level at constant growth.[73] This sustainable growth rate of the financial surpluses is the rate at which all items in the plan must grow so that there is a sustained and stable condition for the business. The equal growth of all items in the income statement and all items in the balance sheet at book values, in addition to assuring a constant, sustained operational profitability, also make sure that there is a constant turnover of assets, debt level and return on capital.

352.	Terminal growth rate

The business plan of TLG constitutes nominal planning. In the discussion of the terminal growth of the financial surpluses, the nominal growth is the basis for the total growth in the terminal value phase. This growth consists economically of price increases or inflation generated growth and real growth. Real growth, in turn, can include growth of volume and structural effects (shifts in the product mix). When forecasting the terminal value phase, exclusively inflation based growth is the basis in valuation practice.74 Taking into account real growth over the detailed planning phase often does not take place. However, since the nominal growth rate in the industry and the market position of the enterprise are relevant for estimating the terminal growth rate, it is necessary to include other components in addition to price related growth when estimating the terminal, nominal growth rate, especially growth resulting from volume. The applied terminal growth rate is 1.0% annually and takes into account both inflation related growth as well as real growth.75

353.	Assumptions in the convergence phase and the terminal value phase

If the business has not yet reached the “stable condition” required for the terminal value phase by the end of the detailed planning phase, e.g. if there is not yet stable growth, corresponding assumptions must be made in a convergence phase which make it possible to apply the terminal value phase. The “stable condition” describes a stable earnings and financial position

[73]	See, Ballwieser/Hachmeister, 2013, pp. 63 et seq.
[74]	See, WP handbook II, 2014, no. A 390 et seq.
[75]	See Chapter 5.4.3. (Para. 389 ff) for the reasons given for the terminal growth rate of TLG.

in which all items in the income statement grow at the terminal growth rate so that there are no longer any changes in material value drivers. Using the convergence phase, extraordinary effects in the plan can be adjusted, and the plan can be transitioned to the stables values for the purpose of estimation. This approach was applied. The general assumption is that in the long term, all peer group enterprises will converge to an average market level.

354.

At the end of the detailed planning phase, the development of TLG is still marked by high growth in rental income. This growth is the result of extensive acquisitions. In order to derive the stable financial surpluses, the assumption is that the high transaction volumes that dominated in the recent past will not continue over the long-term due to the convergence of the rental yield. We have accordingly gradually reduced the volume of acquisitions as well as the expected rental yield for property acquisitions in the convergence phase. The rental income growth rate accordingly decreases in the long term to the terminal growth rate of 1.0%.

355.

The assumption for the EBIT margin in the long term is that it will correspond to the average of the peer group companies in the amount of 72.5%. This also corresponds to the historic level of the EBIT margin of TLG. While the cost ratio for non-recoverable operating costs decreases during the detailed planning phase, we assume that this margin will be at the historic level in the long term. A further long-term expectation is that the growth in the real estate portfolio will result in economies of scale, on the one hand, but that, on the other hand, there will overall be cost increases with regard to the costs for personnel and the other operating expenses.

356.

The financial result was planned at an interest rate of 2.14% in the convergence phase based on average debt levels. This interest rate corresponds to the value planned by the company in the year 2021 and is also within the historically observed range. The long-term assumption is that the financial result will develop at the terminal growth rate of 1.0%.

357.

As was the case already in the detailed planning phase, only the taxes which have a cash effect were applied for the taxes on income. These taxes are generally calculated on the basis of a tax rate of 30.7%. The basis for determining the taxes on income is the EBT under IFRS which is transitioned to a tax EBT upon mainly taking into account maintenance costs and depreciation on real estate for tax purposes. Since the long useful life for tax purposes and corresponding effects on the depreciations extend beyond the technical year for the terminal value, we have reflected them as an annual annuity in the last year of the convergence phase on the basis of a conversion to a present value.

358.

The continuation of the balance sheet is primarily based, with regard to the real estate properties, on the assumptions made in the convergence phase for the development of the rental income and the long-term investment ratio. While the acquisition volume is still EUR 500.0 m in the last year of the detailed planning phase, the acquisitions successively decrease until the year 2024 in a manner which is consistent with the decreasing growth rates for the rental income. The investment for tenant build-out work etc. (CAPEX) were continued on the basis of the average investment ratio observed over the course of the detailed plan period. The assumption was made for the terminal value phase that this level is sustained and will only increase at the terminal growth rate of 1.0%.

359.

We have planned the other positions on the assets side in a constant manner or depending on the rental income for the purpose of simplification. This corresponds also to the approach of the company in the detailed planning phase. The assumption for the long-term operational minimum level of cash needed equals the value in the business plan of approx. 15.8% of the rental income.

360.

Both the subscribed capital as well as the capital reserves increase in the convergence phase as a result of the assumed capital increases for the partial financing of the acquisitions. The distributions to the shareholders in the convergence phase were planned so that the current account credit line existing at the end of the detailed planning phase will be reduced over the course of four years and TLG will enter into the terminal value phase without any need for financing with a current account credit. The total equity increases at the growth rate of 1.0% in the terminal value phase.

361.

The development of the interest bearing liabilities was planned on the basis of the acquisitions and a net LTV ratio of 60%. This corresponds to the approach of TLG in the business plan and also appears reasonable upon taking into account the maximum level of debt for the company. At the end of the convergence phase, the net LTV ratio of TLG is just under 45% and, thus, close to the long-term net LTV ratio goal of 45%. Over the long-term, the interest bearing liabilities develop at a rate of 1.0% which is equal to the rate for the equity.

362.

We have planned the other items on the liabilities and equity side in a constant manner or depending on the rental income for purposes of simplification. This also corresponds to the approach of the company in the detailed planning phase.

363.	Overall, the planning of the income statement, the balance sheet and the resulting derived cash flows are completely integrated in the convergence and terminal value phase.[76]

[76]	The cash flow statement can be found in Appendix 6.

5.3. Overview of KPIs in the convergence / terminal value phase

Income Statement
	Historical (adjusted)			Plan					Convergence						TV
in EUR m	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026	2027
Rental income	116.2	129.0	144.4	158.0	173.6	191.4	214.7	249.2	273.5	286.5	294.2	298.7	301.7	304.7	307.8
growth (in %)	—	11.0%	12.0%	9.4%	9.8%	10.3%	12.2%	16.1%	9.8%	4.7%	2.7%	1.5%	1.0%	1.0%	1.0%
Non-recoverables	6.5	6.2	6.3	7.8	5.9	6.3	7.6	8.2	10.2	12.0	13.6	15.1	16.6	16.8	16.9
Maintenance expenses	5.2	6.2	6.6	7.3	8.2	9.6	11.4	13.0	14.4	15.3	15.8	16.3	16.6	16.8	16.9
Other expenses	4.2	2.5	5.9	4.2	4.3	4.4	6.0	4.3	6.2	8.0	9.8	11.5	13.3	13.4	13.5

Net operating income (NOI)	100.3	114.1	125.6	138.7	155.2	171.1	189.6	223.7	239.4	244.4	244.5	249.3	252.9	255.5	258.0
% margin	86.3%	88.5%	87.0%	87.8%	89.4%	89.4%	88.4%	89.8%	87.5%	85.3%	83.1%	83.5%	83.8%	83.8%	83.8%
Personnel expenses	17.4	12.8	11.3	11.7	12.2	13.2	14.0	14.8	16.7	17.9	18.8	19.5	20.2	20.4	20.6
Other operating income	16.8	4.2	0.8	1.4	1.0	1.0	1.1	1.1	1.3	1.4	1.5	1.6	1.7	1.7	1.7
Other operating expenses	15.7	7.9	7.1	12.1	8.7	9.6	8.7	9.1	10.7	11.9	12.9	13.9	14.7	14.9	15.0

EBITDA	84.0	97.6	108.0	116.3	135.2	149.2	168.1	200.9	213.4	216.0	214.3	217.6	219.7	221.9	224.1
% margin	72.3%	75.7%	74.8%	73.6%	77.9%	78.0%	78.3%	80.6%	78.0%	75.4%	72.8%	72.8%	72.8%	72.8%	72.8%
Depreciation	1.2	0.8	0.6	0.4	1.0	1.0	1.0	1.0	1.0	1.0	1.0	1.0	1.0	1.0	1.0

EBIT	82.8	96.8	107.4	115.9	134.2	148.3	167.1	199.9	212.4	215.1	213.3	216.6	218.8	220.9	223.1
% margin	71.3%	75.1%	74.4%	73.4%	77.3%	77.5%	77.8%	80.2%	77.6%	75.1%	72.5%	72.5%	72.5%	72.5%	72.5%
Financial results	-25.8	-24.3	-25.0	-39.3	-24.3	-27.8	-33.0	-39.5	-44.0	-46.0	-46.8	-46.7	-46.4	-46.9	-47.3

Results from ordinary activities	57.0	72.6	82.4	76.6	109.9	120.5	134.0	160.4	168.4	169.1	166.5	169.9	172.3	174.1	175.8
Extraordinary results	—	—	—	2.2	—	—	—	—	—	—	—	—	—	—	—
Re-adjustments	63.3	96.6	46.3	—	—	—	—	—	—	—	—	—	—	—	—

EBT	120.3	169.2	128.6	78.8	109.9	120.5	134.0	160.4	168.4	169.1	166.5	169.9	172.3	174.1	175.8
Taxes on income	31.6	38.3	34.5	2.3	6.0	5.9	7.9	13.2	14.1	13.1	11.6	12.1	15.4	27.5	27.7
Effective tax rate (in %)	26.3%	22.6%	26.8%	2.9%	5.4%	4.9%	5.9%	8.2%	8.4%	7.8%	7.0%	7.1%	8.9%	15.8%	15.8%
Net income	88.7	130.9	94.1	76.5	103.9	114.5	126.1	147.2	154.4	156.0	154.9	157.7	156.9	146.6	148.1
% margin	76.3%	101.5%	65.2%	48.4%	59.9%	59.8%	58.8%	59.1%	56.4%	54.4%	52.6%	52.8%	52.0%	48.1%	48.1%

Balance Sheet
Assets
	Historical (adjusted)			Plan					Convergence						TV
in EUR m	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026	2027
Intangible assets	1.7	1.6	1.4	1.6	1.6	1.6	1.6	1.6	1.6	1.6	1.6	1.6	1.7	1.7	1.7
Investment property	1,489.6	1,739.5	2,285.3	2,368.0	2,720.1	3,144.6	3,624.0	4,147.9	4,441.9	4,614.0	4,725.5	4,775.6	4,826.3	4,874.5	4,923.3
Owner-occupied properties	12.9	9.3	6.1	6.2	6.1	5.9	5.8	5.6	5.6	5.6	5.6	5.6	5.6	5.7	5.7
Property, plant and equipment	1.2	0.5	0.6	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2
Other non-current assets	8.4	9.2	10.0	9.9	9.1	8.2	7.4	6.6	6.6	6.6	6.6	6.6	6.6	6.7	6.7

Tangible Assets	1,512.2	1,758.5	2,302.0	2,384.3	2,735.4	3,158.9	3,637.3	4,160.3	4,454.3	4,626.4	4,737.9	4,788.0	4,838.7	4,887.1	4,936.0
Financial Assets	8.4	16.8	4.9	6.7	6.7	6.7	6.7	6.7	6.7	6.7	6.7	6.7	6.7	6.7	6.8
Fixed Assets	1,522.2	1,776.8	2,308.3	2,392.5	2,743.6	3,167.2	3,645.6	4,168.5	4,462.6	4,634.7	4,746.2	4,796.3	4,847.0	4,895.5	4,944.5
Inventories	1.5	1.1	1.1	1.1	1.1	1.1	1.1	1.1	1.4	1.7	2.1	2.0	2.0	2.0	2.1
Receivables and other assets	35.7	21.0	14.4	14.6	14.6	14.6	14.6	14.6	15.1	15.3	15.5	15.6	15.6	15.8	16.0
Cash and equivalents	152.6	183.7	122.7	25.0	27.5	30.3	34.0	39.4	43.3	45.3	46.5	47.3	47.7	48.2	48.7
Other current assets	26.0	16.8	3.5	1.9	1.9	1.9	1.9	1.9	1.9	1.9	1.9	1.9	1.9	1.9	1.9
Current assets	215.8	222.6	141.7	42.6	45.0	47.8	51.5	57.0	61.7	64.3	66.0	66.8	67.3	68.0	68.6
Total assets	1,738.0	1,999.5	2,450.0	2,435.1	2,788.7	3,215.0	3,697.1	4,225.5	4,524.2	4,699.0	4,812.2	4,863.1	4,914.3	4,963.5	5,013.1

Balance Sheet
Equity and Liabilities
	Historical (adjusted)			Plan					Convergence						TV
in EUR m	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026	2027
Equity	748.0	967.9	1,129.5	1,145.4	1,317.9	1,509.5	1,721.4	1,963.3	2,126.6	2,240.5	2,329.0	2,411.6	2,463.2	2,487.9	2,512.7
Other current provisions	5.7	2.4	1.8	1.6	1.6	1.6	1.6	1.6	1.6	1.6	1.6	1.6	1.6	1.6	1.6
Deferred tax liabilities	150.5	185.9	217.7	217.7	217.7	217.7	217.7	217.7	217.7	217.7	217.7	217.7	217.7	219.9	222.1

Provisions	156.2	188.3	219.5	219.3	219.3	219.3	219.3	219.3	219.3	219.3	219.3	219.3	219.3	221.5	223.7
Financial liabilities current	39.3	36.0	65.2	50.2	50.2	50.2	50.2	50.2	50.2	50.2	50.2	50.2	50.2	50.7	51.2
Financial liabilities non current	731.1	746.7	975.2	915.5	1,091.9	1,316.3	1,571.8	1,857.1	2,007.1	2,082.1	2,119.6	2,119.6	2,119.6	2,140.8	2,162.2
Credit in current account	—	—	—	57.4	62.0	72.4	87.1	88.3	68.3	49.1	31.5	—	—	—	—
Pension liabilities	8.2	8.1	8.3	8.3	8.3	8.3	8.3	8.3	8.3	8.3	8.3	8.3	8.3	8.3	8.4
Non-current financial instruments	17.8	15.9	5.6	5.6	5.6	5.6	5.6	5.6	5.6	5.6	5.6	5.6	5.6	5.7	5.7

Interest bearing liabilities	796.5	806.7	1,054.4	1,036.9	1,217.9	1,452.7	1,722.9	2,009.4	2,139.4	2,195.3	2,215.1	2,183.7	2,183.7	2,205.5	2,227.6
Non-interest bearing liabilities	37.4	36.6	46.6	33.5	33.5	33.5	33.5	33.5	38.9	43.9	48.7	48.5	48.2	48.6	49.1
Total equity and liabilities	1,738.0	1,999.5	2,450.0	2,435.1	2,788.7	3,215.0	3,697.1	4,225.5	4,524.2	4,699.0	4,812.2	4,863.1	4,914.3	4,963.5	5,013.1

Profitability Ratios and Value Drivers
	Plan					Convergence						TV
in EUR m	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026	2027
Rental income	158.0	173.6	191.4	214.7	249.2	273.5	286.5	294.2	298.7	301.7	304.7	307.8
growth (in %)	9.4%	9.8%	10.3%	12.2%	16.1%	9.8%	4.7%	2.7%	1.5%	1.0%	1.0%	1.0%
EBITDA	116.3	135.2	149.2	168.1	200.9	213.4	216.0	214.3	217.6	219.7	221.9	224.1
in % of rental income	73.6%	77.9%	78.0%	78.3%	80.6%	78.0%	75.4%	72.8%	72.8%	72.8%	72.8%	72.8%
EBIT	115.9	134.2	148.3	167.1	199.9	212.4	215.1	213.3	216.6	218.8	220.9	223.1
in % of rental income	73.4%	77.3%	77.5%	77.8%	80.2%	77.6%	75.1%	72.5%	72.5%	72.5%	72.5%	72.5%
NOPLAT	114.6	126.9	141.0	157.2	183.5	194.6	198.4	198.4	201.1	199.2	186.1	188.0
in % of rental income	72.6%	73.1%	73.7%	73.2%	73.6%	71.2%	69.2%	67.4%	67.3%	66.0%	61.1%	61.1%
Net income	76.5	103.9	114.5	126.1	147.2	154.4	156.0	154.9	157.7	156.9	146.6	148.1
in % of rental income	48.4%	59.9%	59.8%	58.8%	59.1%	56.4%	54.4%	52.6%	52.8%	52.0%	48.1%	48.1%
Fixed assets	2,392.5	2,743.6	3,167.2	3,645.6	4,168.5	4,462.6	4,634.7	4,746.2	4,796.3	4,847.0	4,895.5	4,944.5
Fixed assets turnover	0.1x	0.1x	0.1x	0.1x	0.1x	0.1x	0.1x	0.1x	0.1x	0.1x	0.1x	0.1x
Working capital	-210.2	-207.8	-204.9	-201.3	-195.8	-196.5	-198.9	-202.0	-201.0	-200.1	-202.1	-204.2
Working capital turnover	-1.3x	-0.8x	-0.9x	-1.0x	-1.2x	-1.3x	-1.5x	-1.5x	-1.5x	-1.5x	-1.5x	-1.5x
Invested capital (IC)	2,182.3	2,535.9	2,962.2	3,444.3	3,972.7	4,266.0	4,435.8	4,544.2	4,595.3	4,646.9	4,693.4	4,740.3
growth (in %)	-0.1%	16.2%	16.8%	16.3%	15.3%	7.4%	4.0%	2.4%	1.1%	1.1%	1.0%	1.0%
Interest bearing liabilities	1,036.9	1,217.9	1,452.7	1,722.9	2,009.4	2,139.4	2,195.3	2,215.1	2,183.7	2,183.7	2,205.5	2,227.6
Equity	1,145.4	1,317.9	1,509.5	1,721.4	1,963.3	2,126.6	2,240.5	2,329.0	2,411.6	2,463.2	2,487.9	2,512.7
Net LTV ratio	42.7%	43.8%	45.2%	46.6%	47.5%	47.2%	46.6%	45.9%	44.7%	44.3%	44.3%	44.3%
Invested capital (IC)	2,182.3	2,535.9	2,962.2	3,444.3	3,972.7	4,266.0	4,435.8	4,544.2	4,595.3	4,646.9	4,693.4	4,740.3
CAPEX	82.9	352.1	424.5	479.4	523.9	295.0	173.1	112.5	51.1	51.7	49.4	49.9
CAPEX in % of rental income	52.5%	202.9%	221.8%	223.3%	210.2%	107.9%	60.4%	38.2%	17.1%	17.1%	16.2%	16.2%
Depreciation and amortization (D&A)	0.4	1.0	1.0	1.0	1.0	1.0	1.0	1.0	1.0	1.0	1.0	1.0
Return on equity (ROE)	6.8%	9.1%	8.7%	8.4%	8.6%	7.9%	7.3%	6.9%	6.8%	6.5%	6.0%	6.0%
Levered cost of equity (before personal taxes)	4.3%	5.2%	5.3%	5.5%	5.6%	5.7%	5.8%	5.8%	5.8%	5.7%	5.7%	5.6%
Cash flow to equity (FTE)	60.7	-68.7	-77.0	-85.8	-94.7	-8.9	42.0	66.4	75.1	105.4	122.0	123.2
growth (in %)								58.0%	13.1%	40.3%	15.8%	1.0%
Thereof dividends	60.7	68.6	77.2	86.5	97.8	91.1	92.0	91.4	75.1	105.4	122.0	123.2
Thereof capital Increase	—	-137.2	-154.2	-172.3	-192.5	-100.0	-50.0	-25.0	—	—	—	—

5.4. Cost of equity

364.

The future financial surpluses must be discounted to the valuation date with an appropriate interest rate in order to value a business. This interest rate is derived from the (anticipated) earnings and the return for the best alternative use of capital compared to the subject of the valuation. When considered economically, the capitalization rate reflects the alternative decision for an investor, who compares the return on investment from a specific business with the return on investment for a corresponding alternative investment in shares. The capitalization rate then represents the return on investment from an alternative investment that is equivalent to investing in the business valued, when this alternative investment is equivalent to the capitalized cash flows with regard to timing, risk and taxation.[77]

365.

The cash flow to be discounted, which serves as the basis for determining the value under the dividend discount model according to IDW S 1, is the cash flow which accrues to the providers of the equity. The cash flow to be discounted is then discounted at the levered costs of equity after personal taxes which corresponds to the average expected return on investment for the providers of the equity. The levered cost of equity are calculated for each period.

366.	The levered costs of equity are determined as follows:

367.

The starting point for determining alternative returns on investment involves especially the returns on the capital market for participations in companies (in the form of stock portfolios). These returns can generally be broken down to a risk-free interest rate and a risk premium demanded by the shareholders based on assuming the entrepreneurial risk.

5.4.1. Risk-free interest rate

368.

The risk-free interest rate represents a (virtually) risk-free investment with equivalent maturity. When estimating the risk-free interest rate, the interest yield curve for government bonds can be used as a basis, because zero bond factors with sufficiently equivalent maturity assure compliance with the requirement for equivalent maturity, when they are derived from the interest yield curve. The interest yield curve shows the relationship between the interest rates and the terms of zero bonds without the risk of credit loss.

[77]	See, IDW S 1, no. 113 et seq.

369.

In order to estimate the interest yield curves,[78] reference can be made to the interest yield data published by the Deutsche Bundesbank or the ECB. In the present case, reference was made to the interest yield data of the Deutsche Bundesbank. When using an interest yield curve, the discounting must be conducted as a general rule for every year using a corresponding interest rate with the equivalent maturity. In the alternative, a uniform risk-free interest rate over the entire maturity, i.e. beginning with the first year, can be calculated and used on the basis of the interest yield curve (so-called present value equivalent interest rate).

370.	A risk-free interest rate of 1.25% before personal taxes was assumed.

371.

This risk-free interest rate before personal taxes determined under the Svensson method must be reduced by the final tax on investment income plus the solidarity surcharge in an amount of 26.38%. This results in a risk-free interest rate of 0.92% after personal taxes.

5.4.2. Risk premium

372.

When determining the value of a business, the subjective risk willingness of individual shareholders is not the basis for deriving the risk premium and instead the behavior shown in the entire market is determinative. The assumption is that investors are subject to a particular risk when investing money in a business (investor risk). The risk premium demanded for this can be derived on the basis of capital market pricing models using the returns on stocks determined empirically from the capital market. The Capital Asset Pricing Model (hereinafter, the “CAPM”) represents, in its standard form, a model of the capital market in which the costs of capital and risk premia are explained without taking into account the effects of personal income taxes.

373.	The basis with regard to the capital costs after personal taxes is the “Tax-CAPM”. The market risk premium must be reduced for the personal income taxes in this case.

374.	Market risk premium

The market risk premium is defined as the difference between the expected value for long-term returns on an investment in the market portfolio consisting of risk-bearing securities and the current risk-free interest rate as of the valuation date, which is represented by the risk-free interest rate on government bonds.

375.

Capital market studies have shown that investments in stocks in the past generated higher returns than investments in low-risk creditor securities. Historically observed overall returns for a market portfolio, depending on the considered period of time, are within a range of 8.5% to 11.0% before personal taxes over the long-term.[79] Since historically calculated overall returns on investment depend on the considered period of time and historical data is influenced by the crisis in the financial

[78]	Estimate based on the Svensson-Method.
[79]	Own analysis taking into account the CDAX as the market portfolio and different terms as of 31 August 2017.

markets since 2007 as well as by the current low interest phase, there can be sensitivities in the results. Furthermore, historical and actual implied market risk premia can also be derived from the assessments by stock market analysts. In the period 2010 up to the valuation date, they were on average in a range of 8.3% to 11.8% before personal taxes. Therefore, there are no indications that investors will demand a different overall return on investment in the future. Upon reflecting the lower end of the range and deducting the risk-free interest rate, therefore, in general a range for the market risk premium of 7.0% to 7.5% before personal taxes is estimated. On the basis of recent capital market data (September 2017), the implied market risk premium of 7.38% with an implied market return of 8.7% and an unrounded risk-free interest rate of 1.32% lies within this range.

376.

In accordance with the recommendation of the Technical Committee for Business Valuation and Economics of the IDW (the “FAUB”) dated 19 September 2012, a market risk premium before personal taxes in the amount of 5.5% to 7.0% must be assumed due to the current, changed risk tolerance.[80] According to a notification on this range, the FAUB maintained this recommendation through the 118th meeting of the FAUB in the year 2016. The FAUB has set a range of 5.0% to 6.0% for the after-tax analysis. Since the current capital market data indicates a market risk premium before personal taxes, which is greater than 7.0%, we consider the upper end of the range after personal taxes in the amount of 6.0% to be reasonable for determining the dividend discount value in the after-tax analysis.[81]

377.

For the purpose of information, we also determine the dividend discount value of TLG and WCM in each case with a market risk premium of 5.5% after personal taxes, which corresponds to the midpoint of the range recommended by the FAUB for checking the reliability. We do not consider this market risk premium to be reasonable also in light of our own calculation of the reasonable equity valued based on stock exchange multiples.

378.	Beta factor

The market risk premium discussed in the previous chapter must be modified with regard to the special risk structure of the business being valued. The specific risk for the company and the industry is expressed under the (Tax-)CAPM by the so-called beta factor.

379.

Since TLG is a listed company, the estimate of a reasonable beta factor is initially determined by the own beta factor of TLG. The own beta factor of TLG is derived on the basis of data from the database Capital IQ. The Composite DAX (hereinafter, the “CDAX”), which represents the broadest, local index serves as the comparable index.

380.

Since TLG has only been listed since the end of 2014, we have calculated the own beta factor only over an observation period of 2 years with weekly returns. The result is an own unlevered beta factor of around 0.35. We have checked this beta factor on the basis of the coefficient of determination (R2) and the T-Test with regard to its statistical quality, and we could

[80]	See, minutes of the 108th meeting of the Special Committee for Enterprise Valuation and Business Management of the IDW dated 19 September 2012.
[81]	For the pre-tax consideration, a MRP of approx. 7.0% is equivalent to the MRP of 6.0% after personal taxes.

not find any indications supporting an exclusion of this factor. Furthermore, we have analyzed the development of the stock price, the daily trading volumes and the average, daily bid-ask spread.

381.

Applying a beta factor compiled from a group of comparable companies (peer group) is an alternative method. The peer group companies, excluding TLG and WCM, are used for this purpose. This peer group beta factor shows – as guaranteed by the scoring – a comparable operational risk with the subject of the valuation and could accordingly be used as an alternative when determining the costs of equity for the subject of the valuation.

382.	An analysis of the identified peer group companies in the context of the observable beta factors shows the following:

Beta factor derivation
		Beta levered		Leverage		Beta unlevered
		5 years	2 years	5 years	2 years	5 years	2 years
		2017-2013	2017-2016	2017-2013	2017-2016	2017-2013	2017-2016
Company	Index	monthly	weekly	monthly	weekly	monthly	weekly
DIC Asset AG	CDAX Index (Total Return)	0.90	0.66	306%	236%	0.32	0.29
alstria office REIT-AG	CDAX Index (Total Return)	0.64	0.58	99%	87%	0.38	0.37
Hamborner REIT AG	CDAX Index (Total Return)	0.58	0.61	73%	65%	0.39	0.42
Deutsche Euroshop AG	CDAX Index (Total Return)	0.54	0.60	73%	67%	0.37	0.41
VIB Vermögen AG	CDAX Index (Total Return)	0.41	n.a.	131%	n.a.	0.25	n.a.
DEMIRE Deutsche Mittelstand Real Estate AG	CDAX Index (Total Return)	n.a.	0.61	n.a.	277%	n.a.	0.34

Median		0.58	0.61	101%	95%	0.37	0.37
Average		0.61	0.61	132%	127%	0.34	0.37

TLG Immobilien AG	CDAX Index (Total Return)	n.a.	0.51	n.a.	69%	n.a.	0.35
WCM Beteiligungs- und Grundbesitz-AG	CDAX Index (Total Return)	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.

383.

Based on the levered beta factors of the respective peer group companies that can be observed in the capital market and taken into account the capital structure (in the sense of the leverage) as well as uncertain tax benefits in the debt financing, unlevered beta factors can be determined (so-called “unlevering”). The determination of the debt betas is based on an estimated rating for the respective company and the portion of system risk in the corresponding credit spreads. When determining the beta, the broadest local indices are used. The examination of the statistical quality of the beta factors on the basis of the coefficient of determination and the T-Test showed that all described beta factors are statistically significant. Statistically insignificant beta factors are shown in the table with “n.a.”. Furthermore, we have analyzed the development of the stock price, the daily trading volumes and the average, daily bid-ask spreads.

384.

As a result, the unlevered beta factor for the peer group companies lies in a range of 0.25 to 0.42. The average (arithmetic mean) results in a beta factor of 0.34 or 0.37, depending on the observation period. The median beta factor is 0.37.

385.

Taking into account the own beta factor of TLG and the beta factors in the peer group, a beta factor for the valuation of TLG of 0.40 is considered reasonable. This beta factor represents the risk of the business plan of TLG. Accordingly, we have considered the substantial increase in the real estate portfolio by acquisitions during the plan period. This results in growth rates of the rental income, which lie above the average and median forecast for the peer group. This requires a continuing attractive market environment for real estate companies in the mid-term. Therefore, the business plan of TLG appears to be ambitious and more risky than the peer group and WCM’s business plan.

386.

Based on the above-described market risk premium of 6.0% or 5.5% after personal taxes and the unlevered beta factor in the amount of 0.40, this results in a risk premium (for the operational risk) in the amount of around 2.4% and 2.2%.

387.	The unlevered costs of equity with a market risk premium of 6.0% are accordingly after personal taxes:

0.92% + 0.4 x 6.0% = 3.32%

388.	For a market risk premium of 5.5%, the unlevered cost of equity are:

0.92% + 0.4 x 5.5% = 3.12%.

5.4.3. Terminal growth rate

389.

The terminal growth rate of the financial surpluses is the rate at which all positions in the plan must grow so that a sustained and stable condition of the company is achieved and can be reflected. The equal growth of all positions in the income statement and all positions in the balance sheet at book values secures, in addition to constant sustained operational profitability, also a constant turnover of the assets, debt level and profitability on the capital.

390.

The business plan of TLG constitutes a nominal plan. Therefore, nominal growth must accordingly be the basis in the discussion about growth rate of the financial surpluses in the terminal value phase and this growth is derived from the real growth and the growth resulting from inflation.

391.

In order to determine the inflation driven component of the growth rate, the forecasted development of the inflation rate, the development of the rents and the possibility for TLG to pass on increases in rent as well as other increases in costs to its tenants are considered.

392.

In the discussion about the expected growth in prices, it is necessary to consider that individual industries or individual companies can be subject to individual rates of inflation, which are different from the consumer price index. In order to evaluate the long-term growth rate, initially different studies of the International Monetary Fund and the Organization for Economic Cooperation and Development (“OECD”) as well as other institutions, such as e.g. the respective central banks, are used as a reference. The basis for estimating the long-term rates of inflation are the corresponding inflation targets of the central banks, which are pursued by means of monetary policy measures. As of the valuation date, TLG’s properties are solely located in Germany. Since the planning of the subject to valuation is entirely in Euro, the inflation must also be based exclusively on this currency. The European Central Bank has an inflation target of 2.0% for Europe.[82] The outlook for Germany forecasts rates of inflation of 1.7% to 2.4% for the years 2017 to 2022.

[82]	See, European Central Bank, 2011, pp. 7 and 64.

393.

A large portion of the lease volume of TLG of around 75% is subject to contractually fixed adjustments of the rent, depending on the rate of inflation. Thus, there is generally a possibility of passing on price increases which result from inflation. However, there is a provision in a larger portion of these contracts that an adjustment of the rent is only permitted in the case of exceeding certain defined growth in prices. Thus, price increases may only be able to be implemented late or only partially. If there are no fixed threshold values, usually only part of the inflation is compensated. The passing on of price increases is, thus, overall only partly possible.

394.

There is also the risk on the costs’ side that the expenses of TLG will increase faster than the general level of prices and that these price increases cannot be passed on due to in part fixed rents. Especially the portion of the operating costs which are non-recoverable could become increasingly expensive as a result of a faster increase in the costs of energy.

395.

In addition, an increase in interest rates could make the debt financing of properties more expensive. Since the real estate property are normally financed to a significant degree with debt, this would additionally reduce rental yields of TLG.

396.

In order to determine the real components of the terminal growth rate, we first analyzed the expectations for overall growth in the German economy. The prospects for the German economy according to the IMF assume stable growth in GDP for the years 2017 to 2022 at annual growth rates of 1.2% to 1.8%.[83]

397.

The demographic development must also be reviewed. Above all, the low or absent population growth, the shift to alternative office concepts (home office) and the increasing age in Germany influence the business activities of TLG. These factors could inhibit further real growth of TLG in the long term because these factors could lead to a decrease in demand for commercial properties.

398.

It must be noted with regard to the market for commercial properties that this market has shown a very positive development in recent years. Both the rents as well as the purchase prices have continuously increased.[84] At the same time, companies listed on the stock exchange have been able to increase their market share by acquisitions. A further increase in the portfolio volume and related real growth is already taken into account by TLG in the planning of the rental income up to the year 2021.

399.

However, the assumption in the long term is that the strong growth in the rental income and the net income will dampen. Due to the extensive acquisitions already planned up to the year 2021, the competitive pressure will increase in the long term and, thus, the growth in rental income and earnings at TLG will decrease. Furthermore, the assumption must be made that a shortage of attractive commercial properties in the German market will possibly limit growth by acquisitions. If a sufficient number of suitable properties for further acquisitions are still identified, these properties will have a lower rental yield due to higher prices.

[83]	See, Chapter 2.1. (Para 20).
[84]	See, Chapter 2.2. (Para 33 ff).

400.

In the overall analysis of the forecasts for inflation, the specific aspects of the business and its contracts, the overall development of the economy and the demographics as well as the special aspects in the commercial real estate market, a sustained nominal growth rate of 1.0% was deemed appropriate for the specific business and the industry.

5.5. Stand-alone Valuation

401.

Based on the planned income statements as well as the planned balance sheet,[85] the financial surpluses to be discounted are derived below, and the value of TLG is determined on the basis of the dividend discount model, taking special items into account.

5.5.1. Dividend discount value under IDW S 1 after personal taxes

402.	The following shows the cash flows to equity of TLG on the basis of the business plan:[86]

Derivation of cash flows to equity
	Plan					Convergence						TV
in EUR m	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026	2027

EBIT	115.9	134.2	148.3	167.1	199.9	212.4	215.1	213.3	216.6	218.8	220.9	223.1
-/+ Financial results	-39.3	-24.3	-27.8	-33.0	-39.5	-44.0	-46.0	-46.8	-46.7	-46.4	-46.9	-47.3
-/+ Extraordinary results	2.2	—	—	—	—	—	—	—	—	—	—	—
- Income taxes	2.3	6.0	5.9	7.9	13.2	14.1	13.1	11.6	12.1	15.4	27.5	27.7
Net income	76.5	103.9	114.5	126.1	147.2	154.4	156.0	154.9	157.7	156.9	146.6	148.1
+ Depreciation	0.4	1.0	1.0	1.0	1.0	1.0	1.0	1.0	1.0	1.0	1.0	1.0
- Change in fixed assets	-84.7	-352.1	-424.5	-479.4	-523.9	-295.0	-173.1	-112.5	-51.1	-51.7	-49.5	-49.9
-/+ Change in net working capital	1.4	—	—	—	—	-0.8	-0.6	-0.5	-0.1	-0.0	-0.2	-0.2
-/+ Change in cash and equivalents	97.7	-2.5	-2.8	-3.7	-5.5	-3.8	-2.1	-1.2	-0.7	-0.5	-0.5	-0.5
-/+ Change in interest-bearing liabilities	-30.8	181.0	234.8	270.2	286.5	135.4	60.8	24.7	-31.7	-0.4	24.5	24.8
Cash flow to equity	60.7	-68.7	-77.0	-85.8	-94.7	-8.9	42.0	66.4	75.1	105.4	122.0	123.2

403.

The derived cash flows to equity consist of dividend payments and capital increases. The dividend payments are reduced by personal income taxes by direct typification for the purpose of determining the cash flows to be discounted, and they are then discounted at the after-tax levered costs of equity. A sustained payout ratio in the amount of 65% is assumed, which corresponds to the average payout ratio of the peer group companies.

404.

The negative cash flows from capital increases, however, are discounted at the risk-free interest rate after personal taxes. In the case of negative cash flows, e.g. capital increases, a deduction for risk can generally be assumed under IDW S 1 no. 89. However, it can regularly be seen in valuation practice that the risk-free interest rate is used for discounting instead of applying a risk premium. This approach assumes that capital increases planned for the future are risk-free. We follow this approach in the following.

[85]	See, Chapter 5.1. (Para. 277 ff).
[86]	See, Chapters 5.1.3. (Para. 277 ff) and 5.2. (Para. 351 ff).

405.	The determination of the cash flows to be discounted is as follows:

Dividend discount model IDW S1 - Derivation of cash flows to be discounted
	Plan					Convergence						TV
in EUR m	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026	2027

Net income	76.5	103.9	114.5	126.1	147.2	154.4	156.0	154.9	157.7	156.9	146.6	148.1
Payout ratio	79%	66%	67%	69%	66%	59%	59%	59%	48%	65%	65%	65%
Retention ratio	21%	34%	33%	31%	34%	41%	41%	41%	52%	35%	35%	35%
Planned retention	15.9	172.6	191.5	211.9	241.9	163.3	113.9	88.5	82.6	51.6	24.6	24.9

Cash flow to equity	60.7	-68.7	-77.0	-85.8	-94.7	-8.9	42.0	66.4	75.1	105.4	122.0	123.2
thereof capital increase	—	-137.2	-154.2	-172.3	-192.5	-100.0	-50.0	-25.0	—	—	—	—
thereof add-back as dividend	60.7	68.6	77.2	86.5	97.8	91.1	92.0	91.4	75.1	102.0	95.3	96.2
thereof return of capital contribution	60.7	68.6	77.2	86.5	97.8	91.1	92.0	91.4	62.1	62.9	55.7	20.2
personal taxes (13.2%)	-8.0	-9.0	-10.2	-11.4	-12.9	-12.0	-12.1	-12.1	-8.2	-8.3	-7.3	-2.7
thereof to be taxed regularly	—	—	—	—	—	—	—	—	13.0	39.1	39.6	76.0
personal taxes (26.4%)	—	—	—	—	—	—	—	—	-3.4	-10.3	-10.4	-20.0
thereof add-back as fictive retention	—	—	—	—	—	—	—	—	—	3.3	26.7	26.9
personal taxes (13.2%)	—	—	—	—	—	—	—	—	—	-0.4	-3.5	-3.6
Cash flow to be discounted	52.7	59.5	67.0	75.1	84.9	79.1	79.9	79.3	63.5	86.3	100.7	96.9
Capital increase	—	-137.2	-154.2	-172.3	-192.5	-100.0	-50.0	-25.0	—	—	—	—

406.

The share of the cash flows to equity, which have been taken into account as dividend, is partially exempt from the personal tax on investment income due to the tax deposit account of TLG which amounted to EUR 662.7 m as of 31 December 2016. Dividends, which do exceed the profit available for distribution[87], are treated, for tax purposes, as a return of contributions and are initially not subject to the personal tax on investment income. The repayment of contributions, however, leads at the same time to lower procurement costs for the shareholder, so that a capital gain is realized on the sale of the shares later on, which, in turn, is subject to the personal tax on investment income. Thus, the tax deposit account results only in a tax deferral effect, but not a tax savings effect. As an analogy to the assumptions for the fictive retention, we have taken into account this tax deferral effect by using one half the tax rate in the amount of 13.2%. Since the tax deposit account enables tax exempt distributions beyond the year of the terminal value, we have reflected the resulting tax deferral in the terminal value at its equivalent present value.

[87]	The profit available for payout is defined as the equity for tax purposes minus subscribed capital and tax deposit account (minimum 0).

407.	Based on the applied market risk premium of 6.0% or, in the alternative, 5.5%, the following levered costs of equity after personal taxes result:

Dividend discount model IDW S1 — Derivation of cost of capital after personal taxes
	Plan					Convergence						TV
	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026	2027

Risk-free rate (before personal taxes)	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%
personal taxes (26.4%)	-0.33%	-0.33%	-0.33%	-0.33%	-0.33%	-0.33%	-0.33%	-0.33%	-0.33%	-0.33%	-0.33%	-0.33%
Risk-free rate (after personal taxes)	0.92%	0.92%	0.92%	0.92%	0.92%	0.92%	0.92%	0.92%	0.92%	0.92%	0.92%	0.92%

II. MRP 6.0% after personal taxes

Market risk premium (after personal taxes)	6.00%	6.00%	6.00%	6.00%	6.00%	6.00%	6.00%	6.00%	6.00%	6.00%	6.00%	6.00%
Beta factor	0.43	0.57	0.59	0.60	0.61	0.64	0.65	0.65	0.64	0.63	0.63	0.63
Risk premium (after personal taxes)	2.60%	3.44%	3.53%	3.62%	3.69%	3.84%	3.88%	3.87%	3.87%	3.80%	3.77%	3.77%

Cost of equity (after personal taxes)	3.52%	4.36%	4.45%	4.54%	4.61%	4.76%	4.80%	4.79%	4.79%	4.72%	4.69%	4.69%
Terminal growth rate	—	—	—	—	—	—	—	—	—	—	—	1.00%
Cost of equity (after personal taxes & growth reduction)	3.52%	4.36%	4.45%	4.54%	4.61%	4.76%	4.80%	4.79%	4.79%	4.72%	4.69%	3.69%

II. MRP 5.5% after personal taxes

Market risk premium (after personal taxes)	5.50%	5.50%	5.50%	5.50%	5.50%	5.50%	5.50%	5.50%	5.50%	5.50%	5.50%	5.50%
Beta factor	0.43	0.54	0.55	0.57	0.58	0.61	0.61	0.61	0.61	0.60	0.60	0.60
Risk premium (after personal taxes)	2.35%	2.97%	3.05%	3.13%	3.20%	3.33%	3.37%	3.37%	3.37%	3.32%	3.29%	3.29%

Cost of equity (after personal taxes)	3.27%	3.89%	3.97%	4.05%	4.12%	4.25%	4.29%	4.29%	4.29%	4.24%	4.21%	4.21%
Terminal growth rate	—	—	—	—	—	—	—	—	—	—	—	1.00%
Cost of equity (after personal taxes & growth reduction)	3.27%	3.89%	3.97%	4.05%	4.12%	4.25%	4.29%	4.29%	4.29%	4.24%	4.21%	3.21%

408.

At a market risk premium of 6.0% after personal taxes, the levered costs of equity after personal taxes range between 3.5% and 4.8%, and at a market risk premium in the alternative of 5.5%, those costs are between 3.3% and 4.3%. These levered costs of equity are applied for discounting the cash flows to be discounted.

409.

For the valuation with a market risk premium of 6.0% after personal taxes, the present value of the cash flows to be discounted is EUR 2,313.8 m, and the present value of the capital increases amounts to EUR -806.0 m. In accordance with the principles of the objectified business value under IDW S 1, this accordingly results in a dividend discount value of TLG as of 17 November 2017 in an amount of EUR 1,507.7 m:

Dividend discount model IDW S1 - Dividend discount value (MRP 6.0% after personal taxes)
		Plan					Convergence						TV
in EUR m		2017	2018	2019	2020	2021	2022	2023	2024	2025	2026	2027

Cash flows to be discounted		52.7	59.5	67.0	75.1	84.9	79.1	79.9	79.3	63.5	86.3	100.7	96.9
Capitalization rate		3.5%	4.4%	4.4%	4.5%	4.6%	4.8%	4.8%	4.8%	4.8%	4.7%	4.7%	3.7%
Present value factor		0.966	0.93	0.89	0.85	0.81	0.77	0.74	0.70	0.67	0.64	0.61	16.62
Present value of cash flows to be discounted		50.9	55.1	59.4	63.7	68.8	61.2	59.0	55.9	42.7	55.4	61.7	1,610.6

S PV of cashflow to be disc. 31 December 2016	2,244.3
Compounding factor	1.03
S PV of cashflow to be disc. 17 November 2017	2,313.8

Capital increase		—	-137.2	-154.2	-172.3	-192.5	-100.0	-50.0	-25.0	—	—	—	—

Capitalization rate		0.9%	0.9%	0.9%	0.9%	0.9%	0.9%	0.9%	0.9%	0.9%	0.9%	0.9%	0.9%
Present value factor		0.99	0.98	0.97	0.96	0.96	0.95	0.94	0.93	0.92	0.91	0.90	98.24
Present value of capital increase		—	-134.7	-150.0	-166.1	-183.9	-94.7	-46.9	-23.2	—	—	—	—

S PV of capital increases 31 December 2016	-799.6
Compounding factor	1.01
S PV of capital increases 17 November 2017	-806.0

Dividend discount value as of 17 November 2017	1,507.7

410.	At the alternative market risk premium of 5.5%, an analogous dividend discount value arises in the amount of EUR 1,861.5 m:

Dividend discount model IDW S1 — Dividend discount value (MRP 5.5% after personal taxes)
		Plan					Convergence						TV
in EUR m		2017	2018	2019	2020	2021	2022	2023	2024	2025	2026	2027

Cash flow to be discounted		52.7	59.5	67.0	75.1	84.9	79.1	79.9	79.3	63.5	86.3	100.7	96.9

Capitalization rate		3.3%	3.9%	4.0%	4.1%	4.1%	4.3%	4.3%	4.3%	4.3%	4.2%	4.2%	3.2%
Present value factor		0.97	0.93	0.90	0.86	0.83	0.79	0.76	0.73	0.70	0.67	0.64	20.04
Present value of cash flow to be discounted		51.0	55.5	60.1	64.7	70.3	62.8	60.8	57.9	44.4	57.9	64.9	1,942.7

S PV of cash flow to be disc. 31 December 2016	2,593.0
Compounding factor	1.03

S PV of cash flow to be disc. 17 November 2017	2,667.5

Capital increase		—	-137.2	-154.2	-172.3	-192.5	-100.0	-50.0	-25.0	—	—	—	—

Capitalization rate		0.9%	0.9%	0.9%	0.9%	0.9%	0.9%	0.9%	0.9%	0.9%	0.9%	0.9%	0.9%
Present value factor		0.99	0.98	0.97	0.96	0.96	0.95	0.94	0.93	0.92	0.91	0.90	98.24
Present value of capital increases		—	-134.7	-150.0	-166.1	-183.9	-94.7	-46.9	-23.2	—	—	—	—

S PV of capital increases 31 December 2016	-799.6
Compounding factor	1.01
S PV of capital increases 17 November 2017	-806.0

Dividend discount value as of 17 November 2017	1,861.5

5.5.1.1. Minorities

411.	The business plan of TLG does not include any fraction of the consolidated profit for minorities. Therefore, a reduction of the dividend discount value due to minorities in TLG is not necessary.

5.5.1.2. Special items and non-operational assets

412.

The balance sheet 2016 upon which the valuation was based was adjusted for assets held for sale in an amount of EUR 19.2 m. According to the information from the company, a purchase contract for these assets had already been concluded. The book value of these assets corresponds to the agreed purchase price and is taken into account at this amount as a special item in the valuation.

413.	In Chapter 5.5.5. (Para. 446 ff), we consider the additional special item from the participation of TLG in WCM which will only be transferred to TLG when the takeover offer transaction is closed.

5.5.1.3. Equity value prior to closing

414.

The equity value prior to the closing of the WCM takeover as of 17 November 2017 amounts to a total of EUR 1,526.9 m at a market risk premium of 6.0%, when taking into account the special items of EUR 19.2 m and the dividend discount value of EUR 1,507.7 m:

Equity value prior to closing (MRP 6.0% after personal taxes)
in EUR m
Dividend discount value as of 17 November 2017	1,507.7
Special items	19.2
Equity value prior to closing as of 17 November 2017	1,526.9

415.	At the alternative market risk premium of 5.5%, the equity value prior to the closing as of 17 November 2017 is EUR 1,880.7 m:

Equity value prior to closing (MRP 5.5% after personal taxes)
in EUR m
Dividend discount value as of 17 November 2017	1,861.5
Special items	19.2
Equity value prior to closing as of 17 November 2017	1,880.7

5.5.2. Comparative valuation based on the multiple method

416.

In order to check the reasonableness of the equity value prior to the closing based on the dividend discount value, ranges of values were also determined on the basis of the multiple method. The multiple method represents a comparative market valuation. The value of the business accordingly results as a product of a reference variable (often revenues or earnings) of the business and the corresponding multiple which is normally derived from listed peer group companies (trading multiples).

417.

The stock exchange prices observed for peer group companies in the market and the multiples derived from this are indicative for the valuation of TLG. Contrary to determining the beta factor on the basis of a peer group, a comparative market valuation based on trading multiples does not depend on the duration of the historic listing on the stock exchange; instead, the quality of the forward-looking analysts’ estimates for the reference variables is determinative. Therefore, initially all companies identified in the selection of the peer group[88] are included in the valuation. The following analyses are based on multiples for the planned years 2017, 2018 and 2019.

418.

The comparative valuation using multiples serves the purpose, under the concept of the IDW S 1, of checking the reasonableness of the dividend discount value. The derived multiples are not considered to be an independent valuation approach.

419.

In order to derive the multiples for TLG, initially the business plan of the subject of the valuation was compared with the estimates for the peer group companies. In order to derive appropriate multiples for revenue, EBIT and FFO from the peer group, additionally factors like growth and profitability, which have a material influence on value, are analyzed as well.

[88]	See, Chapter 3.3. (Para. 210 ff).

420.	The capital market data for the multiple method was derived as of 29 September 2017.

421.	Revenue multiple

EBIT margins and expectations for growth have a high informative value for the revenue multiple. In order to select the relevant multiples for TLG, reference was made to the margin and growth profiles of the peer group companies:

	Revenue growth p.a.			Revenue CAGR		EBIT margin			Revenue multiple
	2017	2018	2019	‘16-‘19	‘17-‘19	2017	2018	2019	2017	2018	2019
Hamborner REIT AG	6.4%	11.0%	6.5%	7.9%	8.7%	47.0%	47.6%	48.0%	16.5x	14.9x	14.0x
DIC Asset AG	n.m.	-2.9%	1.9%	n.a.	-0.5%	62.8%	58.8%	62.8%	19.0x	19.6x	19.2x
VIB Vermögen AG	5.8%	5.7%	5.6%	5.7%	5.6%	84.0%	83.1%	80.1%	14.6x	13.8x	13.1x
DEMIRE Deutsche Mittelstand	n.m.	4.1%	6.9%	n.a.	5.5%	56.6%	74.0%	79.1%	12.0x	11.5x	10.8x
alstria office REIT-AG	-7.6%	2.9%	2.5%	-0.9%	2.7%	97.2%	82.9%	79.0%	17.4x	16.9x	16.5x
Deutsche Euroshop AG	-5.0%	1.9%	0.6%	-0.9%	1.2%	87.2%	87.2%	86.3%	17.7x	17.4x	17.3x

Average	-0.1%	3.8%	4.0%	3.0%	3.9%	72.5%	72.3%	72.6%	16.2x	15.7x	15.1x
Median	0.4%	3.5%	4.1%	2.4%	4.1%	73.4%	78.5%	79.1%	17.0x	15.9x	15.2x

TLG	9.4%	9.8%	10.3%	9.8%	10.1%	73.4%	77.3%	77.5%

422.

Compared to the peer group, the expected growth in revenue in the observation period 2017 to 2019 in total lies above the peer group range. With regard to the EBIT margin, TLG is relatively close to the median of the peer group. When both the expectations for growth as well as for the margins are included in the analysis, the company VIB Vermögen AG can be identified as the company with the most comparable profile in terms of growth and margins. A range was accordingly applied using the revenue multiple of VIB Vermögen AG and the peer group median for the purpose of the valuation.

423.	EBIT multiple

The growth profile is the main driver for the EBIT multiple. When selecting the appropriate multiples, especially the profile in terms of growth was used as a reference:

	Revenue growth p.a.			Revenue CAGR		EBIT margin			EBIT multiple
	2017	2018	2019	‘16-‘19	‘17-‘19	2017	2018	2019	2017	2018	2019
Hamborner REIT AG	6.4%	11.0%	6.5%	7.9%	8.7%	47.0%	47.6%	48.0%	35.1x	31.3x	29.1x
DIC Asset AG	n.m.	-2.9%	1.9%	n.a.	-0.5%	62.8%	58.8%	62.8%	30.3x	33.3x	30.7x
VIB Vermögen AG	5.8%	5.7%	5.6%	5.7%	5.6%	84.0%	83.1%	80.1%	17.4x	16.6x	16.3x
DEMIRE Deutsche Mittelstand	n.m.	4.1%	6.9%	n.a.	5.5%	56.6%	74.0%	79.1%	21.2x	15.6x	13.6x
alstria office REIT-AG	-7.6%	2.9%	2.5%	-0.9%	2.7%	97.2%	82.9%	79.0%	17.9x	20.4x	20.8x
Deutsche Euroshop AG	-5.0%	1.9%	0.6%	-0.9%	1.2%	87.2%	87.2%	86.3%	20.3x	19.9x	20.0x

Average	-0.1%	3.8%	4.0%	3.0%	3.9%	72.5%	72.3%	72.6%	23.7x	22.9x	21.8x
Median	0.4%	3.5%	4.1%	2.4%	4.1%	73.4%	78.5%	79.1%	20.7x	20.2x	20.4x

TLG	9.4%	9.8%	10.3%	9.8%	10.1%	73.4%	77.3%	77.5%

424.	As a result of the analysis of the growth profile, a range consisting of the VIB Vermögen AG and the peer group median was chosen for the EBIT multiple.

425.	FFO multiple

In order to take into account the use of the FFO as common practice in the industry, the FFO multiple is also applied. This multiple, just as is the case with the EBIT multiple, is driven primarily by growth:

	Revenue growth p.a.			Revenue CAGR		FFO margin			FFO multiple
	2017	2018	2019	‘16-‘19	‘17-‘19	2017	2018	2019	2017	2018	2019
Hamborner REIT AG	6.4%	11.0%	6.5%	7.9%	8.7%	60.1%	62.2%	61.0%	16.2x	14.1x	13.5x
DIC Asset AG	n.m.	-2.9%	1.9%	n.a.	-0.5%	57.7%	60.3%	63.2%	10.6x	10.4x	9.8x
VIB Vermögen AG	5.8%	5.7%	5.6%	5.7%	5.6%	46.9%	49.9%	51.2%	15.1x	13.4x	12.4x
DEMIRE Deutsche Mittelstand	n.m.	4.1%	6.9%	n.a.	5.5%	n.m.	n.m.	n.m.	21.2x	10.9x	7.5x
alstria office REIT-AG	-7.6%	2.9%	2.5%	-0.9%	2.7%	59.0%	60.6%	60.8%	16.3x	15.4x	15.0x
Deutsche Euroshop AG	-5.0%	1.9%	0.6%	-0.9%	1.2%	64.7%	66.3%	67.1%	13.1x	12.6x	12.4x

Average	-0.1%	3.8%	4.0%	3.0%	3.9%	57.7%	59.9%	60.6%	15.4x	12.8x	11.8x
Median	0.4%	3.5%	4.1%	2.4%	4.1%	59.0%	60.6%	61.0%	15.6x	13.0x	12.4x

TLG	9.4%	9.8%	10.3%	9.8%	10.1%	58.6%	60.9%	60.8%

426.

In a manner analogous to that applied for the revenue multiple and the EBIT multiple, a range consisting of VIB Vermögen AG and the peer group median is applied for the valuation based on the FFO multiple.

427.	Result of the multiple method

In order to determine the multiple value range, we applied all multiples below with the same weight. Thus, the average equity value based on the multiples for the total enterprise value are given a weight of 66.6%, and the equity value based on the equity multiples is given a weight of 33.3%. The range of the equity value before closing on 17 November 2017 is between EUR 1,378.5 m and EUR 1,694.4 m based on the reference variables revenue, EBIT and FFO:89

[89]	The EBIT for the year 2017 for the multiple valuation was adjusted by EUR 2.7 m for takeover costs in connection with WCM.

Value range according to the multiple method (trading multiples)
in EUR m	Applied multiples				Enterprise value
			TLG	reference
Enterprise value multiples	Min	Max	value		Min	Max
Revenue multiple 2017	14.6x	17.0x	158.0		2,303.7	2,678.4
Revenue multiple 2018	13.8x	15.9x	173.6		2,394.2	2,758.2
Revenue multiple 2019	13.1x	15.2x	191.4		2,500.6	2,914.2
EBIT multiple 2017	17.4x	20.7x	118.6		2,057.5	2,459.8
EBIT multiple 2018	16.6x	20.2x	134.2		2,228.0	2,706.0
EBIT multiple 2019	16.3x	20.4x	148.3		2,419.6	3,029.4
Enterprise value (Ø)					2,317.3	2,757.7
- Interest bearing liabilities					-1,054.4	-1,054.4
Equity value (Enterprise value multiples)					1,262.9	1,703.3

	Applied multiples				Equity value
			TLG	reference
Equity value multiples	Min	Max	value		Min	Max
FFO multiple 2017	15.1x	15.6x	92.6		1,394.2	1,448.7
FFO multiple 2018	13.0x	13.4x	105.6		1,371.9	1,414.8
FFO multiple 2019	12.4x	12.4x	116.4		1,438.3	1,438.6
Equity value (Ø, Equity multiples)					1,401.5	1,434.0

Equity value based on all multiples					1,309.1	1,613.5
+ Special items					19.2	19.2
Equity value as of 31 December 2016					1,328.3	1,632.7
Compounding factor					1.04	1.04
Equity value as of 17 November 2017					1,378.5	1,694.4

5.5.3. Comparative valuation on the basis of the stock exchange price

428.

According to IDW S 1, the stock exchange price can be considered for purposes of assessing the reasonableness or in general as an independent valuation method. However, the use of the stock exchange price as a basis of the equity value cannot replace a fundamental valuation if that valuation is based on a better and broader basis of information than the capital market.

429.

The shares of TLG under the International Securities Identification Number (ISIN) DE000A12B8Z4 and the stock exchange symbol TLG are admitted to trading in the regulated market on the securities exchange in Frankfurt am Main (Prime Standard). The shares are also traded in the XETRA trading system.

430.	Relevant stock exchange price

According to the DAT/ALTANA decision of the BVerfG and the Stollwerck decision, a so-called reference price must be used when applying the stock exchange price. This reference price is calculated based on the volume-weighted average price over a period of three months prior to the announcement of the Domination Agreement (the so-called “VWAP” or “three months’ average price”). Contrary to the price on a specific day, this price is less subject to coincidental influences and short-term distortions. This is also supported by the WpÜGAngebV90, according to which the reasonable consideration which must be offered under the Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz, “WpÜG”) in the case of takeover offers and mandatory offers is also determined as the weighted three months’ average price (VWAP)

[90]	§ 5 para. 1, 3 WpÜGAngebV.

on the domestic stock exchange. A three months’ reference period prior to the announcement of the measure constituting the reason for the valuation is determinative. Therefore, the extent to which the equity value in the amount of EUR 1,526.9 m determined is greater than the lowest limit consisting of the three months’ average price is examined below.

431.

The following illustration shows the course of the stock exchange price and the three months’ average price of the TLG stock weighted according to trading volumes between 28 September 2016 and the last date for the check of the data on 28 September 2017.[91]

432.

The three months’ average price for the TLG stock up to the time of the announcement of the intent to conclude a Domination Agreement on 29 September 2017 is EUR 18.36.[92] This corresponds to a market capitalization of EUR 1,361.9 m. The equity value before closing determined in the amount of EUR 1,526.9 m corresponds to a premium of 12.1% with regard to the three months’ average price. Thus, the equity value before closing determined for TLG is consistent with the Stollwerck and DAT/ALTANA case law. Since the period between the shareholder meeting and the date for the VWAP determined here is less than two months, an extrapolation is not necessary according to the Stollwerck and DAT/ALTANA case law.

433.

In the 12 months prior to the date for the collection of the data, the stock exchange price (in each case the daily closing price, the trading platform XETRA and Deutsche Börse AG) decreased overall slightly from EUR 19.75 on 28 September 2016 to EUR 19.32 on 28 September 2017, which corresponds to a decrease of 2.2%. However, it is not necessary to take into account the price on the specific valuation date under the case law and the valuation principles of IDW S 1 due to coincidental influences and short-term distortions.

[91]	The check for the capital market data incl. the stock exchange price was made using the capital market data base S&P Capital IQ.
[92]

The shown three months’ average price was determined on the basis of the capital market data base S&P Capital IQ. There can be slight differences when compared to the method of calculation used by the BaFin.

434.

Overall, the development of the stock exchange price in the observation period does not show any remarkable jumps which could indicate a distortion of the stock exchange price and limited informative value of the stock exchange price for the fair market value of the TLG stock as a result of extraordinary events. The announced larger purchases of new properties in the months September 2016, October 2016 and July 2017 were not reflected in excessively high reaction of the stock exchange price. The publication of quarterly, semi-annual and annual numbers also had not great influence on the price for the TLG stock. An increased trading volume, however, was observed at the end of January 2017 on the announcement of a capital increase and as a consequence of the takeover offer for WCM in May 2017. The high trading volume, however, does not result in a larger reaction of the price. Overall, there are no jumps in the price in the observation period despite these events.

435.	Analysis of the price and liquidity of the TLG stock

It is necessary to examine, when analyzing the stock exchange price, the extent to which the stock exchange price is suitable as an independent valuation approach or to determine beta factors or trading multiples. Under the following analysis of the stock price, the development of the daily trading volume (compared to the entire outstanding shares) as well as the transaction costs (in the form of the so-called bid-ask spread) are examined, in order to be able to evaluate the liquidity of the stock over the course of time. If the portion of trading volume compared to the overall outstanding stock and the trading volume is small, and if the stock price is influenced by other events which do not relate to value, no importance can be given for any further analysis to the stock price due to limited “market activity”.93 A further criterion would be the number of shares which are held in so-called “free float” and the daily trading volume as a percentage of the free float.

436.

A number of potential liquidity criteria are available for an examination of the liquidity of the TLG stock. German case law normally refers to the number of active trading days, the portion of free float compared to the outstanding stock as well as the average daily trading volumes related to the entire outstanding stock and the free float. According to established case law,[94] a stock price is normally not distorted and is considered to be sufficiently liquid if:

a.	the free float is larger than 5%,

b.	there is active trading on more than one third of the potential trading days, and/or

c.	more than 0.01% of the total outstanding stock are traded on each day.[95]

In addition, the stated values in relation to market indices can be observed.

[93]	See on this point, the order of the BVerfG dated 27 April 1999, “DAT/Altana”.
[94]

Reference case law includes: BGH order dated 12 March 2001, case no. II ZB 15/00; Court of Appeals [Oberlandesgericht, “OLG”] Munich, order dated 11 July 2006, case no. 31 Wx 041/05 and 06/05; OLG Frankfurt a.M., order dated 2 November 2006, case no. 20 W 233/93; District Court [Landgericht, “LG”] Frankfurt a.M., order dated 17 January 2006, case no. 3.5 O 75/03. According to § 5 para. 4 WpÜGAngebV, “multiple consecutive identified stock prices” should also not deviate more than 5% from each other in order to be able to refer to the stock price for determining the amount of consideration.

[95]	The daily trading volume in reference to the free float can also be used as a criterion.

437.

The TLG share was traded in sufficient volumes on a sufficient number of trading days in the reference period; i.e. stock exchange prices were able to be identified, and the stock prices also have no material jumps in price on consecutive trading days.

438.

The trading volume with regard to the entire outstanding stock in the observation period is substantially larger than 0.01% throughout the observation period. The average trading volume was approx. 99,000 shares or 0.15% of the total outstanding stock throughout the observation period.

439.

In addition, the majority of the entire shares are held in free float. In the period from 31 December 2014 until 30 June 2017, the free float was between 57.0% as of 31 December 2014 and 81.1% as of 31 December 2015. The described amount of the free float also does not support the view that the liquidity of the TLG stock is limited.

440.

There is also the possibility to take into account transaction costs when analyzing liquidity. These are expressed, among other aspects, in the so-called bid-ask spreads. The bid-ask spread is the difference between the price at which the market participant could immediately buy a security (ask price) and the price at which market participants could immediately sell (bid price). A higher spread is understood to indicate a “narrow market” and represents higher transaction costs. The bid-ask spread is accordingly a measurement for the transaction costs and not to be understood as a measurement of liquidity in the narrow sense of the term, although high transaction costs are associated with low liquidity:

441.

The illustration of the bid-ask spread shows that the daily bid-ask spread in the observation period from 1 November 2014 until 28 September 2017 had a tendency to decrease. A decreasing bid-ask spread is generally related to higher trading volumes, and, thus, higher liquidity. At the end of the year 2014, TLG was listed on the exchange for the first time. In the first months of the listing, relatively high bid-ask spreads were observed. In addition to the fact that TLG was not known in the capital market, this could also be the result of the free float which was low at that time. During the observation period, TLG increased the size of its portfolio and it became better known in the capital market and also increased its free float to around 70% to 80%.

442.

In the last year of the observed time period, the average bid-ask spread was 0.27% which indicates high trading activity for the TLG stock. Relatively liquid stocks which are listed in the DAX or the CDAX have a median bid-ask spread of 0.30% for the DAX and 1.25% for the CDAX. Overall, the bid-ask spread in the observation period is only slightly above the average bid-ask spread of the DAX companies and well below the bid-ask spread of CDAX companies, so that this permits a conclusion of high liquidity of the TLG stock.

443.

Based on the interpretation of the considered case law, there are no indications of a lack of liquidity of the stock in the reference period in the sense of “legal criteria for liquidity” because the stock was traded on a sufficient number of trading days, i.e. the stock price was able to be determined, and the stock prices also do not have any material jumps in price on consecutive trading days.[96] The liquidity of the trading in shares in the reference period 1 November 2014 to 28 September 2017 was also not limited from purely an economic perspective.

5.5.4. Conclusion about the stand-alone equity value

444.

The equity value determined using the dividend discount model and applying a market risk premium of 6.0%, without taking into account the value of the participation in WCM, prior to the closing is EUR 1,526.9 m as of 17 November 2017 and is within the range of values determined on the basis of the trading multiples. This dividend discount value is also larger than the average stock exchange price (VWAP). Therefore, it is not necessary to take into account the average stock exchange price as the lowest limit for the reasonable compensation.

445.

The dividend discount value of TLG determined on the basis of a market risk premium of 5.5% before personal taxes in the amount of EUR 1,880.7 m is not within the range of values determined using trading multiples. This shows that applying a market risk premium in the amount of 5.5% before personal taxes does not lead to a reasonable dividend discount value.

[96]	See, § 5 para. 4 WpÜGAngebV.

5.5.5. Equity value after closing

446.

In order to obtain the equity value of TLG after the closing of the WCM takeover and, thus, the value per share, the special item from the participation in WCM must be taken into account in the valuation. Additionally, the increased number of shares has to be considered.

447.

The takeover offer preceding the Domination Agreement was accepted for a total of 117,505,327 WCM Shares up to 25 September 2017, and this corresponds to a share of around 85.89% of the share capital in WCM. Subject to the condition that all closing conditions of the takeover offer are satisfied, the contribution of the WCM shares for which the offer was accepted by way of a capital increase in kind will already take place on 6 October 2017. The issuance of the new TLG shares to be granted to the shareholders of WCM as consideration is intended to take place at the latest as of 11 October 2017. Thus, it must be assumed that the capital increase in kind of TLG resulting from the acceptance of the takeover offer will already be completed by the valuation date. Therefore, the value of the participation held by TLG in WCM as of the valuation date must be taken into account as a special item. The corresponding earnings from the participation are not taken into account in the business plan of TLG.

448.

The equity value of WCM according to this Expert Report is EUR 465.7 m as of 17 November 2017 with a market risk premium of 6.0% and EUR 552.4 m in the case of a market risk premium of 5.5%. Based on the participation of 85.89% in the share capital of WCM acquired by TLG, a proportionate equity value of EUR 400.0 m and EUR 474.5 m is attributable to that shareholding. At the same time, the number of shares increases from 74.2 m by approx. 20.4 m to 94.6 m.

449.

The total equity value of TLG is EUR 1,926.9 m as of 17 November 2017 taking into account the value of the WCM participation in the amount of EUR 400.0 m and the dividend discount value after including special items in the amount of EUR 1,526.9 m in the case of a market risk premium of 6.0%. This corresponds to a value per share of EUR 20.37 at 94.6 m shares:

Bridge equity value prior closing to equity value after closing as of 17 November 2017
	MRP 6.0%		MRP 5.5%
in EUR m and EUR	TLG	WCM	TLG	WCM
Equity value prior to closing as of 17 November 2017	1,526.9	465.7	1,880.7	552.4
Number of shares prior closing	74.2	136.8	74.2	136.8
+ Special item WCM participation	400.0	—	474.5	—
+ Newly issued shares (in Mio.)	20.4	—	20.4	—
Equity value as of 17 November 2017	1,926.9	465.7	2,355.2	552.4
Number of shares after closing	94.6	136.8	94.6	136.8
Value per share incl. WCM participation	20.37	3.40	24.89	4.04

450.	In the case of a market risk premium of 5.5%, this results in an analogous value per share in the amount of EUR 24.89, which we do not consider to be reasonable.

6. VALUATION OF WCM

6.1. Reasonableness of the business plan

6.1.1. Analysis of the planning process and structure of the business plan

451.

The planning process at WCM is based on a multi-level “top-down/bottom-up” approach. The regular planning process at WCM starts approx. six weeks prior to the planned adoption of the business plan. Firstly, the current data of tenants are entered into the planning tool of the company under the “bottom-up” approach. Secondly, based on the contractual conditions, a detailed plan for the rental income, vacancy costs, operating costs which cannot be passed on (non-recoverables) as well as the maintenance, modernization and expansion investments is made for each property. After a lease agreement ends, an adjustment of the contractual rent to the standard market conditions for rents is assumed. Upon the end of lease agreements, specific vacancy times for the property are also taken into account. Scenarios weighted according to probability for extending the contract with the existing tenants and concluding new lease agreements with new tenants are taken into account for the subsequent lease.

452.

The planning for the existing properties is supplemented with planned new acquisitions of properties in the context of strategic targets of the company. The acquisition of properties are integrated into the planning of the existing business, based on historic values and current developments in the market, including with regard to rents, vacancy rates and maintenance and operating costs. The planning of the individual properties is then aggregated to portfolio plans and subsequently to a total portfolio plan. The total portfolio plan produced in the “bottom-up” approach is subsequently checked for reasonableness by the asset management in a “top-down” approach, and adjustments, if necessary, are made with regard to the strategic corporate goals.

453.

The planning of the real estate portfolio is also supplemented by the planning for the overhead functions and the corresponding costs at corporate level. This includes costs for materials and personnel as well as operating expenses, primarily prepared by the controlling department. A detailed planning for loans is also made. The planning of the debt is also based on the contractual conditions for loans and the expected interest level.

454.

The last business plan prepared in the regular planning process were presented by the executive board to the supervisory board on 13 December 2016 and noted by the supervisory board. Only the budgeted year was presented by the executive board. The planning was also supplemented with a planning outlook for two years, this was not adopted by the executive board.

455.

Due to the time lag between the business plan adopted in December 2016 and the valuation date, the company has updated the business plan during the course of the year with the help of the specialist departments. The main adjustments are related to the following aspects:

•	The budget year 2017 was adjusted for the rest of the financial year 2017 on the basis of the actual developments in the first half of 2017 and an updated forecast.

•

Changes beyond the planned year 2017 relate primarily to the purchase of a property in Jena (the “MIA II” portfolio), the not executed sale of a property in Berlin, an unplanned sale of a small property and slightly lower rental income in the North Portfolio. Furthermore, more funds than initially planned were obtained using bank loans. Some CAPEX were delayed to 2018 due to new information. These changes lead in total to increased rents. Additionally, lower operating costs in the “MIA I” portfolio lead to an improved cost ratio.

•	Compared to the outlook prepared in November 2016, the updated planning includes a portfolio acquisition in the year 2018.

456.

The business plan of WCM forming the basis of the valuation covers the years from 2017 to 2021. The planning for the years 2017 to 2021 was adopted by the executive board on 28 September 2017, and the supervisory board was informed on 29 September 2017. The business plan consist of an integrated income statement, a balance sheet as well as a cash flow statement, derived from the balance sheet.

457.

We have used the business plan down to the level of the EBIT and supplemented it with our own calculation of the need for financing, taking into account the planning of the financial liabilities by WCM. In order to take into account the tax losses carried forward, a detailed plan of the taxes on income and earnings was prepared on the basis of WCM’s planning assumptions. Only cash relevant taxes were taken into account, but no deferred taxes, which do not have an effect on the cash flow. The assumptions about other positions in the balance sheet and income statement were used without any change.

458.

Furthermore, WCM prepared an extended plan for the financial years 2022 to 2026. This extended plan is used for controlling purposes but is not part of the business plan adopted by the executive board. The extended plan is based on the same price/volume structure and planning assumptions as the adopted business plan. The extended plan accordingly is an appropriate basis for estimating the financial surpluses beyond the last business plan year 2021. The extended plan was also used down to the level of the EBIT for purposes of the valuation.[97]

6.1.2. Analysis of the historical planning accuracy

459.

In the course of our analysis of the reasonableness of the business plan, we also analyzed the historical planning accuracy to be able to assess the accuracy of the business plan in the future. The analysis was based on the years 2015 and 2016 as there are business plans only available for 2015 and 2016 due to the company re-launch end of 2014. The analysis was based on a comparison of actual accounts to planned accounts.

[97]	See, Chapter 6.2 (Para. 533 ff).

460.

Our assessment revealed that in the past no major discrepancies existed between the actual and planned accounts. Significant deviations are limited to the results of revaluations of investment properties, expenses and income related to investment property transaction or cancelled transactions and to expenses relating to the stock option program. The planning accuracy with regards to the forecast of investment property specific rental income and operating costs is high.

461.	Overall, we conclude that in the past no systematic planning discrepancies existed and thus the adopted business plan of the company can be used to perform the valuation.

6.1.3. Analysis of the business plan

462.

The business plan of WCM are analyzed on the basis of further evaluation standards, using an analysis of key performance indicators and benchmarking to the peer group, in order to be able to assure a consistent determination of future cash flows and growth rates.

Income Statement
	Historical (adjusted)			Plan					CAGR
in EUR m	2014	2015	2016	2017	2018	2019	2020	2021	16-‘21
Rental income	—	10.4	32.6	46.1	55.8	56.0	58.8	58.7	12.5%
growth (in %)	—	—	212.2%	41.3%	21.1%	0.3%	5.1%	-0.2%
Non-recoverables	—	0.6	0.9	1.5	2.0	2.1	2.1	2.1	17.7%
Repairs & maintenance costs	—	0.3	0.4	1.2	1.7	1.7	1.8	1.8	32.1%
Other expenses	—	0.0	1.4	2.0	2.9	3.3	2.0	2.5	11.7%

Net operating income (NOI)	—	9.6	29.8	41.3	49.2	48.9	53.0	52.3	11.9%
% margin	—	91.5%	91.4%	89.7%	88.2%	87.3%	90.0%	89.1%
Personnel expenses	0.2	1.5	4.6	3.7	3.7	3.8	3.9	3.9	-3.1%
Other operating income	1.0	3.0	1.5	—	—	—	—	—
Other operating expenses	1.5	6.7	12.9	22.5	6.1	4.0	4.1	4.1	-20.3%

EBITDA	-0.7	4.3	13.8	15.2	39.4	41.1	45.0	44.3	26.2%
% margin	—	41.4%	42.4%	33.0%	70.6%	73.4%	76.6%	75.4%
Depreciation	—	0.4	1.1	0.2	0.3	0.3	0.3	0.3	-24.6%

EBIT	-0.7	4.0	12.7	14.9	39.1	40.8	44.8	44.0	28.2%
% margin	—	38.0%	39.0%	32.4%	70.2%	72.9%	76.1%	75.0%
Financial results	-0.2	-2.1	-7.1	-9.9	-11.8	-11.6	-11.1	-11.0

Results from ordinary activities	-0.9	1.9	5.6	5.0	27.4	29.1	33.7	33.1	42.6%
Extraordinary results	—	—	—	0.1	—	—	—	—
Re-adjustments	—	54.9	30.0	—	—	—	—	—

EBT	-0.9	56.8	35.6	5.2	27.4	29.1	33.7	33.1	-1.5%
Taxes on income	-2.1	-0.9	17.0	0.3	0.4	0.5	0.7	0.7	-47.1%
Effective tax rate (in %)	n.a.	-1.5%	47.9%	5.3%	1.6%	1.8%	2.2%	2.1%
Net income	1.2	57.7	18.6	4.9	26.9	28.6	33.0	32.4	11.8%
% margin	—	n.a.	56.9%	10.6%	48.3%	51.2%	56.0%	55.1%

6.1.3.1. Rental income

463.

Rental income is planned by WCM at the level of the specific properties on the basis of the conditions under the lease agreements as well as general assumptions about extension of lease agreements, the vacancy periods and rent-free times for new tenants. Overall, the rental income in the planning period increases from EUR 32.6 m in 2016 to EUR 58.7 m in 2021. This corresponds to an average annual growth rate of 12.5%. The development of the rental income in the planning period is as follows:

Rental income and investment property
	Historical (adjusted)			Plan					CAGR
in EUR m	2014	2015	2016	2017	2018	2019	2020	2021	16-‘21
Rental Income existing properties	—	10.4	32.6	46.1	46.5	46.4	49.1	49.4
Rental income acquisitions	—	n.a.	n.a.	n.a.	9.3	9.5	9.7	9.3
Total rental income	—	10.4	32.6	46.1	55.8	56.0	58.8	58.7	12.5%
growth (in %)	—	—	212.2%	41.3%	21.1%	0.3%	5.1%	-0.2%
Existing investment property	17.3	501.5	689.5	689.5	689.5	689.5	689.5	689.5
Acquisitions (cumulated)	—	n.a.	n.a.	122.5	277.7	277.7	277.7	277.7
Disposals (cumulated)	—	n.a.	n.a.	-2.1	-2.1	-2.1	-2.1	-2.1
Capex (cumulated)	—	n.a.	n.a.	7.9	23.3	39.9	45.7	52.0

Total investment properties	17.3	501.5	689.5	817.8	988.4	1,005.0	1,010.8	1,017.2	8.1%
growth (in %)				18.6%	20.9%	1.7%	0.6%	0.6%
Ø Total investment properties	n.a.	259.4	595.5	791.7	980.7	996.7	1,007.9	1,014.0
Rental yield on Ø investment properties	n.a.	4.0%	5.5%	5.8%	5.7%	5.6%	5.8%	5.8%

464.

The main reason for the historic growth and the growth of the rental income at the beginning of the business plan in 2017 and 2018 consists of the acquisitions that have already been made and the planned acquisitions. This results in growth of rental income of 41.3% in 2017 and 21.1% in 2018, which is the result of acquisitions in the amount of EUR 122.5 m98 in 2017 and EUR 155.3 m in 2018. The main positions in the acquisitions in 2017 consist of the purchase of the “MIA I” and the “MIA II” portfolios. The “MIA I” portfolio contains three retail centers in Saxony-Anhalt, Thuringia and Baden-Wurttemberg, which are included in the WCM existing properties as of 30 March 2017. The net purchase price was EUR 98.2 m. The financing was implemented through bank loans and equity. The “MIA II” portfolio consists of a retail center in Jena, which was included in the existing properties as of 1 February 2017. The net purchase price EUR 21.0 m was mainly financed using a mandatory convertible bond and a bank loan.[99]

465.

Investment properties total to EUR 988.4 m with the planned acquisition in 2018, so that the mid-term goal of WCM—having investment properties of EUR 1.0 bn—is almost achieved already in the second business plan year.100 The assumed acquisition portfolio for 2018 is a retail portfolio with a gross purchase volume of EUR 155.3 m and lettable space of 110,000 square meters. The properties consist of individual supermarkets and specialty market centers and are located throughout Germany in urban areas. The annualized rent is EUR 9.3 m and accordingly corresponds to a net beginning return of 6.0%. Upon achieving a properties’ inventory of approximately EUR 1.0 bn, WCM plans to not make any further acquisitions in the plan period.

[98]	Includes reclassification to fixed assets of EUR 2.3 m
[99]	See, Chapter 3.2.4.2. (Para. 157 ff).
100	See, WCM Annual Report 2016 p.5.

466.

Due to very high growth of the inventory of properties in the years 2015 to 2018, WCM has a much higher net loan-to-value ratio compared to TLG, which limits the possibility for acquiring properties and financing them with equity and debt capital over the further course of the plan period. The planned acquisition in 2018 is financed with a debt ratio of 68%. WCM plans to reduce the net loan-to-value ratio in the course of the plan period by way of amortization of debt over the long-term after completing the acquisitions. The repayment of debt leads to lower financial surpluses, which are available for equity investors. Together with the low FFO margin in the plan period, this makes it more difficult to obtain equity in the capital market and, thus, impedes overall the possibility to finance the acquisitions of properties. It must also be taken into account that the current high level of the property prices could lead to a decrease in returns on investment, among other reasons, due to the low interest environment.

467.

In the years 2019 to 2021, fluctuating growth rates of the rental income totaling -0.2% to 5.1% can be seen. The fluctuating growth rates are the result of the planning of rental income on the basis of the terms and conditions of the individual lease agreements at the level of the individual properties. Upon the expiration of a lease agreement, specific vacancy periods for the property as well as rent-free times as an incentive for new tenants are planned. To the extent lease agreements expire for individual key tenants at individual properties, this has the result that the rental income shows a slight downturn in the plan period and in the extended plan at the level of the overall portfolio. In the subsequent period, rental income increases again due to the assumed letting out at the standard market rent. Furthermore, according to information from WCM, the conditions for rent are indexed at the inflation rate under the contractual agreements. Overall, the rental income for the investment properties increases at an average annual growth rate of 1.8% from 2017 to 2021.

468.

An analysis of the rental yield as the ratio of the rental income and the average inventory of property shows a planned development of a virtually constant return on investment for rent in the amount of 5.6% to 5.8%. The historic comparison is of little informative value due to the purchases of real estate during the course of the year.

Rental income per sqm and vacancy rate
	Historical (adjusted)			Plan					CAGR
	2014	2015	2016	2017	2018	2019	2020	2021	16-‘21
Rental income (in EUR m)		10.4	32.6	46.1	55.8	56.0	58.8	58.7	12.5%
growth (in %)		—	212.2%	41.3%	21.1%	0.3%	5.1%	-0.2%
Ø Rental area in k sqm		192	309	412	537	537	538	538	11.7%
growth (in %)			60.9%	33.2%	30.4%	0.1%	0.1%	0.0%
Rental income per sqm p.a. (in EUR)		54.4	105.5	112.0	104.0	104.2	109.4	109.2
growth (in %)			n.a.	6.1%	-7.1%	0.2%	5.1%	-0.2%
Economic vacany rate				4.6%	6.1%	5.8%	2.2%	2.5%

469.

The calculation of the average rental income per square meter for the potentially lettable space shows that the rental income per square meter decreases slightly in 2017 and 2018 from EUR 112.0 to EUR 104.0 per square meter, whereby the calculation for 2017 is slightly distorted due to purchases during the course of the year. The average annual rental income per square meter subsequently increases from EUR 104.2 in 2019 to EUR 109.2 in 2021.

470.

A review of the economic vacancy rate shows that the development of the rental income in the plan period is driven by the assumptions concerning vacancy. The economic vacancy rate compares the generated rental income to the potential rent under the assumption of full occupancy. In 2020, the rental income increases by 5.1%, and potentially lettable space remains virtually constant. At the same time, the economic vacancy rate decreases from 5.8% in 2019 to 2.2% in 2020. As a consequence, the assumed letting out of previously vacant space is the main factor driving positive growth in 2020. This development is apparent not just in the plan period, but also in the extended plan, which was used to forecast the financial surpluses beyond the planning period until 2026.

471.	In a next step, the planned growth of the rental income of WCM is compared with the forecasts of analyst for peer group companies.101

472.

The growth of the revenues in the peer group companies in 2014 and 2016 had a median between 2.4% and 9.6%. The growth of revenues of WCM is marked by the restart of the operational business at the end of 2014 and as a result has a very high growth rate of 212.2% in 2016, which has not been reflected in the graph due to technical reasons.

473.

The growth in revenue of the peer group companies based on estimates of analyst has a median of 0.4% in 2017. Analysts forecast the median growth rates in the years 2018 and 2019 for the peer group companies to be 3.5% annually and 4.1% annually respectively. The expected growth in revenue of WCM of 41.3% in 2017 and 21.1% in 2018 are above the range for the peer group companies. The relatively high growth in 2017 is the result of the purchase of the MIA portfolio. The

101	We referred to the total revenues for the peer group companies for the purpose of simplification. The rental income at WCM corresponds to the revenues.

acquisition of a large real estate portfolio is also planned for 2018. Due to previously described planning mechanisms, growth of only 0.3% occurs in 2019, which is marginally below peer group range. In 2020, the growth in revenue at WCM is around 5.1% due to the previously described reduction of vacancies. The growth rate in 2020 is thus above the previously observed peer group range. In 2021, the growth in revenue of WCM with -0.2% is at the lower end of the range. Overall, WCM shows high growth rates of revenues in the past and in the short-term plan period. After completion of the acquisitions, the expected growth rates for WCM lie within the forecasted peer group range.

6.1.3.2. Net operating income (NOI)

474.

Net operating income for WCM is based on a detailed price/volume structure, in analogy to the planning of rental income, which takes into account costs incurred at the level of the individual properties e.g. non-recoverables and maintenance expenses.

475.	The development of the net operating income is planned as follows:

Net operating income (NOI)
	Historical (adjusted)			Plan					CAGR
in EUR m	2014	2015	2016	2017	2018	2019	2020	2021	16-‘21
Rental income	—	10.4	32.6	46.1	55.8	56.0	58.8	58.7	12.5%
growth (in %)	—	—	212.2%	41.3%	21.1%	0.3%	5.1%	-0.2%
Non-recoverables	—	0.6	0.9	1.5	2.0	2.1	2.1	2.1	17.7%
Repairs & maintenance costs	—	0.3	0.4	1.2	1.7	1.7	1.8	1.8	32.1%
Other expenses	—	0.0	1.4	2.0	2.9	3.3	2.0	2.5	11.7%
Net operating income (NOI)	—	9.6	29.8	41.3	49.2	48.9	53.0	52.3	11.9%
% margin	—	91.5%	91.4%	89.7%	88.2%	87.3%	90.0%	89.1%

476.

The net operating income develops in the plan period at a level, which is comparable to the past with margins between 87.3% and 90.0%. The fluctuating development of margins is the result of the development of the vacancies. As already explained, the economic vacancy rate of 5.8% in 2019 decreases to 2.2% in 2020. This coincides with an increase in the margin from 87.3% in 2019 to 90.0% in 2020. The annual growth rate in net operating income amounts to 11.9% over the period from 2016 to 2021 and corresponds approximately to the growth of rental income in the same period of time.

477.

Non-recoverables initially increase from EUR 0.9 m in 2016 to EUR 1.5 m in 2017 due to the acquisition of properties. After the acquisition of properties in 2018, the operating costs which cannot be passed on are planned to continue at an annual growth rate of 1.2% and increase to EUR 2.1 m in 2021. The margin with regard to the rental income, the non-recoverables increase only slightly from 2.9% in 2016 to 3.6% in 2021.

478.

The expenses for maintenance and repairs increase from EUR 0.4 m in 2016 to EUR 1.2 m in 2017. In 2018, the income statement item is planned to increase further to EUR 1.7 m. The maintenance ratio increases from 1.4% in 2016 to 3.0% in 2021. The reason for this involves deferred maintenance and initially low maintenance expenses in the course of new acquisitions. After a new acquisition, the maintenance and repair expenses are typically agreed with the anchor tenants at a later point in time just as is the case non-recoverables, annual growth of 1.2% is planned for the maintenance and repair expenses starting in 2018.

479.

Other operating costs include loss of rents, vacancy costs, administrative costs and lease commissions. The other expenses increase in the plan period from initially EUR 1.4 m in 2016 to EUR 3.3 m in 2019 and then fall to EUR 2.0 m in 2020 and EUR 2.5 m in 2021. This fluctuation is the result of the planning at the level of the individual properties. Experations of lease agreements lead to vacancy costs and commissions according to the assumptions for the specific properties. In 2020, this interaction in the plan leads to a substantial increase in the net operating income because rental income increases due to the reduction of the vacancies and other operating costs decrease at the same time.

6.1.3.3. Earnings before interest and taxes (EBIT)

480.	The line items for expenses leading to the results of operations of the company are analyzed below in the context of the business plan:

EBIT
	Historical (adjusted)			Plan					CAGR
in EUR m	2014	2015	2016	2017	2018	2019	2020	2021	16-‘21
Rental income	—	10.4	32.6	46.1	55.8	56.0	58.8	58.7	12.5%
growth (in %)	—	—	212.2%	41.3%	21.1%	0.3%	5.1%	-0.2%
Net operating income (NOI)	—	9.6	29.8	41.3	49.2	48.9	53.0	52.3	11.9%
% margin	—	91.5%	91.4%	89.7%	88.2%	87.3%	90.0%	89.1%
Personnel expenses	0.2	1.5	4.6	3.7	3.7	3.8	3.9	3.9	-3.1%
% margin	n.a.	14.6%	14.0%	8.0%	6.7%	6.8%	6.5%	6.7%
Other operating income	1.0	3.0	1.5	—	—	—	—	—
Other operating expenses	1.5	6.7	12.9	22.5	6.1	4.0	4.1	4.1	-20.3%
% margin	n.a.	64.3%	39.4%	48.8%	10.9%	7.2%	6.9%	7.0%
EBITDA	-0.7	4.3	13.8	15.2	39.4	41.1	45.0	44.3	26.2%
% margin	n.a.	41.4%	42.4%	33.0%	70.6%	73.4%	76.6%	75.4%
Depreciation	—	0.4	1.1	0.2	0.3	0.3	0.3	0.3	-24.6%

EBIT	-0.7	4.0	12.7	14.9	39.1	40.8	44.8	44.0	28.2%
% margin	n.a.	38.0%	39.0%	32.4%	70.2%	72.9%	76.1%	75.0%
FFO	—	7.9	18.0	23.9	30.5	30.1	33.7	33.3	13.0%
growth (in %)	—	—	127.3%	91.4%	27.7%	-1.5%	12.2%	-1.3%
% margin	—	75.9%	55.3%	51.9%	54.7%	53.7%	57.3%	56.7%

481.

The EBITDA increases in the plan period from EUR 13.8 m in 2016 to EUR 44.3 m in 2021. This corresponds to an average annual growth rate of 26.2% in the planning period 2016 to 2021. The EBITDA margin increases from 42.4% in 2016 to 75.4% in 2021.

482.

The personnel expenses decrease from EUR 4.6 m in 2016 to EUR 3.7 m in 2017. The year 2016 is influenced by expenses for the stock option program. Personnel resulting from the stock option program are not taken into account in the first plan year because those effects do not affect cash flow. The expenses are booked as an increase in equity. This results in a much lower personell margin in 2017 than in 2016. During the further course of the planning, no issuance of stock options is planned due to the takeover of WCM by TLG. The planned personnel expenses for 2018 are at a similar level as in 2017, whereby the personnel expenses margin decreases from 8.0% in 2017 to 6.7% between 2017 and 2018. The personnel expenses margin remains at approximately 6.7% over the further course of the plan. The personnel expenses increase by absolute numbers at an annual rate of 1.5% respectively. WCM does not expect any significantly higher expenses for personnel as a result of the acquisitions in 2018 because the newly acquired real estate portfolio will be incorporated into the existing processes so that the administrative expense will not significantly increase. The planning for the costs for personnel is based on a number of 30 employees (28 employees and two members of the executive board) over the entire planning period.

483.

Other operating income does not exist in the course of the plan. Planned income from revaluations of investment properties was already reflected in the balance sheet of 2016 due to technical reasons of the valuation as these revaluations do not affect cash flows.

484.

The other operating expenses increase in the plan period from EUR 12.9 m in 2016 to EUR 22.5 m in 2017. The other operating expenses in 2016 include expenses value adjustments on purchase portfolios, transaction costs, administrative costs and costs for the financial statements and capital market costs. Additionally in 2016, the other operating costs include significant costs related to the purchase of investment properties which are mostly one-off expenses. The other operating expenses in 2017 include, in addition to transaction costs expenses in the course of the takeover by TLG in an amount of EUR 11.6 m The other operating expenses decrease to EUR 6.1 m in 2018 in which one-off expenses are no longer incurred. The other operating expenses include transaction costs in the amount of EUR 2.1 m in connection with the planned acquisition in 2018. Over the further course of the plan, the other operating expenses fall to EUR 4.0 m in 2019 and subsequently increase to EUR 4.1 m in 2021. Since no further acquisitions are made from 2019 to 2021, only administrative costs and costs for the financial statements and capital market costs are planned in these years. These costs are planned at a constant annual growth rate of 1.5% starting in 2018.

485.

The planning of depreciation is primarily the result of the planned depreciation on furnishings and equipment. The depreciation is a total of EUR 1.1 m in 2016. In the first planned year 2017, the depreciation is only EUR 0.2 m and increases to EUR 0.3 m in 2021. The lower depreciation in the planning period results from reclassifications in the line items in the balance sheet for furnishings and equipment which is EUR 0.7 m in the first planned year. A useful life of 2 to 23 years is assumed.

486.

The EBIT increases in the planning period slightly from the adjusted EUR 12.7 m in 2016 to EUR 14.9 m in 2017 and subsequently increases to EUR 44.0 m in 2021. This is consistent with an increase in the EBIT margin from 39.0% in 2016 to 75.0% in 2021. The improvement of the EBIT margin is the result of the previously described downturn in the development of personnel expenses and the other operating expenses in the plan period.

487.

The EBIT margin of WCM in 2015 and 2016 of 38.0% and 39.0% respectively was at the lower end of the peer group range. This results from the restart of the operational business activities at the end of 2014 and the resulting costs for building up the portfolio. In 2017, the EBIT margin of WCM of 32.4% is well below the peer group range. This results from the previously mentioned costs in connection with the takeover by TLG. The EBIT margin for WCM increases to 70.2% in 2018 and 72.9% in 2019 and accordingly gets close to the peer group median at the amount of 79.1% in 2019. The total increase in development of the EBIT margin is based on the relatively stable margin in the net operating income and the decreasing margin for personnel expenses and the other operating expenses. Starting in 2019, when WCM no longer plans acquisitions, the EBIT margin remains relatively constant in the middle of the observable peer group range.102

488.

The KPI funds from operations (FFO) plays an important role in the real estate industry because it can better reflect the profitability of a company than traditional KPIs. Therefore, we have also analyzed the planned FFO below. 103

489.

In order to determine the FFO, valuation effects as well as special influences are adjusted. Therefore, the FFO margin of WCM shows a more constant development than the previously analyzed KPIs. The FFO increase from EUR 18.0 m in 2016 to EUR 33.3 m in 2021. This corresponds to an annual growth rate of 13.0%. At the same, the FFO margin increases from 55.3% in 2016 to 56.7% at the end of the plan period.

102	Analyst estimates for the EBIT of the peer group were only available in a sufficient number up to the year 2019.
103	FFO are based on the business plan of WCM taking into account technical adjustments especially using the adjusted tax planning.

490.	We also compared the planned FFO margin to the expected margins for the peer group companies:

491.

The FFO margin of WCM of 75.9% in 2015 is historically well above the level for the peer group. In 2016, WCM’s FFO margin is 55.3% and at the upper end of the peer group range. The historic analysis is of only limited informative value because of the building up of the WCM portfolio.

492.

The FFO margin initially falls to 51.9% in the plan period and is, thus, at the lower end of the peer group range. In the further course of the plan period, the FFO margin of WCM is 54.7%, 53.7% and 57.3% in the respective years 2018 to 2020 and approaches the median of the peer group companies which is between 59.0% and 61.0% respectively. However, there is a lower FFO margin when compared with TLG. In comparison to TLG, WCM realizes lower economies of scale in the personnel expenses and other operating income in the plan period.

6.1.3.4. Financial results

493.

The planned financial results consists of the interest expenses for the interest bearing liabilities, interest income from interest on the liquid funds needed for operations and processing fees. The calculation of the need for financing at WCM was expanded by a dividend payout planning. The payout policy provides for dividends in the full amount of the excess cash flows.

494.

The financial result is EUR -7.1 m in 2016 and EUR -11.0 m in the last year of the plan 2021. The interest expenses increase from EUR 7.5 m in 2016 to EUR 10.8 m in 2021 because the interest bearing debt initially increases in the course of expanding the portfolio. An implied interest rate on the average volume of debt can be derived from this development. The calculated implied interest rate decreases from 2.4%104 in 2017 to 2.1% in 2018. The assumed interest rate to finance the acquisition in 2018 is initially 1.9% and increases in the course of time. Overall, the implied interest rate increases slightly in the plan period because of the higher net-loan-to value ratio in comparison to the historical period. Furthermore, processing fees in the amount of EUR 0.1 m to EUR 0.7 m are incurred in the plan period. In the years 2017 to 2018, the financing expenses increase slightly compared to the planning of WCM due to a need for financing which is reflected in a current account credit.

104	The implied interest rate for 2017, which is calculated using average debt, is slightly distorted as a result debt raising in the course of the year.

6.1.3.5. Net income

495.

The taxes on the income of WCM consist of trade tax, corporate income tax as well as the solidarity surcharge. In order to calculate the taxes on the consolidated earnings before taxes (EBT), a tax rate is applied on the basis of a trade tax rate of 460, a corporate income tax rate of 15.0% with an additional solidarity surcharge of 5.5%. By using the so-called extended deduction of trade tax for real property companies under § 9 no. 1 sentence 2 German Trade Tax Act (Gewerbesteuergesetz, “GewStG”), no payment of trade tax is planned in the plan period. Overall, this results on average in a tax rate on income in the amount of 15.83%. There are loss carry forwards for purposes of corporate income tax in the amount of EUR 237.6 m as of the valuation date.

496.

Only the tax payments which affect cash flows are taken into account in the plan period. Taxes on income of EUR 0.3 m is taken into account in the first plan year. In the subsequent years, the planned taxes on income increase from EUR 0.4 m in 2018 to EUR 0.7 m in 2021. This corresponds to an effective tax rate of 1.6% to 2.2% in the period from 2018 until 2021.

497.

The described development of the tax payments is based on a simplified tax calculation at group level. The tax depreciation at the level of the individual properties was also planned for this purpose. In addition, loss carry forwards for tax purposes in the amount of EUR 237.6 m were taken into account when determining the taxes on income and earnings. TLG and WCM agreed in the business combination agreement to maximize the preservation of loss carry forwards for tax purposes by corporate restructurings. For this purpose a calculation of the expected amount of loss carry forwards for tax purposes after the restructurings has been prepared. Accordingly the loss carry forwards for tax purposes are estimated to be EUR 237.6 m after the takeover of WCM by TLG.

498.

The low effective tax rate results from using the expanded reduction for trade taxes, in addition to using the loss carry forwards for tax purposes and the depreciation on the properties for tax purposes.

499.

Net income decreases from EUR 18.6 m in 2016 initially to EUR 4.9 m in 2017 and subsequently increases to EUR 32.4 m in 2021. This corresponds to a slight reduction in the margin from 56.9% in 2016 to 55.1% in 2021.

500.

Minority interests were not taken into account in the planning of the income statement. Minority interests were separately planned and are deducted from the equity value as a special item in the valuation.

501.	An overview of adjustments to the business plan of WCM can be found in appendix 5.

6.1.3.6. Balance sheet

502.	In a further step, the planned balance sheets of WCM for the years 2017 to 2021 forming the basis of the valuation are analyzed below:105

Balance Sheet
Assets
	Historical (adjusted)			Plan					CAGR
in EUR m	2014	2015	2016	2017	2018	2019	2020	2021	16-‘21
Intangible assets	—	0.1	0.2	0.2	0.2	0.2	0.2	0.2
Investment property	17.3	501.5	689.5	817.8	988.4	1,005.0	1,010.8	1,017.2
Property, plant and equipment	0.5	4.7	3.1	0.7	0.7	0.7	0.7	0.7
Other non-current assets	—	—	0.4	0.4	0.4	0.4	0.4	0.4
Tangible assets	17.8	506.2	693.0	818.9	989.5	1,006.1	1,011.9	1,018.3	8.0%
Other fixed assets	3.0	14.3	12.6	12.6	12.6	12.6	12.6	12.6	0.0%
Fixed assets	20.8	520.6	705.7	831.7	1,002.3	1,018.9	1,024.7	1,031.1	7.9%
Receivables	0.0	0.3	0.1	0.1	0.1	0.1	0.1	0.1	0.0%
Cash and equivalents	19.4	11.1	8.0	5.0	6.1	6.1	6.4	6.4	-4.5%
Other current assets	3.7	18.9	21.8	25.7	23.6	23.6	23.6	23.6	1.6%
Current assets	23.1	30.3	29.9	30.9	29.7	29.8	30.1	30.1	0.1%
Total assets	43.9	550.9	735.7	862.5	1,032.0	1,048.6	1,054.8	1,061.1	7.6%

503.	Fixed assets

Total assets increase in the plan period from EUR 735.7 m in 2016 on average by 7.6% annually to EUR 1,061.1 m in 2021, whereby the fixed assets increase from EUR 705.7 m in 2016 to EUR 1,031.1 m in 2021, and the current assets remain virtually constant. For purposes of the valuation, the expected increases in the values of the properties are already reflected as of 31 December 2016.

504.	There are intangible assets in 2017 in the amount of EUR 0.2 m and this is planned to continue in a constant manner. Intangible assets primarily include IT software.

505.

The properties held as financial investments constitute the largest line item in the balance sheet with a portion of approximately 95% of the total assets in the plan period. The properties held as financial investments increased from EUR 689.5 m in 2016 to EUR 1,017.2 m in 2021. This corresponds to an annual growth of 8.1%. At the end of 2017, the value of this line item balance sheet is EUR 817.8 m, whereby the increase compared to 2016 is primarily the result of the acquisition of the MIA portfolios in the amount of EUR 122.5 m106, which already occurred in the first half of the year 2017. The value of the properties held as financial investments increases in the year 2018 due to the further planned acquisitions in the amount of EUR 155.3 m and maintenance investments and tenant build-out amounting to EUR 15.6 m increase

105	In the following, balance sheet numbers refer to 31 December of the respective year.
106	Includes reclassification to fixed assets of EUR 2.3 m.

to EUR 988.4 m. In the subsequent years, the value of the real estate portfolio increases to EUR 1,017.2 m in 2021 due to maintenance investments and tenant improvements.

506.

Maintenance investments and tenant improvements are planned at the level of the individual properties and accordingly take into account the specific degree of wear and tear of the buildings on the property and the respectively incurred maintenance expenses for the individual measures. Relatively high maintenance investments and tenant improvements arise in the amount of EUR 7.9 m in 2017, EUR 15.3 m in 2018 and EUR 16.6 m 2019. The investment ratio with regard to the value of the properties in the planning period is 0.6% to 1.6%. Due to the detailed planning of the investments, the investment ratios fluctuate during the planning period.

507.	The planned ongoing maintenance investments and tenant build-out work, excluding acquisitions (“CAPEX”) as a ratio of the rental income (“Sales”) were compared with the peer group.

508.

Since there are no reliable estimates by analysts for the investments in existing properties excluding acquisitions, we refer to historic values for the comparison with the peer group. The median for the peer group companies in the years 2014 to 2016 is between 10.4% and 23.7%. The ratio for WCM in the years 2017 to 2019 with 17.7% to 30.1% is at the upper end of the historically observed range for the peer group companies. Over the course of time, the maintenance investments and tenant improvements fluctuate also based on the development of the vacancies. The assumptions in the plan take into account the tenant improvements which is needed for the specific properties as a consequence of reducing the vacancy rate. This means that upon the expiration of a lease agreement, investments in tenant improvements are planned to the extent necessary for the re-lease of the premises.

509.

The balance sheet item for equipment decreases from EUR 3.1 m in 2016 to EUR 0.7 m in 2017 and is planned to continue in a constant manner over the further course of the plan. The line item property, plant and equipment also includes technical equipment. The line item decreases in the first planned year 2017 due to reclassifications by WCM of installations in third party properties to the balance sheet line item of properties held as financial investments. The planned depreciation in the amount of EUR 0.2 m to EUR 0.3 m was added to investments as a technical adjustment for purposes of the valuation, so that there is growth of 1.0% attributed the equipment. Compared to the planning of the company, the continuing maintenance of the existing status is assumed with regard to the equipment for purposes of the valuation.

510.	Other assets primarily include contributions to construction costs and were planned to be constant based on the value in the balance sheet for the year 2016 of EUR 0.4 m.

511.

The other fixed assets, consisting of deferred taxes and financial assets, remain constant at EUR 12.6 m in the plan period. Since only taxes on income which affect cash flow are taken into account, the deferred taxes remain constant in the plan period.

512.	Current assets

The current assets of WCM marginally increase from EUR 29.9 m in 2016 to EUR 30.1 m in 2021.

513.

The receivables for delivery of goods and services remain constant at EUR 0.1 m in the planning period. There is also a very low level of outstanding receivables in the historic review. This results from the comprehensive credit assessment of tenants and the active property management of WCM.

514.

The minimum cash on hand for operations, as estimated by the company, requires liquid funds of approximately EUR 5 m in 2017. This corresponds to cash on hand for operations in relation to the rental income of approximately 11%. This ratio is also assumed in the further planned years, so that the liquid funds increase in accordance with the rental income to EUR 6.5 m in 2021. Any financial surpluses which go beyond this are completely distributed in the plan period.

515.

The other current assets increase from EUR 21.8 m in 2016 to EUR 25.7 m in 2017 and subsequently fall to EUR 23.6 m and remain constant in the further plan period. The other current assets include advance payments, operating costs not yet invoiced, notary trust accounts and excess payments of property transfer tax. The increase in the other current assets in 2017 is primarily the result of an increase in operating costs not yet invoiced. However, a slight decrease in the operating costs not yet invoiced is assumed in 2018.

516.	The planning of assets is, thus, with the exemption of investment properties and liquid funds, simplified. Based on materiality considerations the approach is reasonable.

517.

The liabilities and equity in the balance sheet include, in addition to the interest bearing and non-interest bearing liabilities, provisions as well as the equity which is derived on the basis of the integrated business plan: 107

Balance Sheet
Equity and Liabilities
	Historical (adjusted)			Plan					CAGR
in EUR m	2014	2015	2016	2017	2018	2019	2020	2021	16-‘21
Equity	31.8	269.6	341.3	346.2	443.3	470.8	490.9	511.3	8.4%
Other provisions	0.3	1.8	2.8	2.8	2.8	2.8	2.8	2.8
Deferred tax liabilities	—	4.7	14.6	14.6	14.6	14.6	14.6	14.6
Provisions	0.3	6.5	17.4	17.4	17.4	17.4	17.4	17.4	0.0%
Financial liabilities current	2.0	76.3	22.2	—	—	—	—	—
Financial liabilities non current	6.2	187.8	339.7	479.0	551.9	541.0	527.1	513.1	8.6%
Credit in current account	—	—	—	0.5	0.0	—	—	—
Interest bearing liabilities	8.2	264.1	361.9	479.5	551.9	541.0	527.1	513.1	7.2%
Non-interest bearing liabilities	3.6	10.7	15.1	19.4	19.4	19.4	19.4	19.4	5.2%
Total equity and liabilities	43.9	550.9	735.7	862.5	1,032.0	1,048.6	1,054.8	1,061.1	7.6%

518.	Equity

The equity grows in the planning period from EUR 341.3 m in 2016 to EUR 511.3 m in 2021. This is based on the assumption that all liquid funds which are available and exceed the minimum cash on hand required for operations will be completely distributed. The equity increases due to a capital increase in the amount of EUR 70.2 m in 2018, in connection with the planned acquisition of properties. The acquisition in the year 2018 is financed with a debt ratio of 68%. The capital increase is based on the assumption that 23 m new shares will be issued at EUR 3.05 each. The other funds of the capital increase will be used to repay amortization-free loans in other real estate portfolios.

519.	Provisions

The provisions in the balance sheet consist of deferred taxes and other provisions consisting primarily of provisions for taxes, provisions for costs for personnel and provisions for the financial statements and the costs for audits. The provisions are planned with a constant amount of EUR 2.8 m on the basis of the year 2016. Since only income taxes which affect cash flows are taken into account in the valuation, the deferred tax liabilities remain constant at EUR 14.6 m.

107	In the following, balance sheet numbers refer to 31 December of the respective year.

520.	Liabilities

Net loan-to-value ratio
	Historical			Plan					CAGR
in EUR m	2014	2015	2016	2017	2018	2019	2020	2021	16-‘21
Interest bearing liabilities	8.2	264.1	361.9	479.5	551.9	541.0	527.1	513.1	7.2%
Cash and equivalents	19.4	11.1	10.0	5.0	6.1	6.1	6.4	6.4	-8.6%

Net interest bearing liabilities	n.a.	253.0	351.9	474.5	545.9	535.0	520.7	506.7	7.6%
Total investment properties	17.3	501.5	662.1	817.8	988.4	1,005.0	1,010.8	1,017.2	9.0%
Net loan-to-value ratio	n.a.	50.4%	53.1%	58.0%	55.2%	53.2%	51.5%	49.8%

521.

The interest bearing liabilities increase from EUR 361.9 m in 2016 initially to EUR 479.5 m in 2017. The increase is caused primarily by the financing for the acquisition of properties in the first half of the year 2017. The interest bearing liabilities increase to EUR 551.9 m in 2018 as a result of the planned acquisition of properties. Debt will also be repaid with the capital increase. During the further course of time, a slight decrease in the interest bearing debt is planned based on amortization of EUR 513.1 m in the year 2021. Financial liabilities are not classified into short-term and long-term in the plan period. There is a need for financing in the amount of EUR 0.0 m to EUR 0.5 m in the years 2017 to 2018 which is covered with a current account credit line and completely amortized in the year 2019.

522.

A comparison of the net LTV ratio with the peer group companies shows that the net loan-to-value ratio the real estate portfolio of WCM in 2015 of 50% was below the peer group median. In 2016, the net LTV ratio for WCM was 53% and, thus, above the peer group median in the amount of 48%.

523.

There are no estimates by analysts for the plan period, so that the planned values for WCM can only be compared with historic values. During the plan period, the net LTV ratio initially climbs to 58% in 2017 and then decreases to 53% in 2019. This is the result of the fact that the plan by WCM provides for amortization of interest bearing liabilities. Compared to the historic net LTV ratio of the peer group, the net LTV ratio of WCM is in the upper end of the historic range of the peer group. However, the net LTV ratio of WCM is significantly higher compared to the peer group median. In the further course of the plan in 2020 and 2021, WCM plans to have continuous repayment of the interest bearing liabilities. In 2021, the net LTV ratio is planned to be 50%. The net LTV ratio of TLG, on the other hand, has values between 43% and 45% in the plan period and is well below the planned net LTV ratio of WCM despite the planned debt repayment by WCM.

524.

The non-interest bearing liabilities increase from EUR 15.1 m in 2016 to EUR 19.4 m in 2017 and remains constant at the level of 2017 in the remaining plan period. The non-interest bearing liabilities consist primarily of trade liabilities and other liabilities. The other liabilities include primarily advance payments on operating costs which slightly increase as the size of the portfolio increases.

525.	The planning of equity and liabilities is thus with the exemption of investment properties and liquid funds simplified. Based on materiality considerations the approach is reasonable.

6.1.3.7. Result of the analysis of the business plan

526.

In order to assure a consistent determination of future cash flows and growth rates, the material assumptions and premises of the business plan are analyzed and checked for reasonableness in the context of a benchmarking analysis.

527.

The planning process at WCM is generally in the form of a multi-level “top-down/bottom-up” approach. The contractual conditions for each property are taken into account, so that there is detailed planning of the rental income, the specific costs for the property and investments. The “bottom-up” planning of the individual properties is examined by the asset management on a “top-down” basis with regard to plausibility and adjustments are made if necessary, also in light of the strategic goals of the company. This assures that the business plan, which is an aggregate of the individual property plans, represent an appropriate image of the expected financial surpluses.

528.

The growth of the rental income in the first two years is marked by acquisitions. The acquisitions of 2017 were already concluded in the first half of the year for the planned year 2017 and, thus, already as of the valuation date. The planned acquisition in the year 2018 leads to almost achieve the mid-term desired value of existing properties of EUR 1.0 billion.

529.

The planned rental yield, including the planned acquisition in the year 2018, remains at a virtually constant level throughout the entire plan period. Compared to the peer group, the growth of rental income at WCM after completion of the acquisitions is in the peer group range. Due to temporary vacancies during the course of the plan, fluctuating growth rates of rental income result. Overall, the planning of the rental income is reasonable in light of the contractual indexation on passing on inflation, the reflection of the rent contracts at the level of the individual properties as well as the assumption on renewed leasing and new leases. The plan for the acquisitions is especially less ambitious than compared to TLG.

530.

The EBIT and FFO margins are in the range of the analysts’ estimates for the peer group companies, although slightly below the peer group median. This is the result of temporary vacancies and the related vacancy costs and costs for letting out the premises again or concluding new leases. The planned margins are overall reasonable, also in light of the limited informative power of the historic margins.

531.

The net loan-to-value ratio in the past is approximately at the level of the peer group, but it increases as a result of the acquisitions in 2017 and 2018 and is then substantially above the historic peer group median. In light of this, WCM plans in the long term to again lower the net loan-to-value ratio by repaying debt. Taking into account the repayment of debt, the possibilities for carrying out capital increases for the acquisition of properties in the planning period is overall limited. The end of the planned acquisitions in the year 2018 appears reasonable in light of the by way of comparison low FFO profitability, the planned repayment of debt and the limited financing possibilities due to the high net loan-to-value ratio.

532.

Due to the analyses we conducted with regard to the market and competitive environment, the planning of the income statement as well as the planned balance sheet including the price/volume structure, the benchmarking analyses with the peer group companies, the discussions conducted with the management of WCM and the analysis of the planning process, we assess the business plan as overall reasonable. The business plan was used without any adjustment down to the level of the EBIT.

6.2. Extended plan

533. Income statement

Income Statement
	Historical (adjusted)			Plan					extended Plan					CAGR
in EUR m	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026	21-‘26

Rental income	—	10.4	32.6	46.1	55.8	56.0	58.8	58.7	59.0	59.7	58.2	59.2	61.3	0.9%
growth (in %)	—	—	212.2%	41.3%	21.1%	0.3%	5.1%	-0.2%	0.6%	1.1%	-2.4%	1.7%	3.5%
Non-recoverables	—	0.6	0.9	1.5	2.0	2.1	2.1	2.1	2.1	2.2	2.2	2.2	2.2	1.2%
Repairs & maintenance costs	—	0.3	0.4	1.2	1.7	1.7	1.8	1.8	1.8	1.8	1.8	1.9	1.9	1.2%
Other expenses	—	0.0	1.4	2.0	2.9	3.3	2.0	2.5	2.5	2.9	3.6	3.1	2.9	3.0%

Net operating income (NOI)	—	9.6	29.8	41.3	49.2	48.9	53.0	52.3	52.6	52.8	50.6	52.0	54.2	0.7%
% margin	—	91.5%	91.4%	89.7%	88.2%	87.3%	90.0%	89.1%	89.1%	88.5%	86.9%	87.9%	88.5%
Personnel expenses	0.2	1.5	4.6	3.7	3.7	3.8	3.9	3.9	4.0	4.0	4.1	4.2	4.2	1.2%
Other operating income	1.0	3.0	1.5	—	—	—	—	—	—	—	—	—	—
Other operating expenses	1.5	6.7	12.9	22.5	6.1	4.0	4.1	4.1	4.2	4.3	4.3	4.4	4.4	1.2%

EBITDA	-0.7	4.3	13.8	15.2	39.4	41.1	45.0	44.3	44.4	44.5	42.2	43.5	45.7	0.6%
% margin	—	41.4%	42.4%	33.0%	70.6%	73.4%	76.6%	75.4%	75.2%	74.6%	72.5%	73.4%	74.6%
Depreciation	—	0.4	1.1	0.2	0.3	0.3	0.3	0.3	0.3	0.3	0.3	0.3	0.4

EBIT	-0.7	4.0	12.7	14.9	39.1	40.8	44.8	44.0	44.2	44.2	41.9	43.2	45.3	0.6%
% margin	—	38.0%	39.0%	32.4%	70.2%	72.9%	76.1%	75.0%	74.8%	74.1%	72.0%	73.0%	73.9%
Financial results	-0.2	-2.1	-7.1	-9.9	-11.8	-11.6	-11.1	-11.0	-11.4	-12.0	-11.2	-11.3	-10.8

Results from ordinary activities	-0.9	1.9	5.6	5.0	27.4	29.1	33.7	33.1	32.7	32.2	30.7	31.9	34.4	0.8%
Extraordinary results	—	—	—	0.1	—	—	—	—	—	—	—	—	—
Re-adjustments	—	54.9	30.0	—	—	—	—	—	—	—	—	—	—

EBT	-0.9	56.8	35.6	5.2	27.4	29.1	33.7	33.1	32.7	32.2	30.7	31.9	34.4	0.8%
Taxes on income	-2.1	-0.9	17.0	0.3	0.4	0.5	0.7	0.7	0.7	0.6	0.5	0.6	0.7	-0.2%
Effective tax rate (in %)	n.a.	-1.5%	47.9%	5.3%	1.6%	1.8%	2.2%	2.1%	2.1%	2.0%	1.6%	1.8%	2.0%
Net income	1.2	57.7	18.6	4.9	26.9	28.6	33.0	32.4	32.0	31.6	30.2	31.3	33.7	0.8%
% margin	—	n.a.	56.9%	10.6%	48.3%	51.2%	56.0%	55.1%	54.3%	52.9%	51.9%	52.9%	55.1%

534.

The planning model of WCM includes in total the period from 2017 to 2026, but only the period from 2017 to 2021 was adopted by the executive board as the business plan of WCM. Since the planning model also is based, among other aspects, on property specific planned accounts for the planning period 2022 to 2026, the planning model constitutes an appropriate basis for the forecast when estimating the financial surpluses after 2021. As a consequence, we have used the planning of WCM for 2022 to 2026 as so-called “extended plan” after the end of the plan period in 2021.

535.

The extended plan models existing leases according to the contracts for a longer period of time. When analyzing the rental income in the extended plan, there is a similar picture compared to the plan period. The rental income initially increases from EUR 58.7 m in 2021 to EUR 59.7 m in 2023 and then fall in 2024 to EUR 58.2 m and subsequently increases to EUR 61.3 m in 2026. There is a growth of rental income of 0.9% annually in the extended plan. The rental income fluctuates according to temporary vacancies and rent-free period resulting in the portfolio.

536.

The net operating income grows in the extended plan annually by 0.7%. The non-recoverables and maintenance costs, just as in the detailed planning period, are planned with an annual growth rate of 1.2% after 2018. The other expenses for operating and ancillary costs also reflect the property specific vacancies. In accordance with a decrease in the rental income of 2.4% in 2024, the other operating costs and ancillary costs increase from EUR 2.9 m in 2023 to EUR 3.6 m in 2024.

537.

The EBITDA increases in the extended planning period from EUR 44.3 m in 2021 to EUR 45.7 m in 2026. This corresponds to an average annual growth rate of 0.6% for the EBITDA in the extended plan period from 2021 to 2026. The EBITDA margin is between 72.5% and 75.2% in the extended plan period.

538.

The personnel expenses and the other operating expenses increase in the extended plan period by an annual rate of 1.2% each. This planning assumption causes a slight decrease in the EBITDA margins until 2026.

539.	Depreciation on equipment is planned in analogy to the plan period.

540.

The EBIT increases in the extended plan period from EUR 44.0 m in 2021 to EUR 45.3 m in 2026. The EBIT margins in the extended plan period of 72.0% and 74.8% are slightly below the values in the plan period. This results from the fact that the net operating income grows at a slightly lower rate than the rental income. A similar situation applies with regard to the growth of personnel costs and other operating expenses. Thus, the EBIT margins in the extended plan are similar to the EBIT margins of the peer group. In comparison to TLG, the EBIT margins of WCM in the extended plan period are on average lower.

541.

The financial result in the extended plan is marked by slightly decreasing expenses for financing. The repayment of debt leads to lower expenses for financing. This is countered by the fact that the implied interest rate slightly increases.

542.	The taxes on income and earnings are planned in analogy to the plan period simplified at group level.

543.	The net income grows in the extended plan at an annual rate of 0.8% somewhat stronger than the EBIT due to the slightly lower expenses for financing.

544. Balance sheet

In a next step, we analyzed the plan balance sheet for 2022 to 2026 of WCM relevant for the valuation: 108

Balance Sheet
Assets
	Historical (adjusted)			Plan					extended Plan					CAGR
in EUR m	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026	21-‘26
Intangible assets	—	0.1	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2
Investment property	17.3	501.5	689.5	817.8	988.4	1,005.0	1,010.8	1,017.2	1,027.3	1,034.0	1,045.1	1,051.2	1,060.1
Property, plant and equipment	0.5	4.7	3.1	0.7	0.7	0.7	0.7	0.7	0.7	0.8	0.8	0.8	0.8
Other non-current assets	—	—	0.4	0.4	0.4	0.4	0.4	0.4	0.4	0.4	0.4	0.4	0.4
Tangible assets	17.8	506.2	693.0	818.9	989.5	1,006.1	1,011.9	1,018.3	1,028.4	1,035.2	1,046.3	1,052.3	1,061.3	0.8%
Other fixed assets	3.0	14.3	12.6	12.6	12.6	12.6	12.6	12.6	12.6	12.6	12.6	12.6	12.6
Fixed assets	20.8	520.6	705.7	831.7	1,002.3	1,018.9	1,024.7	1,031.1	1,041.2	1,047.9	1,059.0	1,065.1	1,074.0	0.8%
Receivables	0.0	0.3	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.1
Cash and equivalents	19.4	11.1	8.0	5.0	6.1	6.1	6.4	6.4	6.4	6.5	6.3	6.4	6.6	0.9%
Other current assets	3.7	18.9	21.8	25.7	23.6	23.6	23.6	23.6	23.6	23.6	23.6	23.6	23.6
Current assets	23.1	30.3	29.9	30.9	29.7	29.8	30.1	30.1	30.1	30.2	30.0	30.1	30.3	0.2%
Total assets	43.9	550.9	735.7	862.5	1,032.0	1,048.6	1,054.8	1,061.1	1,071.3	1,078.1	1,089.0	1,095.2	1,104.4	0.8%

545.

The assets increase in the extended plan period from EUR 1,061.1 m in 2021 to EUR 1,104.4 m in 2026. The fixed assets consist primarily of the properties held as financial investments, as is the case in the plan period. The development of the existing properties is also based, in the same manner as in the plan period on a detailed plan of the maintenance investments and tenant improvements at the level of the individual properties. For example, an average lease term of 7.4 years as of 31 December 2017 is assumed for the acquisition portfolio in 2018. This implies assumed larger investments with tenant improvements in the course of changing tenants in the years 2022 to 2024. Overall, the extended plan assumes a capex-to-sales ratio of between 10.7% to 19.5% and investment ratios between 0.6% and 1.1%.

546.	All other positions in the balance sheet related to fixed assets and current assets develop on the basis of the same assumptions as applied in the planning period.

Balance Sheet
Equity and Liabilities

	Historical (adjusted)			Plan					extended Plan					CAGR
in EUR m	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026	21-‘26
Equity	31.8	269.6	341.3	346.2	443.3	470.8	490.9	511.3	535.3	555.8	580.5	600.5	623.6	4.1%
Other provisions	0.3	1.8	2.8	2.8	2.8	2.8	2.8	2.8	2.8	2.8	2.8	2.8	2.8
Deferred tax liabilities	—	4.7	14.6	14.6	14.6	14.6	14.6	14.6	14.6	14.6	14.6	14.6	14.6
Provisions	0.3	6.5	17.4	17.4	17.4	17.4	17.4	17.4	17.4	17.4	17.4	17.4	17.4
Financial liabilities current	2.0	76.3	22.2	—	—	—	—	—	—	—	—	—	—
Financial liabilities non current	6.2	187.8	339.7	479.0	551.9	541.0	527.1	513.1	499.2	485.5	471.7	457.9	444.0
Credit in current account	—	—	—	0.5	0.0	—	—	—	—	—	—	—	—
Interest bearing liabilities	8.2	264.1	361.9	479.5	551.9	541.0	527.1	513.1	499.2	485.5	471.7	457.9	444.0	-2.9%
Non-interest bearing liabilities	3.6	10.7	15.1	19.4	19.4	19.4	19.4	19.4	19.4	19.4	19.4	19.4	19.4
Total equity and liabilities	43.9	550.9	735.7	862.5	1,032.0	1,048.6	1,054.8	1,061.1	1,071.3	1,078.1	1,089.0	1,095.2	1,104.4	0.8%

108	In the following, balance sheet numbers refer to 31 December of the respective year.

547.

The equity increases in the extended plan from EUR 511.3 m in 2021 to EUR 623.6 m. This corresponds to an annual growth rate of 4.1%. The increase results from an increase in the profit reserves. This increase results from the fact that only a small portion of the annual surpluses can be distributed due to maintenance investments, tenant improvements and simultaneous repayment of debt. As a consequence of the increased net loan-to-value ratio in the plan period, WCM plans continuous reduction of the interest bearing liabilities in the extended planning period.

548.

The interest bearing liabilities decrease from EUR 513.1 m in 2021 to EUR 444.0 m in 2026 as a result of repayment of debt. This corresponds to a decrease in the net loan-to-value ratio from 49.8% in 2021 to 41.2% in 2026. The net loan-to-value ratio at the end of the extended plan is accordingly at a level similar to the net loan-to-value ratio of TLG.

549.	Provisions and non-interest bearing liabilities develop in the extended plan on the basis of the same assumptions as in the planning period.

6.3. Terminal value phase

550.	In analogy to chapter 5.2. we describe in the following the assumptions of the terminal value phase and the terminal growth rate of WCM.

551.	Assumptions in the terminal value phase

If the enterprise has not yet reached the “stable condition” required for the approach in the terminal value phase by the end of the detailed plan period , e.g. if there is not yet sustained growth, corresponding assumptions must be made in a convergence phase which make it possible to apply the terminal value phase. The “stable condition” describes a sustained earnings and financial position in which all line items in the income statement grow at the sustained growth rate so that there are no longer any changes in key value drivers. Using the convergence phase, extraordinary effects in the plan can be adjusted, and the plan can be transitioned to the sustainable values. This approach was applied. The general assumption is that in the long term, all peer group enterprises will converge at an average market level.

552.

An extended plan was provided to us for the valuation in the present case, in addition to the business plan, so that a period of ten years could be depict. Since the last planned year in the extended plan corresponds approximately to the average profile of margins with regard to net operating income and EBIT of the previous planned years, we consider it appropriate to transition to the terminal value phase only after one additional convergence year.

553.

The growth of the rental income in the convergence phase is 1.0% and corresponds approximately to the average growth in rental income in the extended plan period, which is built on the assumption of business continuation with the existing property.

554.

The operating and ancillary costs are applied approximately at the average cost ratio with regard to rental income in the plan period and the extended plan period. This also applies for personnel costs and other operating expenses, where the average for the other operating expenses does not take into account the first planned year due to the expenses in connection with the takeover by TLG. The result is an EBIT margin of 72.5% in the year 2027 which corresponds to the average observed level of the peer group. This EBIT margin corresponds to the sustained level of profitability of the company. This EBIT margin also corresponds to the average level of margins in the detailed plan and the extended plan, except for the planned year 2017. This EBIT margin accordingly corresponds to the sustained level of profitability for WCM.

555.	The financial result is extrapolated over the long term based on the conditions for debt for the entire real estate portfolio in the last year of the extended plan.

556.

Only the taxes which have an effect on cash flow were applied for taxes on income and earnings in a manner which is analogous to the detailed plan phase and the extended plan. The taxes which have an effect on cash flow were planned on the basis of the income tax rate in the amount of 15.83% while using the extended deduction for the trade tax. The tax plan takes into account planning, among other aspects, of the depreciation and maintenance at the level of the individual properties for tax purposes as well as the loss carry forwards for purposes of corporate income tax. The long useful lives of the investment property for tax purposes and the high loss carry forwards for tax purposes of corporate income tax have tax effects which go beyond the technical year when the terminal value applies. Because of this, we have modeled all taxes which have an effect on cash flows completely and reflected the tax effects as a present value equivalent in the convergence year and the terminal value phase as an annuity.

557.

The value of properties held as financial investments grows in the convergence phase and the terminal value phase at the terminal growth rate so that the rental yield is 5.8% in the long term, which corresponds to the level in the plan and the extended plan.

558.

The net loan-to-value ratio in the last year of the extended plan is almost 45% due to the continuous debt repayment in the detailed plan period and the extended plan. According to information from WCM, this ratio represents a long-term sustained level, so that no further repayment is assumed in the year of convergence. The interest bearing liabilities develop in the convergence and terminal value phase at the terminal growth rate.

559.

We have planned the other positions in the assets and liabilities at a constant rate or depending on the rental income for purposes of simplification. This corresponds also to the approach of WCM in the detailed plan period.

560.	Overall, the planning of the income statement, the balance sheet and the derived cash flows are completely integrated in the convergence phase.

561.	Terminal growth rate

The business plan of TLG constitutes nominal planning. In the discussion of the terminal growth of the financial surpluses, the nominal growth is the basis for the total growth in the terminal value phase. This growth consists economically of price increases or inflation generated growth and real growth. Real growth, in turn, can include growth of volume and structural effects (shifts in the product mix). When forecasting the terminal value phase, exclusively inflation based growth is the basis in valuation practice.109 Taking into account real growth over the detailed planning phase often does not take place. However, since the nominal growth rate in the industry and the market position of the enterprise are relevant for estimating the terminal growth rate, it is necessary to include other components in addition to price related growth when estimating the terminal, nominal growth rate, especially growth resulting from volume. The applied terminal growth rate is 1.0% annually and takes into account both inflation related growth as well as real growth. The terminal growth rate of WCM is thus the same as for TLG.

109	See, WP handbook 2, 2014, no. 390 f.

6.4. Overview of KPIs in the convergence / terminal value phase

Income Statement
	Historical (adjusted)			Plan					extended Plan					Conv.	TV
in EUR m	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026	2027
Rental income	—	10.4	32.6	46.1	55.8	56.0	58.8	58.7	59.0	59.7	58.2	59.2	61.3	61.9	62.5
growth (in %)	—	—	212.2%	41.3%	21.1%	0.3%	5.1%	-0.2%	0.6%	1.1%	-2.4%	1.7%	3.5%	1.0%	1.0%
Non-recoverables	—	0.6	0.9	1.5	2.0	2.1	2.1	2.1	2.1	2.2	2.2	2.2	2.2	2.5	2.6
Repairs & maintenance costs	—	0.3	0.4	1.2	1.7	1.7	1.8	1.8	1.8	1.8	1.8	1.9	1.9	1.9	1.9
Other expenses	—	0.0	1.4	2.0	2.9	3.3	2.0	2.5	2.5	2.9	3.6	3.1	2.9	3.0	3.0

Net operating income (NOI)	—	9.6	29.8	41.3	49.2	48.9	53.0	52.3	52.6	52.8	50.6	52.0	54.2	54.5	55.0
% margin	—	91.5%	91.4%	89.7%	88.2%	87.3%	90.0%	89.1%	89.1%	88.5%	86.9%	87.9%	88.5%	88.0%	88.0%
Personnel expenses	0.2	1.5	4.6	3.7	3.7	3.8	3.9	3.9	4.0	4.0	4.1	4.2	4.2	4.3	4.3
Other operating income	1.0	3.0	1.5	—	—	—	—	—	—	—	—	—	—	—	—
Other operating expenses	1.5	6.7	12.9	22.5	6.1	4.0	4.1	4.1	4.2	4.3	4.3	4.4	4.4	4.9	5.0

EBITDA	-0.7	4.3	13.8	15.2	39.4	41.1	45.0	44.3	44.4	44.5	42.2	43.5	45.7	45.3	45.7
% margin	—	41.4%	42.4%	33.0%	70.6%	73.4%	76.6%	75.4%	75.2%	74.6%	72.5%	73.4%	74.6%	73.1%	73.1%
Depreciation	—	0.4	1.1	0.2	0.3	0.3	0.3	0.3	0.3	0.3	0.3	0.3	0.4	0.4	0.4

EBIT	-0.7	4.0	12.7	14.9	39.1	40.8	44.8	44.0	44.2	44.2	41.9	43.2	45.3	44.8	45.3
% margin	—	38.0%	39.0%	32.4%	70.2%	72.9%	76.1%	75.0%	74.8%	74.1%	72.0%	73.0%	73.9%	72.5%	72.5%
Financial results	-0.2	-2.1	-7.1	-9.9	-11.8	-11.6	-11.1	-11.0	-11.4	-12.0	-11.2	-11.3	-10.8	-11.0	-11.1

Results from ordinary activities	-0.9	1.9	5.6	5.0	27.4	29.1	33.7	33.1	32.7	32.2	30.7	31.9	34.4	33.9	34.2
Extraordinary results	—	—	—	0.1	—	—	—	—	—	—	—	—	—	—	—
Re-adjustments	—	54.9	30.0	—	—	—	—	—	—	—	—	—	—	—	—

EBT	-0.9	56.8	35.6	5.2	27.4	29.1	33.7	33.1	32.7	32.2	30.7	31.9	34.4	33.9	34.2
Taxes on income	-2.1	-0.9	17.0	0.3	0.4	0.5	0.7	0.7	0.7	0.6	0.5	0.6	0.7	2.0	2.0
Effective tax rate (in %)	n.a.	-1.5%	47.9%	5.3%	1.6%	1.8%	2.2%	2.1%	2.1%	2.0%	1.6%	1.8%	2.0%	5.9%	5.9%
Net income	1.2	57.7	18.6	4.9	26.9	28.6	33.0	32.4	32.0	31.6	30.2	31.3	33.7	31.9	32.2
% margin	—	n.a.	56.9%	10.6%	48.3%	51.2%	56.0%	55.1%	54.3%	52.9%	51.9%	52.9%	55.1%	51.5%	51.5%

Balance Sheet
Assets
	Historical (adjusted)			Plan					extended Plan					Conv.	TV
in EUR m	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026	2027
Intangible assets	—	0.1	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2
Investment property	17.3	501.5	689.5	817.8	988.4	1,005.0	1,010.8	1,017.2	1,027.3	1,034.0	1,045.1	1,051.2	1,060.1	1,070.7	1,081.4
Property, plant and equipment	0.5	4.7	3.1	0.7	0.7	0.7	0.7	0.7	0.7	0.8	0.8	0.8	0.8	0.8	0.8
Other non-current assets	—	—	0.4	0.4	0.4	0.4	0.4	0.4	0.4	0.4	0.4	0.4	0.4	0.4	0.4
Tangible assets	17.8	506.2	693.0	818.9	989.5	1,006.1	1,011.9	1,018.3	1,028.4	1,035.2	1,046.3	1,052.3	1,061.3	1,071.9	1,082.6
Other fixed assets	3.0	14.3	12.6	12.6	12.6	12.6	12.6	12.6	12.6	12.6	12.6	12.6	12.6	12.7	12.8
Fixed assets	20.8	520.6	705.7	831.7	1,002.3	1,018.9	1,024.7	1,031.1	1,041.2	1,047.9	1,059.0	1,065.1	1,074.0	1,084.8	1,095.6
Receivables	0.0	0.3	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.1
Cash and equivalents	19.4	11.1	8.0	5.0	6.1	6.1	6.4	6.4	6.4	6.5	6.3	6.4	6.6	6.7	6.8
Other current assets	3.7	18.9	21.8	25.7	23.6	23.6	23.6	23.6	23.6	23.6	23.6	23.6	23.6	23.8	24.0
Current assets	23.1	30.3	29.9	30.9	29.7	29.8	30.1	30.1	30.1	30.2	30.0	30.1	30.3	30.6	30.9
Total assets	43.9	550.9	735.7	862.5	1,032.0	1,048.6	1,054.8	1,061.1	1,071.3	1,078.1	1,089.0	1,095.2	1,104.4	1,115.4	1,126.6

Balance Sheet
Equity and Liabilities
	Historical (adjusted)			Plan					extended Plan					Conv.	TV
in EUR m	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026	2027
Equity	31.8	269.6	341.3	346.2	443.3	470.8	490.9	511.3	535.3	555.8	580.5	600.5	623.6	629.8	636.1
Other provisions	0.3	1.8	2.8	2.8	2.8	2.8	2.8	2.8	2.8	2.8	2.8	2.8	2.8	2.8	2.8
Deferred tax liabilities	—	4.7	14.6	14.6	14.6	14.6	14.6	14.6	14.6	14.6	14.6	14.6	14.6	14.8	14.9
Provisions	0.3	6.5	17.4	17.4	17.4	17.4	17.4	17.4	17.4	17.4	17.4	17.4	17.4	17.6	17.7
Financial liabilities current	2.0	76.3	22.2	—	—	—	—	—	—	—	—	—	—	—	—
Financial liabilities non current	6.2	187.8	339.7	479.0	551.9	541.0	527.1	513.1	499.2	485.5	471.7	457.9	444.0	448.4	452.9
Credit in current account	—	—	—	0.5	0.0	—	—	—	—	—	—	—	—	—	—
Interest bearing liabilities	8.2	264.1	361.9	479.5	551.9	541.0	527.1	513.1	499.2	485.5	471.7	457.9	444.0	448.4	452.9
Non-interest bearing liabilities	3.6	10.7	15.1	19.4	19.4	19.4	19.4	19.4	19.4	19.4	19.4	19.4	19.4	19.6	19.8
Total equity and liabilities	43.9	550.9	735.7	862.5	1,032.0	1,048.6	1,054.8	1,061.1	1,071.3	1,078.1	1,089.0	1,095.2	1,104.4	1,115.4	1,126.6

Profitability Ratios and Value Drivers
	Plan					extended Plan					Conv.	TV
in EUR m	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026	2027
Rental income	46.1	55.8	56.0	58.8	58.7	59.0	59.7	58.2	59.2	61.3	61.9	62.5
growth (in %)	41.3%	21.1%	0.3%	5.1%	-0.2%	0.6%	1.1%	-2.4%	1.7%	3.5%	1.0%	1.0%
EBITDA	15.2	39.4	41.1	45.0	44.3	44.4	44.5	42.2	43.5	45.7	45.3	45.7
in % of rental income	33.0%	70.6%	73.4%	76.6%	75.4%	75.2%	74.6%	72.5%	73.4%	74.6%	73.1%	73.1%
EBIT	14.9	39.1	40.8	44.8	44.0	44.2	44.2	41.9	43.2	45.3	44.8	45.3
in % of rental income	32.4%	70.2%	72.9%	76.1%	75.0%	74.8%	74.1%	72.0%	73.0%	73.9%	72.5%	72.5%
Adj. EBIT	15.0	38.4	40.1	44.8	43.9	43.5	43.6	41.9	42.9	45.3	44.8	45.3
in % of rental income	32.6%	68.9%	71.7%	76.1%	74.7%	73.7%	73.1%	72.0%	72.4%	73.9%	72.5%	72.5%
NOPLAT	14.2	37.8	39.4	43.8	42.9	42.6	42.7	41.3	42.1	44.4	42.2	42.6
in % of rental income	30.9%	67.8%	70.5%	74.4%	73.1%	72.2%	71.6%	70.9%	71.1%	72.4%	68.2%	68.2%
Net income	4.9	26.9	28.6	33.0	32.4	32.0	31.6	30.2	31.3	33.7	31.9	32.2
in % of rental income	10.6%	48.3%	51.2%	56.0%	55.1%	54.3%	52.9%	51.9%	52.9%	55.1%	51.5%	51.5%
Fixed assets	831.7	1,002.3	1,018.9	1,024.7	1,031.1	1,041.2	1,047.9	1,059.0	1,065.1	1,074.0	1,084.8	1,095.6
Fixed assets turnover	0.1x	0.1x	0.1x	0.1x	0.1x	0.1x	0.1x	0.1x	0.1x	0.1x	0.1x	0.1x
Working capital	-5.9	-7.0	-7.0	-6.7	-6.7	-6.7	-6.6	-6.8	-6.7	-6.4	-6.5	-6.6
Working capital turnover	-18.2x	-9.4x	-7.9x	-8.4x	-8.7x	-8.8x	-8.9x	-8.8x	-8.7x	-8.7x	-9.2x	-9.3x
Invested capital (IC)	825.8	995.2	1,011.9	1,018.0	1,024.3	1,034.5	1,041.3	1,052.3	1,058.4	1,067.6	1,078.3	1,089.1
growth (in %)	19.5%	20.5%	1.7%	0.6%	0.6%	1.0%	0.7%	1.0%	0.6%	0.9%	1.0%	1.0%
Interest bearing liabilities	479.5	551.9	541.0	527.1	513.1	499.2	485.5	471.7	457.9	444.0	448.4	452.9
Equity	346.2	443.3	470.8	490.9	511.3	535.3	555.8	580.5	600.5	623.6	629.8	636.1
Net LTV ratio	58.0%	55.2%	53.2%	51.5%	49.8%	48.0%	46.3%	44.5%	42.9%	41.3%	41.3%	41.3%
CAPEX	126.2	170.9	16.9	6.1	6.6	10.4	7.1	11.4	6.4	9.4	11.0	11.1
in % of rental income	n.a.	n.a.	30.1%	10.3%	11.3%	17.6%	11.8%	19.5%	10.7%	15.3%	17.8%	17.8%
Depreciation and amortization (D&A)	0.2	0.3	0.3	0.3	0.3	0.3	0.3	0.3	0.3	0.4	0.4	0.4
Return on equity (ROE)	1.4%	7.8%	6.5%	7.0%	6.6%	6.3%	5.9%	5.4%	5.4%	5.6%	5.1%	5.1%
Cash flow to equity	—	-70.2	1.1	12.9	12.0	8.0	11.0	5.5	11.3	10.7	25.6	25.9
growth (in %)	n.a.	n.a.	n.a.	n.a.	-7.0%	-33.1%	37.4%	-49.7%	103.7%	-5.5%	140.5%	1.0%
Thereof dividends	—	—	1.1	12.9	12.0	8.0	11.0	5.5	11.3	10.7	25.6	25.9

6.5. Costs of equity

563.

The cash flows to be discounted must be discounted with the levered costs of equity after personal taxes.110 These costs are derived from the risk-free base interest rate after personal taxes plus a risk premium derived from the levered beta factor and the market risk premium after personal taxes.

6.5.1. Risk-free interest rate

564.	A single risk-free interest rate of 0.92% after personal taxes is applied as of the valuation date.111

6.5.2. Risk premium

565.	Market risk premium

The market risk premium is defined as the difference between the expected value for long-term returns of an investment in a market portfolio, consisting of risk-bearing securities and the current risk-free base interest rate as of the valuation date, which is represented by the risk-free interest on government bonds. Based on independent examinations of the overall returns of investment in the capital market and the recommendations of the FAUB, a market risk premium of 6.0% for the valuation of TLG and WCM after personal taxes is considered reasonable. In a manner analogous for determining the dividend discount value of TLG, the valuation is also provided for information purposes using the market risk premium of 5.5% after personal taxes.112

566.	Beta factor

The market risk premium discussed in the previous chapter must be modified with regard to the special risk structure of the company being valued. The specific risk for the company and the industry is expressed under the (Tax-)CAPM in the so-called beta factor.

567.

Since WCM is a listed company, the estimate of a reasonable beta factor is initially determined by the own beta factor of WCM. The own beta factor of WCM is derived on the basis of data from the database Capital IQ. The Composite DAX (hereinafter, the “CDAX”), which represents the broadest, local comparable index serves as the comparable index. However, the analyses of the coefficient of determination (R2) and the t-test indicate that the own beta factor of WCM is not reliable due to a low statistical quality.

110	With regard to the general determination of the capitalization rate in the dividend discount model, reference is made to the discussion in chapter 5.4. “(Para. 364 ff).
111	On the determination of the risk-free base interest rate, see chapter 5.4.1. (Para. 368 ff).
112	On the reasons for determining the MRP, see chapter 5.4.2. (Para. 372 ff).

568.

In analogy to determining the beta factor of TLG, an analysis of the levered beta factors of the peer group companies was also made for WCM. Due to the high level of comparability of the business models of WCM and TLG, the same analysis of the beta factors of the peer group is used for WCM as was used for TLG.113 The unlevered beta factors of the peer group lie in a range of 0.25 to 0.42. The average (arithmetic mean) results in a beta factor of between 0.34 and 0.37. The median beta factor is 0.37. Taking into account the future risk of WCM’s business model, an unlevered beta factor in the amount of 0.375 is set. This is in the range of the peer group companies, but below the unlevered beta factor of TLG due to the high risk profile in the business plan of TLG in particular with respect to the forecasted acquisitions.

569.

Based on the above-described market risk premium of 6.0% and the unlevered beta factor in the amount of 0.375, this results in a risk premium (for the operational risk) in the amount of 2.25%. Based on a market risk premium of 5.5%, it results a risk premium of 2.06%.

570.	The unlevered costs of equity after personal taxes are accordingly:

0.92% + 0.375 x 6.0% = 3.17%

571.	Alternatively, using a market risk premium of 5.5% after taxes results in levered costs of equity of:

0.92% + 0.375 x 5.5% = 2.98%

6.5.3. Terminal growth rate

572.

The terminal growth rate of the financial surpluses is the rate at which all positions in the plan must grow so that a sustained and stable condition of the company is achieved and can be reflected. The equal growth of all positions in the income statement and all positions in the balance sheet at book values secures, in addition to constant sustained operational profitability, also a constant turnover of the assets, debt level and profitability on the capital.

573.

The business plan of WCM constitute a nominal plan. Therefore, nominal growth must accordingly be the basis in the discussion about sustained growth in the financial surpluses for the terminal value phase, and this growth is derived from the real growth and the growth resulting from inflation.

574.

The arguments described in Chapter 5.4.2. (Para. 389 ff) for the terminal growth rate of TLG can be applied virtually analogously to WCM as a result of the very similar business models of TLG and WCM. We accordingly refer to Chapter 5.4.2. for the discussion about the general development of the market.

113	See, chapter 5.4.2. (Para. 372 ff).

575.

Similar to the tenant contracts at TLG, a portion of the rental volume of WCM provides for a contractually fixed adjustment of rent depending on the expected rate of inflation. However, it must be noted that often the indexation of rents with regards to inflation is only partial. In the case of some retail properties, the lease agreements do not contain any indexation of rent, so that the adjustments for inflation can only be realized in the context of extensions of contracts or new leases. The passing on of price increases is, thus, only to a limited extent possible.

576.

There is also the risk on the costs side that the expenses of WCM will increase faster than the general level of prices and that these price increases cannot be passed on due to the long-term lease agreements. Price increases in the amount of the general level of prices could adversely affect the growth due to indexing for inflation. Above all the costs for personnel and the portion of the non-recoverables could become more expensive. Especially the non-recoverables, e.g. vacancy costs, could become more expensive as a result of a possibly faster increase in the costs for energy.

577.

In the overall analysis of the forecasts for inflation, the company specific and contractual aspects, the overall development of the economy and the demographics as well as the special aspects in the commercial real estate market, a terminal growth rate of 1.0% was also set as the company and industry specific, nominal terminal growth rate.

6.6. Stand-alone Valuation

578.

Based on the adjusted income statements as well as the adjusted balance sheets114 the cash flows to equity of WCM are derived below, and the equity value taken into account special items is determined using the dividend discount method. Each value is subsequently checked for reasonableness using multiples.

6.6.1. Dividend discount value under IDW S 1 after personal taxes

579.	The cash flows to equity of WCM are derived on the basis of the business plan:115

Derivation of cash flow to equity
	Plan					extended Plan					Conv.	TV
in EUR m	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026	2027
EBIT	14.9	39.1	40.8	44.8	44.0	44.2	44.2	41.9	43.2	45.3	44.8	45.3
-/+ Financial results	-9.9	-11.8	-11.6	-11.1	-11.0	-11.4	-12.0	-11.2	-11.3	-10.8	-11.0	-11.1
-/+ Extraordinary results	0.1	—	—	—	—	—	—	—	—	—	—	—
- Income taxes	0.3	0.4	0.5	0.7	0.7	0.7	0.6	0.5	0.6	0.7	2.0	2.0
Net income	4.9	26.9	28.6	33.0	32.4	32.0	31.6	30.2	31.3	33.7	31.9	32.2
+ Depreciation	0.2	0.3	0.3	0.3	0.3	0.3	0.3	0.3	0.3	0.4	0.4	0.4
- Change in fixed assets	-126.2	-170.9	-16.9	-6.1	-6.6	-10.4	-7.1	-11.4	-6.4	-9.4	-11.2	-11.3
-/+ Change in net working capital	-3.9	2.2	—	—	—	—	—	—	—	—	-0.2	-0.2
-/+ Change in cash and equivalents	3.0	-1.1	-0.0	-0.3	0.0	-0.0	-0.1	0.2	-0.1	-0.2	-0.1	-0.1
-/+ Change in interest-bearing liabilities	122.0	72.4	-10.9	-13.9	-14.0	-13.9	-13.7	-13.8	-13.8	-13.9	4.8	4.9
Cash flow to equity	—	-70.2	1.1	12.9	12.0	8.0	11.0	5.5	11.3	10.7	25.6	25.9

580.

The derived cash flow to equity consists of dividend payments and capital increases. When determining the cash flow to be discounted, dividend payments and fictive retention are reduced for personal income tax in the context of direct typification. The cash flow to be discounted are discounted with the levered cost of equity capital after personal taxes. A sustained payout ratio in the amount of around 65% is assumed, which corresponds to the average payout ratio of the peer group companies.

581.

The negative cash flows from the capital increases, however, are discounted at the risk-free rate after personal taxes. In the case of negative cash flows, for example, capital increases, in general a deduction for risk is made under IDW S 1 no. 89. However, it can be regularly seen in valuation practice that, instead of applying the deduction for risk, the discounting is done at the risk-free rate. This approach assumes that future capital increases are not risky. We have followed this approach.

114	See, chapter 6.1., 6.2. and 6.3.
115	See, chapter 6.1., 6.2. and 6.3.

582.	The determination of cash flows to be discounted is as follows:

Dividend discount model IDW S1 - Derivation of cash flows to be discounted
	Plan					extended Plan					Conv.	TV
in EUR m	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026	2027
Net income	4.9	26.9	28.6	33.0	32.4	32.0	31.6	30.2	31.3	33.7	31.9	32.2
Payout ratio	0%	0%	4%	39%	37%	25%	35%	18%	36%	32%	65%	65%
Retention ratio	100%	100%	96%	61%	63%	75%	65%	82%	64%	68%	35%	35%
Planned retention	4.9	97.1	27.5	20.1	20.4	24.0	20.6	24.7	20.0	23.1	6.2	6.3

Cash flow to equity	0.0	-70.2	1.1	12.9	12.0	8.0	11.0	5.5	11.3	10.7	25.6	25.9
thereof capital increase	—	-70.2	—	—	—	—	—	—	—	—	—	—
thereof add-back as dividend	—	—	1.1	12.9	12.0	8.0	11.0	5.5	11.3	10.7	20.7	20.9
thereof return of capital contribution	—	—	1.1	12.9	12.0	8.0	11.0	5.5	11.3	10.7	20.7	17.6
personal taxes (13.2%)	—	—	-0.1	-1.7	-1.6	-1.1	-1.5	-0.7	-1.5	-1.4	-2.7	-2.3
thereof to be taxed regularly	—	—	—	—	—	—	—	—	—	—	—	3.4
personal taxes (26.4%)	—	—	—	—	—	—	—	—	—	—	—	-0.9
thereof add-back as fictive retention	—	—	—	—	—	—	—	—	—	—	4.9	5.0
personal taxes (13.2%)	—	—	—	—	—	—	—	—	—	—	-0.6	-0.7
Cash flow to be discounted	—	—	1.0	11.2	10.4	7.0	9.6	4.8	9.8	9.3	22.3	22.0
Capital increase	—	-70.2	—	—	—	—	—	—	—	—	—	—

583.

The portion of cash flows to equity, which we have taken into account as the dividend is partially exempt from personal income taxes due to the tax deposit account of WCM in the amount of EUR 1,415.2 m as of 31 December 2016. Dividends, which do exceed the profit available for distribution116, are treated, for tax purposes, as a return of capital contributions and are initially not subject to the personal income taxes. The return of capital contributions, however, leads at the same time to lower procurement costs for the shareholder, so that a capital gain is realized on the sale of the shares later on, which, in turn, is subject to personal income taxes. Thus, the tax deposit account results only in a tax deferral effect and not a tax savings effect. As an analogy to the assumptions for the fictive retention, we have taken into account this tax deferral effect by using half of the tax rate in the amount of 13.2%. Since the tax deposit account enables tax exempt distributions beyond the year of the terminal value, we have reflected the resulting tax deferral as present value equivalent in the terminal value.

116	The profit available for payout is defined as the equity for tax purposes minus subscribed capital and tax deposit account (minimum 0).

584.	Based on the applied market risk premium of 6.0% or, in the alternative, 5.5%, the following levered costs of equity after personal taxes result:

Dividend discount model IDW S1 - Derivation of cost of capital after personal taxes
	Plan					extended Plan					Conv.	TV
	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026	2027
Risk-free rate (before personal taxes)	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%
personal taxes (26.4%)	-0.33%	-0.33%	-0.33%	-0.33%	-0.33%	-0.33%	-0.33%	-0.33%	-0.33%	-0.33%	-0.33%	-0.33%
Risk-free rate (after personal taxes)	0.92%	0.92%	0.92%	0.92%	0.92%	0.92%	0.92%	0.92%	0.92%	0.92%	0.92%	0.92%

II. MRP 6.0% after personal taxes

Market risk premium (after personal taxes)	6.00%	6.00%	6.00%	6.00%	6.00%	6.00%	6.00%	6.00%	6.00%	6.00%	6.00%	6.00%
Beta factor	0.50	0.59	0.63	0.60	0.59	0.57	0.54	0.53	0.52	0.51	0.49	0.49
Risk premium (after personal taxes)	2.99%	3.54%	3.75%	3.62%	3.54%	3.44%	3.25%	3.18%	3.12%	3.05%	2.96%	2.96%

Cost of equity (after personal taxes)	3.91%	4.46%	4.67%	4.54%	4.46%	4.36%	4.17%	4.10%	4.04%	3.97%	3.88%	3.88%
Terminal growth rate	—	—	—	—	—	—	—	—	—	—	—	1.00%
Cost of equity (after personal taxes & growth reduction)	3.91%	4.46%	4.67%	4.54%	4.46%	4.36%	4.17%	4.10%	4.04%	3.97%	3.88%	2.88%

II. MRP 5.5% after personal taxes

Market risk premium (after personal taxes)	5.50%	5.50%	5.50%	5.50%	5.50%	5.50%	5.50%	5.50%	5.50%	5.50%	5.50%	5.50%
Beta factor	0.48	0.56	0.59	0.57	0.56	0.55	0.52	0.51	0.50	0.49	0.48	0.48
Risk premium (after personal taxes)	2.64%	3.07%	3.26%	3.16%	3.10%	3.02%	2.87%	2.82%	2.77%	2.71%	2.64%	2.64%

Cost of equity (after personal taxes)	3.56%	3.99%	4.18%	4.08%	4.02%	3.94%	3.79%	3.74%	3.69%	3.63%	3.56%	3.56%
Terminal growth rate	—	—	—	—	—	—	—	—	—	—	—	1.00%
Cost of equity (after personal taxes & growth reduction)	3.56%	3.99%	4.18%	4.08%	4.02%	3.94%	3.79%	3.74%	3.69%	3.63%	3.56%	2.56%

585.

In the case of a market risk premium of 6.0% after personal taxes, the levered cost of equity after personal taxes is between 3.9% and 4.7%, and in the alternative it is between 3.6% and 4.2% with a marked risk premium of 5.5%. These levered costs of equity are applied for the discounting of the cash flows to be discounted.

586.

The valuation at a market risk premium of 6.0% after personal taxes results in each case as of 17 November 2017 in present value of the cash flows to be discounted in the amount of EUR 565.9 m and a present value of the capital increases in the amount of EUR -69.4 m. In accordance with the principles of objectified business valuation under IDW S 1, this accordingly results in a dividend discount value of WCM as of 17 November 2017 of EUR 496.5 m:

Dividend discount model IDW S1 - Dividend discount value (MRP 6.0% after personal taxes)
	Plan					extended Plan					Conv.	TV
in EUR m	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026	2027
Cash flow to be discounted	—	—	1.0	11.2	10.4	7.0	9.6	4.8	9.8	9.3	22.3	22.0

Capitalization rate	3.9%	4.5%	4.7%	4.5%	4.5%	4.4%	4.2%	4.1%	4.0%	4.0%	3.9%	2.9%
Present value factor	0.96	0.92	0.88	0.84	0.81	0.77	0.74	0.71	0.68	0.66	0.63	22.0
Present value of cash flow to be discounted	—	—	0.9	9.4	8.4	5.4	7.1	3.4	6.7	6.1	14.1	485.7

S PV of cashflow to be disc. 31 December 2016	547.2
Compounding factor	1.03
SPV of cashflow to be disc. 17 November 2017	565.9

Capital increase	—	-70.2	—	—	—	—	—	—	—	—	—	—

Capitalization rate	0.9%	0.9%	0.9%	0.9%	0.9%	0.9%	0.9%	0.9%	0.9%	0.9%	0.9%	0.9%
Present value factor	0.99	0.98	0.97	0.96	0.96	0.95	0.94	0.93	0.92	0.91	0.90	98.2
Present value of capital increase	—	-68.9	—	—	—	—	—	—	—	—	—	—

S PV of capital increases 31 December 2016	-68.9
Compounding factor	1.01
S PV of capital increases 17 November 2017	-69.4

Dividend discount value as of 17 November 2017	496.5

587.	At a market risk premium in the alternative of 5.5%, the analogous dividend discount value is EUR 583.2 m:

Dividend discount model IDW S1 - Dividend discount value (MRP 5.5% after personal taxes)
		Plan					extended Plan					Conv.	TV
in EUR m		2017	2018	2019	2020	2021	2022	2023	2024	2025	2026	2027
Cash flow to be discounted		—	—	1.0	11.2	10.4	7.0	9.6	4.8	9.8	9.3	22.3	22.0

Capitalization rate		3.6%	4.0%	4.2%	4.1%	4.0%	3.9%	3.8%	3.7%	3.7%	3.6%	3.6%	2.6%
Present value factor		0.97	0.93	0.89	0.86	0.82	0.79	0.76	0.74	0.71	0.68	0.66	25.8
Present value of cash flow to be discounted		—	—	0.9	9.6	8.6	5.5	7.3	3.5	7.0	6.3	14.7	569.5

S PV of cash flow to be disc. December 31, 2016	632.8
Compounding factor	1.03
S PV of cash flow to be disc. November 17, 2017	652.6

Capital increase		—	-70.2	—	—	—	—	—	—	—	—	—	—

Capitalization rate		0.9%	0.9%	0.9%	0.9%	0.9%	0.9%	0.9%	0.9%	0.9%	0.9%	0.9%	0.9%
Present value factor		0.99	0.98	0.97	0.96	0.96	0.95	0.94	0.93	0.92	0.91	0.90	98.2
Present value of capital increase		—	-68.9	—	—	—	—	—	—	—	—	—	—

S PV of capital increases 31 December 2016	-68.9
Compounding factor	1.01
S PV of capital increases 17 November 2017	-69.4

Dividend discount value as of 17 November 2017	583.2

6.6.1.1. Minorities

588.

Minorities were not taken into account when determining the cash flows to be discounted and are deducted from the dividend discount value as a special item. WCM has various subsidiaries in which minorities participate with between 5.1% and 12.0%. Depending on the structure of the contract, the non-controlling shareholders have a guaranteed dividend or minimum profit participation after completion of the corporate restructurings in the year 2017 (see chapter 3.2, para. 133 f). According to information from the company, the assumption is that the contractual minimum profit participations will not be exceeded based on the current business plan and that overall the constant compensation for the minorities in the amount of EUR 0.4 m in the year 2017 and EUR 0.9 m starting in the year 2018 can be assumed. The increase in 2018 is due to acquisitions.

589.

The value of minorities was determined before personal taxes because the non-controlling shareholders consist primarily of corporations. The minorities have a risk profile, which is different from a normal equity capital participation as a result of the structure of the minority participation. In order to properly reflect this, we have applied the average of the risk-free interest rate and the levered costs of equity as a capitalization rate.117

117	For calculating the levered cost of equity before personal taxes a market risk premium of 7.0% was used (see chapter 5.4.2.)

590.	The value for the minorities as of 17 November 2017 is EUR 30.8 m.

Valuation of Minorities
		Plan					extended Plan					Conv.	TV
in EUR m		2017	2018	2019	2020	2021	2022	2023	2024	2025	2026	2027
Guaranteed dividends/compensation payments		0.4	0.9	0.9	0.9	0.9	0.9	0.9	0.9	0.9	0.9	0.9	0.9
Capitalization rate		3.1%	3.5%	3.6%	3.5%	3.4%	3.4%	3.2%	3.2%	3.1%	3.1%	3.0%	3.0%
Present value factor		0.97	0.94	0.90	0.87	0.84	0.82	0.79	0.77	0.74	0.72	0.70	23.2
PV of guaranteed dividends/compensation payments		0.4	0.9	0.9	0.8	0.8	0.8	0.7	0.7	0.7	0.7	0.7	21.9
S PV guaranteed dividends/compensation payments	30.0
Compounding factor	1.03
Value of minorities as of 17 November 2017	30.8

6.6.1.2. Special items and non-operational assets

591.	During the course of the analysis and discussions with the persons responsible for the planning, no assets not required for the business were identified.

6.6.1.3. Equity value

592.

The equity value 17 November 2017 and taking into account the minorities in the amount of EUR 30.8 m and the dividend discount value of EUR 496.5 m, when applying a market risk premium after personal taxes of 6.0%, sums up to around EUR 465.7 m. This corresponds to a value of EUR 3.40 per share with a number of around 136.8 m shares.

Equity value (MRP 6.0% after personal taxes)
in EUR m
Dividend discount value as of 17 November 2017	496.5
Special items	—
Value of minorities as of 17 November 2017	30.8
Value of equity as of 17 November 2017	465.7
Number of shares (in m)	136.8
Value per share as of 17 November 2017	3.40

593.

In the alternative, the equity value as of 17 November 2017 when using a market risk premium after personal taxes in the amount of 5.5% and taking into account the minorities in the amount of EUR 30.8 m and the dividend discount value of around EUR 583.2 m is a total of around EUR 552.4 m. This corresponds to a value of EUR 4.04 per share with a number of around 136.8 m shares.

Equity value (MRP 5.5% after personal taxes)
in EUR m
Equity value prior to closing as of 17 November 2017	583.2
Special items	—
Value of minorities as of 17 November 2017	30.8
Equity value as of 17 November 2017	552.4
Number of shares (in m)	136.8
Value per share as of 17 November 2017	4.04

6.6.2. Comparative valuation based on the multiple method

594.

In addition to determining the equity value based on the dividend discount method, value ranges were also determined on the basis of the multiple method for the purpose of comparison. The multiple method represents a comparative market valuation. The value of the company accordingly results as a product of a reference variable (often revenue or earnings) of the company and the corresponding multiple which is normally derived from listed peer group companies (trading multiples).

595.

The stock exchange prices observed at peer group companies in the market and the multiples derived from that are indicative for the valuation of WCM. Contrary to determining the beta factor on the basis of a peer group, a comparative market valuation based on stock exchange multiples does not depend on the duration of the historic listing on the stock exchange; instead, the quality of the forward-looking analysts’ estimates for the reference variables is determinative. Therefore, initially all companies identified in the selection of the peer group are included in the valuation. The following analyses are based on multiples for the 2017, 2018 and 2019.

596.

The comparative valuation using multiples serves the purpose, under the concept in IDW S 1, of checking the reasonableness of the dividend discount value. The derived multiples are not considered to be an independent valuation approach.

597.

In order to derive the multiples for WCM, initially the business plan of the valuation subject was compared with the estimates for the peer group companies. In order to derive reasonable multiples for revenue, EBIT and FFO from the peer group, additionally the factors of growth and profitability, which have a material influence on value, are analyzed as well.

598.	Revenue multiple

EBIT margins and expectations for growth have a high informative value for the revenue multiples. In order to select the relevant multiples, we analyzed the margin and growth profiles of the peer group companies.

599.	WCM incurs costs resulting from the takeover by TLG in the amount of EUR 11.6 m in 2017. These costs were adjusted for the purpose of the multiple valuation in 2017.

	Revenue growth p.a.			Revenue CAGR		EBIT margin			Revenue multiple
	2017	2018	2019	‘16-‘19	‘17-‘19	2017	2018	2019	2017	2018	2019
Hamborner REIT AG	6.4%	11.0%	6.5%	7.9%	8.7%	47.0%	47.6%	48.0%	16.5x	14.9x	14.0x
DIC Asset AG	n.m.	-2.9%	1.9%	n.a.	-0.5%	62.8%	58.8%	62.8%	19.0x	19.6x	19.2x
VIB Vermögen AG	5.8%	5.7%	5.6%	5.7%	5.6%	84.0%	83.1%	80.1%	14.6x	13.8x	13.1x
DEMIRE Deutsche Mittelstand	n.m.	4.1%	6.9%	n.a.	5.5%	56.6%	74.0%	79.1%	12.0x	11.5x	10.8x
alstria office REIT-AG	-7.6%	2.9%	2.5%	-0.9%	2.7%	97.2%	82.9%	79.0%	17.4x	16.9x	16.5x
Deutsche Euroshop AG	-5.0%	1.9%	0.6%	-0.9%	1.2%	87.2%	87.2%	86.3%	17.7x	17.4x	17.3x

Average	-0.1%	3.8%	4.0%	3.0%	3.9%	72.5%	72.3%	72.6%	16.2x	15.7x	15.1x
Median	0.4%	3.5%	4.1%	2.4%	4.1%	73.4%	78.5%	79.1%	17.0x	15.9x	15.2x

WCM	41.3%	21.1%	0.3%	19.7%	10.2%	32.4%	70.2%	72.9%

600.

Compared to the peer group, the growth expectations at WCM are initially substantially above the peer group. For the EBIT margin, WCM has a value close to the average of the peer group, except for 2017. When both the growth expectations as well as the margins are included in the analysis, the company VIB Vermögen AG can be identified as the company with a comparable profile in terms of growth and margins. A range was accordingly applied using the revenue multiple of VIB Vermögen AG and the peer group median for the purpose of this valuation.

601.	EBIT multiple

The growth profile is the main driver for EBIT multiples. When selecting the appropriate multiples, especially the growth profile was used as a reference:

	Revenue growth p.a.			Revenue CAGR		EBIT margin			EBIT multiple
	2017	2018	2019	‘16-‘19	‘17-‘19	2017	2018	2019	2017	2018	2019
Hamborner REIT AG	6.4%	11.0%	6.5%	7.9%	8.7%	47.0%	47.6%	48.0%	35.1x	31.3x	29.1x
DIC Asset AG	n.m.	-2.9%	1.9%	n.a.	-0.5%	62.8%	58.8%	62.8%	30.3x	33.3x	30.7x
VIB Vermögen AG	5.8%	5.7%	5.6%	5.7%	5.6%	84.0%	83.1%	80.1%	17.4x	16.6x	16.3x
DEMIRE Deutsche Mittelstand	n.m.	4.1%	6.9%	n.a.	5.5%	56.6%	74.0%	79.1%	21.2x	15.6x	13.6x
alstria office REIT-AG	-7.6%	2.9%	2.5%	-0.9%	2.7%	97.2%	82.9%	79.0%	17.9x	20.4x	20.8x
Deutsche Euroshop AG	-5.0%	1.9%	0.6%	-0.9%	1.2%	87.2%	87.2%	86.3%	20.3x	19.9x	20.0x

Average	-0.1%	3.8%	4.0%	3.0%	3.9%	72.5%	72.3%	72.6%	23.7x	22.9x	21.8x
Median	0.4%	3.5%	4.1%	2.4%	4.1%	73.4%	78.5%	79.1%	20.7x	20.2x	20.4x

WCM	41.3%	21.1%	0.3%	19.7%	10.2%	32.4%	70.2%	72.9%

602.	As a result of the growth profile analysis, a range of VIB Vermögen AG and the peer group median was used for the EBIT multiples.

603.	FFO multiple

In order to take into account the use of the FFO as common practice in the industry, the FFO multiple is also used. This multiple, just as is the case with the EBIT multiple, is primarily driven by growth:

	Revenue growth p.a.			Revenue CAGR		FFO margin			FFO multiple
	2017	2018	2019	‘16-‘19	‘17-‘19	2017	2018	2019	2017	2018	2019
Hamborner REIT AG	6.4%	11.0%	6.5%	7.9%	8.7%	60.1%	62.2%	61.0%	16.2x	14.1x	13.5x
DIC Asset AG	n.m.	-2.9%	1.9%	n.a.	-0.5%	57.7%	60.3%	63.2%	10.6x	10.4x	9.8x
VIB Vermögen AG	5.8%	5.7%	5.6%	5.7%	5.6%	46.9%	49.9%	51.2%	15.1x	13.4x	12.4x
DEMIRE Deutsche Mittelstand	n.m.	4.1%	6.9%	n.a.	5.5%	n.m.	n.m.	n.m.	21.2x	10.9x	7.5x
alstria office REIT-AG	-7.6%	2.9%	2.5%	-0.9%	2.7%	59.0%	60.6%	60.8%	16.3x	15.4x	15.0x
Deutsche Euroshop AG	-5.0%	1.9%	0.6%	-0.9%	1.2%	64.7%	66.3%	67.1%	13.1x	12.6x	12.4x

Average	-0.1%	3.8%	4.0%	3.0%	3.9%	57.7%	59.9%	60.6%	15.4x	12.8x	11.8x
Median	0.4%	3.5%	4.1%	2.4%	4.1%	59.0%	60.6%	61.0%	15.6x	13.0x	12.4x

WCM	41.3%	21.1%	0.3%	19.7%	10.2%	51.9%	54.7%	53.7%

604.

In a manner analogous to that applied for the revenue multiple and the EBIT multiple, the range consisting of VIB Vermögen AG and the peer group median is applied for the valuation based on the FFO multiple.

605.	Result of the multiple method

In order to determine the narrow multiple range, we applied all multiples below with the same weight. Thus, the average equity value based on the enterprise multiples is given a weight of 66.6%, and the equity value based on the equity multiples is given a weight of 33.3%. The equity value range after special items on 17 November 2017 is between EUR 304.7 m and EUR 394.1 m based on the reference variables revenue, EBIT as well as FFO:

Value range according to the multiple method (trading multiples)
in EUR m	Applied multiples			Enterprise value
Enterprise value multiples	Min	Max	WCM reference value	Min	Max
Revenue multiple 2017	14.6x	17.0x	46.1	671.8	781.1
Revenue multiple 2018	13.8x	15.9x	55.8	769.7	886.7
Revenue multiple 2019	13.1x	15.2x	56.0	731.2	852.1
EBIT multiple 2017	17.4x	20.7x	26.6	461.5	551.8
EBIT multiple 2018	16.6x	20.2x	39.1	649.9	789.3
EBIT multiple 2019	16.3x	20.4x	40.8	665.8	833.5
Enterprise value (Ø)				658.3	782.4
- Interest bearing liabilities				-361.9	-361.9
Equity value (Enterprise value multiples)				296.4	420.5

	Applied multiples			Equity value
Equity value multiples	Min	Max	WCM reference value	Min	Max
FFO multiple 2017	15.1x	15.6x	23.9	359.7	373.8
FFO multiple 2018	13.0x	13.4x	30.5	396.4	408.8
FFO multiple 2019	12.4x	12.4x	30.1	371.5	371.6
Equity value (Ø, Equity multiples)				375.9	384.7

Equity value based on all multiples				322.9	408.6
- Minorities				-30.8	-30.8
Equity value as of 31 December 2016				292.1	377.8
Compounding factor				1.04	1.04
Equity value as of 17 November 2017				304.7	394.1

606.	The equity value range using the dividend discount method as of 17 November 2017 is between EUR 465.7 m and EUR 552.4 m and, thus, above the value range determined using the multiple method.

6.6.3. Comparative valuation on the basis of the stock exchange price

607.

According to IDW S 1, the stock exchange price can be considered for purposes of assessing the reasonableness or in general as an independent valuation method. However, the use of the stock exchange price as a basis of the equity value cannot replace a fundamental valuation, if that valuation is based on a better and broader basis of information than the capital market.

608.	We refer to the discussion in Chapter 5.5.3. (Para. 428 ff) for the theoretical basis and the current case law on the relevance of the share price.

609.

The shares of WCM under the International Securities Identification Number (ISIN) DE000A1X3X33 and the stock exchange symbol WCMK are admitted to trading in the regulated market on the securities exchange in Frankfurt am Main (Prime Standard) and the exchanges in Hamburg and Stuttgart. The shares are also traded in the XETRA trading system.

610.

Shares for which the takeover offer has already been accepted are traded under ISIN DE000A2E4LW1. Since these shares show only low trading activity and the largest part of the trading is processed under the ISIN DE000A1X3X33, we ignore below the already submitted shares for purposes of simplification.

611.	Relevant stock exchange price

The following examines the extent to which the value per share in the amount of EUR 3.40 determined for WCM AG is above the three month average price which constitutes the lower limit.

612.

The following illustration shows the development of the stock exchange price and the three months’ average price of the WCM stock weighted according to trading volumes between 28 September 2016 and the last date for the check of the data on 28 September 2017.118

613.

The three months’ average price for the WCM stock up to the time of the announcement of the intent to conclude a Domination Agreement on 29 September 2017 is EUR 3.21.119 This corresponds to a market capitalization pf EUR 439.1 m. The determined value per WCM share in the amount of EUR 3.40 corresponds to a premium of 5.9% with regard to the three months’ average price. Thus, the equity value before closing determined for WCM is consistent with the Stollwerck and DAT/ALTANA case law. Since the period between the shareholder meeting and the date for the VWAP determined here is less than two months, an extrapolation is not necessary according to the Stollwerck and DAT/ALTANA case law.

118	The check for the capital market data incl. the stock exchange price was made using the capital market data base S&P Capital IQ.
119

The shown three months’ average price was determined on the basis of the capital market data base S&P Capital IQ. There can be slight differences when compared to the method of calculation used by the BaFin.

614.

In the 12 months prior to the date for the collection of data, the stock exchange price (in each case the daily closing price, the trading platform XETRA and Deutsche Börse AG) increased overall from EUR 3.03 on 28 September 2016 to EUR 3.35 on 28 September 2017, which corresponds to a increase of 10.6%. However, it is not necessary to take into account the price on the specific valuation date under the case law and the valuation principles of IDW S 1 due to coincidental influences and short-term distortions.

615.

Overall, the development of the stock exchange price in the observation period, except for the takeover offer in May 2017, does not show any remarkable jumps, which could indicate a distortion of the share price and limited informative value of the stock exchange price for the fair market value of the WCM stock as a result of extraordinary events. The announced larger purchases of new properties in the months September 2016, October 2016 and July 2017 were not reflected in excessively high reaction of the stock exchange price. Since the increase in the stock prices as consequence of the announcement of the takeover offer was only short term, we consider the stock price to be overall informative. Subsequently, it could not be observed that the share price moved in only a narrow range around the three month average price, as is often the case in takeover offers. Other important corporate events such as various sales of properties in September and November 2016 as well as in February 2017 and the publication of financial numbers had no noticeable influence on the price of the WCM stock either.

616.	Analysis of the price and liquidity of the WCM stock

The WCM stock was traded in sufficient volumes on a sufficient number of trading days in the reference period; i.e. stock exchange prices could be identified, and the stock prices also have no material jumps in price on consecutive trading days.

617.

The trading volume with regard to the entire outstanding shares is substantially larger than 0.01% throughout the observation period. The average trading volume was approx. 329,000 shares or 0.33% of the total outstanding stock throughout the observation period.

618.

In addition, the majority of the WCM shares were held in free float until the closing of the takeover offer. In the period from 31 December 2014 until 30 June 2017, the free float was between 60.6% as of 31 December 2016 and 86.9% as of 31 December 2015. The described amount of the free float also does not support the view that the liquidity of the WCM stock is limited.

619.	The bid-ask spread below is also used as a measurement for the transaction costs:

620.

The illustration of the bid-ask spread shows that the daily bid-ask spread in the observation period from 12 January 2015 until 28 September 2017 had a tendency to decrease. A decreasing bid-ask spread is generally related to higher trading volumes, and, thus, higher liquidity. Since WCM left the planned insolvency proceedings only at the end of 2014, the first regular trading after insolvency started in January 2015. Particularly, in the first half of the year of the renewed listing, there were relatively high bid-ask spreads. Uncertainty about the success of the new strategic direction and the related caution on the part of capital market participants were probably the main reasons. As clarity about the strategy and future prospects for WCM increased, there was higher liquidity and, thus, lower bid-ask spreads.

621.

In the last year of the observation period, the average bid-ask spread was 0.37%, which indicates high trading activity for the WCM stock. Relatively liquid stocks which are listed in the DAX or the CDAX have a median bid-ask spread of 0.30% for the DAX and 1.25% for the CDAX. Overall, the bid-ask spread in the observation period is only slightly above the average bid-ask spread of the DAX companies but well below the bid-ask spread of CDAX companies, so that this indicates a high liquidity of the WCM stock.

622.

Based on the interpretation of the considered case law, there are no indications of a lack of liquidity of the stock in the reference period in the sense of “legal criteria for liquidity” because the stock was traded on a sufficient number of trading days, i.e. the stock price was able to be determined, and the stock prices also do not have any material jumps in price on consecutive trading days.120 The liquidity of the trading in shares in the reference period 12 January 2015 to 28 September 2017 was also not limited from purely an economic perspective.

120	See, § 5 para. 4 WpÜGAngebV.

6.6.4. Conclusion about the stand-alone equity value

623.

The equity value determined using the dividend discount method and a MRP of 6.0% as of 17 November 2017 is EUR 465.7 m and, thus, above the value range determined using the multiple method and also higher than the average stock price (VWAP). Therefore, it is not necessary to take into account the average stock exchange price as the lowest limit for the reasonable compensation. The VWAP is above the value range of multiples, because the share price of WCM increased since the beginning of 2016 until the takeover bid by over 30%. This increase is not reflected in the multiples.

624.

Furthermore, the equity value determined using multiples is lower than the equity value determined using the dividend discount method. This is due to the fact that the reference values used in the multiple method for 2017 to 2019 do not yet reflect a sustainable level. The dividend discount value on the other hand is primarily driven by the long term values of revenue, EBIT and FFO. This sustainable long term level is not yet reflected in the multiple valuation.

625.

The equity value determined with regards to sensitivity using a market risk premium of 5.5% before personal taxes is EUR 552.4 m and is substantially above the value range determined on the basis of multiples and does not appear to be reasonable.

7. ANALYSIS OF THE SYNERGIES IN ACCORDANCE WITH IDW S 1

626.

TLG expects to realize synergies after complete integration of WCM into the TLG group in the form of savings of administrative costs as well as improvements and increases in efficiency in information systems. The company estimates annual savings of administrative costs (including IT-based increases in efficiency) at a total of EUR 5.0 m. These are primarily due to reduced costs for the executive board and costs for personnel in administrative functions as well as related savings in costs of materials. Benefits are also expected from mid-term increase of flexibility and efficiency with regard to financing the combined business and an increased capacity for acquisitions. Additionally, the combined business anticipates profiting from a faster use of the existing tax losses carried forward of WCM in future acquisitions.121

627.

According to the principles on objectified business value under IDW S 1, synergies must be taken into account when determining the reasonable compensation and guaranteed dividend, if the realization of the synergies is already possible without implementing the measure constituting the reason for the valuation, i.e. the conclusion of the Domination Agreement between TLG and WCM (so-called pseudo synergies). Synergies, which can only be realized upon implementing the measure cannot be taken into account (so-called real synergies).122 In addition, IDW S 1 requires that synergies must be sufficiently specific or measures for the realization of synergies to be implemented as of the valuation date to consider such effects in the valuation.

628.

The estimate for synergies in the amount of EUR 5.0 m is based on a rough estimate by TLG, prepared when making the decision to submit a takeover offer. The stated potential for synergies is not based on a specific catalog of measures or a complete price-volume structure, so that the synergies and the measures required to realize them are not sufficiently specific, and for this reason, the synergies cannot be taken into account in the sense of the root theory.

629.

Although a detailed catalog of measures and a quantity of verification of the potential synergies has not been prepared on the basis of a complete price-volume structure at the time of the valuation work, TLG expects that all synergies can be realized only after or in context with the conclusion of the Domination Agreement.

630.

On 29 September 2017 WCM announced, that the WCM executive board will resign from office in context with the conclusion of the takeover offer and the intended conclusion of the Domination Agreement with TLG on 30 November 2017. In case future cost savings arise from occupation of the executive board of WCM with the same board members as of TLG, this requires the conclusion of the Domination Agreement. The same applies to further three leading managers that resign from their offices due to termination agreements on 31 March 2018.

121	See, Offer document for the voluntary takeover offer, p. 47.
122	See, IDW S 1 2008, nos. 33 et seq.

631.

Pursuant to § 1 of the Domination Agreement, presumably concluded on 6 October 2017, WCM submits the management of the company to TLG. TLG is accordingly entitled to issue directives to the executive board of WCM with regard to the management of the company both of a general nature as well as in specific situations. The executive board of WCM is required to comply with the directives of TLG. Thus, the Domination Agreement eliminates the independently responsible management of WCM by the members of its executive board that has existed to date under § 76 para. 1 AktG.

632.

As a result of the obligation to follow directives of the members of the executive board of WCM resulting in connection with the Domination Agreement, TLG plans, in part, to take over material staff and administrative functions after or in context with the conclusion of the Domination Agreement using the capacities already available at TLG. The number of members of the executive board of WCM may be reduced. It is also possible that the executive board of WCM may be occupied by members of the executive board of TLG (unification in a single person). As a result, savings with regard to personnel and materials are expected, for example, with regard to information systems. The surrender of organizational sovereignty and the independent management of WCM is the central prerequisite for the reduction of the number of the members of the executive board, the substitution with board members of TLG in persona as well as the reduction of employees in administrative functions. The realization of the referenced savings in administrative costs and costs of materials, therefore, is only possible as a result or in context with of the conclusion of the Domination Agreement and must be classified accordingly as real synergies within the meaning of IDW S 1. These real synergies cannot be taken into account, when determining the reasonable compensation and the guaranteed dividend.

633.

Benefits from more flexible financing of the combined business, increased acquisition capacity and a faster use of the existing loss carry forwards for tax purposes also require that the executive board of WCM is bound to comply with directives and, thus, require the conclusion of the Domination Agreement. In order to use the tax losses carry forwards more quickly, it is necessary that future acquisitions will be made at the level of WCM. At the same time, TLG, compared to WCM, has better access to debt and equity as well as more favorable conditions for debt financing, which TLG will make available for financing the acquisitions at the level of WCM. While TLG would have itself carried out portfolio acquisitions on a stand-alone basis, a shift of the acquisitions of TLG to WCM is intended after conclusion of the Domination Agreement. Giving up the own portfolio acquisitions by TLG for the benefit of WCM only makes economic sense under the prerequisite that the executive board of WCM is required to follow directives and that WCM is completely controlled by TLG. Synergies from the increased ability to make acquisitions, the more flexible financing of the combined business and the faster use of the tax loss carry forwards must be fully classified as real synergies and cannot be taken into account when determining the reasonable compensation and guaranteed dividend.

634.

Aside from this, we also point out that, even if real synergies were taken into account, an assumption would have to be made with regard to the allocation of the arising synergies to TLG and WCM. In valuation practice, the normal assumption for purposes of simplification is that there will be an allocation proportionate according to value, so that taking into account the synergies would have no influence on the evaluation of the reasonableness of the Exchange Ratio, as long as no strong arguments for disproportional synergy allocation exist.

8. DETERMINATION OF THE REASONABLE COMPENSATION AND THE EXCHANGE RATIO

635.	The values of the equity for TLG and WCM determined are as follows as of 17 November 2017:

Overview value per share and exchange ratio as of 17 November 2017
in EUR m or EUR per share	Equity Value		Value per share
	TLG	WCM	TLG	WCM	Exchange ratio
Determination executive board	n.a.	n.a.	n.a.	n.a.	1 : 5.75
Obj. business value acc. IDW S 1 (MRP 6,0%)	1,926.9	465.7	20.37	3.40	1 : 5.99
Obj. business value acc. IDW S 1 (MRP 5,5%)	2,355.2	552.4	24.89	4.04	1 : 6.16

636.

The equity value based on the dividend discount method after personal taxes as of 17 November 2017 at a market risk premium of 6.0% is EUR 1,926.9 m, which corresponds to a value per share of EUR 20.37 with 94.6 m number of shares. The equity value of WCM on this basis is EUR 465.7 m with a value per share of EUR 3.40 for the number of 136.8 m shares. This corresponds to an Exchange Ratio of 5.99 WCM shares for one TLG share, which we consider to be reasonable within the meaning of reasonable compensation under § 305 AktG.

637.

Taking into account a market risk premium of 5.5%, the equity value of TLG is EUR 2,355.2 m or EUR 24.89 per share and the equity value of WCM EUR 552.4 m or EUR 4.04 per share. This corresponds to an Exchange Ratio of 6.16 WCM shares for one TLG share.

638.

The board members of TLG and WCM determine the Exchange Ratio. In the course of the intended Domination agreement, TLG is obliged to acquire shares from the outside shareholders of WCM in exchange for granting bearer shares representing a mathematical portion in the share capital of TLG in each case of EUR 1.00 (the “Compensation Shares”). The Exchange Ratio is set to 4 Compensation Shares for 23 WCM shares (corresponding to an Exchange Ratio of 1 TLG share for 5.75 WCM shares).

639.

This Exchange Ratio is below the derived Exchange Ratio applying a market risk premium of 6.0% after personal taxes, and, thus, constitutes a reasonable compensation within the meaning of § 305 para. 1 AktG.

9. DETERMINATION OF THE REASONABLE GUARANTEED DIVIDEND

640.

Pursuant to § 304 para. 2 AktG, a reasonable guaranteed dividend must assure at least the annual payment of the amount, which could probably be the average profit share for the individual stock based on the current earnings position of the company and its future prospects for earnings and taking into account reasonable depreciation and value adjustments, but without establishing other profit reserves (§ 304 para. 2 sentence 1 AktG).

641.

The future development of earnings of a company is normally subject to change over the course of time. It is appropriately represented in a forecast oriented dividend discount value. This takes into account the payments between the company and the owners of the company after taking into account interest and tax effects. In the case of companies with positive annual results, this consists of the expected dividend payments to the shareholders. In the interest of evening out the annual payment of the guaranteed dividend, the legislative body does not relate the duty to pay to the annually different expected profit and instead requires the amount which could be distributed to the individual share as the average profit share. The average amount is supposed to reflect fluctuations in success in the calculations, but smooths out these fluctuations by using a uniform, average amount.

642.

The reasonable guaranteed dividend generally results as an annuity on the dividend discount value of WCM. In order to determine the annuity interest rate for the reasonable guaranteed dividend, the specific structure of the (individual) contract, the possibilities of both parties to the contract to act during its term and the possible circumstances after the end of the Domination Agreement must be reasonably taken into account. The Domination Agreement concluded between TLG and WCM is closed for an indefinite period of time, so that a long duration can be assumed.

643.

There are two main risks for the minority shareholders during the term of the Domination Agreement, which must be considered when determining the annuity interest rate. On the one hand, the guaranteed dividend payment represents a fixed series of payments, which are similar to interest payments on fixed interest bonds. The controlling company is also required during the term of the Domination Agreement to absorb the losses arising under commercial law unless they can be offset by other profit reserves. The minority shareholders bear the risk of loss if the obligor (i.e. the controlling company) cannot pay both with regard to the payment of the guaranteed dividend as well as for the absorption of losses. Thus, the cost of debt of TLG generally represent the lower limit for the annuity interest rate for determining the guaranteed dividend.

644.

Since a securing clause, under which minority shareholders can put their WCM shares at the dividend discount value of WCM as of the point in time when the Domination Agreement is concluded, was not agreed, the minority shareholders also bear the risk of a loss of assets under the provisions in the law concerning absorption of losses. Therefore, an additional risk premium on top of the costs of debt must be taken into account.

645.

Reference is normally made in valuation practice to two simplified models for determination of the annuity interest rate. Either the annuity interest rate is derived as the average of the risk-free rate and the levered cost of equity or as the average of cost of debt and levered cost of equity, each before personal taxes.123 In particular the simplified determination using the average of the risk free rate and levered cost of equity bears the risk that, the annuity interest rate lies below the cost of debt of the dominant company. In contrast, the application of the average of the cost of debt and the levered cost of equity excludes this risk. However, both approaches do constitute simplifications.

646.	For this reason, we derive the annuity interest rate subsequently with the simplified estimation as the average of cost of debt and levered cost of equity at first instance:

Derivation of annuity interest rate (simplified method)
Interest p.a.
Cost of debt TLG	2.75%
Present value equivalent levered cost of equity (after personal taxes)	3.97%
Present value equivalent levered cost of equity (before personal taxes)	5.39%
Average (before personal taxes)	4.07%

647.

Cost of debt have been determined with reference to yield curves of unsecured bonds of companies in the real estate sector with a rating of BBB and a duration of 25 to 30 years. A rating of BBB corresponds to an investment grade rating, which is according to the management of TLG reasonable for TLG at the valuation date. The risk and duration equivalent cost of debt amount to 2.75% p.a.

648.	The present value equivalent cost of equity of WCM before personal income taxes amount to 5.39% p.a. The resulting average amounts to 4.07% p.a.

649.

In the light of the intended integration of WCM into TLG, which in particular accounts for faster use of tax loss carry forwards by the shift of acquisitions from TLG to WCM, the risk of asset deprivation is comparatively low. Despite the potential risk of asset deprivation, the asset value may be increased in the future due to the shift of acquisitions to WCM.

650.

For this reason, we derive an individual risk premium on the cost of debt for the specific risk of the domination agreement between TLG and WCM. Therefore, assumptions regarding the duration of the domination agreement, the amount of hidden reserves affected by a potential asset deprivation as well as the amount of hidden reserves remaining in the company upon termination of the domination agreement are applied.124

123	See Popp, WPg 2008, S. 33 ff.
124

Regarding details of this approach see Frank/Muxfeld/Galle, Der Verrentungszinssatz zur Ermittlung des angemessenen Ausgleichs von Beherrschungs- und Gewinnabführungsverträgen, Corporate Finance, Themenheft Unternehmensbewertung, 12/2016, S. 449 ff.

651.

Analogous to the derivation of cost of debt, the assumed duration of the domination agreement amounts to 25 to 30 years. Furthermore, the major assets are the investment properties, which under IFRS are accounted at Fair Value. Hidden reserves, affected by an asset deprivation, amount to approximately 40% of the Fair Value under IFRS, based on the book values under commercial law.

652.	Based on these assumptions the annuity interest rate is derived as follows:

Derivation of annuity interest rate (exact method)
Interest p.a.
Cost of debt TLG	2.75%
Domination agreement specific risk premium	0.57%
Reasonable annuity interest rate (before rounding)	3.32%
Reasonable annuity interest rate (after rounding)	3.35%

653.

Based on the cost of debt of 2.75% p.a. and a domination agreement specific risk premium of 0.57%, an annuity interest rate of 3.32% before taxes is calculated. The approach of taking the specific risks of the domination agreement into account emphasizes, that the derivation of the annuity interest rate as the average of duration equivalent cost of debt and levered cost of equity of WCM, amounting to 4.07% p.a., is not risk adequate in the present case and therefore not reasonable. Respectively, an annuity interest rate of 3.35% (rounded) before taxes is applied.

654.

The reasonable guaranteed dividend is based on the currently applicable corporate income tax rate plus solidarity surcharge. The Federal Supreme Court of Justice (Bundesgerichtshof, “BGH”) decided in its order dated 21 July 2003 (case no. II ZB 17/01, “Ytong”) that the contract on a transfer of profit and a domination agreement must guarantee to the outside shareholders the average (fixed) portion of the gross profits (before corporate income taxes) eligible for payout per share as a reasonable guaranteed dividend, minus the corporate income tax at the respectively applicable tax rate to be deducted on the dividend.

655.	The determination of the annual guaranteed dividend payment results from the following overview:

Derivation of guaranteed dividend
Guaranteed
in EUR or %	dividend
Value per share as of 17 November 2017	3.40
Annuity interest rate (before personal taxes)	3.35%
Net guaranteed dividend per share	0.11
+ corporate income tax and solidarity surcharge	0.02
Gross guaranteed dividend per share	0.13

656.

The reasonable guaranteed dividend under § 304 AktG is accordingly EUR 0.11 per WCM share (net guaranteed dividend per share). The applicable corporate income tax rate including the solidarity surcharge at the time the contract is concluded is 15.825%; this results in a deduction of EUR 0.02 per share for corporate income tax. In the case of an unchanged corporate income tax rate of 15.0% and the solidarity surcharge of 5.5%, the reasonable guaranteed dividend is EUR 0.13 per share (gross guaranteed dividend per share). The executive board members of TLG and WCM determined the reasonable guaranteed dividend at the calculated amount of EUR 0.11 per WCM share (net).

10. SUMMARY OF THE REASONABLENESS OF THE COMPENSATION AND THE GUARANTEED DIVIDEND

657.

The executive board of TLG and WCM intend to conclude a Domination Agreement on 6 October 2017. The general meetings deciding on the domination agreement will presumably take place on 17 November 2017 and 22 November 2017. TLG undertakes in this agreement to acquire the prospective number of outstanding shares in WCM in exchange for the grant of reasonable compensation under § 305 AktG in the form of exchanging a fixed number of WCM shares for one TLG share. TLG also guarantees to the outside shareholders of WCM the payment of a reasonable guaranteed dividend pursuant to §304 AktG for the duration of the Domination Agreement. The Exchange Ratio for the compensation and the guaranteed dividend is determined by executive boards of TLG and WCM.

658.

In order to evaluate the reasonableness of the Exchange Ratio set by the executive boards of TLG and WCM and the guaranteed dividend, we derived, in accordance with our mandate, the stand-alone equity values in accordance with the principles of IDW S 1. We conducted an examination of the reasonableness of the business planning, the determination of the objectified business value based on the dividend discount method after personal taxes pursuant to IDW S 1 and comparative valuation methods, such as stock exchange multiples and the stock exchange price for the respective company, in order to determine the reasonable compensation in accordance with the case law for structural measures under stock corporations law.

659.	Taking into account the dividend discount method, the following stand-alone equity values of TLG and WCM as well as the following Exchange Ratio result as of 17 November 2017:

Overview value per share and exchange ratio as of 17 November 2017
in EUR m or EUR per share	Equity Value		Value per share
	TLG	WCM	TLG	WCM	Exchange ratio
Determination executive board	n.a.	n.a.	n.a.	n.a.	1 : 5.75
Obj. business value acc. IDW S 1 (MRP 6,0%)	1,926.9	465.7	20.37	3.40	1 : 5.99
Obj. business value acc. IDW S 1 (MRP 5,5%)	2,355.2	552.4	24.89	4.04	1 : 6.16

660.

The Exchange Ratio set by the executive boards of TLG and WCM is 5.75 WCM shares for one TLG share. This Exchange Ratio is below the Exchange Ratio derived on the basis of the dividend discount method pursuant to IDW S 1 as of 17 November 2017 using a market risk premium of 6.0%. In this light, the exchange ratio of 5.75 WCM shares for one TLG share set by the executive boards of TLG and WCM is reasonable.

661.

The guaranteed dividend set by the executive boards of TLG and WCM amounts to EUR 0.11 (net) per WCM share. It corresponds to the guaranteed dividend derived by us, based on the dividend discount value after personal taxes with a market risk premium of 6.0% and a risk equivalent annuity interest rate, and therefore is reasonable. The reasonable guaranteed dividend under § 304 AktG is EUR 0.11 (net) or EUR 0.13 (gross) for each WCM share.

Munich, 4 October 2017

Prof. Dr. Christian Aders	Thomas Kühl
Tax Advisor
Chairman of the Executive Board	Managing Director
ValueTrust Financial Advisors SE	ValueTrust Financial Advisors SE

Appendices

1. List of the main documents and information used

TLG Immobilien AG provided the following material documents, among others, for the preparation of this Expert Report:

•	Integrated business plan for the financial years 2017 to 2021 for TLG Immobilien AG, adopted by the executive board of TLG Immobilien AG on 26 September 2017.

•	Detailed partial planning for the rental income, maintenance expenses, investments, costs of personnel and financing conditions.

•	Report on the audit of the consolidated annual financial statements for the financial years 2014 to 2016 for the TLG Group by Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft.

•	Annual and quarterly reports for the years 2013 to Q2 2017 for TLG Immobilien AG.

•	Annual risk report of TLG Immobilien AG for the year 2016.

•	Tax declarations and orders for TLG Immobilien AG for the financial year 2015 as well as an internal memorandum about the tax loss carry forwards.

•	Minutes of the meetings of the executive board for the last three years.

•	Valuation reports for the real estate properties and objects held by TLG Immobilien AG.

•	Current organigram of the TLG Group.

•	Current statute of TLG Immobilien AG.

•	Drafts of the joint report of the executive boards of TLG and WCM on the Domination Agreement.

•	Drafts of the Domination Agreement.

•	Historic planned/actual comparison and corresponding controlling memorandums.

For the preparation of this Expert Report, we received, among others, the following documents and data from WCM:

•	Integrated business plan for the financial years 2017 to 2021 for WCM AG, adopted by the executive board of WCM AG on 28 September 2017, including the extended plan for the years 2022 to 2026.

•	Detailed property-specific planning for the rental income, maintenance expenses, investments, costs of personnel and financing conditions.

•	Report on the audit of the consolidated annual financial statements for the financial years 2014 to 2016 for the WCM Group by KPMG AG Wirtschaftsprüfungsgesellschaft.

•	Annual and quarterly reports for the years 2014 to Q2 2017 for WCM AG.

•	Company presentation of WCM AG

•	Securities prospectus for the capital increases in June 2015 and June 2016.

•	Tax declarations and orders for WCM AG for the financial year 2015.

•	Overview on minority interests and corresponding payments.

•	Minutes of the meetings of the executive board for the last three years.

•	Valuation reports for the real estate properties and objects held by WCM AG.

•	Current organigram of the WCM Group.

•	Current statute of WCM AG.

•	Description of the difference between the adopted business plan from November 2016 and the recently updated version from September 2017.

•	Business Combination Agreement between TLG and WCM as of 10 May 2017.

•	Fairness Opinion from J.P. Morgan in connection with the takeover offer as of 16 August 2017.

•	Report on the tax loss carry forwards from HANSA PARTNER Rommel & Meyer Steuerberater Rechtsanwälte, Hamburg.

•	Assessment of the value of claims from a litigation (“Grunderwerbsteuerrückerstattung”) from Pöllath + Partners as of 10 Mai 2017.

•	Plan for the operationally needed cash for the year 2017.

•	Balance lists as of December 2014, June 2015, December 2015, June 2016, December 2016 and June 2017.

•	Overview on existing financial liabilities.

•	Resolutions of the Executive Board and the Supervisory Board for the years 2015 to 2017.

2. Contact partners

The following persons were available to us as contact partners on behalf of TLG:

•	Peter Finkbeiner, Member of the Executive Board, TLG Immobilien AG

•	Benjamin Mertens, Head of Controlling, TLG Immobilien AG

•	Astrid Stolze, Controlling, TLG Immobilien AG

Primarily the following contact partners were available to us on the side of WCM:

•	Ralf Struckmeyer, CFO, Member of the Executive Board, WCM AG

•	Jan-Philipp Ansorg, Portfolio Manager, WCM AG

•	Fabian Müller, Analyst, WCM AG

3. Population of the peer group selection

In our analyses of the peer group, a first screening returned a population of 45 companies. From this population, we selected six peer group companies after a thorough analysis of the companies and the selecting criteria as presented in Chapter 3.3:

4. Business plan adjustments TLG

For our valuation, we made several adjustments to the business plan adopted by the company:

•	We eliminated positive valuation effects from financial instruments and the investment property as these were already considered in the balance sheet upon which the valuation is based.

•

Shift of the planned dividend distributions to a same-year payout with a corresponding finance need covered by a current account credit line. Interest expenses from the current account credit were considered in the financial result.

•	The company plans a small interest income from its cash and equivalents, which were neglected in the business plan used for the valuation.

•	Only cash taxes are considered in the taxes on income; deferred taxes were eliminated from the business plan.

•	Cash taxes were calculated using an own approach, which considers the tax loss carry forwards.

•	Based on information by the company, a minimum operational cash need of EUR 25 m was applied.

	Adopted business plan					Adjustment					Adjusted business plan
in EUR m	2017	2018	2019	2020	2021	2017	2018	2019	2020	2021	2017	2018	2019	2020	2021
Rental income	158.0	173.6	191.4	214.7	249.2	—	—	—	—	—	158.0	173.6	191.4	214.7	249.2
growth (in %)	9.4%	9.8%	10.3%	12.2%	16.1%						9.4%	9.8%	10.3%	12.2%	16.1%
Non-recoverables	7.8	5.9	6.3	7.6	8.2	—	—	—	—	—	7.8	5.9	6.3	7.6	8.2
Maintenance expenses	7.3	8.2	9.6	11.4	13.0	—	—	—	—	—	7.3	8.2	9.6	11.4	13.0
Other expenses	4.2	4.3	4.4	6.0	4.3	—	—	—	—	—	4.2	4.3	4.4	6.0	4.3

Net operating income (NOI)	138.7	155.2	171.1	189.6	223.7	—	—	—	—	—	138.7	155.2	171.1	189.6	223.7
% margin	87.8%	89.4%	89.4%	88.4%	89.8%						87.8%	89.4%	89.4%	88.4%	89.8%
Personnel expenses	11.7	12.2	13.2	14.0	14.8	—	—	—	—	—	11.7	12.2	13.2	14.0	14.8
Other operating income	1.4	1.0	1.0	1.1	1.1	—	—	—	—	—	1.4	1.0	1.0	1.1	1.1
Other operating expenses	12.1	8.7	9.6	8.7	9.1	—	—	—	—	—	12.1	8.7	9.6	8.7	9.1

EBITDA	116.3	135.2	149.2	168.1	200.9	—	—	—	—	—	116.3	135.2	149.2	168.1	200.9
% margin	73.6%	77.9%	78.0%	78.3%	80.6%						73.6%	77.9%	78.0%	78.3%	80.6%
Depreciation	0.4	1.0	1.0	1.0	1.0	—	—	—	—	—	0.4	1.0	1.0	1.0	1.0

EBIT	115.9	134.2	148.3	167.1	199.9	—	—	—	—	—	115.9	134.2	148.3	167.1	199.9
% margin	73.4%	77.3%	77.5%	77.8%	80.2%						73.4%	77.3%	77.5%	77.8%	80.2%
Financial results	-32.6	-23.1	-26.4	-31.4	-37.7	-6.7	-1.2	-1.4	-1.6	-1.8	-39.3	-24.3	-27.8	-33.0	-39.5
thereof valuation of fin. instr.						-6.1	—	—	—	—
thereof interest current account						-0.6	-1.2	-1.3	-1.6	-1.8
thereof interest cash						-0.0	-0.0	-0.0	-0.0	-0.0
Results from ordinary activities	83.3	111.1	121.8	135.7	162.2	-6.7	-1.2	-1.4	-1.6	-1.8	76.6	109.9	120.5	134.0	160.4
Extraordinary results	72.3	—	—	—	—	-70.1	—	—	—	—	2.2	—	—	—	—

EBT	155.6	111.1	121.8	135.7	162.2	-76.8	-1.2	-1.4	-1.6	-1.8	78.8	109.9	120.5	134.0	160.4
Taxes on income	43.8	25.4	28.3	34.2	44.7	-41.5	-19.4	-22.4	-26.3	-31.5	2.3	6.0	5.9	7.9	13.2
thereof elim. deferred taxes						-39.4	-17.7	-20.4	-23.5	-27.0
thereof adj. cash taxes						-2.1	-1.7	-2.0	-2.8	-4.5
Effective tax rate (in %)	28.2%	22.8%	23.2%	25.2%	27.5%						2.9%	5.4%	4.9%	5.9%	8.2%
Net income	111.8	85.8	93.5	101.5	117.5	-35.2	18.2	21.0	24.7	29.7	76.5	103.9	114.5	126.1	147.2
% margin	70.7%	49.4%	48.9%	47.3%	47.2%						48.4%	59.9%	59.8%	58.8%	59.1%

5. Business plan adjustments WCM

For our valuation, we made several adjustments to the business plan adopted by the company:

•	Planned increases in value of the investment property were already considered in the balance sheet upon which the valuation is based.

•	Non-cash flow-relevant expenses for the share based compensation scheme were eliminated from the business plan.

•	The drawing of a small current account credit increases the interest expenses slightly.

•	Only cash taxes are considered in the taxes on income; deferred taxes were eliminated from the business plan.

•	Cash taxes were calculated using an own approach, which considers the tax loss carry forwards and deprecation for maintenance investments and tenant improvements.

•	Investments for operating facilities were added.

•	Based on information by the company, a minimum operational cash need of EUR 5 m was applied.

Income Statement - Adjustments
	Adopted business plan					Adjustments					Adjusted business plan
in EUR m	2017	2018	2019	2020	2021	2017	2018	2019	2020	2021	2017	2018	2019	2020	2021
Rental income	46.1	55.8	56.0	58.8	58.7	—	—	—	—	—	46.1	55.8	56.0	58.8	58.7
growth (in %)	41.3%	21.1%	0.3%	5.1%	-0.2%	—	—	—	—	—	41.3%	21.1%	0.3%	5.1%	-0.2%
Non recoverables	1.5	2.0	2.1	2.1	2.1	—	—	—	—	—	1.5	2.0	2.1	2.1	2.1
Repairs & maintenance costs	1.2	1.7	1.7	1.8	1.8	—	—	—	—	—	1.2	1.7	1.7	1.8	1.8
Other expenses	2.0	2.9	3.3	2.0	2.5	—	—	—	—	—	2.0	2.9	3.3	2.0	2.5

Net operating income (NOI)	41.3	49.2	48.9	53.0	52.3	—	—	—	—	—	41.3	49.2	48.9	53.0	52.3
% margin	89.7%	88.2%	87.3%	90.0%	89.1%						89.7%	88.2%	87.3%	90.0%	89.1%
Personnel expenses	3.7	3.7	3.8	3.9	3.9	—	—	—	—	—	3.7	3.7	3.8	3.9	3.9
Other operating income	23.3	4.2	—	—	—	-23.3	-4.2	—	—	—	—	—	—	—	—
thereof valuation effects	23.3	4.2	—	—	—	-23.3	-4.2	—	—	—	—	—	—	—	—
Other operating expenses	24.1	6.1	4.0	4.1	4.1	-1.6	—	—	—	—	22.5	6.1	4.0	4.1	4.1

EBITDA	36.8	43.5	41.1	45.0	44.3	-21.6	-4.2	—	—	—	15.2	39.4	41.1	45.0	44.3
% margin	79.9%	78.1%	73.4%	76.6%	75.4%						33.0%	70.6%	73.4%	76.6%	75.4%
Depreciation	0.2	0.3	0.3	0.3	0.3	—	—	—	—	—	0.2	0.3	0.3	0.3	0.3

EBIT	36.6	43.3	40.8	44.8	44.0	-21.6	-4.2	—	—	—	14.9	39.1	40.8	44.8	44.0
% margin	79.4%										32.4%	70.2%	72.9%	76.1%	75.0%
Financial results	-9.9	-11.8	-11.6	-11.1	-11.0	—	-0.0	-0.0	—	—	-9.9	-11.8	-11.6	-11.1	-11.0
thereof interest current account	—	0.0	0.0	—	—	—	-0.0	-0.0	—	—
Results from ordinary activities	26.7	31.5	29.2	33.7	33.1	-21.6	-4.2	-0.0	—	—	5.0	27.4	29.1	33.7	33.1
Extraordinary results	0.1	—	—	—	—	—	—	—	—	—	0.1	—	—	—	—

EBT	26.8	31.5	29.2	33.7	33.1	-21.6	-4.2	-0.0	—	—	5.2	27.4	29.1	33.7	33.1
Taxes on income	6.6	-2.0	0.6	0.8	0.8	-6.3	2.4	-0.1	-0.1	-0.1	0.3	0.4	0.5	0.7	0.7
Effective tax rate (in %)	24.5%	-6.3%	2.0%	2.5%	2.4%						5.3%	1.6%	1.8%	2.2%	2.1%
thereof cash taxes	-0.3	0.5	0.6	0.8	0.8	0.6	-0.0	-0.1	-0.1	-0.1	0.3	0.4	0.5	0.7	0.7
thereof tax assets	0.7	3.8	—	—	—	-0.7	-3.8	—	—	—	—	—	—	—	—
thereof deferred taxes	-7.6	-1.3	—	—	—	7.6	1.3	—	—	—	—	—	—	—	—
Net income	20.2	33.5	28.6	32.9	32.3	-15.3	-6.6	0.1	0.1	0.1	4.9	26.9	28.6	33.0	32.4
% margin	43.9%	60.1%	51.0%	55.9%	54.9%						10.6%	48.3%	51.2%	56.0%	55.1%

Income Statement - Adjustments
	Extended plan					Adjustments					Extended plan VT
in EUR m	2022	2023	2024	2025	2026	2022	2023	2024	2025	2026	2022	2023	2024	2025	2026
Rental income	59.0	59.7	58.2	59.2	61.3	—	—	—	—	—	59.0	59.7	58.2	59.2	61.3
growth (in %)	0.6%	1.1%	-2.4%	1.7%	3.5%	—	—	—	—	—	0.6%	1.1%	-2.4%	1.7%	3.5%
Non recoverables	2.1	2.2	2.2	2.2	2.2	—	—	—	—	—	2.1	2.2	2.2	2.2	2.2
Repairs & maintenance costs	1.8	1.8	1.8	1.9	1.9	—	—	—	—	—	1.8	1.8	1.8	1.9	1.9
Other expenses	2.5	2.9	3.6	3.1	2.9	—	—	—	—	—	2.5	2.9	3.6	3.1	2.9

Net operating income (NOI)	52.6	52.8	50.6	52.0	54.2	—	—	—	—	—	52.6	52.8	50.6	52.0	54.2
% margin	89.1%	88.5%	86.9%	87.9%	88.5%						89.1%	88.5%	86.9%	87.9%	88.5%
Personnel expenses	4.0	4.0	4.1	4.2	4.2	—	—	—	—	—	4.0	4.0	4.1	4.2	4.2
Other operating income	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Other operating expenses	4.2	4.3	4.3	4.4	4.4	—	—	—	—	—	4.2	4.3	4.3	4.4	4.4
EBITDA	44.4	44.5	42.2	43.5	45.7	—	—	—	—	—	44.4	44.5	42.2	43.5	45.7
% margin	75.2%	74.6%	72.5%	73.4%	74.6%						75.2%	74.6%	72.5%	73.4%	74.6%
Depreciation	0.3	0.3	0.3	0.3	0.4	—	—	—	—	—	0.3	0.3	0.3	0.3	0.4

EBIT	44.2	44.2	41.9	43.2	45.3	—	—	—	—	—	44.2	44.2	41.9	43.2	45.3
% margin	74.8%	74.1%	72.0%	73.0%	73.9%						74.8%	74.1%	72.0%	73.0%	73.9%
Financial results	-11.4	-12.0	-11.2	-11.3	-10.8	—	—	—	—	—	-11.4	-12.0	-11.2	-11.3	-10.8
thereof interest current account	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Results from ordinary activities	32.7	32.2	30.7	31.9	34.4	—	—	—	—	—	32.7	32.2	30.7	31.9	34.4
EBT	32.7	32.2	30.7	31.9	34.4	—	—	—	—	—	32.7	32.2	30.7	31.9	34.4
Taxes on income	0.8	0.8	0.6	0.7	0.9	-0.1	-0.1	-0.2	-0.2	-0.2	0.7	0.6	0.5	0.6	0.7
Effective tax rate (in %)	2.5%	2.4%	2.1%	2.3%	2.6%						2.1%	2.0%	1.6%	1.8%	2.0%
Net income	31.9	31.4	30.1	31.1	33.6	0.1	0.1	0.2	0.2	0.2	32.0	31.6	30.2	31.3	33.7
% margin	43.9%	60.1%	51.0%	55.9%	54.9%						54.3%	52.9%	51.9%	52.9%	55.1%

6. Cash flow statement TLG

Cash Flow Statement
	Plan					Convergence						TV
in EUR m	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026	2027
Results from ordinary activities	76.6	109.9	120.5	134.0	160.4	168.4	169.1	166.5	169.9	172.3	174.1	175.8
- Taxes on income	-2.3	-6.0	-5.9	-7.9	-13.2	-14.1	-13.1	-11.6	-12.1	-15.4	-27.5	-27.7
+/(-) Profit / Loss from extraordinary results	2.2	—	—	—	—	—	—	—	—	—	—	—
+ Depreciation	0.4	1.0	1.0	1.0	1.0	1.0	1.0	1.0	1.0	1.0	1.0	1.0
-/(+) Change in inventories	0.1	—	—	—	—	-0.4	-0.3	-0.3	0.0	0.0	-0.0	-0.0
-/(+) Change in receivables and other assets	-0.3	—	—	—	—	-0.5	-0.3	-0.2	-0.1	-0.1	-0.2	-0.2
-/(+) Change in other current assets	1.6	—	—	—	—	—	—	—	—	—	-0.0	-0.0
+/(-) Change in provisions	-0.3	—	—	—	—	—	—	—	—	—	2.2	2.2
+/(-) Change in non-interest bearing liabilities	-13.1	—	—	—	—	5.4	5.0	4.8	-0.2	-0.4	0.5	0.5
Cash Flow from operating activities	65.0	104.9	115.5	127.1	148.2	159.9	161.4	160.2	158.4	157.5	150.1	151.6
(+)/- (Investments) / Desinvestment in fixed assets	-82.9	-352.1	-424.5	-479.4	-523.9	-295.0	-173.1	-112.5	-51.1	-51.7	-49.4	-49.9
(+)/- (Investments) / Desinvestment in financial assets	-1.8	—	—	—	—	—	—	—	—	—	-0.1	-0.1
Cash Flow from Investing Activities	-84.7	-352.1	-424.5	-479.4	-523.9	-295.0	-173.1	-112.5	-51.1	-51.7	-49.5	-49.9
+/(-) Proceeds from capital increase	—	137.2	154.2	172.3	192.5	100.0	50.0	25.0	—	—	—	—
+/(-) Increase / (Decrease) in interest bearing liabilities	-17.4	181.0	234.8	270.2	286.5	130.0	55.8	19.9	-31.5	—	21.8	22.1
- Distribution of dividends	-60.7	-68.6	-77.2	-86.5	-97.8	-91.1	-92.0	-91.4	-75.1	-105.4	-122.0	-123.2
Cash Flow from financing activities	-78.1	249.6	311.8	356.0	381.2	138.9	13.8	-46.5	-106.6	-105.4	-100.1	-101.1
Change in cash and equivalents	-97.7	2.5	2.8	3.7	5.5	3.8	2.1	1.2	0.7	0.5	0.5	0.5

7. Cash flow statement WCM

Cash Flow Statement
	Plan				extended Plan						Conv.	TV
in EUR m	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026	2027

Results from ordinary activities	5.0	27.4	29.1	33.7	33.1	32.7	32.2	30.7	31.9	34.4	33.9	34.2
- Taxes on income	-0.3	-0.4	-0.5	-0.7	-0.7	-0.7	-0.6	-0.5	-0.6	-0.7	-2.0	-2.0
+/(-) Profit / Loss from extraordinary results	0.1	—	—	—	—	—	—	—	—	—	—	—
+ Depreciation	0.2	0.3	0.3	0.3	0.3	0.3	0.3	0.3	0.3	0.4	0.4	0.4
-/(+) Change in receivables and other assets	—	—	—	—	—	—	—	—	—	—	-0.0	-0.0
-/(+) Change in securities	—	—	—	—	—	—	—	—	—	—	—	—
-/(+) Change in other current assets	-3.9	2.2	—	—	—	—	—	—	—	—	-0.2	-0.2
+/(-) Change in provisions	—	—	—	—	—	—	—	—	—	—	0.2	0.2
+/(-) Change in non-interest bearing liabilities	4.3	—	—	—	—	—	—	—	—	—	0.2	0.2
+/(-) Change in deferred income	—	—	—	—	—	—	—	—	—	—	—	—
Cash Flow from operating activities	5.5	29.4	28.9	33.2	32.6	32.3	31.8	30.5	31.6	34.2	32.4	32.8
(+)/- (Investments) / Desinvestment in fixed assets	-126.2	-170.9	-16.9	-6.1	-6.6	-10.4	-7.1	-11.4	-6.4	-9.4	-11.0	-11.1
(+)/- (Investments) / Desinvestment in financial assets	—	—	—	—	—	—	—	—	—	—	-0.1	-0.1
Cash Flow from Investing Activities	-126.2	-170.9	-16.9	-6.1	-6.6	-10.4	-7.1	-11.4	-6.4	-9.4	-11.2	-11.3
+/(-) Proceeds from capital increase	—	70.2	—	—	—	—	—	—	—	—	—	—
+/(-) Increase / (Decrease) in interest bearing liabilities	117.7	72.4	-10.9	-13.9	-14.0	-13.9	-13.7	-13.8	-13.8	-13.9	4.4	4.5
- Distribution of dividends	—	—	-1.1	-12.9	-12.0	-8.0	-11.0	-5.5	-11.3	-10.7	-25.6	-25.9
Cash Flow from financing activities	117.7	142.5	-12.0	-26.8	-26.0	-21.9	-24.7	-19.3	-25.1	-24.6	-21.2	-21.4
Change in cash and equivalents	-3.0	1.1	0.0	0.3	-0.0	0.0	0.1	-0.2	0.1	0.2	0.1	0.1

8. Definition of KPIs

Investment intensityt =	Tangible assetst Total assetst

CAPEX-to-sales ratiot =	CAPEXt Revenuet

Equity ratio (at book values)t =	Book value of equityt Total assetst

Debt ratio (at market values)t =	Interest-bearing debtt Total enterprise valuet

Return on equityt =	Net incomet Book value of equityt-1

Return on total capitalt =	NOPLATt Book value of the total capitalt-1

Return on Invested Capital (ROIC)t =	NOPLATt Invested Capital (IC)t-1

Assets Turnovert =	Revenuet Total assetst-1

Leverage (book values)t =	Interest-bearing liabilitiest Book value of equityt

Leverage (market values)t =	Interest-bearing liabilitiest Market value of equityt

Net loan-to-value ratiot =	Interest-bearing liabilitiest – Cash and equiv. t Investment propertyt

FFO margint =	Funds from operationst Rental incomet